Filed Pursuant to Rule 424(b)(4)
Registration No. 333-291590

PROSPECTUS

25,000,000 Shares

Lumexa Imaging Holdings, Inc.

Common Stock

This is our initial public offering. We are selling 25,000,000 shares of our common stock, $0.001 par value per share (our “common stock”). The initial public offering price for our common stock is $18.50 per share. Currently, no public market exists for our common stock. We have been approved to list our common stock on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “LMRI.”

We have granted the underwriters a 30-day option to purchase up to 3,750,000 additional shares of our common stock from us at the initial public offering price, less underwriting discounts and commissions, solely to cover over-allotments, if any.

Based on the beneficial ownership of our common stock as of November 24, 2025, after this offering, our executive officers and directors, together with Welsh, Carson, Anderson & Stowe (“WCAS”) and its affiliates, will beneficially own approximately 31% of our outstanding common stock (assuming no exercise of the underwriters’ option to purchase additional shares of our common stock and no purchases of shares of our common stock in this offering by that group, directly or indirectly). As a result, these stockholders will continue to have significant influence over the outcome of corporate actions requiring stockholder approval. The interests of these stockholders may not be the same as or may even conflict with your interests.

We are an “emerging growth company” as defined in the Securities Act of 1933, as amended (the “Securities Act”), and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and may elect to do so in future filings.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 22 of this prospectus.

	PRICE TO PUBLIC	UNDERWRITING DISCOUNTS AND COMMISSIONS (1)	PROCEEDS TO US, BEFORE EXPENSES
Per Share	$18.50	$1.11	$17.39
Total	$462,500,000	$27,750,000	$434,750,000

(1)	See the section titled “Underwriting” for additional information regarding underwriting discounts and commissions.

Neither the Securities and Exchange Commission (the “SEC”), any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to investors on or about December 12, 2025.

Barclays*	J.P. Morgan*	Jefferies

Deutsche Bank Securities	Wells Fargo Securities	Leerink Partners	William Blair

Capital One Securities	Fifth Third Securities	Raymond James	PNC Capital Markets LLC

Academy Securities	Loop Capital Markets	R. Seelaus & Co., LLC

* Joint lead bookrunners in alphabetical order

The date of this prospectus is December 10, 2025

Through and including January 4, 2026 (the 25th day after the date of this prospectus), all dealers effecting transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Neither we nor any of the underwriters have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we may authorize to be delivered or made available to you. Neither we nor any of the underwriters take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give. We and the underwriters are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus or any free writing prospectus is accurate only as of its date, regardless of its time of delivery or of any sale of shares of our common stock. Our business, financial condition, results of operations, liquidity and future growth prospects may have changed since that date.

For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, this offering of our common stock and the distribution of this prospectus outside of the United States.

BASIS OF PRESENTATION

Organizational Structure

In connection with this offering, we will undertake certain transactions to reorganize our organizational structure. Unless otherwise stated or the context otherwise requires, all information in this prospectus reflects the consummation of the organizational transactions described in the section titled “Organizational Structure” and this offering and the application of the proceeds therefrom, which we refer to collectively as the “Transactions.”

See the section titled “Organizational Structure” for a diagram depicting our organizational structure after giving effect to the Transactions, including this offering.

Presentation of Financial Information

Except as otherwise disclosed in this prospectus, the consolidated historical financial statements and summary historical consolidated financial data and other historical financial information included in this registration statement are those of Holdings LLC and its consolidated subsidiaries. Lumexa Imaging Holdings, Inc. will be the audited financial reporting entity and successor entity following this offering.

The historical financial information of Lumexa Imaging Holdings, Inc. has not been included in this prospectus as it is a newly incorporated entity, has no business transactions or activities to date and has no assets, liabilities or contingent liabilities during the periods presented in this prospectus. Instead, because Lumexa Imaging Holdings, Inc. has no interest in any operations other than those of Holdings LLC (and Holdings LLC has no interest in any operations other than those of its subsidiaries and any of its equity method investees), the historical consolidated financial information included in this prospectus is that of Holdings LLC and its consolidated subsidiaries.

We refer to numbers and metrics relating to or deriving from our managed physician practices (the source of our professional services revenue) and all of our outpatient imaging centers, including our wholly owned centers and our centers owned by and practices managed through our franchise centers (the “Franchise Centers”) and variable interest entities (the Franchise Centers and our variable interest entities, together, our “VIEs”), which we consolidate for financial reporting purposes, plus those centers owned by our joint ventures with health systems (our “unconsolidated affiliates”), which are not included in our consolidated GAAP total revenue but which we report using the equity method of accounting, collectively, as “system-wide.” Certain financial information for our unconsolidated affiliates is presented in this prospectus on an aggregated basis as part of our system-wide key operating metrics. Not all of the financial information for our unconsolidated affiliates is prepared by the Company’s management or audited. Management believes including our unconsolidated affiliates in the Company’s system-wide financial information is useful for investors to understand the size and performance of our joint venture relationships. However, the system-wide financial information presented in this prospectus does not adjust for the Company’s economic ownership percentage in its joint ventures.

Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Percentage amounts included in this prospectus have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this prospectus may vary from those obtained by performing the same calculations using the figures in our consolidated financial statements included elsewhere in this prospectus. Certain other amounts that appear in this prospectus may not sum due to rounding.

Non-GAAP Financial Measures

Throughout this prospectus, we provide a number of non-GAAP financial measures used by management, including Adjusted EBITDA and Adjusted EBITDA margin. These non-GAAP financial measures are discussed in more detail in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Operating Metrics and Non-GAAP Financial Measures.”

We use these non-GAAP financial measures to supplement financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”). We believe that excluding certain items from our GAAP results allows management to better understand our financial performance from period to period and better project our future financial performance as forecasts are developed at a level of detail different from that used to prepare GAAP-based financial measures. Moreover, we believe these non-GAAP financial measures provide our stakeholders with useful information to help them evaluate our operating results by facilitating an enhanced understanding of our operating performance and enabling them to make more meaningful period-to-period comparisons. Adjusted EBITDA and Adjusted EBITDA margin should not be considered as alternatives to net loss determined in accordance with GAAP. There are limitations to the use of the non-GAAP financial measures presented in this prospectus. For example, our non-GAAP financial measures may not be comparable to similarly titled measures of other companies. Other companies, including companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes. For a reconciliation of our non-GAAP financial measures to their most directly comparable GAAP financial measures, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Operating Metrics and Non-GAAP Financial Measures.”

TRADEMARKS

This prospectus includes our current and proposed trademarks and trade names which are protected under applicable intellectual property laws and are our property. This prospectus also contains trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent permitted under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

MARKET AND INDUSTRY DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry, competitive position and the geographic areas in which we operate is based on information from independent industry and research organizations, other third-party sources and management estimates. Such information is as of its original publication dates (and not as of the date of this prospectus). Management estimates are derived from publicly available information released by independent industry analysts and other third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data, and our experience in, and knowledge of, such industry and markets, which we believe to be reasonable. While we are responsible for all of the disclosure in this prospectus and believe the third-party information and our internal company research, data and estimates contained in this prospectus to be reliable, neither we nor the underwriters have independently verified any third-party information nor has any independent source verified our internal company research, data and estimates. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

PROSPECTUS SUMMARY

This summary highlights selected information presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. Therefore, you should read this entire prospectus carefully, including the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. As used in this prospectus, unless otherwise stated or the context otherwise requires, the “Company,” “our company,” “Lumexa Imaging,” “we,” “us” and “our” refer to Holdings LLC and its direct and indirect consolidated subsidiaries and unconsolidated affiliates for all periods prior to the Transactions discussed in the section entitled “Organizational Structure” and to Lumexa Imaging Holdings, Inc. and its direct and indirect consolidated subsidiaries and unconsolidated affiliates for all periods following the Transactions.

Overview

We are one of the largest national providers of diagnostic imaging services.1 Our platform is integrated, scalable and has a proven track record of creating value for our stakeholders. As of September 30, 2025, we and our affiliates operated the second largest1 outpatient imaging center footprint in the United States. It spans 184 centers2 across 13 states and includes eight joint venture partnerships with health systems. Our centers are in attractive metropolitan statistical areas (“MSAs”). According to the U.S. Census Bureau, these MSAs saw average annual population growth of approximately 1.4% on a center-weighted basis between 2020 and 2024: over two times the national average. Our centers have convenient retail settings and operate with extended hours to facilitate easy access to care. We have built a diversified network of approximately 100,000 referring physicians, representing more than 29,000 physician practices in 2024. We believe our high quality of care, as evidenced by our high referring physician and patient satisfaction scores,3 drives enhanced growth and repeat visits from patients needing multiple imaging exams.

We remain at the forefront of imaging care by purchasing best-in-class equipment and technology from innovative manufacturers and software companies. Our premium equipment, skilled technologists and subspecialized radiologists make us the clear choice for advanced imaging referrals, which are growing at an accelerated rate relative to the overall market due to the aging population of the United States and increasing disease prevalence. Magnetic resonance imaging (“MRI”) and computed tomography (“CT”) referrals, for

[1]	By freestanding location count as of September 30, 2025. Source: Management estimates using Definitive Healthcare’s imaging database and industry and competitor websites.
[2]

Our consolidated financial results include those of our wholly owned subsidiaries and our VIEs. Together, our wholly owned subsidiaries and our VIEs owned 99 of the 184 centers that we operated as of September 30, 2025. Of these 99 centers, 51 were owned by our wholly owned subsidiaries and 48 were owned by our VIEs. Our consolidated GAAP total revenue does not, however, include the results of 85 centers owned as of September 30, 2025 by our unconsolidated affiliates, which we instead report using the equity method of accounting: eight health system joint ventures in which we have the ability to exert significant influence but own less than a controlling interest.

[3]

We contract with a third party to administer surveys to monitor referring physician and patient satisfaction with our quality of care. Our resulting patient net promoter score (“NPS”) was 91 and overall patient satisfaction rate was 97%, each as of September 30, 2025 and based on approximately 1.2 million survey responses. The patient satisfaction survey is sent by the contracted third party to patients who have visited one of our 160+ participating centers. In addition, 88% of participating referring physicians provided a rating of satisfied or higher for our services as of December 31, 2024, as calculated using the more than 1,100 responses the contracted third party collected from our annual survey of physicians who have referred patients to our centers.

example, have been a key driver of our revenue growth and accounted for 52% of our consolidated revenue4 and 63% of our system-wide revenue5 during the nine months ended September 30, 2025.

Lumexa Imaging was established in 2018 under the name US Radiology Specialists by Charlotte Radiology and WCAS, an investment firm with over 45 years of experience building successful companies in the healthcare and technology sectors. We expanded rapidly from 20 centers in 2018 to 184 centers as of September 30, 2025 by making 20 acquisitions and opening 41 de novo centers. Effective July 8, 2025, US Radiology Specialists Holdings, LLC changed its name to Lumexa Imaging Equity Holdco, LLC.

Lumexa Imaging at a Glance

184
Outpatient Imaging Centers (85 in JVs)

13
States

~4M
Outpatient Scans in 2024

63%
System-wide Revenue from Advanced Imaging

63%
System-wide Commercial Payor Mix

1
6
18
9
11
8
1
63
23
9
22
11
2
WINDSONG
RADIOLOGY
Touchstone
MEDICAL IMAGING
SJRA
South Jersey
CharlotteRadiology
Radiology Ltd.
GATEWAY
DIAGNOSTIC IMAGING
AMERICAN HEALTH
Imaging
Consolidated Locations
Unconsolidated Locations
Total Count of Locations

~$755M
GAAP Revenue

7.4%
System-wide Revenue Growth

7.8%
Consolidated Revenue Growth

*	Unless otherwise indicated, data as of and for September 30, 2025.

[4]

We refer to numbers and metrics relating to or deriving from only those outpatient imaging centers and managed physician practices (the source of our professional services revenue) that we consolidate for financial reporting purposes: our wholly owned centers and our centers owned by and practices managed through VIEs, as “consolidated.” Consolidated revenue includes revenue from our wholly owned subsidiaries and our VIEs. Consolidated revenue does not include the revenues of our unconsolidated affiliates. See Notes 2, 17 and 18 to our consolidated financial statements for further information about the accounting treatment of our VIEs and unconsolidated affiliates.

[5]

We refer to numbers and metrics relating to or deriving from our managed physician practices (the source of our professional services revenue) and all of our outpatient imaging centers, including our wholly owned centers and our centers owned by and practices managed through our VIEs, which we consolidate for financial reporting purposes, plus those centers owned by our unconsolidated affiliates, which we report using the equity method of accounting, collectively, as “system-wide.” We utilize system-wide revenue as a key operating metric. System-wide revenue is equal to consolidated revenue plus revenue from our unconsolidated affiliates, which is not included in our consolidated GAAP total revenue. In our consolidated financial statements, only the net income or net loss from our unconsolidated affiliates is reported in the line item equity in earnings of unconsolidated affiliates. Because of this, management supplementally focuses on system-wide revenue as an operating metric, which measures revenues from all of our centers and managed physician practices, including revenues from our unconsolidated affiliates (without adjustment based on our percentage of ownership therein), after eliminating transactions between the consolidated Lumexa Imaging entities and our unconsolidated affiliates. Portions of the financial results of our unconsolidated affiliates that are included in our system-wide metrics are unaudited and/or not prepared by our management. See “Presentation of Financial Information” for more information.

We deliver high-quality, convenient and low-cost care through our expansive network of outpatient imaging centers, meeting the needs of our key stakeholders—patients, referring physicians, health system joint venture partners and payors.

To further this goal, we have partnered with third-party technology providers to build a scalable clinical technology system with radiology information systems (“RIS”); picture archiving and communication systems (“PACS”); revenue cycle management (“RCM”) systems; and programs designed to increase both efficiency and accuracy in reporting reads. Utilizing third-party software allows us to operate more efficiently and to quickly scale, adapt and implement new technology across our platform, including in connection with the integration of newly acquired or de novo centers.

We have also begun implementing third-party clinical, operational and back-office artificial intelligence (“AI”) solutions across our operations. While early, we are seeing faster scan times, improved clinical efficiency and faster patient scheduling and communication of results. There is significant ongoing third-party investment and innovation across the imaging AI ecosystem, and we believe that our use of externally sourced (as opposed to internally developed) AI can facilitate the accelerated adoption of AI, reduce future capital investment therein and preserve the flexibility to select and maintain the most valuable AI solutions.

According to a 2025 analysis of the diagnostic imaging services market by Fortune Business Insights, it is estimated that the total U.S. market for diagnostic imaging services was approximately $140 billion as of December 31, 2024, across inpatient, hospital outpatient (“HOPD”), free standing imaging centers and other settings. That report estimates that this market grew at a 4.2% CAGR from 2019 to 2024, led by freestanding imaging center growth of 6.9% over the same period.

US Diagnostic Imaging Services Market

($ in billions)
Other
Inpatient
HOPD Centers
Freestanding Imaging Centers
CAGR
'19-'24 CAGR
4.2%
6.9%
5.9%
0.7%
3.9%
$114
24
33
39
19
$140
33
44
40
23
2019A
2024A

Source: Fortune Business Insights, 2025 Diagnostic Imaging Services Market Report.
Note: Sum of individual segments may not sum to total values due to rounding.

Published reports from third-party research firms6 forecast future revenues in the diagnostic imaging services market. These reports aggregate the revenues they estimate to be captured by the overall market, and by IDTFs in particular, and apply growth rates to those estimates for future years based on factors which vary from report

[6]

Referenced reports include Fortune Business Insights’ Diagnostic Imaging Services U.S. Market Analysis for 2025-2032; Vision Research Reports’ U.S. Imaging Services Market Estimates and Forecast for 2021-2034; Grand View Research’s U.S. Independent Diagnostic Testing Facility Market Size, Share & Trends Analysis Report by Service for 2023-2030; and Verified Market Research’s U.S. Diagnostic Imaging Market Size by End-User Setting for 2023-2032.

to report. Using these reports and our industry knowledge, management estimates that the diagnostic imaging services market will continue to grow at a mid-single digit rate between 2024 and 2030, driven by increasing utilization of advanced imaging, an aging population and increasing disease prevalence, with IDTFs growing faster than the broader market. This estimate is based on management’s experience in the diagnostic imaging services market and actual market growth rates may vary.

We believe the outperformance of independent diagnostic testing facilities (“IDTFs”) has been primarily driven by patient and payor preference for receiving the same level of care in a more convenient and less expensive setting than HOPDs. Comparable imaging services provided in imaging centers or physician’s offices are approximately 60% less expensive than those provided in HOPDs, based on an analysis of 2019 claims performed by UnitedHealth Group.7

The outpatient portion of the diagnostic imaging services market is highly fragmented. According to management estimates, there were approximately 6,000 IDTFs in the United States as of September 30, 2025, and more than 75% of them were owned by single facility operators or small chains. Furthermore, according to management estimates, there were approximately 8,900 HOPD centers in the United States as of September 30, 2025. We expect IDTFs to continue capturing share from HOPD and inpatient settings, driven by the ability to provide the same quality of care in a lower cost, more convenient setting. HOPDs also represent a significant opportunity for conversion to IDTFs through joint ventures with health systems. Collectively, we believe these factors create significant, long-term tailwinds that will support elevated IDTF growth rates for years to come.

Highly Fragmented Ownership

(# of US IDTFs)
407
184
~4,700
Across remaining centers, greater than 75% are in companies with fewer than 5 centers
RadNet
Lumexa Imaging
Other Top 10
Remaining Centers

*	As of September 30, 2025. Source: Management estimates using Definitive Healthcare’s imaging database and industry and competitor websites.

We believe our business is primarily driven by the following key strengths:

∎	National Outpatient Imaging Platform Focused on Advanced Modalities and Attractive MSAs

∎	Commercial, Operational & Clinical Excellence Driving Growth and Margins, Positioning Lumexa Imaging as the Partner of Choice to Health Systems

∎	Integrated Technology System Built on Best-of-Breed Third-Party Solutions

∎	Attractive Financial Profile Characterized by Robust Revenue Growth and Margin Expansion

∎	Public Company Management Team with Deep Industry Experience

We intend to continue growing our national platform by:

∎	Ongoing Execution of Same-Center Organic Growth Playbook

∎	De Novo Expansion Strategy Across Existing and New MSAs

[7]

Survey included MRIs, CT scans of the abdomen, chest, head, and other body parts; CT angiographies of the neck; diagnostic cardiac catheterizations; contrast aortograms; and low dose CT scans for lung cancer screening.

∎	New Joint Venture Partnerships in Existing and New MSAs

∎	Acceleration of Growth Through Acquisitions

∎	Further Investment and Implementation of Technology and AI Strategy

Our Industry

Diagnostic imaging is a medical technique used to create visual representations of the interior of the body for clinical analysis. It is a critical step in diagnosing diseases, monitoring treatment effectiveness and determining the need for surgical intervention. When used early in disease progression, imaging can facilitate early diagnosis and may reduce unnecessary invasive procedures, minimizing the cost and amount of care for patients. Scans are provided at a variety of settings ranging from inpatient, HOPD, IDTF and other sites of care, such as physicians’ offices and urgent care centers.

Hospitals offer diagnostic imaging services for both inpatient and outpatient care through on-campus and off-campus HOPD imaging locations. IDTFs are imaging centers that offer scans independent of a hospital or physician’s office. IDTF volumes have been growing at a faster rate than HOPD volumes, driven by convenience, lower cost, shorter wait times and more scheduling options than typical HOPD centers. We believe this volume shift to IDTFs will persist due to payor preference for these lower cost sites of care and the increasing role of consumerism in outpatient imaging, driven by increasing price transparency and prevalence of high-deductible health plans.

Demand for diagnostic imaging is increasing with the rising incidence of disease and aging population demographics in the United States, as well as technological advances (such as the advent of blood testing for certain diseases that is often confirmed via subsequent imaging procedures) and growing medical applications. Advanced imaging procedures, such as MRI and CT, are growing faster than the overall market and receive higher payments per procedure. According to a 2025 analysis of the diagnostic imaging services market by Fortune Business Insights, demand for advanced imaging grew at a 5.7% CAGR between 2019 and 2024 according to industry estimates, outpacing routine imaging procedure growth of 2.6% during that same period. This is due to increasing recognition from payors and physicians of advanced imaging’s ability to detect and diagnose conditions such as cancer, Alzheimer’s Disease and cardiovascular and musculoskeletal disease. Furthermore, as of September 30, 2025, management estimates that advanced imaging payments per procedure at our consolidated and unconsolidated centers were on average approximately 330% of routine imaging payments per procedure.

Diagnostic imaging has also seen significant advances in AI-supported tools, which are being used across the industry in many different settings; for example, improving the accuracy of diagnostic reads by leveraging databases of prior scans, improving workflow management, streamlining administrative tasks, enhancing image quality and automatically generating reports. The U.S. Food and Drug Administration (the “FDA”) had authorized over 840 radiology AI and machine learning-enabled medical devices as of December 31, 2024, an approximately four-fold increase since June 30, 2020, and we expect this number to continue growing. According to an article in the Journal of the American College of Radiology, $13 billion was invested in radiology AI in 2022 alone.

Our Centers

Our freestanding imaging centers focus on providing the highest quality care in a convenient environment. Our centers are generally located in easily accessible retail locations with convenient parking, extended hours and weekend availability. We focus on delivering positive patient experiences and providing consistent support to our patients through simplified scheduling, appointment reminders via text message, digital check-ins and other streamlined communications.

Our operations are designed to efficiently receive orders from referring physicians and schedule exams for patients at the most appropriate center within our network. Our centralized call center (the Patient Access

Center of Excellence, or “PACE”), handles the majority of inbound phone calls and order entry. The PACE team schedules exams at the location and time most convenient for the patient, and obtains prior authorization for the exam from commercial payors as necessary to ensure we can complete the exam as scheduled and receive reimbursement in a timely manner.

We believe there are meaningful benefits from operating at scale in a particular region, including the ability to (1) provide subspecialized radiologist reads, (2) centralize administrative functions, (3) generate procurement savings and (4) improve accessibility and convenience for referring physicians and patients.

Radiologic Technologists

Radiologic technologists are healthcare professionals who receive specialized training to perform diagnostic imaging procedures and are credentialed to perform specific studies, such as MRI, CT and x-ray scans. We have expertise in recruiting, hiring and retaining this critical labor for our centers to ensure we have consistent staffing, especially of advanced imaging MRI and CT technologists. We have also developed a Technologist Advancement Academy (“TAA”) to assist x-ray and ultrasound technologists with becoming credentialed in advanced imaging modalities, which uniquely positions us to capture increased advanced imaging volumes.

Radiologists

Imaging exams are interpreted by radiologists, medical doctors who specialize in interpreting radiographic images to diagnose and treat disease. Our managed physician practices, which are physician practices that we own (or that are structured to comply with the applicable state’s prohibition on the corporate practice of medicine, if applicable), currently employ approximately 350 radiologists and we contract with more than 890 radiologists in independent practices located near our centers. The overwhelming majority of our radiologists that we employ are subspecialized and fellowship-trained in areas of advanced imaging, such as neuroradiology, musculoskeletal imaging or breast imaging, giving our referring physicians access to informed consultations and expertise in diagnosing complex conditions.

In 2023, we began building our own teleradiology capability: Connexia. This platform allows us to transmit radiographic images to radiologists anywhere in the United States. Connexia uses advanced PACS and workflow software to coordinate efficient reading and ensure exams are routed to the appropriate subspecialized radiologists. The remote nature of teleradiology provides the flexible hours and work-from-home setting many radiologists desire, along with the ability to practice within their subspecialties and maximize their reading capacity. This allows Connexia to recruit radiologists anywhere in the United States in the subspecialties we need to meet our read requirements as they evolve. Connexia has reduced our reliance on third-party radiology practices and now covers dozens of centers and practices across our network. Going forward, we will continually compare the cost, quality and efficiency of Connexia against the independent physician practices with whom we contract, and make changes as appropriate to optimize the cost and quality of radiology coverage for our centers.

Our Services

Our proportionate revenue and volumes are highly diversified across a range of “advanced” (MRI, CT and positron emission tomography (“PET”)) and “routine” (x-ray, ultrasound and mammography) diagnostic and screening imaging services. For the nine months ended September 30, 2025, advanced imaging accounted for 52% of our consolidated revenue and 63% of our system-wide revenue. During the nine months ended September 30, 2025, advanced imaging accounted for 30% of our consolidated imaging volumes and 36% of our system-wide imaging volumes.

Consolidated Revenue and Volume:

*	For the nine months ended September 30, 2025.

System-Wide Revenue and Volume:

*	For the nine months ended September 30, 2025.

Our Value Proposition

We believe our ability to provide high-quality imaging services in accessible, lower cost sites of care makes us the provider of choice for patients, referring physicians, health systems and payors.

Patients

We aim to deliver exceptional value to patients by providing access to high-quality diagnostic imaging in convenient and lower cost outpatient settings. Our accessible locations, flexible scheduling options and extended hours make it easier for patients to receive the imaging services they need. Timely access to imaging services can provide early detection of diseases and facilitate quicker scheduling of follow-up procedures, and thus significantly improve patient outcomes and reduce overall healthcare costs.

Additionally, we provide timely and insightful communication with our patients using digital technology throughout the patient journey. We communicate via text message to confirm appointments to reduce missed exams, and we allow patients to digitally complete their paperwork prior to their appointment to reduce wait times in the office. After the exam, we provide patients with their results in a consumer-friendly format intended to reduce anxiety for patients and allow them to have a more meaningful follow-up discussion with their physicians. We also provide easy-to-use payment options through a patient portal with e-statements, and offer extended payment plans when needed. This overall focus on high-quality care and exceptional patient experience has led to a patient NPS of 91 and overall patient satisfaction rate of 97%, each as of September 30, 2025.

Referring Physicians

Referring physicians choose our centers for their patients’ imaging needs because of our high-quality care, subspecialized radiologists, skilled technologists and modern equipment and technology. We prioritize seamless communication and collaboration with referring physicians, making it easy for their offices to refer patients to our centers through electronic medical record integration or a digital physician portal. We also ensure that they receive radiologist reports with prompt turnaround times after the exams, which can be digitally accessed through the same portal along with patients’ images. Our interpreting radiologists are available for consultation with referring providers to ensure patients receive coordinated care to facilitate the most accurate diagnosis and an optimized follow-up treatment plan.

Our dedication to clinical excellence and patient satisfaction has earned us the trust and confidence of referring physicians, with 88% of participating physicians providing a rating of satisfied or higher for our services as of December 31, 2024.

Health System Partners

Our health system joint venture partners benefit from providing patients access to our high-quality, lower cost, conveniently located centers to reduce hospital backlogs and the time required to diagnose and begin treatment. They value access to the subspecialized radiologists interpreting our scans and our highly trained technologists, as well as our operational expertise and commitment to providing an exceptional in-center patient experience.

Our joint ventures provide health systems a means to diversify their revenue and participate in the continued shift away from hospital-based imaging. Furthermore, our mergers and acquisitions (“M&A”) and de novo center development expertise can help health systems expand to meet patient demand in a capital efficient manner.

Our radiologist network provides further value to our health system joint ventures by addressing capacity limitations and offering flexible coverage. We believe that Connexia solidifies our position as the partner of choice by offering a flexible solution to address radiologist capacity constraints and to ensure coverage.

Payors

Our centers benefit payors by reducing the overall cost of delivering diagnostic imaging to their members. By directing patients to our more cost-effective care settings, we help payors manage per member costs while maintaining excellent levels of care. Our clinical value initiatives and technology investments are designed to create improved patient outcomes and enhance the overall efficiency and effectiveness of the healthcare system. This alignment with respect to delivering high-quality imaging at a lower cost to patients is exemplified by our delivery of more than 99% of our services in-network with commercial payors in the geographies we served as of September 30, 2025.

Our Strengths

National Outpatient Imaging Platform Focused on Advanced Modalities and Attractive MSAs

We are the second largest provider of outpatient imaging services in the country by number of centers, with a national footprint predominantly located in attractive MSAs. We target MSAs with favorable demographics, opportunities for health system joint venture partners, strong commercial insurance coverage and opportunities for long-term growth. Our MSAs saw annual population growth of approximately 1.4% on a center-weighted average basis between 2020 and 2024: over two times the national average according to the U.S. Census Bureau.

Consolidated Geographic Revenue and Payor Revenue:

System-Wide Geographic Revenue and Payor Revenue:

We operate in geographies with attractive demographics that support sustainable commercial reimbursement. 58% of our consolidated revenue for the nine months ended September 30, 2025 came from commercial payors, with government payors making up an incremental 28% and the remaining portion of our consolidated revenue for the nine months ended September 30, 2025 coming from self-pay, liens and other payors. 63% of our system-wide revenue for the nine months ended September 30, 2025 came from commercial payors, with government payors making up 22% and the remaining portion of our system-wide revenue for the nine months ended September 30, 2025 coming from self-pay, liens and other payors. We are broadly diversified across over 600 payor contracts and have a dedicated managed care team, focused on securing competitive reimbursement rates and contract terms for our centers using a data-driven approach.

We believe our centers feature the equipment, staffing and commercial strategy to capture increased patient volumes from these industry tailwinds. Advanced imaging accounted for 30% of our consolidated imaging volumes and 36% of our system-wide imaging volumes, and 52% of our consolidated revenue and 63% of our system-wide revenue during the nine months ended September 30, 2025, and we believe this will continue to increase over time.

Commercial, Operational & Clinical Excellence Driving Growth and Margins, Positioning Lumexa Imaging as the Partner of Choice to Health Systems

We have established ourselves as a partner of choice to health systems through our differentiated approach to commercial, operational and clinical excellence, which has resulted in above market same-center growth and robust margins.

We have a sales team of over 120 members that uses a proprietary model to direct calls towards referring physicians with the highest potential for advanced imaging referrals and, through frequent interactions, builds long term relationships with referring offices. Furthermore, the broad array of referral sources across each of our centers reduces concentration risk associated with any one referral source. During the year ended December 31, 2024, we received referrals from over 29,000 physician practices for imaging services at our centers.

Our operations team seeks to drive further volume and cost efficiencies through standardized protocols and workflows, which drive reduced exam duration, increased throughput and better patient experiences. We regularly monitor center capacity to understand constraints and adjust staffing levels. We also continue to implement faster scanning MRI technology across our centers, reducing the time a patient needs to be on the table and increasing throughput.

These efficiencies are further supported by our PACE team, which seeks to optimize the call center and patient scheduling experience, further increasing patient throughput and driving down scheduling costs per patient.

This commitment to clinical excellence, operational efficiency and patient-centered care make us a preferred partner for health systems. These qualities have helped us develop long-standing relationships with an average tenure of over 10 years with eight growth-oriented health systems and a pipeline of potential new partnerships within both existing and new geographies.

Integrated Technology System Built on Best-of-Breed Third-Party Solutions

We partner with third-party technology providers to drive operational efficiency, improve clinical quality, support remote reading of scans and create an integrated data environment. We have built a scalable technology system comprised of RIS workflow management, PACS visualization tools, radiologist-reporting and RCM systems, as well as programs designed to increase both efficiency and accuracy in reporting reads. This approach allows us to quickly adopt new technology across our platform and seamlessly integrate newly acquired centers or de novo centers. Continued integration of our technology system will create a harmonized data environment that offers us operational insights while providing clinicians with user-friendly, state-of-the-art clinical tools.

We use externally sourced AI to improve care delivery, translate radiologist reports into patient-friendly language, and facilitate back-office tasks, including digitizing patient intake forms and automating our call center and appointment scheduling processes. We also use AI to streamline RCM operations in an effort to reduce our labor costs. We have also begun implementing AI support for radiologists reading our scans that assist in the generation of patient reports and enhancement and analysis of medical imaging. We are optimistic about the positive impact AI has on our operations and the numerous ways it could improve efficiency and quality across our business going forward including with respect to a potential reduction in our consolidated expenses related to third-party radiologist salaries, which totaled approximately $30 million in 2024. For further discussion on the risks associated with our use of AI, see “Risk Factors—There are risks associated with our current and potential future use of AI” in this prospectus.

Attractive Financial Profile Characterized by Robust Revenue Growth and Margin Expansion

We have achieved significant growth in recent years while generating robust margins and establishing an operating model that emphasizes cash flow generation. Total consolidated revenue increased by 7.8%, to $755.3 million for the nine months ended September 30, 2025 from $700.8 million for the nine months ended September 30, 2024. Our net loss for the nine months ended September 30, 2025 was $18.4 million, while our Adjusted EBITDA was $166.4 million for the nine months ended September 30, 2025 and represented an Adjusted EBITDA margin of 22.0%.

Public Company Management Team with Deep Industry Experience

Our management team is led by Caitlin Zulla, our Chief Executive Officer, and J. Anthony (“Tony”) Martin, our Chief Financial Officer, each of whom brings significant public company expertise. Ms. Zulla has over 20 years of health care services operating experience and was previously Chief Executive Officer of Optum Health East and SCA Health. Mr. Martin has over 25 years of experience in healthcare services and financial management, having previously served as Chief Financial Officer of US Acute Care Solutions and Chief Accounting Officer of United Surgical Partners International. We believe this deep industry knowledge and breadth of experience will enable us to effectively execute our strategic vision, drive growth and maintain operational excellence.

Growth Strategies

Ongoing Execution of Same-Center Organic Growth Playbook

We aim to drive above market same-center growth by positioning ourselves in attractive MSAs, partnering with health systems, targeting high-value referral sources and optimizing our center and staff capacity. Additionally, we target high-value advanced imaging scans to support our growth objectives. Our consolidated outpatient same-center CT and MRI volume growth was 5.2% and 7.1%, respectively, for the nine months ended September 30, 2025. Our system-wide outpatient same-center CT and MRI volume growth was 3.6% and 8.2%, respectively, for the nine months ended September 30, 2025.

Within existing centers, we create additional capacity and drive incremental volumes by reducing scan times, expanding hours of operation and installing additional equipment to alleviate backlogs.

De Novo Expansion Strategy Across Existing and New MSAs

De novo expansion is a central component of our organic growth engine. We build de novo centers to expand our presence in geographies where we have unmet patient demand and underserved needs of our health system joint venture partners. We believe there is significant opportunity for new outpatient imaging centers in our existing geographies.

We build de novo centers with an average initial capital investment of $4 million, targeting annual Adjusted EBITDA contribution of approximately $1 million to $3 million. Center-level ramp to profitability and ramp to maturity can be as short as 12 and 24 months, respectively; though certain of our de novo centers have reached profitability in as short as 6 months. We believe the ability to leverage our existing infrastructure, referral source relationships and reputation enables us to launch new locations in a capital-efficient manner.

We build many of our de novo centers with our health system partners via joint ventures. These partnerships enable us to clinically connect with our health system partners’ affiliated provider networks and leverage their managed care expertise. We directly manage the opening and staffing of these de novo centers, including with respect to leasing space, contracting radiologists, employing radiologic technologists and sourcing imaging equipment.

We have opened ten de novo centers since December 31, 2023, including six in 2025 through September 30, 2025. We have additional opportunities that are in various stages of our vetting process in addition to many attractive new geographies that we continue to actively assess for de novo center opportunities.

New Joint Venture Partnerships in Existing and New MSAs

We have a track record of operating successful joint ventures with health systems and plan to continue expanding our current joint ventures and developing new ones in both new and existing geographies. In geographies where we have historically focused on wholly owned centers, there is a significant opportunity to develop joint ventures with local health systems. Outside of our existing geographies, as of August 1, 2024, management estimates that there were approximately 100 potential health system partners across our top

20 target MSAs and more than 80% of them did not have an existing imaging joint venture partner with an established IDTF platform, which presents a large opportunity to facilitate future expansion.8

Acceleration of Growth Through Acquisitions

As one of the largest outpatient imaging providers in the country, we believe our scale and track record of 20 successfully executed and integrated acquisitions provides us with a competitive advantage and positions us as a partner of choice to drive inorganic growth across and outside of our MSAs. We have a disciplined approach to valuation, averaging an Adjusted EBITDA multiple of 8 to 9 times at acquisition for medium to large imaging center companies, defined as companies with five or more locations. For smaller imaging center companies with less than five locations, we have paid approximately 5 times Adjusted EBITDA on average. We have demonstrated an ability to reduce these multiples by approximately 2 to 3 times over three years post acquisition through growth and cost savings initiatives. We continuously seek new opportunities in attractive MSAs and have a robust and growing pipeline for future acquisition opportunities.

Further Investment and Implementation of Technology and AI Strategy

Our integrated technology system supports our current day-to-day operations and is the foundation for our continued deployment of third-party AI tools. Using third-party AI allows us to benefit from the most advanced solutions in the market, given there are over 400 radiology AI products in existence today and we anticipate that many more are in development. We believe using these existing programs is a faster, capital-light option that allows us to focus on what we do best—providing high-quality patient care while benefiting indirectly from third-party investment in the development of innovative new clinical and business AI solutions. Additionally, using third-party technology provides flexibility to use the best vendors depending on clinical or business needs, which is increasingly important as AI technology continues to rapidly evolve.

We believe using AI will benefit us across the organization, particularly in our center operations, radiologist reads and back-office workflows. Implementation of AI can enable faster scan times, improved clinical efficiency and faster patient scheduling and communication of results. Radiologist reads can benefit from AI through improved read quality, faster read times and capacity expansion, while decreasing radiologist burnout. Furthermore, back-office tasks can use AI to self-learn and self-manage processes, increase collections and reduce labor expenses.

Summary of Risk Factors

Participating in this offering involves substantial risk. Our ability to execute our strategy is also subject to certain risks. The risks described under the section titled “Risk Factors” may cause us not to realize the full benefits of our strengths or may cause us to be unable to successfully execute all or part of our strategy. Some of the most significant challenges and risks we face include the following:

∎	Our ability to generate revenue depends in large part on referrals from physicians and other healthcare providers;

∎	Because many of our costs are fixed, lower scan volumes or other decreases to revenues could adversely affect the profitability of our business;

∎

Our ability to maintain and attract new business depends upon the quality of our services, our reputation and the professional reputations of our radiologists, joint venture partners and the third-party providers with whom we contract;

∎	If our contracted radiology practices terminate their agreements with us, our business could be negatively impacted;

∎	We are dependent on our and our contracted radiology practices’ ability to hire and retain qualified radiologists and radiologic technologists, as well as our ability to hire and retain key personnel;

[8]

We estimated this number of potential health system partners using Definitive Healthcare’s hospital database, restricting for our top 20 target MSAs and aggregating bed counts by health system. We further focused our search of health systems using various criteria, including, but not limited to, (i) those representing a minimum of 2 percent of the hospital beds in the respective MSA and (ii) overall brand reputation. We confirmed whether a health system had an existing imaging joint venture partner with an established IDTF platform by using publicly available sources, such as industry and competitor websites.

∎

Our labor costs have been, and we expect they will continue to be, adversely affected by competition for staffing, the nationwide shortage of radiologists and experienced and skilled healthcare professionals and regulatory activity, including changes in minimum wage laws;

∎

Our joint ventures depend on existing relationships with key health system partners. If we are unable to maintain synergistic relationships with these health systems, or enter into new relationships with health systems, we may be unable to implement our business strategies successfully;

∎	Adverse changes in general domestic and worldwide economic conditions could adversely affect our business, financial condition, results of operations, liquidity and stock price;

∎	We experience competition from other diagnostic imaging companies, hospitals and physician practices, and this competition could adversely affect our revenue and business;

∎

If reimbursement rates paid by third-party governmental or commercial payors are reduced or if we fail to successfully manage the reimbursement and collections processes, our business, financial condition, results of operations, liquidity and stock price could be harmed;

∎	There are risks associated with our current and potential future use of AI;

∎	Cybersecurity threats and other disruption or malfunctions in our information technology systems could adversely affect our business;

∎	The regulatory framework in which we operate is uncertain and continually evolving and complying with federal and state regulations is an expensive and time-consuming process; and

∎

If the trading price of our common stock exceeds certain levels at the time of a distribution from or liquidation of Holdings LLC, substantial dilution may result from the issuance of additional shares of our common stock in respect of the Rollover Incentive Units (as defined below), which may adversely affect the trading price of our common stock.

Before you invest in our common stock, you should carefully consider all of the information in this prospectus, including matters set forth in the section titled “Risk Factors.”

Ownership Structure

Lumexa Imaging Holdings, Inc., a Delaware corporation, was incorporated on November 14, 2025 and is the issuer of our common stock offered by this prospectus. Prior to this offering, all of our business operations have been conducted through Holdings LLC, its direct and indirect consolidated subsidiaries and unconsolidated affiliates.

Our consolidated financial results include those of our wholly owned subsidiaries and our VIEs. Together, our wholly owned subsidiaries and our VIEs owned 99 of the 184 centers that we operated as of September 30, 2025. Of these 99 centers, 51 were owned by our wholly owned subsidiaries and 48 were owned by our VIEs. Our consolidated GAAP total revenue does not, however, include the results of 85 centers owned as of September 30, 2025 by our unconsolidated affiliates, which we instead report using the equity method of accounting: eight health system joint ventures in which we have the ability to exert significant influence but own less than a controlling interest. See “Business—Commercial, Operational & Clinical Excellence Driving Growth and Margins, Positioning Lumexa Imaging as the Partner of Choice to Health Systems” for further detail about our health system joint ventures.

The diagram below depicts our organizational structure after giving effect to the Transactions, assuming no exercise by the underwriters of their option to purchase additional shares of our common stock.

This diagram is provided for illustrative purposes only and does not purport to represent all legal entities within our organizational structure. See the section titled “Organizational Structure” for further information about the Transactions.

WCAS
Other Existing Shareholders
30%**
43%**
Lumexa Imaging Equity Holdco, LLC*
Current and Former Management
Public Stockholders
1%
26%
LUMEXA IMAGING HOLDINGS, INC.
Lumexa Imaging Intermediate Holdings, Inc.
Lumexa Imaging Outpatient Intermediate Holdings, Inc.
Lumexa Imaging, Inc.
Lumexa Imaging Outpatient, Inc.

*Formerly known as US Radiology Specialists Holdings, LLC.

** Represents the pro rata interests of the specified Holdings LLC unitholders in our common stock.

Corporate Information

We were incorporated in the state of Delaware on November 14, 2025. Our principal executive offices are located at 4200 Six Forks Road, Suite 1000, Raleigh, North Carolina 27609, and our telephone number is (919) 763-1100. Our website address is www.lumexaimaging.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

Implications of Being an Emerging Growth Company

The Jumpstart Our Business Startups Act (the “JOBS Act”) was enacted in April 2012 with the intention of encouraging capital formation in the United States and reducing the regulatory burden on newly public companies that qualify as emerging growth companies. We are an “emerging growth company” within the meaning of the JOBS Act. We may take advantage of certain exemptions from various public reporting requirements, including the requirement that we provide more than two years of audited financial statements and related management’s discussion and analysis of financial condition and results of operations, and that our internal control over financial reporting be audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). In addition, the JOBS Act provides that an “emerging growth company” can delay adopting new or revised accounting standards until those standards apply to private companies. We intend to take advantage of these exemptions until we are no longer an emerging growth company. We have elected to use the extended transition period to enable us to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (1) are no longer an emerging growth company and (2) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

We will cease to be an emerging growth company upon the earliest of (1) the end of the fiscal year following the fifth anniversary of this offering; (2) the last day of the fiscal year during which our annual gross revenues are $1.235 billion or more; (3) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; and (4) the end of any fiscal year in which (i) the market value of our common stock held by non-affiliates exceeds $700.0 million as of the end of the second quarter of that fiscal year and (ii) we have been a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for at least one year (and have filed at least one annual report under the Exchange Act).

See the section titled “Risk Factors—Risks Relating to Our Common Stock, this Offering and Being a Public Company—We are an “emerging growth company” and our election of reduced reporting requirements applicable to emerging growth companies may make our common stock less attractive to investors.”

THE OFFERING

Common stock offered by us	25,000,000 shares.

Underwriters’ option to purchase additional shares	We have granted the underwriters a 30-day option to purchase up to 3,750,000 additional shares of our common stock at the initial public offering price, less underwriting discounts and commissions, solely to cover over-allotments, if any.

Common stock to be outstanding immediately after this offering	94,565,652 shares (or 98,315,652 shares if the underwriters exercise in full their option to purchase additional shares), which excludes certain shares of our common stock issued or reserved for issuance with respect to certain equity awards of Holdings LLC held by certain of our current and former service providers, as discussed further below.

Use of proceeds	The net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $426.9 million (or approximately $492.1 million if the underwriters’ option to purchase additional shares is exercised in full).

We intend to use the net proceeds of this offering to pay down a portion of our outstanding borrowings under the Existing Term Loan (as defined below) and for working capital, capital expenditures and other general corporate purposes. See the section titled “Use of Proceeds.”

Dividend policy	We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and, therefore, we do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. Any future determination to declare and pay cash dividends, if any, will be made at the discretion of our board of directors and will depend on a variety of factors, including applicable laws, our financial condition, results of operations, contractual restrictions, capital requirements, business prospects, general business or financial market conditions and other factors our board of directors may deem relevant.

Trading symbol	“LMRI”.

Risk factors	Investing in our common stock involves a high degree of risk. See the section titled “Risk Factors” beginning on page 22 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

The number of shares of our common stock that will be outstanding after this offering is based on 69,565,652 shares of our common stock outstanding as of November 24, 2025, and excludes:

∎

6,100,839 shares of our common stock reserved for future issuance under the Lumexa Imaging Holdings, Inc. 2025 Equity and Incentive Plan (the “2025 Plan”), which will become effective in connection with this offering, of which 1,139,150 shares of our common stock will be issuable upon the vesting of restricted stock unit awards granted in connection with the consummation of this offering under the 2025 Plan and assuming that the vesting conditions applicable to performance-based restricted stock unit awards are achieved at the maximum performance level;

∎

2,033,613 shares of our common stock initially reserved for issuance under the Lumexa Imaging Holdings, Inc. 2025 Employee Stock Purchase Plan (the “ESPP”), which will become effective in connection with this offering;

∎	any additional shares that become available under the 2025 Plan or the ESPP pursuant to provisions thereof that automatically increase the share reserve under each plan each year;

∎

1,435,813 shares of our common stock issued for outstanding incentive units in Holdings LLC that are owned by certain of our current and former service providers, including certain of our executive officers and non-employee directors, with the number of shares issued based on the value of those units at the time of this offering, as determined by the board of managers of Holdings LLC and after taking into account any distribution threshold applicable to such common units, as further described in the section titled “Organizational Structure;”

∎

5,572,698 shares of our common stock issuable upon the exercise of stock options issued prior to the closing of this offering as replacement awards under the 2025 Plan for certain outstanding incentive units in Holdings LLC for which the distribution threshold is equal to or greater than $2.04 per unit, with the number of shares subject to such stock options calculated based on the value of those units at the time of this offering, as determined by the board of managers of Holdings LLC, as further described in the section titled “Organizational Structure;”

∎

95,061 shares of our common stock subject to restricted stock awards issued as replacement awards under the 2025 Plan for certain outstanding and unvested incentive units in Holdings LLC, with the number of shares subject to such restricted stock awards based on the value of those units at the time of this offering, as determined by the board of managers of Holdings LLC and after taking into account any distribution threshold applicable to such incentive units, as further described in the section titled “Organizational Structure;” and

∎

1,359,910 shares of our common stock to be issued as replacement awards under the 2025 Plan (the “Distributed Shares”) in settlement of certain outstanding incentive units in Holdings LLC that will remain outstanding until a distribution from or the liquidation of Holdings LLC (the “Rollover Incentive Units”) that are owned by (1) members of our management team who are no longer employed by us or any of our subsidiaries and who have satisfied any service-based vesting requirements applicable to their outstanding Rollover Incentive Units, (2) departed physicians who have satisfied any service-based vesting requirements applicable to their outstanding Rollover Incentive Units, (3) certain current physicians who are employed through our consolidated managed physician practice variable interest entities and (4) certain current physicians who are employed directly by us or one of our subsidiaries (together, the “Rollover Incentive Unit Holders”). The number of Distributed Shares to be issued as replacement awards for the Rollover Incentive Units will be based on the value of those units at the time of the distribution or liquidation, as determined by the board of managers of Holdings LLC and after taking into account any distribution threshold applicable to such Rollover Incentive Units, as further described in the section titled “Organizational Structure.” The Rollover Incentive Units may become eligible to receive additional Distributed Shares upon a distribution from Holdings LLC to the holders thereof or a liquidation of Holdings LLC, with certain of the Rollover Incentive Unit Holders receiving additional Distributed Shares if the trading price of our common stock exceeds $7.02 per share at the time of such distribution or liquidation and all of the Rollover Incentive Unit Holders receiving additional Distributed Shares if the trading price of our common stock exceeds $20.07 per share at the time of such distribution or liquidation. For example, if the trading price of our common stock was $10.00 per share or $100.00 per share at the time of any such distribution or liquidation, an additional 465,812 Distributed Shares or 3,276,955 Distributed Shares would be issuable to the Rollover Incentive Unit Holders, respectively.

Unless otherwise indicated or the context otherwise requires, all information in this prospectus assumes:

∎	the consummation of the Transactions;

∎	an initial public offering price of $18.50 per share;

∎

the filing and effectiveness of our amended and restated certificate of incorporation in Delaware and the effectiveness of our amended and restated bylaws, which will each occur immediately prior to the completion of this offering; and

∎	no exercise by the underwriters of their option to purchase up to an additional 3,750,000 shares of our common stock, solely to cover over-allotments, if any.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth our summary financial and operating data for the periods as of and ended the dates indicated.

The summary consolidated balance sheet data as of December 31, 2024 and 2023 and the summary consolidated statement of operations data for the twelve months ended December 31, 2024 and 2023 are derived from our audited consolidated financial statements. The summary consolidated balance sheet data as of September 30, 2025 and the summary consolidated statement of operations data for the nine months ended September 30, 2025 and 2024 are derived from our unaudited condensed consolidated financial statements. Our unaudited condensed consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements included in this prospectus and reflect, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for a fair statement of financial information contained in those statements. Our historical results are not necessarily indicative of the results that should be expected in any future period.

You should read the following summary financial and operating data in conjunction with our audited consolidated financial statements and related notes, as well as the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Summary Consolidated Balance Sheet Data:

	AS OF SEPTEMBER 30,	AS OF DECEMBER 31,
(in thousands)	2025	2024	2023
Cash and cash equivalents	$191	$26,131	$20,186
Total current assets	165,917	172,520	166,767
TOTAL ASSETS	1,689,860	1,670,564	1,671,527
Current portion of long-term debt	21,445	16,001	13,799
Total current liabilities	179,992	173,660	161,115
Long-term debt, less current maturities	1,179,596	1,185,080	1,182,427
TOTAL LIABILITIES	1,522,753	1,508,910	1,473,101
TOTAL EQUITY	167,107	161,654	198,426
TOTAL LIABILITIES AND EQUITY	1,689,860	1,670,564	1,671,527

Summary Consolidated Statement of Operations Data:

	NINE MONTHS ENDED SEPTEMBER 30,		TWELVE MONTHS ENDED DECEMBER 31,
(in thousands)	2025	2024	2024	2023
REVENUES:
Net patient service revenue	$565,738	$533,860	$715,560	$747,738
Net patient service revenue, related party	26,440	23,161	31,290	19,653
Management fee and other revenue	15,253	11,372	14,951	4,526
Management fee and other revenue, related party	147,916	132,448	187,068	164,008

Total revenues	755,347	700,841	948,869	935,925
OPERATING EXPENSES:
Cost of operations, excluding depreciation and amortization	639,898	626,150	852,606	836,958
General and administrative expenses	53,262	50,241	70,361	55,165
Depreciation and amortization	27,984	32,348	42,164	56,630
Goodwill impairment charge	—	—	—	18,969
Loss on disposal of property and equipment	477	—	—	1,285

Total operating expenses	721,621	708,739	965,131	969,007

Equity in earnings of unconsolidated affiliates	49,835	47,890	71,505	55,527

INCOME FROM OPERATIONS	83,561	39,992	55,243	22,445

OTHER INCOME AND EXPENSES:
Interest expense	90,523	104,640	136,027	141,694
Loss on extinguishment of debt	—	703	703	—
Gain on imaging center sold, related party	—	(2,184)	(2,294)	—

Total other expenses	90,523	103,159	134,436	141,694
LOSS BEFORE INCOME TAXES	(6,962)	(63,167)	(79,193)	(119,249)
Income tax provision	11,452	5,874	14,906	2,978

NET LOSS AND COMPREHENSIVE LOSS	$(18,414)	$(69,041)	$(94,099)	$(122,227)

Key Operating Metrics:(1)(2)

	NINE MONTHS ENDED SEPTEMBER 30,	YEAR ENDED DECEMBER 31,
	2025	2024
Consolidated revenue growth	7.8%	1.4%
Consolidated outpatient same-center revenue growth	6.4%	(1.2)%
Consolidated outpatient same-center volume growth	4.3%	(2.8)%
Consolidated outpatient same-center net revenue per scan growth	2.0%	1.7%
Consolidated professional same-practice revenue growth	8.9%	2.5%
Consolidated professional same-practice volume growth	5.1%	1.9%
Consolidated professional same-practice net revenue per read growth	3.6%	0.6%

(1)

Our key operating metrics are discussed and defined in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We refer to numbers and metrics relating to or deriving from only those outpatient imaging centers and managed physician practices (the source of our professional services revenue) that we consolidate for financial reporting purposes: our wholly owned centers and our centers owned by and practices managed through VIEs, as “consolidated.” We refer to numbers and metrics relating to or deriving from our managed physician practices (the source of our professional services revenue) and all of our outpatient imaging centers, including our wholly owned centers and our centers owned by and practices managed through our VIEs, which we consolidate for financial reporting purposes, plus those centers owned by our unconsolidated affiliates, which are not included in our consolidated GAAP total revenue but which we report using the equity method of accounting, collectively, as “system-wide.” Portions of the financial results of our unconsolidated affiliates that are included in our system-wide metrics are unaudited and/or not prepared by our management. See “Presentation of Financial Information” for more information.
(2)

“Outpatient same-center” metrics refer to services performed at sites we operate and which have been in operation for more than one year, excluding new acquisitions or divested outpatient imaging centers, and consist of a scan of the patient and an interpretation of the medical image by a radiologist (a “read”), for which services we issue a global bill. “Professional same-practice” metrics refer to services performed by practices that have been in operation for more than one year, excluding new or terminated practice relationships, and consist of reads by our radiologists, for which we issue a bill solely for the read. “Professional” services are most often performed in the imaging department of a hospital.

	NINE MONTHS ENDED SEPTEMBER 30,	YEAR ENDED DECEMBER 31,
	2025	2024
System-wide revenue growth	7.4%	3.2%
System-wide outpatient same-center revenue growth	7.0%	4.2%
System-wide outpatient same-center volume growth	3.0%	(0.3)%
System-wide outpatient same-center net revenue per scan growth	3.9%	4.5%

Non-GAAP Financial Measures:

	NINE MONTHS ENDED SEPTEMBER 30,		YEAR ENDED DECEMBER 31,
(in thousands, unless otherwise indicated)	2025	2024	2024	2023
Adjusted EBITDA	$166,404	$147,095	$200,839	$197,172
Adjusted EBITDA margin	22.0%	21.0%	21.2%	21.1%

Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures as defined in Regulation G under the Securities Act. The reconciliations to the most comparable GAAP financial measures and a discussion of the rationale for the presentation of these items are provided in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Operating Metrics and Non-GAAP Financial Measures.”

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described below, as well as other information included in this prospectus, including our financial statements and related notes appearing at the end of this prospectus, before making an investment decision. The risks described below are not the only ones we face. The occurrence of any of the following risks or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially and adversely affect our business, financial condition, results of operations, liquidity and stock price. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment. This prospectus also contains forward-looking statements and estimates that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks and uncertainties described below.

Risks Related to Our Business and Our Industry

Our ability to generate revenue depends in large part on referrals from physicians and other healthcare providers.

A significant portion of the services that we perform are derived from patient referrals from unaffiliated physicians and other healthcare providers. Those physicians and other healthcare providers do not have any contractual obligation to refer patients to us. If a sufficiently large number of these physicians and other healthcare providers were to discontinue referring patients to us, our imaging procedure volume would decrease, which would reduce our revenue and operating margins. Further, because the majority of our routine and advanced imaging volume involves providing non-recurring services to patients, our business depends on continuing to receive new referrals from physicians and other healthcare providers.

Further, commercial third-party payors have implemented managed care programs that could limit the ability of physicians to refer patients to us. For example, health maintenance organizations sometimes contract directly with providers and require their enrollees to obtain services exclusively from those contracted providers. Some insurance companies and self-insured employers also limit services to contracted providers. These “closed panel” systems are now common in the managed care environment. Other systems, such as preferred physician organizations, create an economic disincentive for referrals to providers outside the system’s designated panel of providers. We seek to be the designated provider under these systems. If we are unable to compete successfully for these managed care contracts, our revenues and our prospects for growth could be adversely affected.

Because many of our costs are fixed, lower scan volumes or other decreases to revenues could adversely affect the profitability of our business.

The principal components of our operating expenses are compensation paid to radiologists and radiologic technologists, salaries, real estate lease expenses, equipment maintenance costs and depreciation and amortization. Because many of these expenses are fixed and rates under our contracts with reading radiologists are typically provided on a per-scan basis or percentage of revenue with no guaranteed minimum volumes, a relatively small change in our revenue could have a disproportionate effect on our operating and financial results. Thus, decreased revenue as a result of lower scan volumes, modality mix or reductions in reimbursement rates could result in lower margins, which could materially adversely affect our business, financial condition, results of operations, liquidity and stock price.

Our ability to maintain and attract new business depends upon the quality of our services, our reputation and the reputations of our radiologists, joint venture partners and the third-party providers with whom we contract.

Our business depends heavily on the quality of our services and our reputation, as well as the reputations of our radiologists, joint venture partners and the third-party providers with whom we contract, to secure new business. Any factor that diminishes our, our radiologists’ or our joint venture partners’ or the third-party providers with whom we contract’s reputations could hinder our ability to attract new patients and customers or retain existing patients and customers. Furthermore, the patient and referring physician satisfaction surveys we use to monitor our reputation and quality of service may not be accurate.

Our reputation is susceptible to damage by negative events such as disputes with patients or customers, information technology security breaches and actions or statements outside of our control by our radiologists, our joint venture partners, the third-party providers with whom we contract, government agencies, current or former patients, customers or competitors. Damage to our, our radiologists’, our joint venture partners’ or the third-party providers with whom we contract’s reputations could be difficult and costly to repair, could cause difficulty in retaining or attracting patients and customers and could impede efforts to recruit and retain radiologists and other healthcare providers.

If our contracted radiology practices terminate their agreements with us, our business could be negatively impacted.

Our business is substantially dependent on the radiology groups that we contract with to provide medical services for our imaging centers. The majority of the radiologists we work with are part of those contracted radiology practices. Under the terms of our professional services agreements, the radiology groups are required to provide medical services at our centers and, in some cases, any new centers that we open or acquire in their areas of operation. Although our professional services agreements have terms that automatically renew, the radiology groups have the right to terminate those agreements if we default on our obligations and fail to cure the default, upon certain regulatory changes and, typically with advanced notice, without cause. Also, the various radiology groups’ ability to continue performing under our professional services agreements may be curtailed or eliminated due to the radiology groups’ own financial difficulties, loss of radiologists or other circumstances outside of our control.

If any of our contracted radiology groups cannot perform their obligations to us, we would need to contract with one or more other radiology groups to provide professional medical services. We may not be able to locate radiology groups willing to provide those services on terms acceptable to us, if at all. The termination of a professional services agreement with a radiology group could result in both short and long-term loss of revenue and adversely affect our performance and reputation in the areas served by the departing radiology group.

We are dependent on our and our contracted radiology practices’ ability to hire and retain qualified radiologists and radiologic technologists, as well as our ability to hire and retain key personnel.

At times, there have been shortages of qualified radiologists and radiologic technologists in some of the regions we serve. Competition in recruiting radiologists and radiologic technologists may make it difficult for us and our contracted radiology practices to maintain adequate staffing. If a significant number of radiologists and radiologic technologists terminate their relationships with us or our contracted radiology practices and we or those radiology practices cannot recruit sufficient qualified radiologists and radiologic technologists to replace them, our ability to maximize the use of our diagnostic imaging centers and our financial results could be adversely affected.

We are experiencing tighter labor conditions in some of the markets we serve. As a result, we and our contracted radiology practices have experienced increased salary and professional services expenses. Increased expenses for the contracted radiology practices impact our financial results because those contracted radiology practices may demand increases in the professional services fees we pay them.

In addition, our business strongly depends upon the services and management experience of our senior management team and local management personnel. The loss of certain key members of our senior management could adversely affect our business until suitable replacements can be found.

Our labor costs have been, and we expect they will continue to be, adversely affected by competition for staffing, the nationwide shortage of radiologists and experienced and skilled healthcare professionals and regulatory activity, including changes in minimum wage laws.

Our operations are dependent on the availability, efforts, abilities and experience of management and medical support personnel, as well as our radiologists. Over the past several years, the healthcare industry has faced considerable workforce challenges, including shortages of skilled personnel and increased wage competition. In addition, we compete with other healthcare providers in recruiting and retaining radiologists, of which there is also a shortage and for whom average salaries have been increasing. In some of the regions in which we operate, states or municipalities have increased the applicable minimum wage, which has created more competition and, in some cases, higher labor costs. If prevailing wages continue to be driven higher, we could suffer increased employee turnover and increased costs, adversely affecting our business.

We have a substantial number of employees who are paid on a part-time or per diem basis. As minimum wage rates increase, related laws and regulations change, or inflationary or other pressures increase wage rates, we and our partners may need to increase not only the wage rates of minimum wage employees, but also the wages paid to other hourly or salaried employees. If additional states adopt similar minimum wage increases, the effect on our cost of operations would be compounded. We also expect that inflationary pressures will continue to impact our salaries, wages, benefits and other costs.

Because the majority of our services are performed under or based on multi-year contracted rates with commercial insurance companies or through government programs such as Medicare and Medicaid, we may be unable to offset any increased labor costs. Any such increase in costs, without an attendant increase in revenues or offsetting increase in operating efficiency, would reduce profitability and cash flows.

Our joint ventures depend on existing relationships with key health system partners. If we are unable to maintain synergistic relationships with these health systems, or enter into new relationships with health systems, we may be unable to implement our business strategies successfully.

Our joint ventures depend in part on the efforts, reputations and success of our health system partners and the strength of our relationships with those systems. Our joint ventures could be adversely affected by any damage to those health systems’ reputations or to our relationships with them. In addition, damage to our business reputation could negatively impact the willingness of health systems to enter into relationships with us. Furthermore, our joint venture agreements typically include termination rights for uncured failures to perform. If we are unable to maintain existing arrangements on favorable terms or enter into relationships with additional health system partners, we may be unable to implement our business strategies for our joint ventures successfully.

Adverse changes in general domestic and worldwide economic conditions could adversely affect our business, financial condition, results of operations, liquidity and stock price.

Our business has in the past been, and may in the future continue to be, affected by a number of macro-economic factors that are beyond our control. Negative conditions in the general economy both in the United States and abroad could adversely affect our business, including conditions resulting from changes in gross domestic product growth, financial market and interest rate fluctuations, the systemic impact of a potential long-term and wide-spread recession, inflation, energy costs, changes in international trade policies such as trade disputes, geopolitical issues, natural catastrophes, war and terrorist attacks.

Global financial markets have experienced heightened volatility in recent periods, including as a result of economic and political events affecting the world’s major economies. Continued turbulence in domestic and international markets and economies may adversely affect our business, financial condition, results of operations, liquidity and stock price. To the extent there is a sustained general economic downturn, our business, financial condition, results of operations, liquidity and stock price may be affected by reductions in overall spending on healthcare, including by patients opting to defer or forgo non-emergency procedures. A decline in global economic conditions could also have a significant impact on the financial condition and operations of our third-party payors, contracting radiology groups, health system joint venture partners and equipment manufacturers. We cannot predict the timing, strength or duration of any economic slowdown, instability or recovery. Further, political tensions resulting from trade policies could reduce trade volume, investment, technological exchange and other economic activities between major international economies, resulting in a material adverse effect on global economic conditions and the stability of global financial markets. In addition, tightening of the equity and debt markets makes it more difficult to raise capital at a reasonable valuation or at all.

We have also faced and could continue to face the risk of potential declines in the population covered under private insurance, patient decisions to postpone or forgo receiving services, potential increases in the uninsured and underinsured populations we serve and further difficulties in the ability for our patients to pay for services, including collecting patient co-payment and deductible receivables. A shift in our payor mix from managed care and other private payors to government payors as well as an increase in the number of uninsured patients may result in a reduction in our rates of reimbursement or an increase in uncollectible receivables or uncompensated care, with a corresponding decrease in our revenue.

A downturn in the economic environment could also lead to increased risk of collection on our accounts receivable, impairment of goodwill and increased risk of failure of financial institutions, including insurance companies. These and other economic events could materially adversely affect our business, financial condition, results of operations, liquidity and stock price.

We experience competition from other diagnostic imaging companies, hospitals and physician’s practices, and this competition could adversely affect our revenue and business.

The market for diagnostic imaging services is highly competitive. We compete for patients principally on the basis of our reputation, our ability to provide multiple scan modalities, centers’ locations and hours of operation, scheduling availability, appointment length and quality of diagnostic imaging services. Furthermore, healthcare consumers are able to access performance data on quality measures and patient satisfaction, as well as pricing information for services, to compare competing providers.

Our competitors include other IDTF operators, as well as hospitals, clinics, radiology groups and physician’s practices that operate their own imaging equipment (some of which are sources of referrals to our business). Some of our competitors may have, now or in the future, access to greater financial resources than we do and may have access to newer, more advanced equipment. If our competitors are better able to attract patients, recruit radiologists, expand services or obtain more referrals from physicians and other healthcare providers than we are, we may experience an overall decline in patient volumes, which could adversely affect our business, financial condition, results of operations, liquidity and stock price.

If reimbursement rates paid by third-party governmental or commercial payors are reduced or if we fail to successfully manage the reimbursement and collections processes, our business, financial condition, results of operations, liquidity and stock price could be harmed.

A significant portion of our business is derived from federal and state reimbursement programs such as Medicare or Medicaid. From time to time, those programs implement changes designed to contain healthcare costs, some of which have resulted in decreased reimbursement rates for diagnostic imaging services. On October 31, 2025, Centers for Medicare and Medicaid Services (“CMS”) released the calendar year 2026 Medicare Physician Fee Schedule final rule, which governs Medicare payment for the majority of our services in calendar year 2026. Medicare payment and coverage policies in the final rule or subsequent changes could result in reimbursement reductions or reduced volume of diagnostic imaging services at our imaging centers. For example, Congress established automatic spending reductions under the Budget Control Act of 2011, resulting in a 2% reduction in Medicare payments that began in 2013 and extends through the first six months of the fiscal year 2032 sequestration order. In addition, as a result of The American Rescue Plan Act, an additional Medicare payment reduction of up to 4% was requested to take effect in January 2022. While Congress delayed implementation of this reduction until 2025, waiving such cuts for 2023 and 2024, the passage of the American Relief Act of 2025 has since effectively prevented the Medicare payment reduction from going into effect. Importantly, any adjustment in Medicare reimbursement rates may have a detrimental impact on our reimbursement rates not only for Medicare patients, but also for patients covered by other third-party payors, since other third-party payors often base their reimbursement rates on a percentage of Medicare rates. Additionally, fluctuations in state-determined Medicaid reimbursement rates, which historically reimburse at a lower rate than Medicare, may further negatively impact our business.

Further, our revenue depends on achieving broad coverage and reimbursement for our tests from third-party payors, including both commercial payors. Payment from third-party payors differs depending on whether we have entered into a contract with the payor as a “participating provider” or do not have a contract and are considered a “non-participating provider.” Payors will often reimburse non-participating providers, if at all, at a lower rate than participating providers. In certain instances, when we are non-participating, we can also be subject to the requirements and payment dispute resolution process set forth in the No Surprises Act (“NSA”). If we are not able to obtain or maintain coverage and adequate reimbursement from commercial payors, we may not be able to effectively increase our patient volume and revenue as expected. Additionally, retrospective reimbursement adjustments can negatively impact our revenue and cause our financial results to fluctuate.

One of the principal objectives of health maintenance organizations, preferred provider organizations and managed care organizations is to control the cost of healthcare services. The expansion of health maintenance organizations, preferred provider organizations and other managed care organizations within the geographic areas covered by our network could have a negative impact on the utilization and pricing of our services, because these organizations will exert greater control over patients’ access to diagnostic imaging services and the selections of the providers of and reimbursement rates for those services. Treatment methodologies and governmental or commercial health insurance controls designed to reduce spending on healthcare procedures may also reduce our revenue and profitability. Controls imposed by Medicare, employer-sponsored healthcare plans and commercial health insurance payors designed to reduce the volume and costs of services provided to patients, in some instances referred to as “utilization review,” could adversely affect our facilities and medical practices. Relatedly, reimbursement rate cuts may be pursued as a cost-saving measure by third-party payors resulting from the implementation of the federal No Surprises Act and similar insurer-provider payment dispute laws, which also may negatively impact our revenue. Further reforms or other changes to these payment systems may be proposed or adopted, either by the U.S. Congress or by CMS, including bundled payments or denial to reimburse for certain procedures.

Relatedly, billing for healthcare services is an important but complex aspect of our business. In particular, the current practice of providing radiology services in advance of payment or, in many cases, irrespective of the patient’s ability to pay for such services, may have significant negative impact on our revenue, bad debt expense and cash flow. We bill numerous and varied payors, such as self-pay patients, managed care payors and Medicare. These different payors typically have different billing requirements that must be satisfied prior to receiving payment for services rendered. For example, depending on the payor, we may be required to obtain certain payor-specific documentation from physicians and other healthcare providers before submitting claims for reimbursement. In addition, certain payors have filing deadlines and will not pay claims submitted after such deadlines.

Reimbursement is typically conditioned on our documenting medical necessity and the appropriateness of service and correctly applying diagnosis codes. Incorrect or incomplete documentation and billing information could result in non-payment for services rendered. We cannot ensure that we will be able to effectively manage the reimbursement process and collect payments promptly.

In addition, certain of our services may require patients to pay out-of-pocket fees. Our ability to collect these out-of-pocket fees is subject to various coverage and reimbursement policies of third-party payors that may change over time and may be open to a variety of interpretations and applications.

Changes in coverage policies or errors in our billing and collections procedures could adversely affect our revenue and business. Any reduction in the rate that we can charge for our imaging services under these programs will reduce our revenues and operating margins per procedure under those reimbursement programs. Unless we can secure additional procedure volumes, increase utilization of our equipment or change the overall modality mix of procedures that we provide, a decline in reimbursement rates will reduce our revenues and results of operations.

There are risks associated with our current and potential future use of AI.

When used responsibly, we believe AI has the potential to enhance our business processes and support efficient delivery of high-quality care. However, AI may not always operate as intended, which could lead to operational inefficiencies, misdiagnoses or inaccurate radiologist report translations, which could give rise to malpractice liability or reputational harm. The rapid development of AI tools could also render obsolete certain technologies or tools we currently use, or otherwise provide competitors with a technological edge. Moreover, AI systems, which require the collection and processing of sensitive patient data, present potential security and privacy risks. If our current or future technologies or applications fail to operate as anticipated or do not perform as specified, we may be subject to liability and reputational harm. We could further be subject to private claims and enforcement actions, even if AI systems we utilize operate as intended, including claims or actions related to false advertising, unfair competition, privacy, anti-discrimination, intellectual property infringement or prohibitions on the corporate practice of medicine. New or evolving legislation or regulations might impose restrictions on how AI tools can be used, requiring us to adapt our tools or face various penalties for noncompliance. The federal government and the states have also begun to regulate healthcare AI, and AI more generally, especially when an AI system makes decisions with less human oversight. Multiple states are considering AI regulation that may affect our operations. The final form of many of these regulations has not been determined, but they may capture our AI workstreams. For instance, Colorado has enacted a comprehensive AI regulation that may adversely affect our operations when it takes effect on February 1, 2026. This law regulates “developers” and “deployers” of “high-risk” AI systems, which is defined as any system that, when deployed, makes, or is a “substantial factor in making” “a consequential decision,” which includes decisions relating to health-care services. Regulated parties are charged with developing policies and procedures on reducing the risk of algorithmic discrimination, performing “impact assessments” and providing public disclosures.

If we are unable to successfully maintain, enhance or operate our information systems, including through the implementation of AI technologies or applications in our operations, we may be, among other things, unable to efficiently adapt to evolving laws and requirements and unable to remain competitive with others who successfully implement and advance this technology, which could adversely affect our business, financial condition, results of operations, liquidity and stock price.

Hospitals may terminate their agreements with us, modify the types or reduce the volume of services requested or reduce fees paid to us.

A portion of our revenue is derived from services provided by our radiologists for hospitals. We do not have direct control over the type or volume of services provided by our radiologists under these arrangements. Our hospital partners may cancel or not renew their contracts with us, may modify the exclusive terms or types of services required under such contracts, may reduce or eliminate any fees paid to us in the future or may refuse to pay us our fees if we fail to honor the terms of our agreement or fail to meet certain performance metrics under those agreements. Adverse economic conditions, including decreased federal and state funding to hospitals, could also influence future actions of our hospital partners or other customers.

We may be unable to effectively maintain our equipment or generate revenue when our equipment is not operational or being upgraded.

Timely, effective service is essential to maintaining our reputation and high use rates on our imaging equipment. If we experience more equipment malfunctions than anticipated or unanticipated delays in upgrading equipment, we are unable to promptly obtain the service necessary to keep our equipment functioning effectively or our business or data is compromised on account of equipment malfunctions or a cybersecurity-related attack, our ability to provide services would be adversely affected and our revenue could decline.

A disruption to the availability of medical equipment could cause a loss of revenue, which could adversely affect our business, financial condition, results of operations, liquidity and stock price.

We rely on third-party manufacturers for the medical equipment used in connection with our imaging procedures. A disruption to the availability of this medical equipment could cause a loss of revenue, which could adversely affect our business, financial condition, results of operations, liquidity and stock price. Such a disruption could occur as a result of any number of events, including an extended closure of or any slowdown at our manufacturers’ plants or shipping delays, market shortages due to a surge in demand from other purchasers for critical components, increases in prices, labor stoppages, transportation delays or failures affecting the supply chain and shipment of materials and finished goods, cyberattacks, the unavailability of raw materials, severe weather conditions, adverse effects of climate change, natural disasters, geopolitical developments, tariffs, the war or terrorism and disruptions in utilities and other services.

Technological change in our industry could reduce the demand for our services and require us to incur significant costs to upgrade our equipment.

The development of new technologies or refinements of existing scan modalities may require us to upgrade or enhance our existing equipment before we may otherwise intend to do so. Competition among manufacturers for a greater share of the diagnostic imaging equipment market may result in technological advances in the speed and imaging capacity of new equipment. Further, the development of disruptive diagnostic techniques, such as the development of blood testing for diagnosing breast cancer as an alternative to mammograms, may further reduce the overall need for our services and disrupt our business model. Advances in technology may also enable physicians and others to perform diagnostic imaging procedures without us or our equipment.

Our scale in both the number of our locations and the number and types of imaging equipment we offer is one of our competitive advantages. If the development of new technologies accelerates the obsolescence of our current equipment, we may lose some of our competitive advantage. We may also be required to accelerate the depreciation on existing equipment and incur significant capital expenditures to adopt new technologies. We may not have the financial ability to acquire new or improved equipment and may not be able to maintain a competitive equipment base.

We may become subject to professional malpractice liability and other litigation claims, which could be costly and negatively impact our reputation and business.

The radiologists employed by us and our contracted radiology groups are from time to time subject to malpractice claims. We structure our relationship with our radiologists in a manner that we believe does not constitute our practicing medicine, or subject us to professional malpractice claims for acts or omissions of radiologists employed by us or our contracted radiology practices. Nevertheless, claims relating to services provided by our radiologists have been asserted against us and may be asserted against us in the future. In addition, we may be subject to other professional liability claims, including for improper use or malfunction of our diagnostic imaging equipment, for improper imaging reads or for accidental contamination or injury from exposure to radiation.

We seek to mitigate this risk through the purchase of professional liability insurance. Any claim made against us that is not fully covered by insurance could be costly to defend, result in a substantial damage award against us and divert the attention of our management from our operations, all of which could have an adverse effect on our financial performance. In addition, successful claims against us may adversely affect our business or reputation.

In addition, from time to time, we may be subject to litigation claims through the ordinary course of our business operations regarding, but not limited to, securities litigation, employment matters, security of patient and employee personal data, contractual relations with collaborators and licensors and intellectual property rights. We may be exposed to such litigation even if no wrongdoing on our part has occurred. Litigation to defend ourselves against claims by third parties, or to enforce any rights that we may have against third parties, could result in substantial costs and diversion of our resources, causing a material adverse effect on our business, financial condition, results of operations, liquidity and stock price.

If we are unable to obtain insurance, or if insurance becomes more costly for us to obtain, our business may be adversely affected.

It may become more difficult and costly for us to obtain insurance coverage. For example, the following circumstances may adversely affect our ability to obtain insurance at favorable rates:

∎	we experience higher-than-expected professional liability, property and casualty or other types of claims or losses;

∎	we acquire operations or facilities that present unattractive risks to current or prospective insurers;

∎	insurers choose to stop operating or offering policies in certain states due to changes in economic conditions or laws;

∎	insurers tighten underwriting standards applicable to us or our industry; or

∎	insurers or reinsurers are unable or unwilling to insure us or the industry at historical premiums and coverage levels.

If any of these potential circumstances were to occur, our insurance carriers may cancel or not renew our policies, or require us to significantly increase our self-insured retention levels or pay substantially higher premiums for the same or reduced coverage for insurance, including workers’ compensation, property and casualty, automobile, employment practices liability, directors’ and officers’ liability, cybersecurity, employee healthcare and general and professional liability coverages.

In some states, the law prohibits or limits insurance coverage for the risk of punitive damages arising from professional liability and general liability claims or litigation. Coverage for punitive damages is also limited under some insurance policies. As a result, we may be liable for punitive damage awards in these states that either are not covered or are in excess of our insurance policy limits. Claims against us, regardless of their merit or eventual outcome, could also inhibit our ability to attract patients or expand our business and could require our management to devote time to matters unrelated to the day-to-day operation of our business.

With few exceptions, workers’ compensation and employee health insurance costs have also increased markedly in recent years and are expected to increase in the future. If we are unable to obtain insurance, or if insurance becomes more costly for us to obtain, or if the coverage levels we can obtain on commercially reasonable terms decline, our business may be adversely affected.

Business interruptions due to natural disasters, including floods, fires, hurricanes and severe winter storms or other external events beyond our control, can adversely affect our business, financial condition, results of operations, liquidity and stock price.

Our business operations are subject to interruption by external events beyond our control, such as fires, floods, severe weather, public health issues, power failures, telecommunication losses and other natural and man-made events, some of which may be intensified by the effects of climate change and changing weather patterns. Additionally, long-term adverse weather conditions could cause an outmigration of people from the communities where our facilities are located. If any of the circumstances described above, or other similar events, occur, our business, financial condition, results of operations, liquidity and stock price could be adversely affected. These or other similar events could cause disruption or interruption to our operations and significantly impact our employees.

In the event of a natural disaster, including a hurricane or other catastrophic event such as a fire or power loss, we may be unable to continue our operations and may endure system and service interruptions, reputational harm, breaches of data security and losses of critical data, all of which could have a material adverse effect on our business, financial condition, results of operations, liquidity and stock price.

Consolidation in the healthcare industry could adversely affect our business, financial condition, results of operations, liquidity and stock price.

Many healthcare industry participants are consolidating to create integrated healthcare delivery systems. As provider networks and managed care organizations consolidate, competition to provide services like ours may become more intense, and the importance of establishing relationships with key industry participants will become greater. Consolidated industry participants may try to use their bargaining leverage to negotiate price reductions for our services and reduce our ability to recover our costs. Further, if physicians or other healthcare providers who currently provide referrals for our services acquire their own imaging equipment, such referrals may decline or cease, which could have a material adverse effect on our business, financial condition, results of operations, liquidity and stock price.

We may not be able to successfully complete acquisitions or enter into new joint ventures on acceptable terms, which may slow our growth rate.

An important part of our business strategy includes growing our operations through strategic opportunities such as joint ventures and acquisitions. We are unable to predict whether or when we will be able to identify suitable additional acquisition candidates or joint venture partners or the likelihood that a potential acquisition will be completed or joint venture will be entered into. If we are unable to complete identified acquisitions or enter into new joint ventures on acceptable terms, it is unlikely that we will sustain the historical growth rates of our business and our profitability may be adversely affected if we cannot continue to scale our platform through such strategic opportunities. Our joint venture and acquisition activities are also subject to antitrust and competition laws, which laws could, given for example our geographic concentration in certain areas of the United States, impact our ability to pursue strategic transactions.

In addition, businesses that we acquire may have unknown or contingent liabilities, including liabilities for failure to comply with healthcare and other laws and regulations, medical and general professional liabilities, workers’ compensation liabilities and tax liabilities. These liabilities could be significant, and, if we are unable to exclude them from the acquisition transaction or successfully obtain and pursue indemnification from a third party, they could harm our business, financial condition, results of operations, liquidity and stock price. In addition, we may be unable to timely and effectively integrate businesses that we acquire with our ongoing operations, or we may experience delays implementing operating procedures, personnel and systems, which could impact the financial performance of the acquired business.

We may face risks with respect to our expansion strategy of opening de novo centers.

As part of our growth strategy, we intend to develop de novo IDTFs in existing and new markets. This de novo center expansion strategy involves significant risks, including, but not limited to, the following:

∎	the time and costs associated with identifying locations in suitable geographic markets, which may divert management attention from existing operations;

∎	the need for significant advertising and marketing expenditures to attract patients;

∎	our ability to provide each de novo center with the appropriate equipment, furnishings, materials, supplies and other capital resources;

∎	our ability to obtain licensure and accreditation, establish relationships with healthcare providers in the community and delays or difficulty in installing our operating and information systems; and

∎

the access to and cost of capital required to evaluate new markets and opportunities, including to hire experienced local radiologists, radiologic technologists, management and skilled staff, and to open de novo centers, and the time lags between these activities and the generation of revenue.

As a result of these and other risks, there can be no assurance that we will be able to develop de novo centers in the future or that any de novo center we develop will become profitable.

A restriction in our ability to make capital expenditures would restrict our growth and could adversely affect our business.

We operate in a capital intensive, high fixed-cost industry that requires significant amounts of capital to fund operations, particularly the initial startup and development expenses of de novo centers and the acquisition of additional centers and new diagnostic imaging equipment. We incur capital expenditures to, among other things, upgrade and replace equipment for existing centers and expand within our existing markets and enter new markets. If we open de novo centers or acquire additional imaging centers, we may have to incur material capital lease obligations.

We incurred a net loss of $18.4 million during the nine months ended September 30, 2025, and a net loss of $94.1 million during the twelve months ended December 31, 2024. In addition, our cash and cash equivalents were $0.2 million at September 30, 2025 and $26.1 million at December 31, 2024. To the extent we are unable to generate sufficient cash from our operations, funds are not available under our credit facilities, or we are unable to structure or obtain other financing, we may be unable to meet the capital expenditure requirements necessary to support the maintenance and continued growth of our operations.

We may fail to realize all of the anticipated benefits of our past and any future acquisitions, or those benefits may take longer to realize than expected. We may also encounter significant difficulties in integrating these acquired businesses into our operations.

We anticipate our prior acquisitions and any future acquisitions will result in benefits including, among other things, increased revenues, an enhanced ability to provide quality services and the ability to take advantage of greater scale and synergies to enhance our long-term profitability. The acquired businesses may, however, underperform relative to our expectations. Achieving the anticipated benefits, including any anticipated synergies, of these acquisitions will be subject to a number of uncertainties, including general competitive factors in the marketplace. The acquired businesses may not contribute to our revenues or earnings to the extent anticipated, the synergies we expect from these acquisitions may not be realized and we may assume unanticipated or greater than expected liabilities as a result of these acquisitions.

Our ability to realize the anticipated benefits of acquisitions will depend, to a large extent, on our ability to integrate the acquired businesses into our existing operations. The combination of independent businesses is a complex, costly and time-consuming process that requires significant management attention and resources. The integration process may disrupt the businesses and, if implemented ineffectively, would limit the expected benefits to us of the acquisitions. The failure to meet the challenges involved in integrating multiple businesses and to realize the anticipated benefits of our acquisitions could cause an interruption of, or a loss of momentum in, the activities of the combined company and could adversely affect the business, financial condition, results of operations, liquidity and stock price of the combined company.

In addition, the overall integration of the acquired businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of market share and other business relationships and diversion of management’s attention. Many of these factors will be outside of our and the acquired businesses’ control and any one of these factors could result in increased costs, decreases in the amount of expected revenues and additional diversion of management’s time and energy, which could materially adversely impact the business, financial condition, results of operations, liquidity and stock price of the combined company. In addition, even if the operations of our business and the acquired businesses are integrated successfully, the full benefits of such acquisitions may not be realized, including the synergies, cost savings, revenue growth or other benefits that are expected. These benefits may not be achieved within the anticipated time frame, or at all. Further, we may incur additional unanticipated costs in the integration of our business with the acquired businesses. These unanticipated costs could be substantial. There can be no assurance that the elimination of certain duplicative costs, as well as the realization of other efficiencies related to the integration of the multiple businesses, will offset the incremental transaction-related costs over time. As a result, we cannot provide any assurance that our acquisitions will result in the realization of the full benefits anticipated from the transactions.

Furthermore, we may from time to time execute certain of our acquisitions through VIEs. The interests of these VIEs may differ from the interests of the Company as a whole, which could limit our ability to effectively operate these VIEs and maximize the economic benefits from them. For example, it may be in a VIE’s interest to prioritize operations, health systems or referral sources in the local regions it primarily serves, whereas it may be in the Company’s best interest as a whole to focus on developing operations, or relationships with health systems or referral sources, in other regions or to prioritize general corporate initiatives instead, such as technological innovation.

Our debt obligations could expose us to risks that could materially adversely affect our liquidity and financial condition.

As of September 30, 2025, we had approximately $1.2 billion total principal amount of debt outstanding under the Existing Term Loan and $5.0 million outstanding under the Existing Revolving Credit Facility (as defined below). Our indebtedness could have significant effects on our business, such as:

∎

requiring us to dedicate a substantial portion of our cash flow from operations to pay principal and interest on our borrowings, which would reduce availability of our cash flow to fund working capital, capital expenditures, acquisitions, execution of our growth strategy and other general corporate purposes;

∎	placing us at a competitive disadvantage compared with our competitors that have less debt;

∎

exposing us to risks inherent in interest rate fluctuations because our borrowings are at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates;

∎	increasing our vulnerability to general economic downturns and adverse industry conditions;

∎	increasing the risk we are subjected to a downgrade or put on a negative watch list by rating agencies;

∎	negatively impacting investors’ perceptions of us;

∎	limiting our flexibility in planning for or reacting to changes in our business or the industry in which we operate;

∎	impacting our ability to pay dividends and make other distributions or to purchase, redeem or retire capital stock; and

∎	limiting our ability to borrow additional cash, make investments and incur liens.

In addition, we may not be able to generate sufficient cash flow from our operations to repay our indebtedness when it becomes due and to meet our other cash needs. If we are unable to pay our borrowings as they become due, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling additional debt or equity securities. We may not be able to refinance our debt or sell additional debt or equity securities or our assets on favorable terms, if at all, and if we must sell our assets, it may negatively affect our business, financial condition and results of operations.

The Amended Credit Agreement (as defined below) is expected to contain customary affirmative, negative and financial covenants, including, but not limited to, restrictions on our ability and that of our restricted subsidiaries to merge and consolidate with other companies, incur indebtedness, grant liens or security interests on assets, make acquisitions, loans, advances or investments, pay dividends, sell or otherwise transfer assets, optionally prepay or modify terms of certain junior indebtedness, enter into transactions with affiliates or change our line of business. Failure to comply with these covenants could result in an event of default, which, if not cured or waived, could result in the acceleration of our debt. In addition, upon an event of default, the lenders under our credit facilities would have the right to terminate any commitments to future borrowings and could proceed against the collateral securing the debt. Any additional debt incurred in the future may include similar or additional covenants.

We may be required to recognize an impairment of our goodwill, other intangible assets, or other long-lived assets, which could have an adverse effect on our business, financial condition, and results of operations, liquidity and stock price.

When we acquire businesses, we are generally required to allocate the purchase price to various assets, including goodwill and other intangible assets. We are required to perform impairment tests for goodwill and other indefinite-lived intangible assets annually and whenever events or circumstances indicate that it is more likely than not that impairment exists. We are also required to perform an impairment test of definite lived intangible or other long-lived assets when indicators of impairment are present. We have been required to recognize impairment charges in the past, and may again.

Our business exhibits seasonal fluctuations that could cause significant fluctuation in our quarterly operating results, which could increase the volatility of our stock price and cause losses to our stockholders.

Our business exhibits seasonal fluctuations. For example, in the past, we have generally seen lower procedure volumes and revenue levels in the first quarter of each year as compared to other quarters. We believe that such seasonal fluctuations are driven in part by factors such as the deductible thresholds in many health plans resetting at the beginning of the calendar year and increased patient appointment cancellations or center closures due to severe winter weather conditions such as snowstorms. As a result of these and other factors, our revenues and results of operations may fluctuate significantly. If our revenues or operating results fall below the expectations of investors or public market analysts, the trading price of our common stock could decline substantially.

Data Protection and Cybersecurity Related Risks

Cybersecurity threats and other disruption or malfunctions in our information technology systems could adversely affect our business.

We rely on information technology systems to process, transmit and store electronic information including legally protected personal information, such as diagnostic imaging results and other patient health information, credit card and other financial information, insurance information and personally identifiable information. A significant portion of the communication between our personnel, patients, business partners and suppliers depends on information technology. We rely on our information systems to perform functions critical to our ability to operate, including patient scheduling, billing, collections, image storage and image transmission. We also use information technology systems and networks in our operations and supporting departments such as marketing, accounting, finance and human resources. The future success and growth of our business depends on streamlined processes made available through information systems, global communications, internet activity and other network processes.

Our information technology system is vulnerable to damage or interruption from:

∎

cybersecurity attacks and breaches, ransomware and computer viruses, coordinated attacks by hackers, activist entities, organized criminal threat actors and nation-state sponsored actors, seeking to disrupt operations or misappropriate information;

∎	technology service provider outages and technology supply chain cyber-security weaknesses;

∎

power losses, computer systems failures, internet and telecommunications or data network failures, operator negligence or human error, improper operation by or supervision of employees, agents or other third-party service providers, physical and electronic losses of data and similar events;

∎	fires, floods, earthquakes and other natural disasters; and

∎	acts of vandalism or theft, misplaced or lost data, programming or human errors and similar events.

Cybersecurity threats are constantly changing, increasing the difficulty of successfully defending against them or implementing adequate preventive measures. While we maintain multiple layers of security measures and are continuously enhancing our security technologies to address new threats, emerging and advanced cybersecurity threats, including coordinated attacks, require additional layers of security which may disrupt or impact efficiency of operations. We have in the past experienced unauthorized access to our network, including a threat actor obtaining access to certain private patient data in a data breach in 2021 (the “2021 data breach”), and could again face attempts by others to gain unauthorized access to information or to introduce malicious software to disrupt the operation of our information technology systems. While management is not aware of a cybersecurity incident that has had a material effect on our operations, there can be no assurances that a cybersecurity incident that has a material impact on us will not occur in the future.

In particular, ransomware or cyber extortion attacks are becoming increasingly prevalent and can lead to significant interruptions in our operations, loss of sensitive data and income, reputational harm and diversion of funds. A successful ransomware or similar attack could disrupt or limit our ability to operate and generate revenue for an extended period of time, including our ability to retrieve patient records, schedule imaging procedures, store and transmit diagnostic images, bill payors or patients, provide customer assistance services, conduct research and development activities, collect, process and prepare company financial information and manage the administrative aspects of our business, any of which could materially adversely affect our business. Recovery plans, the ability to restore from back up, extortion payments or other mitigation efforts may alleviate some negative impacts of a ransomware attack, but there is nevertheless the risk that such an attack will create severe disruption and losses, including potential data losses from the threat actor retaining stolen information, and we may be unwilling or unable to make extortion payments due to, for example, applicable laws or regulations prohibiting such payments.

Recent cyberattacks in the healthcare sector, such as the February 2024 incident affecting Change Healthcare, have underscored critical cybersecurity risks which extend beyond internal systems to encompass third-party service providers and interconnected supply chains. Attacks targeting these areas can lead to significant disruptions in critical healthcare functions, exposure of sensitive patient data and substantial financial losses. The impact of such breaches can be severe and are similar to those we face with ransomware. Although management is not aware of a cybersecurity incident through third-party service providers that has had a material effect on our operations, there can be no assurances that a cybersecurity incident through third-party service providers that could have a material impact on us will not occur in the future.

Any interruption in access, improper access, disclosure, modification or other loss of information has in the past resulted, and could in the future result, in legal claims or proceedings and liability or penalties under laws and regulations that protect the privacy of personal information, such as the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and regulations implemented thereunder (collectively, “HIPAA”), European data privacy regulations, such as the General Data Protection Regulation, U.S. state privacy regulations or newly emerging U.S. state health information privacy laws. We may be required to comply with state breach notification laws or become subject to mandatory corrective action. For example, we settled certain class action claims and paid certain penalties to the New York Office of Attorney General related to the 2021 data breach.

Responding to such incidents could require us to incur significant costs related to rebuilding internal systems, defending against litigation, responding to regulatory inquiries or actions, paying damages, complying with consumer protection laws or taking other remedial steps with respect to third parties. If our data storage system was compromised, it could also give rise to unwanted media attention, materially damage our payor, physician and health care system relationships and harm our business reputation. While we maintain cyber liability insurance, our insurance may not be sufficient to protect against all losses we may incur if we suffer significant or multiple attacks.

Additionally, if and as our business grows, we will need to continually improve and expand the scope of our technology systems in order to maintain their adequacy for the scale of our operations. Any failure to make such improvements or any significant delay in the planned implementation of new or enhanced systems could render our systems obsolete or inadequate, in which case our service to our customers and our other business activities could suffer, and we could be more vulnerable to electronic breaches from outside sources.

Actual or perceived failures to comply with applicable data protection, privacy and security laws, regulations, standards and other requirements could adversely affect our business, financial condition, results of operations, liquidity and stock price.

The data protection landscape is rapidly evolving, and we are and may become subject to numerous state and federal laws, requirements and regulations governing the collection, use, disclosure, retention and security of health-related and other personal information. The cost of compliance with these laws, regulations and standards is high and is likely to increase in the future. Implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future, and we cannot predict the impact of future laws, regulations or standards or the perception of their requirements on our business. This regulatory landscape may create uncertainty in our business, affect our ability to operate in certain jurisdictions or to collect, store, transfer, use and share personal information, necessitate the acceptance of more onerous obligations in our contracts, result in liability or impose additional costs on us. Any failure or perceived failure by us to comply with applicable data privacy and security laws or regulations, our internal policies and procedures or our contracts governing our processing of personal information could result in negative publicity, government investigations and enforcement actions, claims by third parties and damage to our reputation, any of which could have a material adverse effect on our business, financial condition, results of operations, liquidity and stock price.

For example, the HIPAA privacy and security regulations extensively regulate the use and disclosure of protected health information (“PHI”) and require covered entities, including healthcare providers and health plans, and vendors known as “business associates,” that perform certain services that involve creating, receiving, maintaining or transmitting individually identifiable health information for or on behalf of such covered entities, as well as their covered subcontractors, to implement administrative, physical and technical safeguards to protect the privacy and security of PHI. Specifically, the Department of Health and Human Services (“HHS”) has adopted privacy regulations, known as the Privacy Rule, to govern the use and disclosure of PHI. HHS has also adopted data security regulations that require covered entities and business associates to implement administrative, physical and technical safeguards to protect the confidentiality, integrity and availability of PHI that is electronically created, received, maintained or transmitted (such as between us and our affiliated radiology practices) (the “Security Rule”). HIPAA also imposes certain breach notification obligations on covered entities who must report breaches of unsecured PHI without unreasonable delay to affected individuals, HHS and, in the case of larger breaches, the media. Business associates are also required to report breaches of unsecured PHI to relevant covered entities. Failure to comply with the HIPAA privacy and security standards can result in, among other things, civil monetary penalties and, in certain circumstances, criminal penalties, including fines or imprisonment. HHS has recently increased its enforcement efforts on compliance with HIPAA, including the Security Rule, bringing actions against entities which have failed to implement security measures sufficient to reduce risks to PHI or to conduct an accurate and thorough risk analysis, among other violations. Additionally, state attorneys general may enforce the HIPAA privacy and security regulations in response to violations that threaten the privacy of state residents.

In addition to HIPAA, there are numerous other laws and legislative and regulatory initiatives at the federal and state levels governing the confidentiality, privacy, availability, integrity and security of health-related information and other types of personal information. Certain state laws may be more stringent, broader in scope or offer greater individual rights with respect to health-related information than HIPAA, and state laws may differ from each other, which may complicate compliance efforts. For example, certain states’ laws require us to notify affected individuals in the event of certain data breaches involving individually identifiable information (without a requirement that health-related information be involved). Such state data breach notification laws continue to expand the types of personal information that they encompass, such as medical and insurance information, and may contain burdensome breach reporting requirements. These laws are inconsistent from state to state, and compliance in the event of a widespread data breach is costly.

States also regularly amend existing laws, requiring attention to frequently changing regulatory requirements, and several states have passed broad reaching privacy legislation, as well as health specific privacy legislation. For instance, the California Consumer Privacy Act, as amended by the California Privacy Rights Act (“CCPA”) gives California residents rights to access, correct and delete their personal information, to opt out of the sale or sharing of certain personal information, to limit uses of certain sensitive data under certain circumstances, and to receive detailed information about how their personal information is used by requiring covered companies to provide disclosures to California consumers (as that term is broadly defined). The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches. Although there are certain exemptions for PHI, the CCPA may increase our compliance costs and potential liability and impact our operations. Laws similar to the California law, as well as health privacy specific laws, have passed or have been proposed in several other states and also have been proposed at the federal level. To the extent these laws apply to our operations, they may ultimately have conflicting or more burdensome requirements that would further complicate compliance.

In addition, the Federal Trade Commission (“FTC”) and many state attorneys general take the position that violating consumers’ privacy rights or failing to take appropriate steps to keep consumers’ personal information secure may constitute unfair or deceptive acts or practices in violation of the Federal Trade Commission Act or state consumer protection laws, and the FTC and state attorneys general use their consumer protection authority to initiate enforcement actions in response to data breaches. The FTC expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business and the cost of available tools to improve security and reduce vulnerabilities. The FTC has also been active with respect to enforcement of its Health Breach Notification Rule and in scrutinizing the use and disclosure of sensitive personal information. The FTC also finalized changes to the Health Breach Notification Rule in April 2024. Moreover, as new technologies bring significant opportunity and change to an industry, including the health care sector, states, such as Colorado, Utah and California, have passed or are considering legislation or regulation governing the development or use of AI technologies, supplementing the existing consumer protection, FDA and other regulatory guidance that may apply to the use of AI technologies in our business, and which may further impact our compliance posture and efforts.

Further, we accept debit and credit cards for payment and are therefore subject to the Payment Card Industry Data Security Standard (the “PCI DSS”), which includes guidelines with regard to the security policies and practices we should adopt regarding the physical and electronic storage, processing and transmission of cardholder data. Compliance with the PCI DSS and implementing related procedures, technology and information security measures requires significant resources and ongoing attention, and any security incident involving cardholder data could subject us to significant penalties and liability.

Our marketing and patient engagement activities, including sending short message services (“SMS”) text messages to patients, are subject to communications privacy laws such as the Telephone Consumer Protection Act (“TCPA”), a federal statute that protects consumers from unwanted telephone calls, faxes and text messages. Although we obtain consent from individuals to send text messages, federal or state regulatory authorities or private litigants may claim that the notices and disclosure we provide, the form of consent we obtain or our SMS texting practices are not adequate or violate applicable law. While we strive to adhere to strict policies and procedures that comply with the TCPA, the Federal Communications Commission, as the agency that implements and enforces the TCPA, may disagree with our interpretation of the TCPA and subject us to penalties and other consequences for noncompliance. Moreover, we may be subject to consumer class actions as a result of alleged violations of the TCPA. Determination by a court or regulatory agency that our SMS texting practices violate the TCPA could subject us to civil penalties and could require us to change some portions of our operations. Moreover, if wireless carriers or their trade associations, which issue guidelines for texting programs, determine that we have violated their guidelines, our ability to engage in texting programs may be curtailed or revoked, which could impact our operations and cause us to incur costs related to implementing a workaround solution.

The potential effects of federal and state privacy and security requirements are far-reaching and may require us to modify our data processing practices and policies and to incur substantial compliance costs. Moreover, data privacy and security laws are continuing to be proposed at the federal and state level and may result in additional legal requirements that impact our business.

Although we strive to comply with applicable laws, regulations and standards and our contractual and other legal obligations, these requirements are evolving and may be modified, interpreted and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another. Any failure or perceived failure by us or our employees, representatives, contractors, consultants, collaborators or other third parties to comply with such requirements or adequately address privacy and security concerns, even if unfounded, could result in additional cost and liability to us, fines and penalties, third-party claims and damage to our reputation and adversely affect our business, financial condition, results of operations, liquidity and stock price. Even an unsuccessful challenge by patients or regulatory authorities of our activities could result in adverse publicity and could require a costly response from and defense by us.

Healthcare and Regulatory Related Risks

The regulatory framework in which we operate is uncertain and continually evolving and complying with federal and state regulations is an expensive and time-consuming process.

We are directly or indirectly, through the radiology practices with which we contract, subject to extensive regulation by both the federal government and the governments of the states in which we provide services, including:

∎	the federal False Claims Act (the “FCA”);

∎	the federal Medicare and Medicaid Anti-Kickback Statute, and state anti-kickback prohibitions;

∎	the federal Civil Monetary Penalties Law and state equivalents;

∎	federal and state billing and claims submission laws and regulations;

∎	HIPAA and comparable state laws;

∎	the federal physician self-referral prohibition (commonly known as the “Stark Law”) and state equivalents;

∎	the federal and state laws related to healthcare providers’ licensure, certification, accreditation, and Medicare and Medicaid program enrollment;

∎	state certificate of need (“CON”) laws;

∎	the NSA;

∎	state laws relating to facility licensure, certification, and accreditation;

∎	state laws that prohibit the corporate practice of medicine or prohibit fee-splitting arrangements;

∎	state laws governing the approval of healthcare transactions and complying with cost targets;

∎	federal and state laws governing the diagnostic imaging and therapeutic equipment we use in our business concerning patient safety, equipment operating specifications and radiation exposure levels;

∎	state laws governing reimbursement for diagnostic services related to services compensable under workers’ compensation rules;

∎	the federal 21st Century Cures Act (governing information blocking, among other areas) and state equivalents;

∎	federal and state laws regulating the use of AI; and

∎	federal and state environmental and health and safety laws.

Although we believe that we are operating in compliance with applicable federal and state laws, neither our current and anticipated business operations nor the operations of our contracted radiology practices have been the subject of judicial or regulatory interpretation. We cannot assure that a review of our business by courts or regulatory authorities will not result in a determination that could adversely affect our operations. In addition, healthcare laws and regulations may change significantly in the future in a way that restricts our operations. We continuously monitor these developments and modify our operations from time to time as the regulatory environment changes. We cannot assure, however, that we will be able to adapt our operations to address new regulations or that new regulations will not adversely affect our business. Federal and state legislators routinely introduce and consider proposed legislation that would impact Medicare, Medicaid and other programs that could affect our funding and operations, and state and federal agencies also consider and implement regulations and guidance that impact our business. Similarly, changes in private payor reimbursement policies could have a material adverse effect on our business, financial condition, results of operations, liquidity and stock price. We cannot predict with certainty the impact that any particular federal and state healthcare legislation or regulation will have on us, but such changes could impose new or more stringent regulatory requirements on our activities or result in reduced payment rates, any of which could adversely affect our business, financial condition, results of operations, liquidity and stock price. Further, if our operations are found to be in violation of any of the laws and regulations to which we or the radiology practices with which we contract are subject, we may be subject to penalties, including civil and criminal penalties, damages, fines and the curtailment of our operations.

Additionally, state and federal false claims acts may adversely affect our business. Among other things, the FCA authorizes the imposition of up to three times the government’s damages and significant per claim civil penalties and treble damages on any “person” (including an individual, organization or company) who, among other acts: (i) knowingly presents or causes to be presented to the federal government a false or fraudulent claim for payment or approval; (ii) knowingly makes, uses or causes to be made or used a false record or statement material to a false or fraudulent claim; (iii) knowingly makes, uses or causes to be made or used a false record or statement material to an obligation to pay the government, or knowingly conceals or knowingly and improperly avoids or decreases an obligation to pay or transmit money or property to the federal government; or (iv) conspires to commit the above acts. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the FCA. The FCA also permits a private individual acting as a “whistleblower” to bring actions on behalf of the federal government alleging violations of the FCA and to share in any monetary recovery. The federal government has used the FCA to prosecute a wide variety of alleged false claims and fraud allegedly perpetrated against Medicare and state healthcare programs, including coding errors, billing for services not rendered, the submission of false cost or other reports, billing for services at a higher payment rate than appropriate, billing for items or services provided by entities or individuals that are not appropriately licensed, billing for care that is not considered medically necessary and false reporting of risk-adjusted diagnostic codes to Medicare Advantage plans.

Our business may also be affected by state and federal anti-kickback and anti-self-referral laws. Various federal and state laws govern financial arrangements among healthcare providers, including the federal Anti-Kickback Statute, which is a criminal law that prohibits the knowing and willful offer, payment, solicitation or receipt of any form of remuneration in return for, or to induce, the referral of Medicare, Medicaid or other federal healthcare program patients, or in return for, or to induce, the purchase, lease or order of items or services that are covered by Medicare, Medicaid or other federal healthcare programs. A person or entity does not need to have actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it in order to have committed a violation. The federal Anti-Kickback Statute also includes a number of statutory exceptions and regulatory safe harbors that protect certain common activities from prosecution, but which are drawn narrowly and require strict compliance to offer protection. Further, the Stark Law prohibits physicians from referring Medicare or Medicaid patients to an entity for certain “designated health services” if the physician (or an immediate family member) has a prohibited financial relationship with that entity, unless an exception applies. Certain radiology services are considered “designated health services” under the Stark Law. The types of financial arrangements between a physician and an entity providing “designated health services” that trigger the self-referral prohibitions of the Stark Law are broad and include direct and indirect ownership and investment interests and compensation arrangements.

Similarly, many state laws prohibit the solicitation, payment or receipt of remuneration in return for, or to induce the referral of patients in private as well as government programs. Violation of these laws may result in substantial civil or criminal penalties for individuals or entities or exclusion from federal or state healthcare programs. We believe we are operating in compliance with applicable law and believe that our arrangements with providers would not be found to violate anti-kickback and anti-self-referral laws. However, these laws could be interpreted in a manner inconsistent with our operations.

Additionally, certain states have enacted statutes and regulations regarding risk assumption in the healthcare industry, pursuant to which certain risk-based managed care contracting arrangements are required to comply with applicable risk bearing organization or insurance laws. These laws, to the extent they are enacted in the states in which we operate, may require physicians and physician networks to meet minimum capital requirements and other capital adequacy and actuarial soundness requirements. The compliance requirements associated with these laws could result in substantial costs to us and our contracted radiology practices, and could limit our ability to enter into capitation or other risk-sharing managed care arrangements.

If CMS ends its current policy of permitting professionals providing direct supervision of diagnostic imaging to be immediately available through virtual presence using two-way, real-time audio/video technology, instead of requiring their physical presence, we may be subject to additional costs and a shortage of professionals to provide such supervision.

On November 1, 2024, CMS released the calendar year 2025 Medicare Physician Fee Schedule final rule, which extended through December 31, 2025 the Medicare policy permitting supervising professionals providing direct supervision to be immediately available through virtual presence using two-way, real-time audio/video technology, instead of requiring their physical presence. On October 31, 2025, CMS released the calendar year 2026 Medicare Physician Fee Schedule final rule, which made this policy permanent. If CMS re-examines this policy in the future, we may be required to add professional staff to our diagnostic imaging centers or decrease the volume of imaging services that require direct supervision of a professional.

If we fail to comply with various licensure, certification and accreditation standards, we may be subject to loss of licensure, certification or accreditation, which would adversely affect our operations.

Ownership, construction, operation, expansion and acquisition of our diagnostic imaging centers are subject to various federal and state laws, regulations and approvals concerning licensing of personnel and other required certificates for certain types of healthcare facilities and certain medical equipment. In addition, freestanding diagnostic imaging centers that provide services independent of a physician’s office must be enrolled by Medicare as an IDTF to bill the Medicare program. Medicare carriers have discretion in applying the IDTF requirements and therefore the application of these requirements may vary from jurisdiction to jurisdiction.

Furthermore, federal legislation requires all suppliers that provide the technical component of diagnostic MRI, PET/CT, CT and nuclear medicine to be accredited by one of the accreditation organizations designated by CMS (which currently include the American College of Radiology, the Intersocietal Accreditation Commission and the Joint

Commission). Our MRI, CT, nuclear medicine, ultrasound and mammography centers are currently accredited by either the American College of Radiology or the Intersocietal Accreditation Commission. We may not be able to receive the required regulatory authorizations or accreditation for any future acquisitions, expansions or replacements and the failure to obtain these authorizations could limit the opportunity to expand our services.

Our payors require that the radiologists providing imaging services are credentialed, before the payor will commence payment. We have experienced a slowdown in the credentialing of radiologists over the last several years which has lengthened our billing and collection cycle, and could negatively impact our ability to collect revenue from patients covered by Medicare.

Our centers are subject to periodic inspection by governmental and other authorities to assure continued compliance with the various standards necessary for licensure and certification. If any facility loses its certification under the Medicare program, then the facility will be ineligible to receive reimbursement from the Medicare and Medicaid programs. A change in the applicable certification status of one of our centers could adversely affect our other centers and, in turn, us as a whole.

Our operations and relationships with radiologists must be structured to avoid the corporate practice of medicine and fee-splitting and ensure compliance with other federal and state laws. Any violation of these laws would subject us to potential damages, injunction or civil and criminal penalties and could require us to restructure our operations or relationships with radiologists in a way that would affect the control or quality of our services.

The laws of certain states, including those in Arizona, Arkansas, Colorado, Georgia, Montana, New Jersey, New York, North Carolina, South Carolina and Texas, prohibit us from exercising control over the medical judgments or decisions of physicians. Additionally, certain states, such as New York and North Carolina, more strictly prohibit us from engaging in certain financial arrangements, such as splitting professional fees with physicians. These laws are enforced by state courts and regulatory authorities, each with broad discretion. We structure our operations and relationships with radiologists in a manner that we believe keeps us from engaging in the practice of medicine, exercising control over medical judgments or decisions or violating prohibitions against fee-splitting. For example, certain of our outpatient imaging centers and managed physician practices are structured using VIEs. State laws and enforcement efforts regarding the corporate practice of medicine and fee-splitting, however, are often subject to change. As a result, there can be no assurance that our present arrangements will not be challenged, and, if challenged, that they will not be found to violate the corporate practice of medicine or fee splitting prohibitions. Any such violation would subject us to potential damages, injunction or civil and criminal penalties and could require us to restructure our operations or relationships with radiologists in a way that would affect the control or quality of our services.

State efforts to regulate the construction or expansion of healthcare facilities could impair our ability to operate and expand our operations.

Some states regulate the construction, acquisition, renovation or expansion of healthcare facilities, for example, through CON programs. These programs may limit our ability to build, acquire, renovate or expand facilities or expand the breadth of services we offer in certain states. In evaluating a proposal, these states often consider the need for additional or expanded healthcare facilities or services. The failure to obtain any required CON or other approval could impair our ability to operate or expand our operations. In addition, the failure to comply with these requirements or any citation or other adverse action against one facility could negatively impact our ability to expand, acquire or operate other facilities in the same state. Any such failure could, in turn, adversely affect our ability to attract patients and physicians to our facilities and grow our revenues, which would have an adverse effect on our business, financial condition, results of operations, liquidity and stock price.

Some of our imaging modalities use radioactive materials, which generate regulated waste and could subject us to liabilities for injuries or violations of environmental and health and safety laws.

Some of our imaging procedures use radioactive materials, which generate medical and other regulated wastes. For example, patients are injected with a radioactive substance before undergoing a PET scan. Storage, use and disposal of these materials and waste products present the risk of accidental environmental contamination and physical injury. Although we typically use licensed or otherwise qualified outside vendors to dispose of this waste, applicable laws and regulations could hold us liable for damages and fines if our or others’ business operations or other actions result in contamination to the environment or personal injury due to exposure to hazardous materials. We cannot eliminate the risk of contamination or injury, and any liability imposed on us for any resulting damages or injury could exceed our resources or any applicable insurance coverage.

Government authorities or other parties may assert that our business practices violate antitrust laws.

The healthcare industry is subject to close antitrust scrutiny. Healthcare companies that have private equity investors in particular are under continued and increased scrutiny for their perceived role in rising healthcare costs and alleged increased control over healthcare entities. The FTC, the Antitrust Division of the Department of Justice (“DOJ”) and state attorneys general all actively review and, in some cases, take enforcement action against business conduct and acquisitions in the healthcare industry. For example, in February 2024, the FTC, DOJ and HHS jointly launched a cross-government public inquiry into the role of private-equity and other corporations in the healthcare system. As a result of these enforcement priorities, we expect that we will continue to be subject to heightened scrutiny by these agencies. Moreover, some states, such as Oregon, are currently considering implementing restrictions limiting certain corporate ownership of, or corporate involvement in, physician practice platform companies. Additionally, state regulators are increasingly subjecting healthcare transactions to heightened review, with several states presently having transaction review laws in effect, including large markets such as California and Illinois. These healthcare transaction review laws can inhibit business expansion by requiring significant filings and review processes and, in some states, allowing state attorneys general to review, subject to conditions, or prevent transactions viewed as anti-competitive or against the public interest. Possible growth into new state markets may be subject to such state healthcare transaction laws.

Private parties harmed by alleged anticompetitive conduct can also bring antitrust suits. Violations of antitrust laws may be punishable by substantial penalties, including significant monetary fines and treble damages, civil penalties, criminal sanctions and consent decrees and injunctions prohibiting certain activities or requiring divestiture or discontinuance of business operations. Any of these penalties could have a material adverse effect on our business, financial condition, results of operations, liquidity and stock price.

The FTC has also given increased attention to the effect of combinations involving healthcare providers, including physician practices, as well as to the use of restrictive covenants that limit the ability of employees and others to engage in certain competitive activities. The FTC has also entered into numerous consent decrees in the past several years settling allegations of price-fixing among providers.

Risks Relating to Our Common Stock, this Offering and Being a Public Company

There is currently no market for our common stock, and an active trading market may not develop or continue to be liquid.

Prior to this offering, there has not been a public market for our common stock. While we have been approved to list our common stock on Nasdaq, an active market for our common stock may not develop or be sustained after this offering, which could depress the market price of our common stock and could affect your ability to sell your shares. In the absence of an active public trading market, you may not be able to liquidate your investment in our common stock. An inactive market may also impair our ability to raise capital by selling our common stock, our ability to motivate our employees through equity incentive awards and our ability to expand our business by using our common stock as consideration. In addition, the market price of our common stock may fluctuate significantly in response to various factors, some of which are beyond our control. The initial public offering price per share was determined by negotiations among us and the representatives of the underwriters and therefore that price may not be indicative of the market price of our common stock after this offering or bear any relationship to other established criteria of the value of our business. In particular, we cannot assure you that you will be able to resell your common stock at or above the initial public offering price.

Our operating results and share price may be volatile, and the market price of our common stock may drop below the price you pay in this offering.

Our annual and quarterly operating results have in the past fluctuated and are likely to fluctuate in the future. In addition, securities markets worldwide have experienced, and are likely to continue to experience, significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could subject the market price of our shares to wide price fluctuations regardless of our operating performance. As a result of this volatility, you may not be able to resell your shares at or above the initial public offering price or at all. Our operating results and the trading price of our common stock may fluctuate in response to various factors, including:

∎	regulatory, legal, political and economic factors unrelated to our performance;

∎	market conditions in the broader stock market;

∎	actual or anticipated fluctuations in our or our competitors’ annual and quarterly financial and operating results;

∎	strategic actions by us or our competitors;

∎	tax and accounting developments;

∎	litigation and governmental investigations; and

∎	other events or factors, including those from natural disasters, war, acts of terrorism or responses to these events.

These and other factors, many of which are beyond our control, may cause our operating results and the market price and demand for our shares to fluctuate substantially. While we believe that operating results for any particular quarter are not necessarily a meaningful indication of future results, fluctuations in our quarterly operating results could limit or prevent investors from readily selling their shares and may otherwise negatively affect the market price and liquidity of our shares. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could be subject to payments of substantial damages and fines or incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business, which could significantly harm our profitability and reputation.

If our operating and financial performance in any given period does not meet the guidance that we provide to the public, the price of our common stock may decline.

We may provide public guidance on our expected operating and financial results for future periods. Any such guidance will be comprised of forward-looking statements subject to the risks and uncertainties described in this prospectus and in our other public filings and public statements. Our ability to forecast our future results of operations and plan for and model future growth is limited as we are not able to predict the future of our business. Our actual results may not always be in line with or exceed any guidance we have provided, especially in times of economic uncertainty. If, in the future, our operating or financial results for a particular period do not meet any guidance we provide or the expectations of investment analysts or if we reduce our guidance for future periods, the market price of our common stock may decline as well.

Future sales, or the perception of future sales, of our common stock may depress the price of our common stock. In addition, a significant portion of our common stock is restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

If we sell, or any of our stockholders sell, a large number of shares of our common stock, or if we issue a large number of shares of our common stock in connection with future acquisitions, financings or equity incentive plans or in other circumstances, the market price of our common stock could decline significantly. Moreover, the perception in the public market that we or our stockholders might sell shares of our common stock could depress the market price of our common stock.

We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances or sales of shares of our common stock will have on the market price of our common stock. Possible sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price we deem necessary or appropriate. See the section titled “Shares Eligible for Future Sale.”

After the consummation of the Transactions, including this offering, we will have 94,565,652 shares of our common stock outstanding. We, all of our directors and executive officers and the holders of substantially all of the shares of our common stock outstanding after this offering (other than those to be sold in this offering) have agreed to a 180-day lock-up period provided under agreements executed in connection with this offering. In addition, the representatives of the underwriters may, in their sole discretion, release all or some portion of the shares of our common stock subject to lock-up agreements at any time and for any reason. Upon the expiration of the lock-up agreements described above and further summarized in the section titled “Underwriting,” all of such shares will be eligible for resale in a public market, subject, in the case of shares held by our affiliates, to volume, manner of sale and other restrictions described in the section titled “Shares Eligible for Future Sale.” We also intend to file a Form S-8 under the Securities Act, to register all shares of our common stock that we may issue under our equity compensation plans. In addition, certain stockholders have certain demand and tag-along registration rights that could require us in the future to file registration statements in connection with sales of our common stock by such stockholder or provide for the registration of shares of our common stock held by them in connection with certain future offerings of our common stock by us. See “Certain Relationships and Related Party Transactions—Registration Rights Agreement.” Such sales could be significant. Once we register these shares, they can be freely sold in the public market upon issuance, subject to the lock-up agreements described above. As restrictions on resale end, the market price of our common stock could decline if the holders of currently restricted shares of our common stock sell them or are perceived by the market as intending to sell them or are released from the restrictions of the lock-up agreements prior to their expiration, which may make it more difficult for you to sell your common stock at a time and price that you deem appropriate.

New investors in our common stock will experience immediate and substantial book value dilution after this offering.

The initial public offering price of our common stock will be substantially higher than the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. In addition, you will pay more for your shares of our common stock than the amount per share paid by our existing stockholders. Based on the initial public offering price of $18.50 per share and our pro forma as adjusted net tangible book value as of September 30, 2025, if you purchase our common stock in this offering, you will suffer immediate dilution of approximately $21.23 per share. If the underwriters exercise their option to purchase additional shares, you will experience additional dilution.

Following completion of the Transactions, Holdings LLC may distribute all or a portion of the 70,217,616 shares of our common stock it will own (including the number of Distributed Shares calculated at the initial public offering price) to its remaining equity holders on a pro rata basis, not earlier than the expiration of the lock-up period. Furthermore, the Rollover Incentive Units may become eligible to receive additional Distributed Shares upon a distribution from Holdings LLC to the holders thereof or a liquidation of Holdings LLC, with certain of the Rollover Incentive Unit Holders receiving additional Distributed Shares if the trading price of our common stock exceeds $7.02 per share at the time of such distribution or liquidation and all of the Rollover Incentive Unit Holders receiving additional Distributed Shares if the trading price of our common stock exceeds $20.07 per share at the time of such distribution or liquidation. For example, if the trading price of our common stock was $10.00 per share or $100.00 per share at the time of any such distribution or liquidation, an additional 465,812 Distributed Shares or 3,276,955 Distributed Shares would be issuable to the Rollover Incentive Unit Holders, respectively. This potential dilution may be substantial and could affect the trading price of your shares. Any such issuances of additional Distributed Shares for any reason would result in additional dilution, the extent of which is presently unknown and will be dependent upon the trading price of our common stock at the time of any such distribution from or liquidation of Holdings LLC. See the section titled “Dilution.”

If securities or industry analysts do not publish research or publish misleading or unfavorable research about our business, our share price and trading volume may decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. As a newly public company, we may be slow to attract research coverage and the analysts who publish information about our common stock may have had relatively little experience with our company, which could affect their ability to accurately forecast our results and could make it more likely that we fail to meet their estimates. In the event we obtain securities or industry analyst coverage, and if one or more of these analysts downgrades our common stock or publishes misleading or unfavorable research about our business, our share price would likely decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our common stock could decrease, which could cause the market price or trading volume of our common stock to decline.

We do not intend to pay cash dividends for the foreseeable future, and accordingly, stockholders must rely on stock appreciation for any return on their investment.

We do not currently anticipate declaring any cash dividends to holders of our common stock in the foreseeable future and are subject to certain restrictions in our existing indebtedness, should we decide to do so. Consequently, investors must rely on sales of our common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not invest in our common stock. See the section titled “Dividend Policy.”

We will incur significant costs as a result of operating as a public company.

Prior to this offering, we operated on a private basis. After this offering, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the listing requirements of Nasdaq and other applicable securities laws and regulations. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more difficult, time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. We also expect that being a public company and being subject to new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action, and potentially civil litigation. These factors may, therefore, strain our resources and divert management’s attention.

Our management team will have immediate and broad discretion over the use of the net proceeds from this offering and may not use them effectively.

We currently intend to use the net proceeds of this offering to pay down a portion of our outstanding borrowings under the Existing Term Loan and for working capital, capital expenditures and other general corporate purposes. See the section titled “Use of Proceeds.” Our management will have broad discretion in the application of the net proceeds of this offering and our stockholders may not agree with how our management chooses to allocate the net proceeds from this offering. The failure by our management to apply these funds effectively could have a material adverse effect on our business, financial condition, results of operations, liquidity and stock price. The decisions made by our management may not result in positive returns on your investment in our common stock and you will not have an opportunity to evaluate the economic, financial or other information upon which our management bases its decisions.

The accuracy of our financial statements and related disclosures could be affected if the judgments, assumptions or estimates used in our critical accounting policies are inaccurate.

The preparation of financial statements and related disclosure in conformity with GAAP requires us to make judgments, assumptions and estimates that affect the amounts reported in our consolidated financial statements and accompanying notes. Our critical accounting policies, which are summarized in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” describe those significant accounting policies and methods used in the preparation of our consolidated financial statements that we consider “critical” because they require judgments, assumptions and estimates that materially affect our consolidated financial statements and related disclosures. As a result, if future events differ significantly from the judgments, assumptions and estimates in our critical accounting policies, those events or assumptions could have a material impact on our consolidated financial statements and related disclosures.

In addition, this prospectus presents certain system-wide key operating metrics, which include the performance of our unconsolidated affiliates. Certain financial information for our unconsolidated affiliates included in our system-wide metrics is presented in this prospectus on an aggregated basis, without adjustment for the Company’s economic ownership percentage in its joint ventures. In addition, not all of the financial information for our unconsolidated affiliates is prepared by the Company’s management or audited. Although management believes including our unconsolidated affiliates in the Company’s system-wide financial information is useful for investors to understand the size and performance of our joint venture relationships, such system-wide financial information may not be indicative of what our unconsolidated affiliates’ financial results would have been if our unconsolidated affiliates were wholly owned by the Company.

We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise continue to fail to maintain effective internal control over financial reporting, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and share price.

In connection with the preparation of our financial statements for the years ended December 31, 2023 and 2024, material weaknesses were identified in our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses we identified were as follows:

(i) We did not design and maintain an effective control environment commensurate with our financial reporting requirements. Specifically, we lacked a sufficient complement of resources with the appropriate knowledge, training and experience to appropriately analyze, record and disclose accounting matters timely and accurately. Additionally, the lack of a sufficient number of professionals resulted in an inability to consistently establish appropriate authorities and responsibilities in pursuit of our financial reporting objectives, as demonstrated by, amongst other things, insufficient segregation of duties in the finance and accounting functions;

(ii) We did not design and maintain an effective risk assessment process at a precise enough level to identify and respond to risks of material misstatement. Specifically, changes to existing controls or the implementation of new controls have not been sufficient to respond to changes to the risks of material misstatement to financial reporting;

(iii) We did not design and maintain effective controls over the accounting for revenue from contracts with customers. Specifically, we did not formally document controls in place within the revenue cycle, including controls over our estimation process for the allowance for price concessions and controls to assess principal versus agent considerations within our revenue arrangements. This material weakness resulted in the restatement of our previously-issued financial statements and other audit adjustments that were immaterial;

(iv) We did not design and maintain effective controls to ensure adequate segregation of duties within our financial reporting function, including controls related to account reconciliations and journal entries. Specifically, certain personnel have incompatible duties including the ability to (a) create and post manual journal entries without an independent review and (b) prepare and review account reconciliations;

The material weaknesses described above resulted in certain immaterial adjustments, which were recorded prior to the issuance of the consolidated financial statements as of and for the years ended December 31, 2023 and December 31, 2024.

(v) We did not design and maintain effective information technology general controls for information systems that are relevant to the preparation of our financial statements. Specifically, we did not design and maintain:

∎	program change management controls to ensure that program and data changes are identified, tested, authorized and implemented appropriately,

∎	user access controls to ensure appropriate segregation of duties and to adequately restrict user and privileged access to appropriate personnel,

∎	computer operations controls to ensure that processing and transfer of data, and data backups and recovery are monitored, and

∎	program development controls to ensure that new software development is tested, authorized and implemented appropriately.

These material weaknesses could result in a misstatement of substantially all of our account balances or disclosures that would result in a material misstatement to our annual or interim financial statements that would not be prevented or detected. Had we performed an evaluation of our internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, additional control deficiencies may have been identified by management, and those control deficiencies could have also represented one or more material weaknesses.

In an effort to remediate these material weaknesses, we have retained an accounting consulting firm to provide additional depth and breadth in our technical accounting and financial reporting capabilities. We have also hired and plan to hire additional qualified accounting, finance and IT personnel to provide needed levels of expertise in our internal accounting and IT functions and maintain appropriate segregation of duties. We are also in the process of implementing additional technology platforms and related internal IT policies to support our internal controls. We intend to complete an appropriate risk assessment to identify relevant risks and specify needed objectives. We also intend to formalize and communicate our policies and procedures surrounding our financial close, financial reporting and other accounting processes. Furthermore, we intend to further develop and document necessary policies and procedures regarding our internal control over financial reporting, such that we are able to perform a Section 404 analysis of our internal control over financial reporting when and as required following the completion of this offering.

These material weaknesses will not be considered remediated until management completes the design and implementation of the measures described above, the controls operate for a sufficient period of time and management has concluded, through testing, that the controls are effective. The measures we have taken to date, and the controls we continue to design and implement, may not be sufficient to remediate the material weaknesses we have identified or avoid potential additional material weaknesses in our internal control over financial reporting in the future. Accordingly, material weaknesses may still exist when we report on the effectiveness of our internal control over financial reporting for purposes of our attestation when required after this offering by reporting requirements under the Sarbanes-Oxley Act. Further, while we remain an emerging growth company, our annual report under the Exchange Act will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

We expect to incur significant additional costs to remediate these control deficiencies, though there can be no assurance that our efforts will be successful or avoid potential future material weaknesses. If we are unable to successfully remediate our existing or any future material weaknesses in our internal control over financial reporting, or if we identify any additional material weaknesses, the accuracy and timing of our financial reporting may be adversely affected, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting, and our stock price may decline as a result. We also could become subject to investigations by Nasdaq, the SEC or other regulatory authorities, and become subject to litigation from investors and stockholders, which could harm our reputation and financial condition or divert financial and management resources from its regular business activities.

Our failure to maintain effective internal controls over financial reporting could have an adverse impact on us.

We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition, results of operations, liquidity and stock price. In addition, management’s assessment of internal controls over financial reporting has identified, and may identify in the future, weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the market price of our common stock.

In addition, discovery and disclosure of a material weakness in the future or our inability to cure the material weakness we previously discovered and disclosed, by definition, could have a material adverse impact on our consolidated financial statements. Such an occurrence could negatively affect our business and affect how our stock trades. This could, in turn, negatively affect our ability to access public equity or debt markets for capital.

The estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate, and even if our addressable market achieves the forecasted growth, our business could fail to grow at similar rates.

Market opportunity estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. In particular, the size and growth of the market for diagnostic imaging services is subject to significant variables, which can be difficult to measure, estimate or quantify. Our business depends on, among other things, our success in implementing our business strategy, which is subject to many risks and uncertainties. Estimates and forecasts of these factors are difficult and affected by multiple variables. For these reasons, the estimates and forecasts in this prospectus relating to the size and expected growth of our addressable market may prove to be inaccurate. Even if our addressable market meets our size estimates and forecasted growth, our business could fail to grow at similar rates.

We are an “emerging growth company” and our election of reduced reporting requirements applicable to emerging growth companies may make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and may remain an “emerging growth company” until the last day of the year following the fifth anniversary of the completion of this offering. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues equals or exceeds an amount specified by regulation (currently $1.235 billion) or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period. For as long as we remain an “emerging growth company,” we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not “emerging growth companies.” These exemptions include:

∎

being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

∎	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

∎	reduced disclosure obligations regarding executive compensation; and

∎	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We have taken advantage of reduced reporting burdens in this prospectus. In particular, in this prospectus, we have provided only two years of audited financial statements and have not included all of the executive compensation related information that would be required if we were not an emerging growth company. We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions.

We have also elected to take advantage of the extended transition period pursuant to Section 107 of the JOBS Act. Section 107 of the JOBS Act provides that an emerging growth company can use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This permits an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of this extended transition period and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for private companies. Accordingly, our financial statements may not be comparable to companies that comply with public company effective dates, and our stockholders and potential investors may have difficulty in analyzing our operating results by comparing us to such companies.

WCAS and management own a significant percentage of our common stock and will be able to exert significant control over matters subject to stockholder approval and their interests may conflict with your interests as an owner of our common stock.

Based on the beneficial ownership of our common stock as of November 24, 2025, after this offering, our executive officers and directors, together with WCAS and its affiliates, will beneficially own approximately 31% of our outstanding common stock (assuming no exercise of the underwriters’ option to purchase additional shares of our common stock and no purchases of shares of our common stock in this offering by that group, directly or indirectly). As a result, these stockholders will continue to have significant influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets and any other significant corporate transaction. The interests of these stockholders may not be the same as or may even conflict with your interests. For example, these stockholders could delay or prevent a change of control of our company, even if such a change of control would benefit our other stockholders, which could deprive our stockholders of an opportunity to receive a premium for their shares of our common stock as part of a sale of our company or our assets and might affect the prevailing market price of our common stock. The significant concentration of ownership of our common stock may adversely affect the trading price of our common stock due to investors’ perception that conflicts of interest may exist or arise.

In addition, prior to the consummation of this offering, we intend to enter into a stockholders agreement with WCAS (the “Stockholders Agreement”). The Stockholders Agreement will give WCAS the right to nominate a number of our directors commensurate with its beneficial ownership of our outstanding common stock after the consummation of this offering and shall specify how WCAS’ nomination rights shall decrease as its beneficial ownership of our common stock also decreases. See the section titled “Certain Relationships and Related Party Transactions—Stockholders Agreement.”

Certain of our directors may have conflicts of interest because of their ownership of equity interests of, and their employment with, WCAS and its affiliates.

Certain of our directors hold ownership interests in affiliates of WCAS or ownership in and employment positions with its affiliates. Such interests in affiliates of WCAS by our directors could create, or appear to create, potential conflicts of interest when our directors are faced with decisions that could have different implications for us and for WCAS or its affiliates. We cannot assure you that any such conflicts of interest will be resolved in our favor.

Our amended and restated certificate of incorporation will contain exclusive forum provisions that may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, stockholders, officers or other employees.

Our amended and restated certificate of incorporation, which will become effective immediately prior to the consummation of this offering, provides that unless our board of directors consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have subject matter jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action or proceeding asserting a claim arising from a breach of a fiduciary duty owed by any of our current or former directors, stockholders or officers or other employees to us or to our stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action or proceeding asserting a claim against us or any of our current or former directors, stockholders or officers or other employees arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of the Delaware General Corporation Law (the “DGCL”), our amended and restated certificate of incorporation or our amended and restated bylaws, (iv) any action or proceeding related to or involving us or any of our current or former directors, stockholders or officers or other employees that is governed by the internal affairs doctrine of the State of Delaware, (v) any action or proceeding asserting an “internal corporate claim,” as defined in Section 115 of the DGCL or (vi) any action or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware. These exclusive-forum provisions do not apply to claims under the Securities Act or the Exchange Act. Our amended and restated certificate of incorporation will also provide that, unless our board of directors consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any action or proceeding asserting a cause of action arising under the Securities Act or the Exchange Act. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock is deemed to have notice of and consented to the foregoing provisions. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, stockholders, officers or other employees, which may discourage such lawsuits against us and our directors, stockholders, officers and employees. Alternatively, if a court were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition, results of operations, liquidity and stock price.

Our amended and restated certificate of incorporation will contain a provision renouncing our interest and expectancy in certain corporate opportunities.

WCAS and certain of its affiliates engage in other investments and business activities in addition to its ownership of us. Our amended and restated certificate of incorporation will provide that, to the fullest extent permitted by law, no officer or director of ours who is also an officer, director, employee or managing director of WCAS or any of its affiliates will be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to WCAS or any of its affiliates instead of us, or does not communicate information regarding a corporate opportunity to us that the officer, director, employee or managing director has directed to WCAS or any of its affiliates (other than us), as applicable. For instance, a director of our Company who also serves as a director, officer or employee of WCAS, or any of its portfolio companies, funds or other affiliates may pursue certain acquisitions, joint ventures or other opportunities that may be complementary to our business and, as a result, such acquisition or other opportunities may not be available to us. This provision of our amended and restated certificate of incorporation will relate only to our directors and officers who are also officers, directors, employees or managing directors of WCAS or its affiliates. These potential conflicts of interest could have a material adverse effect on our business, financial condition, results of operations, liquidity and stock price if attractive corporate opportunities are allocated by WCAS to itself or its portfolio companies, funds or other affiliates instead of to us.

Some provisions of Delaware law and our governing documents could discourage a takeover that stockholders may consider favorable.

Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws, which will become effective immediately prior to the consummation of this offering, contain provisions that could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. For example, our amended and restated certificate of incorporation will authorize our board of directors to determine the rights, preferences, privileges and restrictions of unissued preferred stock, without any vote or action by our stockholders. As a result, our board of directors could authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our common stock or with other terms that could impede the completion of a merger, tender offer or other takeover attempt. In addition, our amended and restated bylaws will provide that vacancies on the board of directors may be filled only by a majority of the incumbent directors. Further, as described in the section titled “Description of Capital Stock—Anti-Takeover Provisions,” we are subject to certain provisions of Delaware law that may discourage potential acquisition proposals and may delay, deter or prevent a change of control of our company, including through transactions, and, in particular, unsolicited transactions, that some or all of our stockholders might consider to be desirable. As a result, efforts by our stockholders to change the direction or management of our company may be unsuccessful.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “would,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition, results of operations, liquidity and stock price. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions described in the section titled “Risk Factors” and elsewhere in this prospectus. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Some of the key factors that could cause actual results to differ from our expectations include:

∎	Our ability to generate revenue depends in large part on referrals from physicians and other healthcare providers;

∎	Because many of our costs are fixed, lower scan volumes or other decreases to revenues could adversely affect the profitability of our business;

∎

Our ability to maintain and attract new business depends upon the quality of our services, our reputation and the professional reputations of our radiologists, joint venture partners and the third-party providers with whom we contract;

∎	If our contracted radiology practices terminate their agreements with us, our business could be negatively impacted;

∎	We are dependent on our and our contracted radiology practices’ ability to hire and retain qualified radiologists and radiologic technologists, as well as our ability to hire and retain key personnel;

∎

Our labor costs have been, and we expect they will continue to be, adversely affected by competition for staffing, the nationwide shortage of radiologists and experienced and skilled healthcare professionals and regulatory activity, including changes in minimum wage laws;

∎

Our joint ventures depend on existing relationships with key health system partners. If we are unable to maintain synergistic relationships with these health systems, or enter into new relationships with health systems, we may be unable to implement our business strategies successfully;

∎	Adverse changes in general domestic and worldwide economic conditions could adversely affect our business, financial condition, results of operations, liquidity and stock price;

∎	We experience competition from other diagnostic imaging companies, hospitals and physician practices, and this competition could adversely affect our revenue and business;

∎

If reimbursement rates paid by third-party governmental or commercial payors are reduced or if we fail to successfully manage the reimbursement and collections processes, our business, financial condition, results of operations, liquidity and stock price could be harmed;

∎	There are risks associated with our current and potential future use of AI;

∎	Cybersecurity threats and other disruption or malfunctions in our information technology systems could adversely affect our business;

∎	The regulatory framework in which we operate is uncertain and continually evolving and complying with federal and state regulations is an expensive and time-consuming process;

∎

If the trading price of our common stock exceeds certain levels at the time of a distribution from or liquidation of Holdings LLC, substantial dilution may result from the issuance of additional shares of our common stock in respect of the Rollover Incentive Units, which may adversely affect the trading price of our common stock; and

∎	The other factors discussed herein in the section titled “Risk Factors.”

In addition, statements such as “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus and, although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted a thorough inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein until after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

USE OF PROCEEDS

The net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $426.9 million (or $492.1 million, if the underwriters fully exercise their option to purchase additional shares of our common stock in this offering).

We intend to use the net proceeds of this offering to pay down a portion of our outstanding borrowings under the Existing Term Loan and for working capital, capital expenditures and other general corporate purposes. At September 30, 2025, we had approximately $1.2 billion outstanding under the Existing Term Loan (which will mature in December 2027), which bears interest at a rate per annum equal to the secured overnight financing rate (“SOFR”), plus 4.75% (where the applicable SOFR rate has a 0.5% floor). As of September 30, 2025, the interest rate on the Existing Term Loan was 9.05%. The Refinancing Term Loan (as defined below) that we expect to incur under the Amended Credit Agreement following the completion of this offering is expected to be in the range of $800 million to $825 million.

Pending the use of the proceeds from this offering, we may invest the proceeds in interest-bearing, investment-grade securities, certificates of deposit and U.S. government securities.

Our expected use of net proceeds from this offering represents our current intentions based on our present plans and business conditions. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering or the actual amounts that we will spend on the uses set forth above. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering.

Affiliates of each of Barclays Capital Inc., Capital One Securities, Inc. and Fifth Third Securities, Inc. are lenders under the Existing Term Loan, under which certain borrowings are expected to be repaid with a portion of the aggregate net proceeds from this offering. See the section titled “Underwriting.”

DIVIDEND POLICY

We currently intend to retain all available funds and any future earnings to fund the development and growth of our business, and therefore, we do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. Any future determination to declare and pay cash dividends, if any, will be made at the discretion of our board of directors and will depend on a variety of factors, including applicable laws, our financial condition, results of operations, contractual restrictions, including restrictions under our existing indebtedness, capital requirements, business prospects, general business or financial market conditions and other factors our board of directors may deem relevant.

Accordingly, you may need to sell your shares of our common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them. See “Risk Factors— Risks Relating to Our Common Stock, this Offering and Being a Public Company—We do not intend to pay cash dividends for the foreseeable future, and accordingly, stockholders must rely on stock appreciation for any return on their investment.”

ORGANIZATIONAL STRUCTURE

Prior to the consummation of the Transactions, all of our business operations were conducted through Holdings LLC and its direct and indirect consolidated subsidiaries and unconsolidated affiliates. In connection with the Transactions, Lumexa Imaging Holdings, Inc., a Delaware corporation and the issuer of our common stock offered by this prospectus (the “Issuer”), was incorporated as a wholly owned subsidiary of Holdings LLC on November 14, 2025.

At the time of the pricing of this offering:

∎

5,572,698 incentive units in Holdings LLC with a distribution threshold equal to or greater than $2.04 per unit will be converted into stock option awards issued under the 2025 Plan as replacement awards with respect to 5,572,698 shares of our common stock, with an exercise price equal to the initial public offering price. The number of stock option awards issued as replacement awards will be determined in a manner intended to preserve the economic value of the replaced incentive units; and

∎

Holdings LLC will contribute 100% of the shares of Lumexa Imaging Intermediate Holdings, Inc. and Lumexa Imaging Outpatient Intermediate Holdings, Inc. to the Issuer, making Lumexa Imaging Intermediate Holdings, Inc. and Lumexa Imaging Outpatient Intermediate Holdings, Inc. wholly owned subsidiaries of the Issuer, in exchange for 68,856,706 shares of our common stock, with the number of shares calculated based on a distribution ratio of 1 share per 9 units, and an agreement by the Issuer to issue the Distributed Shares as replacement awards under the 2025 Plan to the Rollover Incentive Unit Holders.

Immediately prior to the closing of this offering:

∎

3,529,465 common and incentive units in Holdings LLC that are owned by certain of our current and former service providers, including certain of our executive officers and non-employee directors, will be converted into 2,143,759 shares of our common stock based on the value of those units at the time of this offering, as determined by the board of managers of Holdings LLC and after taking into account any distribution threshold applicable to such common units; and

∎

251,637 incentive units in Holdings LLC will be converted into 95,061 shares of our common stock subject to restricted stock awards issued as replacement awards under the 2025 Plan, with the number of shares subject to such restricted stock awards based on the value of those units at the time of this offering, as determined by the board of managers of Holdings LLC and after taking into account any distribution threshold applicable to such incentive units.

The diagram below depicts our organizational structure immediately following this offering, assuming no exercise by the underwriters of their option to purchase additional shares of our common stock. This diagram is provided for illustrative purposes only and does not purport to represent all legal entities within our organizational structure.

WCAS
Other Existing Shareholders
30%**
43%**
Lumexa Imaging Equity Holdco, LLC*
Current and Former Management
Public Stockholders
1%
26%
LUMEXA IMAGING HOLDINGS, INC.
Lumexa Imaging Intermediate Holdings, Inc.
Lumexa Imaging Outpatient Intermediate Holdings, Inc.
Lumexa Imaging, Inc.
Lumexa Imaging Outpatient, Inc.

*Formerly known as US Radiology Specialists Holdings, LLC.

** Represents the pro rata interests of the specified Holdings LLC unitholders in our common stock.

Upon completion of the Transactions:

∎

the Issuer will consolidate the financial results of Lumexa Imaging Intermediate Holdings, Inc. and Lumexa Imaging Outpatient Intermediate Holdings, Inc. and their direct and indirect consolidated subsidiaries, and all of our business operations will be conducted through the Issuer and its direct and indirect consolidated subsidiaries and unconsolidated affiliates; and

∎

investors purchasing shares of our common stock in this offering will collectively hold 25,000,000 shares of our common stock (or 28,750,000 shares of our common stock, assuming the underwriters exercise in full their option to purchase additional shares).

Following completion of the Transactions, Holdings LLC may distribute all or a portion of the 70,217,616 shares of our common stock it will own (including the number of Distributed Shares calculated at the initial public offering price) to its remaining equity holders on a pro rata basis, not earlier than the expiration of the lock-up period (as defined in the section titled “Underwriting”).

Furthermore, the Rollover Incentive Units may become eligible to receive additional Distributed Shares upon a distribution from Holdings LLC to the holders thereof or a liquidation of Holdings LLC, with certain of the Rollover Incentive Unit Holders receiving additional Distributed Shares if the trading price of our common stock exceeds $7.02 per share at the time of such distribution or liquidation and all of the Rollover Incentive Unit Holders receiving additional Distributed Shares if the trading price of our common stock exceeds $20.07 per share at the time of such distribution or liquidation. For example, if the trading price of our common stock was $10.00 per share or $100.00 per share at the time of any such distribution or liquidation, an additional 465,812 Distributed Shares or 3,276,955 Distributed Shares would be issuable to the Rollover Incentive Unit Holders, respectively.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2025, as follows:

∎	of Holdings LLC on a historical basis;

∎

of Lumexa Imaging Holdings, Inc. and its consolidated subsidiaries, on a pro forma basis, giving effect to the Transactions other than this offering and the issuance of 25,000,000 shares of our common stock in connection therewith; and

∎

on a pro forma as adjusted basis, giving effect to the pro forma adjustments above and (i) our issuance and sale of 25,000,000 shares of our common stock in this offering at the initial public offering price of $18.50 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and (ii) the application of the net proceeds from this offering as described in the section titled “Use of Proceeds.”

You should read the information in this table together with the sections titled “Organizational Structure,” “Use of Proceeds,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes, appearing elsewhere in this prospectus.

	SEPTEMBER 30, 2025
	ACTUAL	PRO FORMA	PRO FORMA, AS ADJUSTED
(Dollars in thousands)	(Unaudited)	(Unaudited)	(Unaudited)
Cash and cash equivalents	$191	$191	$191

Debt:
Term Loan and Revolving Credit Facility(1)	$1,196,191	$1,196,191	$769,615
Finance leases	30,767	30,767	30,767
Promissory notes and Accounts receivable pledging arrangements	17,133	17,133	17,133

Total debt obligations	1,244,091	1,244,091	817,515

Equity:
Common stock of Lumexa Imaging Holdings, Inc., $0.001 par value; no shares authorized, issued and outstanding, actual; 1,000,000,000 shares authorized and 69,565,652 shares issued and outstanding, pro forma; 1,000,000,000 shares authorized and 94,565,652 shares issued and outstanding, pro forma as adjusted (2)	—	70	95
Additional paid-in capital	—	769,407	1,196,292
Common units of Holdings LLC, 626,088,919 equity units authorized and 626,088,919 equity units issued and outstanding, actual; 619,717,487 equity units authorized and 619,717,487 equity units issued and outstanding, pro forma and pro forma as adjusted(3)	769,477	—	—
Accumulated deficit	(602,370)	(602,370)	(608,104)

Total equity	167,107	167,107	588,283

Total capitalization	$1,411,198	$1,411,198	$1,405,798

(1)	Excludes unamortized debt issuance costs and discount of $11.6 million on an actual and pro forma basis and $7.4 million on a pro forma, as adjusted basis. Pro forma, as adjusted, Term Loan and Revolving Credit Facility reflects the partial repayment of the Existing Term Loan using all net proceeds from this offering after deducting underwriting discounts and commissions and estimated offering expenses payable by us, without giving effect to the incurrence of the Refinanced Term Loan. To the extent the Refinanced Term Loan exceeds the pro forma, as adjusted, Term Loan and Revolving Credit Facility balance, such excess net proceeds from this offering are expected to be added to pro forma, as adjusted, cash and cash equivalents.
(2)

As further discussed in the section titled “Use of Proceeds,” we intend to use the net proceeds of this offering to pay down a portion of our outstanding borrowings under the Existing Term Loan and for working capital, capital expenditures and other general corporate purposes.

Assumes payment prior to September 30, 2025 of $5.4 million of the $7.8 million total estimated offering expenses. Also assumes the payment of $5.7 million in cash bonuses related to this offering. Based on a distribution ratio of 1 share per 9 units (and 69,565,435 shares and 69,523,831 shares of our common stock outstanding as of September 30, 2025 and December 31, 2024, respectively), our net loss per share as of September 30, 2025 and December 31, 2024 would have been $(0.26) and $(1.35), respectively. Our net loss per share of $(0.20) for the nine months ended September 30, 2025 assumes that an additional 23,058,187 shares of our common stock were outstanding for that period, which represents the number of shares of our common stock that we expect to be issued to fund the repayment of outstanding borrowings under the Existing Term Loan. The number of shares of our common stock that we expect to be issued to fund the repayment of outstanding borrowings under the Existing Term Loan was calculated by dividing $426.6 million, which is the estimated cost to repay outstanding borrowings under the Existing Term Loan, by the initial public offering price of $18.50 per share, less underwriting discounts and commissions and estimated offering expenses.
(3)	Only includes common units of Holdings LLC and does not include incentive units of Holdings LLC.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering.

Our historical net tangible book value (deficit) as of September 30, 2025 was $(683.3) million, or $(1.09) per share of our common stock. Our historical net tangible book value (deficit) is the amount of our total tangible assets less our total liabilities. Historical net tangible book value (deficit) per share represents historical net tangible book value (deficit) divided by the number of shares of our common stock outstanding as of November 24, 2025. For purposes of this calculation, we have assumed that (i) 1,435,813 shares of our common stock issued for outstanding incentive units in Holdings LLC that are owned by certain of our current and former service providers and (ii) 95,061 shares of our common stock subject to restricted stock awards issued as replacement awards under the 2025 Plan for certain outstanding and unvested incentive units in Holdings LLC are outstanding.

Our pro forma net tangible book value as of September 30, 2025 was $(683.3) million, or $(9.61) per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of our common stock outstanding as of September 30, 2025, after giving effect to the Transactions other than this offering, as if they occurred on September 30, 2025.

After giving further effect to our issuance and sale of 25,000,000 shares of our common stock in this offering at an initial public offering price of $18.50 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2025 would have been $(262.1) million, or $(2.73) per share. This amount represents an immediate increase in pro forma as adjusted net tangible book value of $6.88 per share to our existing stockholders and an immediate dilution in pro forma as adjusted net tangible book value of $21.23 per share to new investors purchasing our common stock in this offering. We determine dilution by subtracting the pro forma as adjusted net tangible book value per share after this offering from the initial public offering price per share paid by new investors. The following table illustrates this dilution on a per share basis:

Initial public offering price per share		$18.50
Historical net tangible book value (deficit) per share as of September 30, 2025	$(1.09)
Decrease per share attributable to the pro forma adjustments described above	$(8.52)

Pro forma net tangible book value per share as of September 30, 2025	$(9.61)
Increase per share attributable to new investors purchasing our common stock in this offering	$6.88

Pro forma as adjusted net tangible book value per share immediately after this offering		$(2.73)

Dilution per share to new investors purchasing our common stock in this offering		$21.23

If the underwriters exercise their option to purchase additional shares of our common stock in full, our pro forma as adjusted net tangible book value per share after this offering would be $(1.97) per share, and the dilution in pro forma as adjusted net tangible book value per share to new investors in this offering would be $20.47 per share.

The following table summarizes, as of November 24, 2025, on a pro forma as adjusted basis as described above, the number of shares of our common stock, the total consideration and the average price per share (1) paid or to be paid to us by existing stockholders and (2) to be paid by new investors acquiring our common stock in this offering at an initial public offering price of $18.50 per share, before deducting underwriting discounts and commissions and estimated offering expenses payable by us. As the table shows, new investors purchasing common stock in this offering will pay an average price per share substantially higher than our existing stockholders paid.

	SHARES PURCHASED		TOTAL CONSIDERATION		AVERAGE PRICE PER SHARE
	NUMBER	PERCENT	AMOUNT	PERCENT
Existing stockholders before this offering	71,096,526	74.0%	$—	—%	$—
Investors participating in this offering	25,000,000	26.0	462,500,000	100	18.50

Total	96,096,526	100%	$462,500,000	100%	$18.50

The table above assumes no exercise of the underwriters’ option to purchase 3,750,000 additional shares in this offering. If the underwriters exercise in full their option to purchase additional shares from us, the number of shares held by new investors will increase to 28,750,000 shares, or 28.8% of the total number of shares outstanding following the completion of this offering.

To the extent that warrants are issued and exercised or awards under the 2025 Plan are granted and vest or, if applicable, are exercised, shares are purchased under the ESPP or we otherwise issue additional shares of our common stock in the future, there will be further dilution to investors participating in this offering.

For purposes of the calculations in this section, the number of shares of our common stock that will be outstanding after this offering is based on 71,096,526 shares of common stock outstanding as of November 24, 2025 and excludes the following:

∎

6,100,839 shares of our common stock reserved for future issuance under the 2025 Plan, which will become effective in connection with this offering, of which 1,139,150 shares of our common stock will be issuable upon the vesting of restricted stock unit awards granted in connection with the consummation of this offering under the 2025 Plan and assuming that the vesting conditions applicable to performance-based restricted stock unit awards are achieved at the maximum performance level;

∎	2,033,613 shares of our common stock initially reserved for issuance under the ESPP, which will become effective in connection with this offering;

∎	any additional shares that become available under the 2025 Plan or the ESPP pursuant to provisions thereof that automatically increase the share reserve under each plan each year;

∎

5,572,698 shares of our common stock issuable upon the exercise of stock options issued prior to the closing of this offering as replacement awards under the 2025 Plan for certain outstanding incentive units in Holdings LLC for which the distribution threshold is equal to or greater than $2.04 per unit, with the number of shares subject to such stock options calculated based on the value of those units at the time of this offering, as determined by the board of managers of Holdings LLC, as further described in the section titled “Organizational Structure;” and

∎

1,359,910 Distributed Shares to be issued as replacement awards under the 2025 Plan in settlement of the Rollover Incentive Units that will remain outstanding until a distribution from or the liquidation of Holdings LLC, with the number of Distributed Shares to be issued based on the value of those units at the time of the distribution or liquidation, as determined by the board of managers of Holdings LLC and after taking into account any distribution threshold applicable to such Rollover Incentive Units, as further described in the section titled “Organizational Structure.” The Rollover Incentive Units may become eligible to receive additional Distributed Shares upon a distribution from Holdings LLC to the holders thereof or a liquidation of Holdings LLC, with certain of such Rollover Incentive Unit Holders receiving additional Distributed Shares if the trading price of our common stock exceeds $7.02 per share at the time of such distribution or liquidation and all of the Rollover Incentive Unit Holders receiving additional Distributed Shares if the trading price of our common stock exceeds $20.07 per share at the time of such distribution or liquidation. For example, if the trading price of our common stock was $10.00 per share or $100.00 per share at the time of any such distribution or liquidation, an additional 465,812 Distributed Shares or 3,276,955 Distributed Shares would be issuable to the Rollover Incentive Unit Holders, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the section titled “Prospectus Summary—Summary Historical Consolidated Financial and Other Data” and our consolidated financial statements and related notes thereto appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” sections of this prospectus, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are one of the largest national providers of diagnostic imaging services. Our platform is integrated, scalable and has a proven track record of creating value for our stakeholders. As of September 30, 2025, we operated the second largest outpatient imaging center footprint in the United States. It spans 184 centers in 13 states and includes eight joint venture partnerships with health systems.

Our primary source of income is fees paid by patients, insurance companies or other payors in exchange for our centers providing imaging studies and radiologists’ interpretations of those studies. We also earn revenue from payors when our radiologists interpret an imaging study performed in another facility, often the imaging department of a hospital. In addition, we earn a monthly fee from centers that we operate, but do not consolidate for accounting purposes, in exchange for managing their operations. We also earn fees from third-party hospitals for providing radiology and administrative support. How these income streams affect our consolidated financial statements depends on whether we consolidate the center generating the fee for accounting purposes. Because our ownership levels and rights vary from center to center, at September 30, 2025, we consolidated 99 of the 184 centers that we operated and accounted for our investments in the remaining 85 centers under the equity method of accounting. At December 31, 2024, we consolidated 98 of the 181 centers that we operated and accounted for our investments in the remaining 83 centers under the equity method of accounting.

The following table shows our outpatient imaging centers in operation and consolidated net patient service revenue for the specified periods:

	NINE MONTHS ENDED SEPTEMBER 30,		YEAR ENDED DECEMBER 31,
(dollars in thousands)	2025	2024	2024	2023
Consolidated net patient service revenue	$592,178	$557,021	$746,850	$767,391
Centers in operation	184	177	181	183
Outpatient imaging centers with a health system joint venture partner (equity method)	85	82	83	82
Consolidated outpatient imaging centers	99	95	98	101

Our operations are comprised of two segments for financial reporting purposes, “Outpatient Imaging Centers” and “Professional Services.” For further financial information about our segments, see Notes 20 and 13 (Segment Reporting) in the notes accompanying our audited and unaudited consolidated financial statements included in this prospectus, respectively.

Factors Affecting Our Results of Operations

We believe there are several important factors that have impacted our operating performance and results of operations, including:

∎

Physician referrals. A significant portion of the services that we perform and the revenue we generate is derived from patient referrals from unaffiliated physicians and other healthcare providers. Because the majority of our routine and advanced imaging volume involves providing non-recurring services to patients, our business depends on continuing to receive new referrals from those physicians and other healthcare providers. Our performance depends on our ability to maintain those referrals and to become and/or remain designated providers under “closed panel” preferred physician organizations or other managed care contracting systems which manage those referrals exclusively to contracted providers. We seek to be the designated provider under those programs and the failure to compete to remain such under those programs and our inability to maintain and increase the number of physician referrals could impact our revenues and operations.

∎

Demand for advanced imaging in our geographies. Our operations and profitability depend in part on our ability to increase the amount of patient volume from advanced imaging scans. Demand for advanced imaging continues to grow according to industry estimates and outpaces routine imaging growth. As of September 30, 2025, management estimates that advanced imaging payments per procedure at our consolidated and unconsolidated centers were on average approximately 330% of routine imaging payments per procedure. Advanced imaging accounted for 30% of our consolidated imaging volumes and 36% of our system-wide imaging volumes, and 52% of our consolidated revenue and 63% of our system-wide revenues for the nine months ended September 30, 2025. Advanced imaging accounted for over 29% of our consolidated imaging volumes and over 35% of our system-wide imaging volumes, and over 51% of our consolidated revenue and 63% of our system-wide revenue in 2024. We believe that our centers, equipment, personnel and strategy will enable advanced imaging to continue to increase over time.

∎

Favorable and Sustainable Reimbursement. Our revenues depend on achieving broad coverage and reimbursement for our imaging exams from third-party payors, including both commercial and government payors. Payment from third-party payors differs depending on whether we have entered into a contract with the payor as a “participating provider” or do not have a contract and are considered a “non-participating provider.” Payors will often reimburse non-participating providers, if at all, at a lower rate than participating providers. We operate in geographies with attractive payor dynamics that support sustainable commercial reimbursement. 58% of our consolidated revenue for the nine months ended September 30, 2025 came from commercial payors, with government payors making up an incremental 28% and the remaining portion of our consolidated revenue for the nine months ended September 30, 2025 coming from self-pay, liens and other payors. 63% of our system-wide revenue for the nine months ended September 30, 2025 came from commercial payors, with government payors making up an incremental 22% and the remaining portion of our system-wide revenue for the nine months ended September 30, 2025 coming from self-pay, liens and other payors. 57% of our 2024 consolidated revenue came from commercial payors, with government payors making up an incremental 28% and the remaining portion of our 2024 consolidated revenue coming from self-pay, liens and other payors. 63% of our 2024 system-wide revenue came from commercial payors, with government payors making up over 23% and the remaining portion of our 2024 system-wide revenue coming from self-pay, liens and other payors. We are broadly diversified across over 600 payor contracts and have a dedicated managed care team, focused on securing competitive reimbursement rates and contract terms for our centers using a data-driven approach. If we are not able to obtain or maintain coverage and adequate reimbursement from commercial payors, we may not be able to effectively increase our patient volume and revenue as expected. Additionally, retrospective reimbursement adjustments can negatively impact our revenue and cause our financial results to fluctuate, though we have not experienced any material adjustments of that nature.

∎

Investment and implementation of technology. Our integrated technology system supports our current day-to-day operations and is the foundation of our continued deployment of third-party AI tools. We intend to continue investing in these technologies and believe that using third-party AI allows us to benefit from the most advanced solutions in the market, given there are over 400 radiology AI products in existence today and we anticipate that many more are in development. Implementation of AI can enable faster scan times, improved clinical efficiency and faster patient scheduling and communication of results. Furthermore, back-office tasks can use AI to self-learn and self-manage processes, increase collections and reduce labor expenses, driving greater profitability.

∎	Continuing growth through de novo expansion, joint ventures and acquisitions. We believe that our expansion strategy to establish new de novo centers, continue to partner with health systems in joint ventures and complete new acquisitions will continue to drive greater revenues. Our failure to continue to expand could have an adverse effect on our revenue growth.

∎

Seasonality. Our business exhibits seasonal fluctuations. The first quarter of each year generally sees the lowest procedure volumes and revenue levels. We believe this trend is driven by two factors. First, many patients participate in high-deductible health plans. As these deductibles reset in January, patients tend to reduce their use of medical services during the first quarter to avoid substantial out-of-pocket expenditures. Second, our outpatient imaging centers are sometimes affected by severe winter weather conditions, with snowstorms and other adverse weather leading to patient appointment cancellations and occasional center closures.

While each of these factors present significant opportunities for us, they are not the only factors that may adversely affect our revenues and they also pose significant risks and challenges that we must address. See the section titled “Risk Factors” for more information.

Our Business and Performance Measures

We deliver high-quality, convenient and low-cost care through our expansive network of outpatient imaging centers, meeting the needs of our key stakeholders—patients, referring physicians, health system joint venture partners and payors. Our accessible locations, flexible scheduling options and extended hours make it easier for patients to receive the imaging services they need. Referring physicians choose our centers for their patients’ imaging needs because of our high-quality care, subspecialized radiologists, skilled technologists and modern equipment and technology. Our health system joint venture partners benefit from providing patients access to our high-quality, lower cost, conveniently located centers to reduce hospital backlogs and the time required to diagnose and begin treatment. Our centers also benefit payors by reducing the overall cost of delivering diagnostic imaging to their members.

We operate outpatient imaging centers, some of which we wholly own and others that we own in partnership with health system joint ventures. At September 30, 2025, we managed 82 of our 85 jointly owned outpatient imaging centers on a day-to-day basis through a management services contract. At December 31, 2024, we managed 80 of our 83 jointly owned outpatient imaging centers on a day-to-day basis through a management services contract. Our role as an owner and day-to-day manager provides us with significant influence over those centers’ operations. This influence does not represent control of the center, so we account for our investment in each such center under the equity method of accounting as an unconsolidated affiliate. We controlled the other 99 and 98 centers at September 30, 2025 and December 31, 2024, respectively, and accounted for these investments as consolidated subsidiaries. For consolidated subsidiaries, our consolidated statements of operations reflect, within each revenue and expense line item, 100% of the revenues and expenses of each such subsidiary, after the elimination of intercompany amounts. Our consolidated statements of operations reflect our earnings from our unconsolidated affiliates in only two line items:

∎

equity in earnings of unconsolidated affiliates: our share of the net income or loss of each unconsolidated affiliate, which is based on that center’s net income or loss and the percentage of that affiliate’s outstanding equity interests owned by us; and

∎

management fee and other revenues, related party: income we primarily earn in exchange for managing the day-to-day operations of an unconsolidated affiliate, usually quantified as a percentage of that affiliate’s net revenue.

We also provide management and administrative services to five physician practices through management service organization subsidiaries. These subsidiaries provide practice management services including, but not limited to, claim processing, utilization review, operations management, information technology, human resources, risk management, legal, compliance, finance and accounting and marketing services, which are provided under administrative services agreements. We receive management fees from these physician practices for the services performed. In addition, pursuant to franchise agreements, American Health Imaging, Inc., one of our consolidated subsidiaries (“AHI”), provides management and administrative services to the Franchise Centers including, but not limited to, contract negotiation, claims processing, utilization review, operations management, information technology, human resources, risk management, legal, compliance, budgeting and finance, accounting, and marketing services. We receive royalty, billing and management fees from the Franchise Centers for the use of the

AHI name and the services performed. We have exclusive responsibility for the provision of all non-medical services required for the day-to-day operation and management of both the physician practices and the Franchise Centers.

In summary, our operating income is driven by the performance of the outpatient imaging centers and physician practices we operate and by our ownership interest in our outpatient imaging centers, but our individual revenue and expense line items only relate to the consolidated businesses. This results in trends in our operating income that do not always correspond with changes in our individual revenue and expense line items. Accordingly, we supplementally review several types of information in order to monitor and analyze our results of operations, including:

∎	the results of operations of our unconsolidated affiliates;

∎	our average ownership share in the outpatient imaging centers we operate; and

∎	facility operating indicators irrespective of consolidation treatment, such as system-wide revenue growth and same-center revenue growth.

Results of Operations

	NINE MONTHS ENDED SEPTEMBER 30,
	2025	2024	Variance
Revenue:
Net patient service revenue	$565,738	$533,860	$31,878
Net patient service revenue, related party	26,440	23,161	3,279
Management fee and other revenue	15,253	11,372	3,881
Management fee and other revenue, related party	147,916	132,448	15,468

Total revenues	755,347	700,841	54,506
Operating expenses:
Cost of operations, excluding depreciation and amortization	639,898	626,150	13,748
General and administrative expenses	53,262	50,241	3,021
Depreciation and amortization	27,984	32,348	(4,364)
Loss on disposal of property and equipment	477	—	477

Total operating expenses	721,621	708,739	12,882

Equity in earnings of unconsolidated subsidiaries	49,835	47,890	1,945

Income from operations	83,561	39,992	43,569

Other income and expenses:
Interest expense	90,523	104,640	(14,117)
Loss on extinguishment of debt	—	703	(703)
Gain on imaging center sold, related party	—	(2,184)	2,184

Total other expenses	90,523	103,159	(12,636)

Loss before income taxes	(6,962)	(63,167)	56,205
Income tax provision	11,452	5,874	5,578

Net loss and comprehensive loss	$(18,414)	$(69,041)	$50,627

	YEAR ENDED DECEMBER 31,
	2024	2023	VARIANCE
Revenue:
Net patient service revenue	$715,560	$747,738	$(32,178)
Net patient service revenue, related party	31,290	19,653	11,637
Management fee and other revenue	14,951	4,526	10,425
Management fee and other revenue, related party	187,068	164,008	23,060

Total revenues	948,869	935,925	12,944
Operating expenses:
Cost of operations, excluding depreciation and amortization	852,606	836,958	15,648
General and administrative expenses	70,361	55,165	15,196
Depreciation and amortization	42,164	56,630	(14,466)
Goodwill impairment charge	—	18,969	(18,969)
Loss on disposal of property and equipment	—	1,285	(1,285)

Total operating expenses	965,131	969,007	(3,876)

Equity in earnings of unconsolidated subsidiaries	71,505	55,527	15,978

Income from operations	55,243	22,445	32,798

Other income and expenses:
Interest expense	136,027	141,694	(5,667)
Loss on extinguishment of debt	703	—	703
Gain on imaging center sold, related party	(2,294)	—	(2,294)

Total other expenses	134,436	141,694	(7,258)

Loss before income taxes	(79,193)	(119,249)	40,056
Income tax provision	14,906	2,978	11,928

Net loss and comprehensive loss	$(94,099)	$(122,227)	$28,128

The following table summarizes our GAAP consolidated statement of operations items expressed as a percentage of revenue for the periods indicated:

	NINE MONTHS ENDED SEPTEMBER 30,		YEAR ENDED DECEMBER 31,
	2025	2024	2024	2023
Total revenues	100.0%	100.0%	100.0%	100.0%
Operating expenses:
Cost of operations, excluding depreciation and amortization	84.7	89.3	89.9	89.4
General and administrative expenses	7.1	7.2	7.4	5.9
Depreciation and amortization	3.7	4.6	4.4	6.1
Goodwill impairment charge	—	—	—	2.0
Loss on disposal of property and equipment	—	—	—	0.1

Total operating expenses	95.5	101.1	101.7	103.5

Equity in earnings of unconsolidated affiliates	6.6	6.8	7.5	5.9

Income from operations	11.1	5.7	5.8	2.4

Other income and expenses
Interest expense	12.0	15.0	14.3	15.1
Loss on extinguishment of debt	—	0.1	0.1	—
Gain on imaging center sold, related party	—	(0.3)	(0.2)	—

Total other expenses	12.0	14.8	14.2	15.1

Loss before income taxes	(0.9)	(9.1)	(8.4)	(12.7)
Income tax provision	1.5	0.8	1.5	0.4

Net loss and comprehensive loss	(2.4)%	(9.9)%	(9.9)%	(13.1)%

Our business model of partnering with health system joint venture partners results in our accounting for 85 (at September 30, 2025) and 83 (at December 31, 2024) of our outpatient imaging centers under the equity method of accounting rather than consolidating their results.

Our share of the net income of unconsolidated affiliates is shown in our consolidated statements of operations on a net basis as “equity in earnings of unconsolidated affiliates.”

The following tables provide other information regarding our unconsolidated affiliates:

	NINE MONTHS ENDED SEPTEMBER 30,
Lumexa Imaging’s Unconsolidated Affiliates	2025	2024
Lumexa Imaging’s equity in earnings of unconsolidated affiliates (in thousands)	$49,835	$47,890
Lumexa Imaging’s imputed weighted average ownership percentages based on unconsolidated affiliates’ pretax income (1)	46.4%	46.2%
Unconsolidated outpatient imaging centers operated at period end	85	82

	YEAR ENDED DECEMBER 31,
Lumexa Imaging’s Unconsolidated Affiliates	2024	2023
Lumexa Imaging’s equity in earnings of unconsolidated affiliates (in thousands)	$71,505	$55,527
Lumexa Imaging’s imputed weighted average ownership percentages based on unconsolidated affiliates’ pretax income (1)	46.5%	46.3%
Unconsolidated outpatient imaging centers operated at period end	83	82

(1)	Our weighted average percentage ownership in our unconsolidated affiliates is calculated as our equity in earnings of unconsolidated affiliates divided by the total net income of unconsolidated affiliates for each respective period.

One of our unconsolidated affiliates, BTDI JV, LLP (“BTDI”) is considered significant to our consolidated financial statements under Regulation S-X. As a result, the audited consolidated financial statements and related notes of BTDI have been included in this prospectus.

Revenue

As described above, our earnings from an outpatient imaging center, whether consolidated or accounted for using the equity method of accounting, are driven by the same factors: the center’s underlying profits and revenue and our ownership percentage in that center. Accordingly, to assess our overall operating results, we often utilize system-wide and same-center measures, which include both consolidated centers and unconsolidated affiliates. Our consolidated revenue growth and system-wide revenue growth were 7.8% and 7.4%, respectively between the nine months ended September 30, 2024 and the nine months ended September 30, 2025. Our consolidated revenue growth and system-wide revenue growth were 1.4% and 3.2%, respectively, between the year ended December 31, 2023 and the year ended December 31, 2024. Our system-wide revenue includes all centers and physician practices that we operate; our GAAP revenue (or consolidated revenue) only includes consolidated centers, which represent 54% of our centers at both September 30, 2025 and December 31, 2024, respectively, and all physician practices that we operate.

Net patient service revenue increased by $31.9 million, or 6.0%, for the nine months ended September 30, 2025, compared to the nine months ended September 30, 2024. The increase was largely due to an increase in consolidated same-center revenues of 6.4%, which was driven by volume growth of 4.3% and an increase in net revenue per scan of 2.0%. The consolidated same-center revenue growth included a $15.5 million increase in revenues at our centers in New Jersey, primarily as a result of going back in network with a payor that was out of network for much of 2024. Net patient service revenue also increased $4.5 million related to six new consolidated centers we opened during 2024 and 2025. Net patient service revenue decreased by $32.2 million, or 4.3%, for the year ended December 31, 2024, compared to the year ended December 31, 2023. The decrease was primarily due to the wind down of a physician practice during the year ended December 31, 2023, which reduced revenue by $31.1 million, the sale of six outpatient centers in the year ended December 31, 2024, which reduced revenue by $9.6 million, and the negative impact from being out of network with a previously in-network payor during the majority of the year ended December 31, 2024, which reduced revenue by an estimated $18.4 million. These decreases were partially offset by increases in same-center revenue and volume growth of 2.3% and 2.1%, respectively, in each case before the impact of being out of network with the previously in-network payor mentioned above.

Net patient service revenue, related party increased by $3.3 million, or 14.2%, for the nine months ended September 30, 2025, compared to the nine months ended September 30, 2024. The increase was due to $1.3 million of growth in reads our teleradiology group Connexia does for unconsolidated BTDI centers, and $1.4 million of growth at our North Carolina practice which performs reads for scans done by its local hospital partner. Net patient service revenue, related party increased by $11.6 million, or 59.2%, for the year ended December 31, 2024, compared to the year ended December 31, 2023, largely due to the initiation of Connexia performing reads for BTDI’s outpatient imaging centers.

Management fee and other revenue increased by $3.9 million, or 34.1%, for the nine months ended September 30, 2025, compared to the nine months ended September 30, 2024. The increase was primarily due to an increase in pass through costs. Management fee and other revenue increased by $10.4 million, or 230.3%, for the year ended December 31, 2024 compared to the year ended December 31, 2023. The increase was largely due to entering into a new agreement to provide radiology services to our health system partner in New Jersey, with whom we co-own outpatient centers in the region through a joint venture.

Management fee and other revenue, related party increased by $15.5 million, or 11.7%, for the nine months ended September 30, 2025, compared to the nine months ended September 30, 2024. The increase was due to an increase related to our unconsolidated affiliate, BTDI, as a result of increased pass through costs related to information technology and leased employees and improved financial performance. Management fee and other revenue, related party increased by $23.1 million, or 14.1%, for the year ended December 31, 2024, compared to the year ended December 31, 2023. The change was primarily driven by additional management fees earned from our unconsolidated affiliate, BTDI, due to its improved financial performance from 2023 to 2024.

Operating Expenses

Cost of operations, excluding depreciation and amortization, is comprised of costs incurred to operate outpatient imaging centers and physician practices, primarily salaries, wages and benefits for clinicians and direct patient support personnel, occupancy costs, such as rent and utilities, medical supplies and other operating expenses. Cost of operations increased by $13.7 million, or 2.2%, for the nine months ended September 30, 2025, as compared to the nine months ended September 30, 2024. The increase is primarily due to a $13.3 million increase in radiologist costs for interpreting scans. Cost of operations increased by $15.6 million, or 1.9%, for the year ended December 31, 2024, as compared to the year ended December 31, 2023. The increase is primarily due to a $16.7 million increase in radiologist costs for interpreting scans.

General and administrative expenses include salaries, wages and benefits of executive leadership, finance and accounting, human resources, legal, information technology, professional fees, transaction costs, severance and other overhead and corporate expenses. General and administrative expenses increased by $3.0 million, or 6.0%, for the nine months ended September 30, 2025, as compared to the nine months ended September 30, 2024. The increase is due to an increase in information technology costs and in legal and professional fees as we prepare to operate as a public company. General and administrative expenses increased by $15.2 million, or 27.5%, for the year ended December 31, 2024, as compared to the year ended December 31, 2023. The increase is due to an increase in salaries, wages and benefits and an increase in information technology costs as we deploy our standard platforms. We also expect general and administrative expenses to increase in the near term as a result of operating as a public company. That increase in expenses will be associated with compliance with the rules and regulations of the SEC, and an increase in legal, audit, insurance, investor relations, professional services and other administrative expenses.

Depreciation and amortization expense consists of depreciation of property and equipment assets (medical office equipment, computer and software, and furniture and fixtures) and amortization of acquired intangible assets, such as facility contracts and trade names. Depreciation and amortization expense decreased by $4.4 million, or 13.5%, for the nine months ended September 30, 2025, as compared to the nine months ended September 30, 2024. The decrease is driven by the disposition of assets during 2024 due to the contribution of a formerly consolidated imaging center to a health system joint venture and the wind down of a physician practice during 2024. Depreciation and amortization expense decreased by $14.5 million, or 25.5%, for the year ended December 31, 2024, as compared to the year ended December 31, 2023. The decrease is driven by a $8.2 million decrease in amortization as a result of the wind down of a physician practice; and a $7.0 million decrease as a result of trade name and management services agreements becoming fully amortized during the year ended December 31, 2023. This decrease was partially offset by depreciation related to new property and equipment added during the year.

The goodwill impairment recognized in the year ended December 31, 2023 of $19.0 million was related to the wind down of a physician practice.

The loss on disposal of property and equipment of $1.3 million in the year ended December 31, 2023 relates to the disposal of property and equipment for proceeds that were less than the carrying amount thereof on our consolidated balance sheet.

Equity in earnings of unconsolidated affiliates

Equity in earnings of unconsolidated affiliates is our share of the net income or loss of each unconsolidated outpatient imaging center, which is based on that center’s net income or loss and the percentage of that center’s outstanding equity interests owned by us. Equity in earnings of unconsolidated subsidiaries increased by $1.9 million, or 4.1%, for the nine months ended September 30, 2025, as compared to the nine months ended September 30, 2024 due to the enhanced profitability of our investments in unconsolidated affiliates. Equity in earnings of unconsolidated subsidiaries increased by $16.0 million, or 28.8%, for the year ended December 31, 2024, as compared to the year ended December 31, 2023. The increase is due to enhanced profitability of our investments in unconsolidated affiliates as well as our contribution during the year ended December 31, 2024 of a formerly consolidated outpatient imaging center in New Jersey to a health system joint venture.

Other (income) expenses

Interest expense decreased by $14.1 million, or 13.5%, for the nine months ended September 30, 2025, compared to the nine months ended September 30, 2024 due to a decrease in interest rates during that period, as well as a $1.3 million decrease in the impact of the interest rate cap (as defined below) during that period. Interest expense decreased by $5.7 million, or 4.0%, for the year ended December 31, 2024, compared to the year ended December 31, 2023 due to a decrease in interest rates during that period, as well as a $3.7 million decrease in the impact of the interest rate cap during that period.

Loss on extinguishment of debt of $0.7 million in the year ended December 31, 2024 was primarily due to fees related to an amendment to extend the maturity date to December 2027 and to change the lending syndicate of our Existing Term Loan.

Gain on imaging centers sold of $2.3 million in the year ended December 31, 2024 was related to our contribution during the year ended December 31, 2024 of a formerly consolidated outpatient imaging center in New Jersey to a health system joint venture. We formerly consolidated this outpatient imaging center, but now account for it under the equity method of accounting.

Income Tax Provision

We recorded an income tax provision of $11.5 million for the nine months ended September 30, 2025, as compared to an income tax provision of $5.9 million for the nine months ended September 30, 2024. We recorded an income tax provision of $14.9 million for the year ended December 31, 2024, as compared to an income tax provision of $3.0 million for the year ended December 31, 2023. The increases in the tax provisions were primarily due to a decrease in pre-tax net loss. Despite having recurring net losses, we have recorded an income tax provision primarily due to having non-deductible unit-based compensation and a valuation allowance recorded against some of our deferred tax assets, which more than offsets the federal benefit that we would receive.

Results of Operations—Segment Results

We organize our business into two reportable segments: (1) outpatient imaging centers and (2) professional services. This segment structure reflects the financial information and reports used by our management to make decisions regarding our business, including resource allocation and performance assessments.

Outpatient Imaging Center Segment

Our outpatient imaging center segment generates revenue by performing imaging studies and providing radiologists’ interpretations of those studies. The following tables show our outpatient imaging center segment’s revenue and Adjusted EBITDA.

	NINE MONTHS ENDED SEPTEMBER 30,
	2025	2024	$ CHANGE	% CHANGE
Net patient service revenue	$413,481	$390,137	$23,344	6.0%
Management fee and other revenue	147,887	132,016	15,871	12.0%
Adjusted EBITDA	138,236	119,333	18,903	15.8%

	YEAR ENDED DECEMBER 31,
	2024	2023	$ CHANGE	% CHANGE
Net patient service revenue	$521,286	$535,012	$(13,726)	(2.6)%
Management fee and other revenue	186,169	162,070	24,099	14.9%
Adjusted EBITDA	172,542	157,618	14,924	9.5%

The following table shows the outpatient imaging center segment’s system-wide same-center growth rates for the following metrics for the nine months ended September 30, 2025, as compared to the nine months ended September 30, 2024, and for the year ended December 31, 2024, as compared to the year ended December 31, 2023:

	NINE MONTHS ENDED SEPTEMBER 30,	YEAR ENDED DECEMBER 31,
	2025	2024
Net revenue	7.0%	4.2%
Volume	3.0%	(0.3)%
Net revenue per scan	3.9%	4.5%

Our outpatient imaging center segment’s operating results for the nine months ended September 30, 2025 reflect a 7.0% system-wide same-center revenue growth. The segment’s consolidated GAAP revenue growth for the nine months ended September 30, 2025 was 7.5%. Our outpatient imaging center segment’s operating results for the year ended December 31, 2024 reflect a 4.2% system-wide same-center revenue growth. The segment’s consolidated GAAP revenue growth for the year ended December 31, 2024 was 1.5%.

Net patient service revenue for the outpatient imaging center segment increased by $23.3 million, or 6.0%, for the nine months ended September 30, 2025, as compared to the nine months ended September 30, 2024, primarily driven by an increase in consolidated same-center revenues of 6.4%, which was comprised of volume growth of 4.3% and an increase in net revenue per scan of 2.0%. The consolidated same-center growth included an $11.3 million increase in revenues at our centers in New Jersey, primarily as a result of going back in network with a payor that was out of network for much of 2024. Net patient service revenue for the outpatient imaging center segment also increased $4.5 million related to six new consolidated centers we opened in 2024 and 2025. Net patient service revenue for the outpatient imaging center segment decreased by $13.7 million, or 2.6%, for the year ended December 31, 2024, as compared to the year ended December 31, 2023. The decrease was primarily driven by an estimated $18.4 million decrease in revenues due to being out of network with a previously in-network payor for the majority of 2024, and a $9.6 million decrease due to the sale of six imaging centers in Houston. These decreases were partially offset by volume increases among other of our consolidated outpatient imaging centers.

Management fee and other revenue for the outpatient imaging center segment increased by $15.9 million, or 12.0%, for the nine months ended September 30, 2025, as compared to the nine months ended September 30, 2024. The increase was due to an increase related to our unconsolidated affiliate, BTDI, as a result of increased pass through costs related to information technology and leased employees and improved financial performance. Management fee and other revenue for the outpatient imaging center segment increased by $24.1 million, or 14.9%, for the year ended December 31, 2024, as compared to the year ended December 31, 2023. The increase was due to additional management fees earned from our unconsolidated affiliate, BTDI, due to its improved financial performance from 2023 to 2024. Our management fees are usually quantified as a percentage of the unconsolidated affiliate’s net revenue.

As further discussed below, Adjusted EBITDA removes non-cash and non-recurring charges that occur in the affected period and provides a basis for management to measure our core financial performance against other periods. Adjusted EBITDA for the outpatient imaging center segment increased by $18.9 million, or 15.8%, for the nine months ended September 30, 2025, as compared to the nine months ended September 30, 2024. The increase was driven by the increases in net patient service revenue and management fee and other revenue described above. Adjusted EBITDA for the outpatient imaging center segment increased by $14.9 million, or 9.5%, for the year ended December 31, 2024, as compared to the year ended December 31, 2023. The increase was driven by increased volumes and earnings from our other centers more than offsetting the decline in earnings from being out of network with a previously in-network payor in New Jersey during most of 2024.

Professional Services Segment

Our professional services segment earns revenue solely from the interpretation of imaging studies. The related imaging studies are performed by other parties, primarily the imaging department of a hospital with whom we have a broader strategy that includes our outpatient business, such as through a joint venture for outpatient centers that we operate. The following tables show our professional services segment’s revenue and Adjusted EBITDA.

	NINE MONTHS ENDED SEPTEMBER 30,
	2025	2024	$ CHANGE	% CHANGE
Net patient service revenue	$185,042	$172,150	$12,892	7.5%
Management fee and other revenue	15,282	11,804	3,478	29.5%
Adjusted EBITDA	28,168	27,762	406	1.5%

	YEAR ENDED DECEMBER 31,
	2024	2023	$ CHANGE	% CHANGE
Net patient service revenue	$232,551	$237,816	$(5,265)	(2.2)%
Management fee and other revenue	15,850	6,464	9,386	145.2%
Adjusted EBITDA	28,297	39,554	(11,257)	(28.5)%

The following table shows the professional services segment’s consolidated same-practice growth rates for the following metrics for the nine months ended September 30, 2025, as compared to the nine months ended September 30, 2024, and the year ended December 31, 2024, as compared to the year ended December 31, 2023:

	NINE MONTHS ENDED SEPTEMBER 30,	YEAR ENDED DECEMBER 31,
	2025	2024
Net revenue	8.9%	2.5%
Volume	5.1%	1.9%
Net revenue per read	3.6%	0.6%

Our professional services segment’s operating results for the nine months ended September 30, 2025, reflect a 8.9% consolidated professional same-practice revenue growth. The segment’s consolidated GAAP revenue growth for the nine months ended September 30, 2025 was 8.9%. Our professional services segment’s operating results for the year ended December 31, 2024, reflect a 2.5% consolidated professional same-practice revenue growth. The segment’s consolidated GAAP revenue growth for the year ended December 31, 2024 was 1.7%.

Net patient service revenue for the professional services segment increased by $12.9 million, or 7.5%, for the nine months ended September 30, 2025, as compared to the nine months ended September 30, 2024. The increase in revenues was driven by several factors, including a $3.6 million increase at our physician practice in North Carolina due to the addition of a new hospital to the hospital partner’s network, a $2.7 million increase at our teleradiology practice due to higher volumes, a $3.4 million increase at our practice in New Jersey as a result of higher volumes and a $1.8 million increase due to the continued growth of Connexia. Net patient service revenue for the professional services segment decreased by $5.3 million, or 2.2%, for the year ended December 31, 2024, as compared to the year ended December 31, 2023. The decline was due to a $31.3 million decrease because of the wind down of a physician practice. This decrease was partially offset by $10.4 million related to the growth of Connexia, which was formed in May 2023, a $7.6 million increase related to a new agreement to provide radiology services to our health system partner in New Jersey and a $5.7 million increase at our radiology practice in North Carolina, primarily driven by an increase in read volumes.

Management fee and other revenue for the professional services segment increased by $3.5 million, or 29.5%, for the nine months ended September 30, 2025, as compared to the nine months ended September 30, 2024. The increase was due to an increase in pass through costs. Management fee and other revenue for the professional services segment increased by $9.4 million, or 145.2%, for the year ended December 31, 2024, as compared to the year ended December 31, 2023. The increase was due to entering into a new agreement to provide radiology services to our health system partner in New Jersey, with whom we co-own outpatient centers in the region through a joint venture.

As further discussed below, Adjusted EBITDA removes non-cash and non-recurring charges that occur in the affected period and provides a basis for management to measure our core financial performance against other periods. Adjusted EBITDA for the professional services segment increased by $0.4 million, or 1.5%, for the nine months ended September 30, 2025, as compared to the nine months ended September 30, 2024. Adjusted EBITDA for the professional services segment decreased by $11.3 million, or 28.5%, for the year ended December 31, 2024, as compared to the year ended December 31, 2023. The decrease was primarily due to expenses being higher in anticipation of volume and revenue increasing in 2025.

Key Operating Metrics and Non-GAAP Financial Measures

We regularly review key operating metrics and certain non-GAAP financial measures, including Adjusted EBITDA and Adjusted EBITDA margin, to evaluate our business, measure our performance, identify trends in our business, prepare financial projections and make strategic decisions. Given the number of unconsolidated affiliates we have, to analyze our results of operations, we also measure and track certain supplemental operating metrics that include both consolidated and unconsolidated affiliates. Although revenue of our unconsolidated affiliates is not recorded as revenue in our consolidated financial statements, we believe it is important in understanding our financial performance because that revenue is the basis for calculating our management services revenue and, together with the expenses of our unconsolidated affiliates, is the basis for our equity in earnings of unconsolidated affiliates. In addition, we measure volume, revenue and growth rates (both consolidated and unconsolidated) for the centers that were operational in both the current and prior year periods, a group we refer to as “same-center.”

The financial information for our unconsolidated affiliates is presented in this prospectus on an aggregated basis as part of our system-wide key operating metrics. Not all of the financial information for our unconsolidated affiliates is prepared by the Company’s management or audited. Management believes including our unconsolidated affiliates in the Company’s system-wide financial information is useful for investors to understand the size and performance of our joint venture relationships. However, the system-wide financial information presented in this prospectus does not adjust for the Company’s economic ownership percentage in its joint ventures.

The following tables summarize our key operating metrics:

	NINE MONTHS ENDED SEPTEMBER 30,	YEAR ENDED DECEMBER 31,
	2025	2024
Consolidated revenue growth (1)	7.8%	1.4%
Consolidated outpatient same-center revenue growth (2)	6.4%	(1.2)%
Consolidated outpatient same-center volume growth (3)	4.3%	(2.8)%
Consolidated outpatient same-center net revenue per scan growth (4)	2.0%	1.7%
Consolidated professional same-practice revenue growth (5)	8.9%	2.5%
Consolidated professional same-practice volume growth (6)	5.1%	1.9%
Consolidated professional same-practice net revenue per read growth (7)	3.6%	0.6%

	NINE MONTHS ENDED SEPTEMBER 30,	YEAR ENDED DECEMBER 31,
	2025	2024
System-wide revenue growth (8)	7.4%	3.2%
System-wide outpatient same-center revenue growth (9)	7.0%	4.2%
System-wide outpatient same-center volume growth (10)	3.0%	(0.3)%
System-wide outpatient same-center net revenue per scan growth (11)	3.9%	4.5%

	NINE MONTHS ENDED SEPTEMBER 30,	YEAR ENDED DECEMBER 31,
	2025	2024
Unconsolidated affiliates net revenues:
BTDI revenues	$303,015	$382,321
All other unconsolidated affiliates revenues	117,788	151,268

Aggregate unconsolidated affiliates revenues	$420,803	$533,589

Unconsolidated affiliates operating expenses, excluding depreciation and amortization:
BTDI operating expenses	$194,781	$235,991
All other unconsolidated affiliates operating expenses	88,200	107,428

Aggregate unconsolidated affiliates operating expenses, excluding depreciation and amortization	$282,981	$343,419

Unconsolidated affiliates net income:
BTDI net income	$85,858	$119,964
All other unconsolidated affiliates net income	21,536	33,677

Aggregate unconsolidated affiliates net income	$107,394	$153,641

Notes (1)-(11): “Outpatient same-center” metrics refer to services performed at sites we operate and which have been in operation for more than one year, excluding new acquisitions or divested outpatient imaging centers, and consist of a scan of the patient and a read, for which services we issue a global bill. “Professional same-practice” metrics refer to services performed by practices that have been in operation for more than one year, excluding new or terminated practice relationships, and consist of reads by our radiologists, for which we issue a bill solely for the read. “Professional” services are most often performed in the imaging department of a hospital. See the definitions below for an explanation of calculations of Consolidated revenue growth, Consolidated outpatient same-center revenue growth, Consolidated outpatient same-center volume growth, Consolidated outpatient same-center net revenue per scan growth, Consolidated professional same-practice revenue growth, Consolidated professional same-practice volume growth, Consolidated professional same-practice net revenue per read growth, System-wide revenue growth, System-wide outpatient same-center revenue growth, System-wide outpatient same-center volume growth and System-wide outpatient same-center net revenue per scan growth.

The following table summarizes our non-GAAP financial metrics:

	NINE MONTHS ENDED SEPTEMBER 30,		YEAR ENDED DECEMBER 31,
(in thousands, unless otherwise indicated)	2025	2024	2024	2023
Adjusted EBITDA	$166,404	$147,095	$200,839	$197,172
Adjusted EBITDA margin	22.0%	21.0%	21.2%	21.1%

Refer to “—Non-GAAP Financial Measures” below for details on how Adjusted EBITDA and Adjusted EBITDA margin are defined and reconciled to the most directly comparable financial measure calculated and presented in accordance with GAAP, which is net loss.

Consolidated Key Operating Metrics:

We refer to numbers and metrics relating to or deriving from only those outpatient imaging centers and managed physician practices (the source of our professional services revenue) that we consolidate for financial reporting purposes: our wholly owned centers and our centers owned by and practices managed through VIEs, as “consolidated.”

Consolidated revenue growth

We define consolidated revenue growth as the percentage change in total GAAP revenue, as compared to the prior year period.

Consolidated outpatient same-center revenue growth

We define consolidated outpatient same-center revenue growth as the percentage change in consolidated outpatient same-center revenue, as compared to the prior year period. We define consolidated outpatient same-center revenue as the total revenue generated by the outpatient imaging centers which we consolidate for financial reporting purposes under GAAP and which have been in operation for more than one year, excluding new acquisitions or divested outpatient imaging centers. This metric does not reflect professional services revenue.

Consolidated outpatient same-center volume growth

We define consolidated outpatient same-center volume growth as the percentage change in consolidated outpatient same-center volume, as compared to the prior year period. We define consolidated outpatient same-center volume as the total number of scans or comparable services for each of our imaging modalities which were performed in the given period at centers which we consolidate for financial reporting purposes under GAAP. This metric does not reflect professional services volume.

Consolidated outpatient same-center net revenue per scan growth

We define consolidated outpatient same-center net revenue per scan growth as the percentage change in consolidated outpatient same-center net revenue per scan, as compared to the prior year period. We define same-center net revenue per scan as consolidated outpatient same-center revenue divided by consolidated same-center volume for the respective period. This metric does not reflect professional services revenue or volume.

Consolidated professional same-practice revenue growth

We define consolidated professional same-practice revenue growth as the percentage change in consolidated professional same-practice total revenue, as compared to the prior year period. We consolidate all of these entities. This metric does not reflect revenue from our outpatient imaging centers.

Consolidated professional same-practice volume growth

We define consolidated professional same-practice volume growth as the percentage change in consolidated professional same-practice volume, as compared to the prior year period. We consolidate all of these entities. This metric does not reflect volume from our outpatient imaging centers.

Consolidated professional same-practice net revenue per read growth

We define consolidated professional same-practice net revenue per read growth as the percentage change in consolidated professional same-practice net revenue per read, as compared to the prior year period. We define consolidated professional same-practice net revenue per read as consolidated professional same-practice revenue divided by consolidated professional same-practice volume for the respective period. This metric does not reflect revenue or volume from our outpatient imaging centers.

System-wide Key Operating Metrics:

We refer to numbers and metrics relating to or deriving from our managed physician practices (the source of our professional services revenue) and all of our outpatient imaging centers, including our wholly owned centers and our centers owned by and practices managed through our VIEs, which we consolidate for financial reporting purposes, plus those centers owned by our unconsolidated affiliates, which are not included in our consolidated GAAP total revenue but which we report using the equity method of accounting, collectively, as “system-wide.” Portions of the financial results of our unconsolidated affiliates that are included in our system-wide metrics are unaudited and/or not prepared by our management. See “Presentation of Financial Information” for more information.

System-wide revenue growth

System-wide revenue is equal to consolidated revenue plus the revenue from our unconsolidated affiliates, which is not included in our consolidated GAAP total revenue but for which we report results using the equity method of accounting. In our consolidated financial statements, only the net income or net loss from our unconsolidated affiliates is reported in the line item equity in earnings of unconsolidated affiliates. Because of this, management supplementally focuses on system-wide revenues as an operating metric, which measures revenues from all of our centers and managed physician practices, including revenues from our unconsolidated affiliates (without adjustment based on our percentage of ownership therein), after eliminating transactions between the consolidated Lumexa Imaging entities and our unconsolidated affiliates. We define system-wide revenue growth as the percentage change in system-wide revenue, as compared to the prior year period.

System-wide outpatient same-center revenue growth

We define system-wide outpatient same-center revenue growth as the percentage change in system-wide outpatient same-center revenue, as compared to the prior year period. We define system-wide outpatient same-center revenue as the total revenue generated by all of our outpatient imaging centers, including outpatient imaging centers which we consolidate for financial reporting purposes under GAAP and those which we report using the equity method of accounting. This metric does not reflect professional services revenue.

System-wide outpatient same-center volume growth

We define system-wide outpatient same-center volume growth as the percentage change in system-wide outpatient same-center volume, as compared to the prior year period. We define system-wide outpatient same-center volume as the total number of scans or comparable services for each of our imaging modalities which were performed in the given period, including outpatient imaging centers which we consolidate for financial reporting purposes under GAAP and those which we report using the equity method of accounting. This metric does not reflect professional services volume.

System-wide outpatient same-center net revenue per scan growth

We define system-wide outpatient same-center net revenue per scan growth as the percentage change in system-wide outpatient same-center net revenue per scan, as compared to the prior year period. We define system-wide outpatient same-center net revenue per scan as system-wide outpatient same-center revenue divided by system-wide outpatient same-center volume for the respective period. This metric does not reflect professional services revenue or volume.

Sources of Revenue

Our revenue is primarily generated by providing diagnostic imaging services and radiology services to patients. Most of the revenue generated from patient services is derived from a diverse mix of payors, including commercial insurance companies, government payors such as Medicare and Medicaid, and private payors. We believe our payor diversity mitigates our exposure to possible unfavorable reimbursement trends within any one payor class.

Additionally, we earn management fee revenue from managing the centers we do not consolidate for financial reporting purposes under GAAP and providing administrative and radiology support for third-party hospitals. The management fee for an unconsolidated affiliate is calculated using a contractually defined formula based on the revenue of such center. We are also reimbursed for certain costs of providing management services. The amount recognized for the recovery of pass-through costs (as defined below) is based on the actual costs of contracted providers providing the related services. Our consolidated revenue and expenses do not include the management fees we earn from physician practices because those fees are eliminated in consolidation.

The following table summarizes our consolidated revenue by type and as a percentage of total revenue for the periods presented:

	NINE MONTHS ENDED SEPTEMBER 30,		YEAR ENDED DECEMBER 31,
	2025	2024	2024	2023
Net patient service revenue	74.9%	76.2%	75.4%	79.9%
Net patient service revenue, related party	3.5	3.3	3.3	2.1
Management fee and other revenue	2.0	1.6	1.6	0.5
Management fee and other revenue, related party	19.6	18.9	19.7	17.5

Total revenues	100.0%	100.0%	100.0%	100.0%

Our consolidated net patient service revenue by payor is summarized in the following table (in thousands):

	NINE MONTHS ENDED SEPTEMBER 30,		YEAR ENDED DECEMBER 31,
Net patient service revenue by Payor	2025	2024	2024	2023
Commercial insurance	$325,344	$302,088	$408,356	$435,447
Government—Medicare	132,418	129,194	172,633	173,167
Government—Medicaid	27,293	23,960	32,046	32,722
Attorney liens	22,051	21,076	27,111	27,835
Self-pay	19,513	20,761	27,342	30,276
Other third-party payors	39,119	36,781	48,072	48,291

Total net patient service revenue, unrelated party	565,738	533,860	715,560	747,738
Net patient service revenue, related party	26,440	23,161	31,290	19,653

Total net patient service revenue	$592,178	$557,021	$746,850	$767,391

Non-GAAP Financial Measures

We use non-GAAP financial measures, in conjunction with GAAP financial measures, as an integral part of managing our business and to, among other things: (i) monitor and evaluate the performance of our business operations and financial performance; (ii) facilitate internal comparisons of the historical operating performance of our business operations; (iii) review and assess the operating performance of our management team; (iv) analyze and evaluate financial and strategic planning decisions regarding future operations and annual operating budgets.

Adjusted EBITDA

Adjusted EBITDA removes non-cash and non-recurring charges that occur in the affected period and provides a basis for measuring our core financial performance against other periods. We define Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, as adjusted to exclude loss or gain on the disposal of property and equipment, other income or losses, loss on debt extinguishment, gain on sale of outpatient imaging centers and non-cash equity compensation. Adjusted EBITDA includes equity in earnings of unconsolidated affiliates (and adds back our proportional share of depreciation and amortization, interest expense and losses on the disposal of assets at unconsolidated affiliates) and is adjusted for non-cash or non-recurring events that take place during the period that, in our judgement, significantly impact the period-over-period assessment of performance and operating results.

Adjusted EBITDA is a non-GAAP financial measure used as an analytical indicator to assess business performance. Adjusted EBITDA should not be construed as a measure of financial performance, liquidity, or cash flows provided by or (used) in operating, investing, and financing activities, as there may be significant factors or trends that it fails to address. Adjusted EBITDA should not be considered in isolation or as an alternative to net loss, or other financial statement data presented in our consolidated financial statements as an indicator of financial performance. Adjusted EBITDA is not a measurement determined in accordance with GAAP and is therefore susceptible to varying methods of calculation and this metric, as presented, may not be comparable to other similarly titled measures of other companies. We caution investors that non-GAAP financial information departs from traditional accounting conventions. Therefore, its use can make it difficult to compare our results with the results of other companies.

Adjusted EBITDA Margin

We define Adjusted EBITDA margin as Adjusted EBITDA divided by total consolidated revenue.

We believe that the use of non-GAAP measures such as Adjusted EBITDA and Adjusted EBITDA margin assist investors in understanding our ongoing operating performance by presenting comparable financial results between periods. We believe that, by removing the impact of depreciation and amortization, amounts spent on interest and taxes and certain other non-recurring income and charges that are highly variable from period to period, Adjusted EBITDA provides investors with a performance measure that reflects the impact on operations from changes in revenue and operating expenses, providing a perspective not immediately apparent from net loss. The adjustments we make to derive Adjusted EBITDA exclude items which may cause short-term fluctuations in net loss that we do not consider to be fundamental attributes or primary drivers of our business.

The following table illustrates the reconciliations from net loss under GAAP to Adjusted EBITDA:

	NINE MONTHS ENDED SEPTEMBER 30,		YEAR ENDED DECEMBER 31, 2024	YEAR ENDED DECEMBER 31, 2023
	2025	2024
GAAP net loss	$(18,414)	$(69,041)	$(94,099)	$(122,227)
Depreciation and amortization expense	27,984	32,348	42,164	56,630
Goodwill impairment charge	—	—	—	18,969
Income tax provision	11,452	5,874	14,906	2,978
Amortization of basis difference	1,500	1,500	2,000	2,000
Interest expense	90,523	104,640	136,027	141,694
Loss on extinguishment of debt	—	703	703	—
Non-cash unit-based compensation	23,032	42,616	56,654	55,296
Gain on imaging center sold, related party	—	(2,184)	(2,294)	—
Loss on disposal of property and equipment	477	—	—	1,285
Severance and executive recruiting (1)	2,538	404	3,436	2,931
Strategic initiatives and implementation (2)	3,084	3,416	5,362	14,187
Transaction costs (3)	10,363	13,982	18,167	4,013
Litigation and settlements (4)	(142)	187	588	3,835
Other (5)	886	1,435	1,904	1,582
Depreciation and amortization–unconsolidated affiliates (6)	11,361	10,144	13,772	12,789
Interest expense–unconsolidated affiliates (6)	1,451	1,066	1,460	917
Losses on asset disposal or sale—unconsolidated affiliates (6)	467	108	190	432
Other adjustments—unconsolidated affiliates(6)	(158)	(103)	(101)	(139)

Adjusted EBITDA	$166,404	$147,095	$200,839	$197,172

(1)	Includes severance and recruiting expenses for executive leadership departures as part of strategic organizational changes.
(2)	Includes third-party consulting, implementation, and integration expenses incurred as part of our strategic transformation and optimization initiatives, specifically related to the deployment of a new technology system and labor model, as well as the development, customization, and integration of a new enterprise resource planning (ERP) system.
(3)	Includes costs for buy side and sell side due diligence activities to evaluate and execute potential mergers and acquisitions, integrate acquired businesses, one-time employee retention bonuses related to potential mergers and acquisitions, and third-party non-recurring IPO costs.
(4)	Consists of litigation and settlement costs for matters not related to core operations.
(5)	Consists of other costs related to debt financing, certain de novo start-up costs related to outpatient imaging centers and certain exit costs related to closed outpatient imaging centers.
(6)	To adjust for Lumexa Imaging’s proportional share of these expenses, which are included in equity in earnings from unconsolidated affiliates.

Liquidity and Capital Resources

We finance our operations through cash provided by operating activities along with long term debt, including senior secured credit facilities and equipment promissory notes. Our principal uses of cash and cash equivalents in recent periods have been to fund our operations. During the nine months ended September 30, 2025, we incurred a net loss of $18.4 million and net cash used in operations was $0.03 million. During the nine months ended September 30, 2024, we incurred a net loss of $69.0 million and net cash provided by operations was $15.4 million. During the year ended December 31, 2024, we incurred a net loss of $94.1 million and net cash provided by operations was $40.7 million. During the year ended December 31, 2023, we incurred a net loss of $122.2 million and net cash provided by operations was $37.5 million. We expect our existing capital resources, anticipated cash from operations and our borrowing capacity under the expected Amended Revolving Credit Facility will be sufficient to sustain our operations for the next twelve months and the foreseeable future.

Our principal capital requirements are for the development of de novo centers, the acquisition of new imaging equipment, the implementation of new technology and the acquisition of additional outpatient imaging centers. On a continuing basis, we evaluate various transactions to increase stockholder value and enhance our business results, including acquisitions, divestitures and joint ventures. We expect to fund any future acquisitions primarily with cash flow from operations and debt financing, including borrowings available under the expected Amended Revolving Credit Facility, or through new equity or debt issuances. The incurrence of debt financing would result in additional debt service obligations, and any future instruments governing such debt could provide for operating and financing covenants that could restrict our operations.

We and our subsidiaries or affiliates may from time to time, in our sole discretion, purchase, repay, redeem or retire any of our outstanding debt or equity securities in privately negotiated or open market transactions, by tender offer or otherwise.

Sources and Uses of Cash

The following table summarizes our cash flows (in thousands):

	NINE MONTHS ENDED SEPTEMBER 30,		YEARS ENDED DECEMBER 31,
	2025	2024	2024	2023
Net cash (used in) provided by operating activities	$(29)	$15,417	$40,727	$37,514
Net cash used in investing activities	$(18,557)	$(16,701)	$(22,283)	$(29,657)
Net cash used in financing activities	$(7,354)	$(7,573)	$(12,499)	$(8,769)

Operating Activities

During the nine months ended September 30, 2025, our operating activities used $0.03 million of net cash as compared to net cash provided by operating activities of $15.4 million during the nine months ended September 30, 2024. The net use of cash in operating activities during the nine months ended September 30, 2025 was primarily driven by the payment of retention bonuses as well as increased costs as we prepare to operate as a public company. During the year ended December 31, 2024, our operating activities provided $40.7 million of net cash as compared to net cash provided by operating activities of $37.5 million during the year ended December 31, 2023. The increase in net cash provided in operating activities was primarily driven by a $3.7 million increase in distributions from unconsolidated affiliates as compared to the year ended December 31, 2023, reflecting the increased profits and cash flows of our unconsolidated outpatient centers.

Investing Activities

During the nine months ended September 30, 2025 and 2024, our investing activities used $18.6 million and $16.7 million of net cash, respectively. The cash used in investing activities was predominantly attributable to purchases of property and equipment in both periods. During the years ended December 31, 2024 and 2023, our investing activities used $22.3 million and $29.7 million of net cash, respectively. The cash used in investing activities was predominantly attributable to purchases of property and equipment in both years. During the year ended December 31, 2024, we received cash proceeds totaling $5.1 million related to the sale of six outpatient imaging centers in Houston, Texas and related property and equipment and our contribution during the year ended December 31, 2024 of a formerly consolidated outpatient imaging center in New Jersey to a health system joint venture. We also paid $3.2 million during the year ended December 31, 2023 for the acquisition of an outpatient imaging center.

Financing Activities

During the nine months ended September 30, 2025 and 2024, our financing activities used $7.4 million and $7.6 million of net cash, respectively. During the years ended December 31, 2024 and 2023, our financing activities used $12.5 million and $8.8 million of net cash, respectively. The increase in net cash used in financing activities of $3.7 million was driven by increased payments made towards long-term debt and finance lease liabilities.

Long Term Debt

On December 15, 2020, Lumexa Imaging, Inc. and Lumexa Imaging Outpatient, Inc. entered into a senior secured credit agreement (as amended from time to time prior to the date of the Credit Agreement, the “Existing Credit Agreement”) with Barclays Bank PLC, as administrative agent, collateral agent, an issuing bank and swing line lender, and the other lenders party thereto, providing for a secured term loan facility (the “Existing Term Loan”) and a secured revolving line of credit (the “Existing Revolving Credit Facility” and, together with the Existing Term Loan, the “Existing Senior Secured Credit Facility”).

The Existing Term Loan had an aggregate principal remaining balance of $1.2 billion as of both September 30, 2025 and December 31, 2024. As of September 30, 2025, we had $5.0 million outstanding on our Existing Revolving Credit Facility. Additionally, we have financed the acquisition of certain medical equipment and leasehold improvements under promissory notes which are collateralized by property and equipment, which mature at various times through November 2029 (“equipment promissory notes”).

Following the completion of this offering, Lumexa Imaging, Inc. and Lumexa Imaging Outpatient, Inc. expect to enter into an amended and restated credit agreement (the “Amended Credit Agreement”) with Barclays Bank PLC, as administrative agent and collateral agent, and the other lenders party thereto. The Amended Credit Agreement is expected to provide for (i) a secured term loan facility in the range of $800 million to $825 million (the “Refinancing Term Loan”) and (ii) a secured revolving line of credit of approximately $250 million (the “Amended Revolving Credit Facility” and, together with the Refinancing Term Loan, the “Refinancing Senior Secured Credit Facility”). The Refinancing Senior Secured Credit Facility is expected to bear interest at a rate per annum equal to SOFR plus an applicable margin. The Refinancing Term Loan is expected to mature in December 2032. The Amended Revolving Credit Facility is expected to mature in December 2030.

The terms of the Amended Credit Agreement have not been finalized. As a result, no assurance can be given that such Refinancing Senior Secured Credit Facility will be consummated on the terms described above or at all and, if consummated, the terms may differ from those set forth above and such differences could be material. While we intend to consummate a debt refinancing following the completion of this offering, if we are unable to enter into the Amended Credit Agreement on the terms described above or at all, the indebtedness under the Existing Senior Secured Credit Facility that remains outstanding after application of the net proceeds from this offering as described under “Use of Proceeds” will remain outstanding in accordance with the agreement governing such indebtedness.

For more information on our long-term debt, see Notes 10 and 4 (Long-Term Debt) in the notes accompanying our audited and unaudited condensed consolidated financial statements in this prospectus, respectively.

Off-Balance Sheet Arrangements

As a result of our strategy of partnering with health systems, we do not own controlling interests in a number of our outpatient imaging centers. At September 30, 2025, we accounted for 85 of our 184 outpatient imaging centers under the equity method of accounting. At December 31, 2024, we accounted for 83 of our 181 outpatient imaging centers under the equity method of accounting. Similar to our consolidated outpatient imaging centers, our unconsolidated imaging centers have debts, including finance lease obligations, that are generally non-recourse to us. The debts of our unconsolidated outpatient imaging centers are not included in our consolidated financial statements. At September 30, 2025 and December 31, 2024, the total debt on the balance sheets of our unconsolidated affiliates was approximately $71.6 million and $61.8 million, respectively.

Critical Accounting Policies and Estimates

The SEC defines critical accounting estimates as those that are both most important to the portrayal of a company’s financial condition and results of operations and require management’s most difficult, subjective or complex judgment, often because of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Our significant accounting policies are described in more detail in Note 2— Summary of Significant Accounting Policies to our consolidated financial statements, including those that do not require management to make difficult, subjective or complex judgments or estimates. Certain of these critical areas involving management’s judgments and estimates are described below.

Variable Interest Entities—GAAP requires an entity to consolidate a VIE if the entity is determined to be the primary beneficiary of the VIE. Under the VIE model, the primary beneficiary is the party that meets both the following criteria: it has (i) the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and (ii) the obligation to absorb the losses, or the right to receive benefits, from the VIE that could potentially be significant to the VIE. We determine whether we are the primary beneficiary of a VIE through a qualitative analysis. As the primary beneficiary, the VIE’s assets, liabilities and results of operations are included in our consolidated financial statements. The creditors of the VIEs do not have recourse to our general credit, however, we may need to provide financial support to cover any operating expenses in excess of operating revenues in the VIEs.

As a result of the administrative service fees owed by each of the VIEs to Lumexa Imaging, the cash flows to be generated by each of the VIEs are expected to flow through solely to Lumexa Imaging, because the cash flows of each of the VIEs have historically been insufficient to pay the entire amount of the administrative service fees due from each of the VIEs to Lumexa Imaging. In addition, in the event of a termination of any of the agreements governing payment of the administrative service fees due from a VIE to Lumexa Imaging, the deferred portion of such administrative service fees would become due.

Management considered whether there would be a non-controlling interest related to the consolidation of any of its VIEs and concluded there was not because: (1) the total equity investment of non-controlling interest holders in each of the VIEs is insufficient to permit that VIE to finance its activities without additional financial support from Lumexa Imaging; (2) Lumexa Imaging has determined that it has the obligation to absorb the losses of each of the VIEs via deferral of its administrative service fees and has, since the formation of each of the VIEs, absorbed such losses; and (3) none of the VIEs have generated any residual profits after paying the administrative service fees due to Lumexa Imaging since their formation.

Significant judgment is exercised to determine whether an entity is the primary beneficiary of a VIE and whether any non-controlling interest should be allocated with respect to a VIE. We continually monitor our interests in legal entities for changes in the design or activities of an entity and changes in our interests, including our status as the primary beneficiary and the status of other equity holders as not being allocated a non-controlling interest to determine if the changes require us to revise our previous conclusions. Changes in the design or nature of the activities of a VIE, or our involvement with a VIE, may require us to reconsider our conclusions on the entity’s status as a VIE, our status as the primary beneficiary and/or the status of other equity holders as not being allocated a non-controlling interest. Such reconsideration may require significant judgment and understanding of the organization. This could result in the deconsolidation or consolidation of the affected VIE, or the allocation of a non-controlling interest to a VIE’s equity holders, which could have a significant impact on our financial statements.

Net Patient Service Revenue—Our revenues are generated by providing diagnostic imaging services (i.e., scans) and radiologist interpretation services (i.e., reads) to patients within outpatient imaging centers. We also earn professional services revenue where revenue is earned by providing radiologist interpretation services to patients at hospitals or other sites of care. Revenue is recognized as of the read date. The contractual relationships with patients (i.e., the customers), in most cases, also involve a third-party payor. Third-party payors include entities such as Medicare, Medicaid, managed care health plans and commercial insurance companies. The fees for the services provided are dependent upon the terms provided by Medicare and Medicaid, or negotiated with managed care health plans and commercial insurance companies.

The payment arrangements with third-party payors for the services we provide to the related patients typically specify payments at amounts less than our standard charges and generally provide for payments based upon predetermined rates per diagnostic imaging service and radiologist interpretation service. There are significant estimates associated with the amount of net patient service revenue that we recognize in a given reporting period. Payment rates are often subject to uncertainties related to wide variations in the coverage terms of the third-party payors from which we receive payments. Our management continually reviews the contractual estimation process to consider and incorporate updates to laws and regulations and the frequent changes in managed care contractual terms resulting from contract renegotiations and renewals. As such, revenue is recognized based on our estimate of the implicit price concessions (i.e., expected cash collections from patients and third-party payors) for each service offering rendered. We determine our estimate of implicit price concessions based on historical collection experience with classes of patients, changes in contractual rates, past adjustments, current contract and reimbursement terms, changes in payor mix, an aging of accounts receivable, and other relevant information, using a portfolio approach as a practical expedient. Changes to the assumptions used in the development of these estimates could have resulted in materially different reported net patient service revenue.

Accounts Receivable—Our accounts receivable represent charges to patients, third-party insurance payors, government-sponsored payors, and other payors for which payment has not been received. One of our payor classes, attorney liens, represents patient accounts receivable related to ongoing litigation between third parties, in which we have been contracted to provide imaging services. We are not directly involved in the ongoing litigation. Payment is not made until litigation is completed, which can exceed 36 months. Other third-party payors include government plans (excluding Medicare and Medicaid), workers’ compensation, and contract plans.

We continuously monitor collections from our payors based upon specific payor collection issues that we have identified and our historical experience. Our collection policies and procedures are based on the type of payor, size of claim and estimated collection percentage for each modality. The accounts receivable at each of our operating companies are analyzed to ensure the proper collection and aged category.

Medical Malpractice Accrual Liability—In the ordinary course of business, professional liability claims have been asserted against us by various claimants. These claims are in various stages of processing or, in certain instances, are in litigation. In addition, there are known incidents, and there also may be unknown incidents, which may result in the assertion of additional claims. We have accrued our best estimate of both asserted and unasserted claims based on actuarially determined amounts. These estimates are subject to the effects of trends in loss severity and frequency, and ultimate settlement of professional liability claims may vary significantly from estimated amounts.

Medical Malpractice Insurance Recoverable—We maintain professional liability insurance policies with third-party insurers on a claims-made basis. We maintain coverage for medical providers, as well as entity-level coverage equal to the individual limits. Our internal policies and culture of open reporting by medical providers is an integral component of our risk management protocol, which aids us in minimizing claims and potential losses. Our management regularly reviews our claims and loss history and secures coverage commensurate with that history and anticipated future economic and legal factors. We estimate recoverable amounts based on claims data and insurance policy terms and have recorded amounts receivable from our insurers.

Goodwill—Goodwill is assessed for impairment annually on October 1, or when specific circumstances may be present, between annual tests. In performing these assessments, we may first assess goodwill for impairment qualitatively as determined appropriate at the reporting unit level. If goodwill is more likely than not impaired, we are required to perform a quantitative assessment. When performing quantitative goodwill impairment assessments, we estimate fair value using either appraisals developed with the assistance of an independent third-party valuation firm, which consider both discounted cash flow estimates for the reporting units and observed market multiples for similar businesses, or recent good-faith offer prices received for the reporting units that would be acceptable to us. Our estimate of fair value relies on significant assumptions, including but not limited to discount rates, earnings market multiples, and forecasted cash flows of the reporting unit. An impairment charge is recognized when and to the extent a reporting unit’s carrying amount is determined to exceed its fair value. While management believes the assumptions, estimates, appraisal methods represent the best evidence of fair value in the circumstances, modification or use of other assumptions or methods could have yielded different results.

As described above, when there are no indicators to suggest that goodwill is more likely than not impaired, we perform a qualitative goodwill impairment assessment. Based on our latest quantitative goodwill impairment assessment, each of the reporting units had estimated fair values that exceeded their respective carrying values by over 25%. Management does not believe any reporting unit is at risk of failing step one of the impairment test pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 350 as of its most recent goodwill impairment assessment.

Investments in Unconsolidated Affiliates—Investments in unconsolidated affiliates in which we have the ability to exert significant influence but less than a controlling interest are accounted for using the equity method of accounting. Investments in unconsolidated affiliates are initially recorded at cost, unless there is a deconsolidation where the investments are a result of us no longer having control of a previously controlled entity but still retaining a non-controlling interest. Under the equity method of accounting, our proportionate share of an investee’s net assets is reflected on our consolidated balance sheets and proportionate share of earnings and losses are reflected on our consolidated statements of operations. Our analysis of the appropriate accounting for our ownership interests in unconsolidated affiliates may require judgment regarding the level of control, significant influence or lack thereof we have over each affiliate. If, based on changes in facts and circumstances, we were to update our conclusion that we have significant influence or a controlling interest, this could result in a change from the application of the equity method of accounting, the impact of such change could significantly impact our consolidated financial statements.

Recent Accounting Pronouncements

See Note 2—Summary of Significant Accounting Policies—Recent Accounting Pronouncements in the notes accompanying our consolidated financial statements included in this prospectus for further information.

Quantitative and Qualitative Disclosures About Market Risk

Foreign Currency Exchange Risk—We generate all of our revenue and incur all of our expenses in United States dollars. As a result, our financial results are not affected by changes in foreign currency exchange rates.

Interest Rate Sensitivity—We pay interest on various types of debt instruments. The related debt agreements entail either fixed or variable interest rates. Instruments which have fixed rates are mainly leases, equipment promissory notes and leasehold improvements. Variable rate interest obligations relate primarily to amounts borrowed under our senior secured credit facilities. Accordingly, our interest expense and consequently, our earnings, are affected by changes in short-term interest rates.

We entered into two forward interest rate cap agreements with a notional amount of $1.2 billion (together, the “interest rate cap”) to mitigate interest rate risk on SOFR variable interest rate changes on the Existing Term Loan. These agreements matured on March 31, 2025, and the SOFR variable interest rate was capped at 5.125% thereunder. The fair value of the interest rate cap agreements was estimated by utilizing the income approach and commonly accepted valuation techniques. These valuation techniques used inputs from closing prices for similar assets and liabilities in active markets as well as other relevant observable market inputs at quoted intervals such as current interest rates, forward yield curves, implied volatility and credit default swap pricing.

A hypothetical 1% increase in the adjusted SOFR rates under the Existing Term Loan would result in an increase of approximately $12.0 million in annual interest expense and a corresponding decrease in income before taxes, while a hypothetical 1% increase in the adjusted SOFR rates under the expected Refinancing Term Loan would result in an increase of approximately $8.0 million in annual interest expense and a corresponding decrease in income before taxes.

BUSINESS

Overview

We are one of the largest national providers of diagnostic imaging services. Our platform is integrated, scalable and has a proven track record of creating value for our stakeholders. As of September 30, 2025, we and our affiliates operated the second largest outpatient imaging center footprint in the United States. It spans 184 centers across 13 states and includes eight joint venture partnerships with health systems. Our centers are in attractive MSAs. According to the U.S. Census Bureau, these MSAs saw average annual population growth of approximately 1.4% on a center-weighted basis between 2020 and 2024: over two times the national average. Our centers have convenient retail settings and operate with extended hours to facilitate easy access to care. We have built a diversified network of approximately 100,000 referring physicians, representing more than 29,000 physician practices in 2024. We believe our high quality of care, as evidenced by our high referring physician and patient satisfaction scores, drives enhanced growth and repeat visits from patients needing multiple imaging exams.

We remain at the forefront of imaging care by purchasing best-in-class equipment and technology from innovative manufacturers and software companies. Our premium equipment, skilled technologists and subspecialized radiologists make us the clear choice for advanced imaging referrals, which are growing at an accelerated rate relative to the overall market due to the aging population of the United States and increasing disease prevalence. MRI and CT referrals, for example, have been a key driver of our revenue growth and accounted for 52% of our consolidated revenue and 63% of our system-wide revenue during the nine months ended September 30, 2025.

Lumexa Imaging was established in 2018 under the name US Radiology Specialists by Charlotte Radiology and WCAS, an investment firm with over 45 years of experience building successful companies in the healthcare and technology sectors. We expanded rapidly from 20 centers in 2018 to 184 centers as of September 30, 2025 by making 20 acquisitions and opening 41 de novo centers. Effective July 8, 2025, US Radiology Specialists Holdings, LLC changed its name to Lumexa Imaging Equity Holdco, LLC.

*	Unless otherwise indicated, data as of and for September 30, 2025.

We deliver high-quality, convenient and low-cost care through our expansive network of outpatient imaging centers, meeting the needs of our key stakeholders—patients, referring physicians, health system joint venture partners and payors.

To further this goal, we have partnered with third-party technology providers to build a scalable clinical technology system with RIS; PACS; RCM systems; and programs designed to increase both efficiency and accuracy in reporting reads. Utilizing third-party software allows us to operate more efficiently and to quickly scale, adapt and implement new technology across our platform, including in connection with the integration of newly acquired or de novo centers.

We have also begun implementing third-party clinical, operational and back-office AI solutions across our operations. While early, we are seeing faster scan times, improved clinical efficiency and faster patient scheduling and communication of results. There is significant ongoing third-party investment and innovation across the imaging AI ecosystem, and we believe that our use of externally sourced (as opposed to internally developed) AI can facilitate the accelerated adoption of AI, reduce future capital investment therein and preserve the flexibility to select and maintain the most valuable AI solutions.

According to a 2025 analysis of the diagnostic imaging services market by Fortune Business Insights, it is estimated that the total U.S. market for diagnostic imaging services was approximately $140 billion as of December 31, 2024, across inpatient, HOPD, free standing imaging centers and other settings. That report estimates that this market grew at a 4.2% CAGR from 2019 to 2024, led by freestanding imaging center growth of 6.9% over the same period.

Published reports from third-party research firms forecast future revenues in the diagnostic imaging services market. These reports aggregate the revenues they estimate to be captured by the overall market, and by IDTFs in particular, and apply growth rates to those estimates for future years based on factors which vary from report to report. Using these reports and our industry knowledge, management estimates that the diagnostic imaging services market will continue to grow at a mid-single digit rate between 2024 and 2030, driven by increasing utilization of advanced imaging, an aging population and increasing disease prevalence, with IDTFs growing faster than the broader market. This estimate is based on management’s experience in the diagnostic imaging services market and actual market growth rates may vary.

We believe the outperformance of IDTFs has been primarily driven by patient and payor preference for receiving the same level of care in a more convenient and less expensive setting than HOPDs. Comparable imaging services provided in imaging centers or physician’s offices are approximately 60% less expensive than those provided in HOPDs, based on an analysis of 2019 claims performed by UnitedHealth Group.

The outpatient portion of the diagnostic imaging services market is highly fragmented. According to management estimates, there were approximately 6,000 IDTFs in the United States as of September 30, 2025, and more than 75% of them were owned by single facility operators or small chains. Furthermore, according to management estimates, there were approximately 8,900 HOPD centers in the United States as of September 30, 2025. We expect IDTFs to continue capturing share from HOPD and inpatient settings, driven by the ability to provide the same quality of care in a lower cost, more convenient setting. HOPDs also represent a significant opportunity for conversion to IDTFs through joint ventures with health systems. Collectively, we believe these factors create significant, long-term tailwinds that will support elevated IDTF growth rates for years to come.

*	As of September 30, 2025. Source: Management estimates using Definitive Healthcare’s imaging database and industry and competitor websites.

We believe our business is primarily driven by the following key strengths:

∎	National Outpatient Imaging Platform Focused on Advanced Modalities and Attractive MSAs

∎	Commercial, Operational & Clinical Excellence Driving Growth and Margins, Positioning Lumexa Imaging as the Partner of Choice to Health Systems

∎	Integrated Technology System Built on Best-of-Breed Third-Party Solutions

∎	Attractive Financial Profile Characterized by Robust Revenue Growth and Margin Expansion

∎	Public Company Management Team with Deep Industry Experience

We intend to continue growing our national platform by:

∎	Ongoing Execution of Same-Center Organic Growth Playbook

∎	De Novo Expansion Strategy Across Existing and New MSAs

∎	New Joint Venture Partnerships in Existing and New MSAs

∎	Acceleration of Growth Through Acquisitions

∎	Further Investment and Implementation of Technology and AI Strategy

Our Industry

Diagnostic imaging is a medical technique used to create visual representations of the interior of the body for clinical analysis. It is a critical step in diagnosing diseases, monitoring treatment effectiveness and determining the need for surgical intervention. When used early in disease progression, imaging can facilitate early diagnosis and may reduce unnecessary invasive procedures, minimizing the cost and amount of care for patients. Scans are provided at a variety of settings ranging from inpatient, HOPD, IDTF and other sites of care, such as physicians’ offices and urgent care centers.

Hospitals offer diagnostic imaging services for both inpatient and outpatient care through on-campus and off-campus HOPD imaging locations. IDTFs are imaging centers that offer scans independent of a hospital or physician’s office. IDTF volumes have been growing at a faster rate than HOPD volumes, driven by convenience, lower cost, shorter wait times and more scheduling options than typical HOPD centers. We believe this volume shift to IDTFs will persist due to payor preference for these lower cost sites of care and the increasing role of consumerism in outpatient imaging, driven by increasing price transparency and prevalence of high-deductible health plans.

Demand for diagnostic imaging is increasing with the rising incidence of disease and aging population demographics in the United States, as well as technological advances (such as the advent of blood testing for certain diseases that is often confirmed via subsequent imaging procedures) and growing medical applications. Advanced imaging procedures, such as MRI and CT, are growing faster than the overall market and receive higher payments per procedure. According to a 2025 analysis of the diagnostic imaging services market by Fortune Business Insights, demand for advanced imaging grew at a 5.7% CAGR between 2019 and 2024 according to industry estimates, outpacing routine imaging procedure growth of 2.6% during that same period. This is due to increasing recognition from payors and physicians of advanced imaging’s ability to detect and diagnose conditions such as cancer, Alzheimer’s Disease and cardiovascular and musculoskeletal disease. Increasing use of specialty drugs to treat these conditions has also driven demand for diagnostic imaging in clinical research, initiation of therapy and monitoring safety and effectiveness of these treatments. Furthermore, as of September 30, 2025, management estimates that advanced imaging payments per procedure at our consolidated and unconsolidated centers were on average approximately 330% of routine imaging payments per procedure.

Diagnostic imaging has also seen significant advances in AI-supported tools, which are being used across the industry in many different settings; for example, improving the accuracy of diagnostic reads by leveraging databases of prior scans, improving workflow management, streamlining administrative tasks, enhancing image quality and automatically generating reports. The FDA had authorized over 840 radiology AI and machine learning-enabled medical devices as of December 31, 2024, an approximately four-fold increase since June 30, 2020, and we expect this number to continue growing. According to an article in the Journal of the American College of Radiology, $13 billion was invested in radiology AI in 2022 alone.

Source: FDA, AI-Enabled Medical Device List.

Our Centers

Our freestanding imaging centers focus on providing the highest quality care in a convenient environment. Our centers are generally located in easily accessible retail locations with convenient parking, extended hours and weekend availability. We focus on delivering positive patient experiences and providing consistent support to our patients through simplified scheduling, appointment reminders via text message, digital check-ins and other streamlined communications.

Our centers use branding specific to local geographies, including Touchstone Medical Imaging, American Health Imaging, Gateway Diagnostic Imaging, Charlotte Radiology and South Jersey Radiology Associates. Many of these brands have established their reputation as leaders in healthcare quality over decades of service in their local communities.

Our operations are designed to efficiently receive orders from referring physicians and schedule exams for patients at the most appropriate center within our network. Our centralized call center, PACE, handles the majority of inbound phone calls and order entry. The PACE team schedules exams at the location and time most convenient for the patient, and obtains prior authorization for the exam from commercial payors as necessary to ensure we can complete the exam as scheduled and receive reimbursement in a timely manner.

We believe there are meaningful benefits from operating at scale in a particular region, including the ability to (1) provide subspecialized radiologist reads, (2) centralize administrative functions, (3) generate procurement savings and (4) improve accessibility and convenience for referring physicians and patients.

Radiologic Technologists

Radiologic technologists are healthcare professionals who receive specialized training to perform diagnostic imaging procedures and are credentialed to perform specific studies, such as MRI, CT and x-ray scans. We have expertise in recruiting, hiring and retaining this critical labor for our centers to ensure we have consistent staffing, especially of advanced imaging MRI and CT technologists. We have also developed a TAA to assist x-ray and ultrasound technologists with becoming credentialed in advanced imaging modalities, which uniquely positions us to capture increased advanced imaging volumes.

Radiologists

Imaging exams are interpreted by radiologists, medical doctors who specialize in interpreting radiographic images to diagnose and treat disease. Our managed physician practices, which are physician practices that we own (or that are structured to comply with the applicable state’s prohibition on the corporate practice of medicine, if applicable), currently employ approximately 350 radiologists and we contract with more than 890 radiologists in independent practices located near our centers. The overwhelming majority of our radiologists that we employ are subspecialized and fellowship-trained in areas of advanced imaging, such as neuroradiology, musculoskeletal imaging or breast imaging, giving our referring physicians access to informed consultations and expertise in diagnosing complex conditions.

In 2023, we began building our own teleradiology capability: Connexia. This platform allows us to transmit radiographic images to radiologists anywhere in the United States. Connexia uses advanced PACS and workflow software to coordinate efficient reading and ensure exams are routed to the appropriate subspecialized radiologists. The remote nature of teleradiology provides the flexible hours and work-from-home setting many radiologists desire, along with the ability to practice within their subspecialties and maximize their reading capacity. This allows Connexia to recruit radiologists anywhere in the United States in the subspecialties we need to meet our read requirements as they evolve. Connexia has reduced our reliance on third-party radiology practices and now covers dozens of centers and practices across our network. Going forward, we will continually compare the cost, quality and efficiency of Connexia against the independent physician practices with whom we contract, and make changes as appropriate to optimize the cost and quality of radiology coverage for our centers.

Commercial

Our commercial team consists of sales and marketing professionals responsible for generating awareness of our services with referring physicians and patients and driving same-center exam growth. Most often, an imaging exam will occur at the location a referring office recommends, making physicians and their referral coordinators are key points of contact. In some cases, patients are given the choice of which center to visit, or they proactively search for a convenient, low-cost option, so it is also critical to create broader awareness.

Our sales team consists of approximately 120 sales representatives and managers assigned to physicians’ offices by geography. This team’s goal is to increase the volume of clinically appropriate exams in our centers by educating referring physicians about our services during regular in-person sales calls. Messaging to physicians’ offices is focused on our clinical quality, subspecialized radiologists, convenient sites of care and lower cost to patients. We use third-party provider data to enable our sales teams to target higher-volume referral sources who are more likely to see patients with conditions that could require advanced imaging or specialized diagnostic care, with particular focus on specialties like neurology and orthopedics, from which we derived the majority of our MRI and CT referrals in 2024. We use a rigorous data-driven approach to measure the consistency and effectiveness of our outreach and messaging efforts.

Our Services

We offer a comprehensive range of advanced and routine diagnostic and screening imaging services.

Advanced Imaging Services

∎

MRI: a medical imaging technique using radio waves and a strong magnetic field to create detailed pictures of the inside of the body with a focus on examining soft tissues. This technology can discern normal and abnormal tissue without exposing patients to potentially harmful radiation.

∎

CT: a medical imaging technique using X-rays and a computer to create detailed pictures of the inside of the body. Detectors opposite the X-ray source record the X-rays passing through the patient, creating a cross-sectional image of the body which is then interpreted by a computer to generate a scan. These scans can be used to examine any part of the body, including tumors, bone fractures and pulmonary embolisms.

∎

PET scans: a medical imaging test using a radioactive substance known as a tracer to create detailed images of organs and tissues in the body. These tests can be used to detect, diagnose and assess the spread of cancer, evaluate heart function and monitor treatment effectiveness among other purposes.

Routine Diagnostic and Screening Imaging Services

∎

X-ray: a form of high-energy electromagnetic radiation with a short wavelength which is able to pass through most objects. This can be used to generate images of tissues and structures in the body and is typically used for bone imaging.

∎

Ultrasound: a procedure using high-energy sound waves to view tissues and organs inside the body. The sound waves create echoes that form pictures of the tissues and organs called a sonogram. These scans are used to diagnose diseases, during pregnancy to check the fetus and to guide certain medical procedures, such as biopsies.

∎

Mammography: a screening procedure using low-dose x-rays to diagnose and locate tumors of the breasts. This procedure is typically recurring as the U.S. Preventive Services Task Force recommends women receive annual or bi-annual mammograms starting at age 40.

Our proportionate revenue and volumes are highly diversified across modalities and, for the nine months ended September 30, 2025, advanced imaging accounted for 52% of our consolidated revenue and 63% of our system-wide revenue. During the nine months ended September 30, 2025, advanced imaging accounted for 30% of our consolidated imaging volumes and 36% of our system-wide imaging volumes.

Consolidated Revenue and Volume:

*	For the nine months ended September 30, 2025.

System-Wide Revenue and Volume:

*	For the nine months ended September 30, 2025.

Our Value Proposition

We believe our ability to provide high-quality imaging services in accessible, lower cost sites of care makes us the provider of choice for patients, referring physicians, health systems and payors.

Patients

We aim to deliver exceptional value to patients by providing access to high-quality diagnostic imaging in convenient and lower cost outpatient settings. Our accessible locations, flexible scheduling options and extended hours make it easier for patients to receive the imaging services they need. Timely access to imaging services can provide early detection of diseases and facilitate quicker scheduling of follow-up procedures, and thus significantly improve patient outcomes and reduce overall healthcare costs.

Additionally, we provide timely and insightful communication with our patients using digital technology throughout the patient journey. We communicate via text message to confirm appointments to reduce missed exams, and we allow patients to digitally complete their paperwork prior to their appointment to reduce wait times in the office. After the exam, we provide patients with their results in a consumer-friendly format intended to reduce anxiety for patients and allow them to have a more meaningful follow-up discussion with their physicians. We also provide easy-to-use payment options through a patient portal with e-statements, and offer extended payment plans when needed. This overall focus on high-quality care and exceptional patient experience has led to a patient NPS of 91 and overall patient satisfaction rate of 97%, each as of September 30, 2025.

Referring Physicians

Referring physicians choose our centers for their patients’ imaging needs because of our high-quality care, subspecialized radiologists, skilled technologists and modern equipment and technology. We prioritize seamless communication and collaboration with referring physicians, making it easy for their offices to refer patients to our centers through electronic medical record integration or a digital physician portal. We also ensure that they receive radiologist reports with prompt turnaround times after the exams, which can be digitally accessed through the same portal along with patients’ images. Our interpreting radiologists are available for consultation with referring providers to ensure patients receive coordinated care to facilitate the most accurate diagnosis and an optimized follow-up treatment plan. Specialized physicians, including neurologists, orthopedic surgeons and ENTs, among others, particularly appreciate our ability to tailor specific imaging protocols for their needs and to route studies to subspecialized radiologists who are trained to detect disease in specific areas of the body.

Our dedication to clinical excellence and patient satisfaction has earned us the trust and confidence of referring physicians, with 88% of participating physicians providing a rating of satisfied or higher for our services as of December 31, 2024.

Health System Partners

Our health system joint venture partners benefit from providing patients access to our high-quality, lower cost, conveniently located centers to reduce hospital backlogs and the time required to diagnose and begin treatment. They value access to the subspecialized radiologists interpreting our scans and our highly trained technologists, as well as our operational expertise and commitment to providing an exceptional in-center patient experience.

Our joint ventures provide health systems a means to diversify their revenue and participate in the continued shift away from hospital-based imaging. Furthermore, our M&A and de novo center development expertise can help health systems expand to meet patient demand in a capital efficient manner.

Our radiologist network provides further value to our health system joint ventures by addressing capacity limitations and offering flexible coverage. We believe that Connexia solidifies our position as the partner of choice by offering a flexible solution to address radiologist capacity constraints and to ensure coverage.

Payors

Our centers benefit payors by reducing the overall cost of delivering diagnostic imaging to their members. By directing patients to our more cost-effective care settings, we help payors manage per member costs while maintaining excellent levels of care. Our clinical value initiatives and technology investments are designed to create improved patient outcomes and enhance the overall efficiency and effectiveness of the healthcare system. This alignment with respect to delivering high-quality imaging at a lower cost to patients is exemplified by our delivery of more than 99% of our services in-network with commercial payors in the geographies we served as of September 30, 2025.

Our Strengths

National Outpatient Imaging Platform Focused on Advanced Modalities and Attractive MSAs

We are the second largest provider of outpatient imaging services in the country by number of centers, with a national footprint predominantly located in attractive MSAs. We target MSAs with favorable demographics, opportunities for health system joint venture partners, strong commercial insurance coverage and opportunities for long-term growth. Our top MSAs include cities such as Atlanta, Austin, Charlotte, Dallas, Denver and San Antonio. Our MSAs saw annual population growth of approximately 1.4% on a center-weighted average basis between 2020 and 2024: over two times the national average according to the U.S. Census Bureau.

Consolidated Geographic Revenue and Payor Revenue:

System-Wide Geographic Revenue and Payor Revenue:

We operate in geographies with attractive demographics that support sustainable commercial reimbursement. 58% of our consolidated revenue for the nine months ended September 30, 2025 came from commercial payors, with government payors making up an incremental 28% and the remaining portion of our consolidated revenue for the nine months ended September 30, 2025 coming from self-pay, liens and other payors. 63% of our system-wide revenue for the nine months ended September 30, 2025 came from commercial payors, with government payors making up 22% and the remaining portion of our system-wide revenue for the nine months ended September 30, 2025 coming from self-pay, liens and other payors. We are broadly diversified across over 600 payor contracts and have a dedicated managed care team, focused on securing competitive reimbursement rates and contract terms for our centers using a data-driven approach.

We believe our centers feature the equipment, staffing and commercial strategy to capture increased patient volumes from these industry tailwinds. Advanced imaging accounted for 30% of our consolidated imaging volumes and 36% of our system-wide imaging volumes, and 52% of our consolidated revenue and 63% of our system-wide revenue during the nine months ended September 30, 2025, and we believe this will continue to increase over time.

Our commercial strategy focuses on specialties that refer more advanced imaging per physician, led by orthopedic, neurology and ENT specialties. The subspecialized radiologists and highly-trained technologists serving our centers also provide a competitive advantage, allowing us to attract and service these higher-margin advanced imaging scans. Our TAA provides a pathway for our technologists performing routine imaging to become credentialed to perform advanced imaging scans, growing the available labor pool and increasing access to care for patients.

Commercial, Operational & Clinical Excellence Driving Growth and Margins, Positioning Lumexa Imaging as the Partner of Choice to Health Systems

We have established ourselves as a partner of choice to health systems through our differentiated approach to commercial, operational and clinical excellence, which has resulted in above market same-center growth and robust margins.

We have a sales team of over 120 members that uses a proprietary model to direct calls towards referring physicians with the highest potential for advanced imaging referrals and, through frequent interactions, builds long term relationships with referring offices. Furthermore, the broad array of referral sources across each of our centers reduces concentration risk associated with any one referral source. During the year ended December 31, 2024, we received referrals from over 29,000 physician practices for imaging services at our centers.

Our operations team seeks to drive further volume and cost efficiencies through standardized protocols and workflows, which drive reduced exam duration, increased throughput and better patient experiences. We regularly monitor center capacity to understand constraints and adjust staffing levels. We also continue to implement faster scanning MRI technology across our centers, reducing the time a patient needs to be on the table and increasing throughput.

These efficiencies are further supported by our PACE team, which seeks to optimize the call center and patient scheduling experience, further increasing patient throughput and driving down scheduling costs per patient.

This commitment to clinical excellence, operational efficiency and patient-centered care make us a preferred partner for health systems. These qualities have helped us develop long-standing relationships with an average tenure of over 10 years with eight growth-oriented health systems and a pipeline of potential new partnerships within both existing and new geographies.

LUMEXA IMAGING’S HEALTH SYSTEM JOINT VENTURES(1)
HEALTH SYSTEM	JOINT VENTURE (“JV”) PARTNER	NUMBER OF CENTERS	STATES WITH CENTERS	PERCENTAGE LUMEXA IMAGING OWNERSHIP IN JV(2)	LUMEXA IMAGING OWNERSHIP VIA VIE?(3)
Baylor Scott & White Health	BTDI(4)	56	TX	49.0%	No

Intermountain Health	SCLTDI JV, LLC	10	CO, MT	49.0%	No

Integris Health	IH-USRS Imaging, LLC	8	OK	30.0%	No

Atrium Health	Carolinas Imaging Services, LLC	7	NC, SC	40.0%	Yes, Charlotte Radiology, P.A.

Virtua Health	Virtua Adult Imaging Services at Voorhees, LLC	2	NJ	50.0%	Yes, South Jersey Radiology Associates, P.A.

Tenet Health	RLC, LLC	1	AZ	50.0%	No

Tucson Medical Center	Tucson Medical Imaging Partners, LLC	1	AZ	50.0%	No

UPMC Community Provider Services	UPMCTDI JV, LLC	—	—	49.0%	No

(1)	Data as of 9/30/25.
(2)	Pursuant to the terms of the joint venture agreements that govern each JV, a JV’s profits, losses and cash distributions are distributed between us and our partners pro rata based upon our and their respective ownership interest in such JV. In addition, we also receive management fees in connection with our provision of management and administrative services to the JVs and/or professional services fees in connection with scan reads performed by our managed physician practices or employed radiologists for the JVs.
(3)	Our investments in all of our health system joint ventures, including those for which we own our equity interest through our VIEs, are accounted for using the equity method of accounting. See Note 18 to our consolidated financial statements for further detail.
(4)	Includes (i) 12 centers in Texas owned by Gateway Diagnostic Imaging, LLC, which is 100% owned by BTDI; (ii) two centers in Texas owned by Blue Stone JV LLP, which is 70% owned by BTDI; (iii) one center in Texas owned by Gateway Diagnostic Imaging Sherman, LLC, which is 100% owned by Blue Stone JV LLP; and (iv) one center in Texas owned by Blue Stone Frisco JV, LLP, which is 51% owned by BTDI.

Our operational expertise benefits our health system joint ventures by providing a streamlined patient experience, high-quality, subspecialized radiologist interpretations and efficient imaging center staffing models and labor management. Additionally, our health system joint ventures benefit from our expertise in building new capacity through equipment upgrades and de novo center openings. Combined with our experience and scaled supply chain cost savings, we offer our partners a capital efficient pathway to growth and expansion.

Our health system partners want to expand their patients’ access to care, and our joint ventured centers provide convenient, low-cost options for their patients. These centers in health system joint ventures care for patients referred from the affiliated provider networks of our partners, as well as patients referred from physicians’ offices outside these networks contacted through our sales and marketing efforts. On average, approximately 70% of the 2024 exam volume from our five largest joint ventures was derived from patients outside of the affiliated provider networks of our partners. This collaboration allows our health system joint ventures to benefit from significant revenue diversification and significantly expanded volumes. Our partners’ managed care expertise helps our joint ventures receive competitive rates, often with negotiated rate increases to keep up with the cost of providing high-quality care. Furthermore, our joint ventures provide us with a capital partner for expansion through investments in acquisitions and de novo center openings.

Integrated Technology System Built on Best-of-Breed Third-Party Solutions

We partner with third-party technology providers to drive operational efficiency, improve clinical quality, support remote reading of scans and create an integrated data environment. We have built a scalable technology system comprised of RIS workflow management, PACS visualization tools, radiologist-reporting and RCM systems, as well as programs designed to increase both efficiency and accuracy in reporting reads. This approach allows us to quickly adopt new technology across our platform and seamlessly integrate newly acquired centers or de novo centers. Continued integration of our technology system will create a harmonized data environment that offers us operational insights while providing clinicians with user-friendly, state-of-the-art clinical tools.

We use externally sourced AI to improve care delivery, translate radiologist reports into patient-friendly language, and facilitate back-office tasks, including digitizing patient intake forms and automating our call center and appointment scheduling processes. For example, we have deployed over 100 production bots to streamline our billing processes, and approximately 10% of our medical services and procedures (CPT) coding is automated. We also use AI to streamline RCM operations in an effort to reduce our labor costs. We have also begun implementing AI support for radiologists reading our scans that assist in the generation of patient reports and enhancement and analysis of medical imaging. For example, we have implemented Scanslated, which creates patient-friendly imaging reports. From November 2020 to September 2025, Lumexa Imaging’s patients viewed more than 2.1 million Scanslated reports, and 96% of over 500,000 patients who responded to a survey administered by Scanslated during that period found those reports to be helpful. In addition, we have integrated Fastscan technology into approximately 45% of our MRI units, resulting in scan times that are approximately 40% faster. Furthermore, approximately 700,000 of our scans conducted between June 2024 and June 2025 used at least one of Rad AI, Aidoc or iCad in generating read reports. We are optimistic about the positive impact AI has on our operations and the numerous ways it could improve efficiency and quality across our business going forward including with respect to a potential reduction in our consolidated expenses related to third-party radiologist salaries, which totaled approximately $30 million in 2024. For further discussion on the risks associated with our use of AI, see “Risk Factors—There are risks associated with our current and potential future use of AI” in this prospectus.

Connexia, our teleradiology platform, is a key enabler of volume expansion, allowing us to address capacity demands for our centers and practices by providing radiologists with the imaging technology to read scans remotely. Our teleradiology services effectively manage radiologist capacity while providing flexible coverage, thus eliminating a potential barrier to growth and de-risking our reliance on the radiologist labor market and third-party radiology groups. The flexibility to read scans remotely is increasingly desired by radiologists, offering them more control over their schedules and reducing burnout. Since inception, Connexia has hired over 30 radiologists that are covering 52 centers, including 14 joint venture centers. Our retention rate for Connexia radiologists is greater than 95% and our application pipeline has far outweighed open positions. We expect the number of radiologists and centers covered by Connexia to grow in the coming years.

Attractive Financial Profile Characterized by Robust Revenue Growth and Margin Expansion

We have achieved significant growth in recent years while generating robust margins and establishing an operating model that emphasizes cash flow generation. Total consolidated revenue increased by 7.8%, to $755.3 million for the nine months ended September 30, 2025 from $700.8 million for the nine months ended September 30, 2024. Our net loss for the nine months ended September 30, 2025 was $18.4 million, while our Adjusted EBITDA was $166.4 million for the nine months ended September 30, 2025 and represented an Adjusted EBITDA margin of 22.0%.

Public Company Management Team with Deep Industry Experience

Our management team is led by Caitlin Zulla, our Chief Executive Officer, and Tony Martin, our Chief Financial Officer, each of whom brings significant public company expertise. Ms. Zulla has over 20 years of health care services operating experience and was previously Chief Executive Officer of Optum Health East and SCA Health. Mr. Martin has over 25 years of experience in healthcare services and financial management, having previously served as Chief Financial Officer of US Acute Care Solutions and Chief Accounting Officer of United Surgical Partners International. We believe this deep industry knowledge and breadth of experience will enable us to effectively execute our strategic vision, drive growth and maintain operational excellence.

Growth Strategies

Ongoing Execution of Same-Center Organic Growth Playbook

We aim to drive above market same-center growth by positioning ourselves in attractive MSAs, partnering with health systems, targeting high-value referral sources and optimizing our center and staff capacity. Additionally, we target high-value advanced imaging scans to support our growth objectives. Our consolidated outpatient same-center CT and MRI volume growth was 5.2% and 7.1%, respectively, for the nine months ended September 30, 2025. Our system-wide outpatient same-center CT and MRI volume growth was 3.6% and 8.2%, respectively, for the nine months ended September 30, 2025.

Within existing centers, we create additional capacity and drive incremental volumes by reducing scan times, expanding hours of operation and installing additional equipment to alleviate backlogs.

De Novo Expansion Strategy Across Existing and New MSAs

De novo expansion is a central component of our organic growth engine. We build de novo centers to expand our presence in geographies where we have unmet patient demand and underserved needs of our health system joint venture partners. We believe there is significant opportunity for new outpatient imaging centers in our existing geographies.

On average in 2024, our existing centers had 6,500 square feet and completed on average 21 MRIs, 12 CTs and 33 routine imaging scans per day and a total of 83 exams per day10. We build de novo centers with an average initial capital investment of $4 million, targeting annual Adjusted EBITDA contribution of approximately $1 million to $3 million. Center-level ramp to profitability and ramp to maturity can be as short as 12 and 24 months, respectively; though certain of our de novo centers have reached profitability in as short as 6 months. We believe the ability to leverage our existing infrastructure, referral source relationships and reputation enables us to launch new locations in a capital-efficient manner.

We build many of our de novo centers with our health system partners via joint ventures. These partnerships enable us to clinically connect with our health system partners’ affiliated provider networks and leverage their managed care expertise. We directly manage the opening and staffing of these de novo centers, including with respect to leasing space, contracting radiologists, employing radiologic technologists and sourcing imaging equipment.

We have opened ten de novo centers since December 31, 2023, including six in 2025 through September 30, 2025. We have additional opportunities that are in various stages of our vetting process in addition to many attractive new geographies that we continue to actively assess for de novo center opportunities.

New Joint Venture Partnerships in Existing and New MSAs

We have a track record of operating successful joint ventures with health systems and plan to continue expanding our current joint ventures and developing new ones in both new and existing geographies. In geographies where we

[10]

Illustrative average select daily exam volume per center calculated by dividing a sample of 2.1 million of the 3.8 million scans performed by a sample of Lumexa Imaging’s outpatient imaging centers in 2024 by 130 outpatient imaging centers included in the sample.

have historically focused on wholly owned centers, there is a significant opportunity to develop joint ventures with local health systems. Outside of our existing geographies, as of August 1, 2024, management estimates that there were approximately 100 potential health system partners across our top 20 target MSAs and more than 80% of them did not have an existing imaging joint venture partner with an established IDTF platform, which presents a large opportunity to facilitate future expansion.

Acceleration of Growth Through Acquisitions

As one of the largest outpatient imaging providers in the country, we believe our scale and track record of 20 successfully executed and integrated acquisitions provides us with a competitive advantage and positions us as a partner of choice to drive inorganic growth across and outside of our MSAs. We have a disciplined approach to valuation, averaging an Adjusted EBITDA multiple of 8 to 9 times at acquisition for medium to large imaging center companies, defined as companies with five or more locations. For smaller imaging center companies with less than five locations, we have paid approximately 5 times Adjusted EBITDA on average. We have demonstrated an ability to reduce these multiples by approximately 2 to 3 times over three years post acquisition through growth and cost savings initiatives. We continuously seek new opportunities in attractive MSAs and have a robust and growing pipeline for future acquisition opportunities.

Further Investment and Implementation of Technology and AI Strategy

Our integrated technology system supports our current day-to-day operations and is the foundation for our continued deployment of third-party AI tools. Using third-party AI allows us to benefit from the most advanced solutions in the market, given there are over 400 radiology AI products in existence today and we anticipate that many more are in development. We believe using these existing programs is a faster, capital-light option that allows us to focus on what we do best—providing high-quality patient care while benefiting indirectly from third-party investment in the development of innovative new clinical and business AI solutions. Additionally, using third-party technology provides flexibility to use the best vendors depending on clinical or business needs, which is increasingly important as AI technology continues to rapidly evolve.

We believe using AI will benefit us across the organization, particularly in our center operations, radiologist reads and back-office workflows. Implementation of AI can enable faster scan times, improved clinical efficiency and faster patient scheduling and communication of results. Radiologist reads can benefit from AI through improved read quality, faster read times and capacity expansion, while decreasing radiologist burnout. Furthermore, back-office tasks can use AI to self-learn and self-manage processes, increase collections and reduce labor expenses.

Regulation and Compliance

The healthcare industry is highly regulated, and changes in the regulatory environment could significantly affect our operations in the future. Our ability to operate profitably will depend in part upon us, and our contracted radiology practices and their affiliated radiologists, receiving referrals, obtaining and maintaining all necessary licenses and other approvals including for radiology technicians and operating in compliance with applicable healthcare regulations such as required supervision regulations. We believe that healthcare regulations will continue to change. Therefore, we will monitor developments in healthcare laws and regulations and modify our operations from time to time as the business and regulatory environment changes.

Licensing, Accreditation and Certification

Each state imposes licensing requirements on individual physicians and clinical professionals, and on facilities operated or utilized by healthcare companies like us. Many states require regulatory approval, including CONs, before establishing certain types of healthcare facilities, offering certain services or expending amounts in excess of statutory thresholds for healthcare equipment, facilities or programs. In addition, federal legislation requires all suppliers that provide the technical component of diagnostic MRI, PET/CT, CT and nuclear medicine to be accredited by one of the accreditation organizations designated by CMS (which currently include the American College of Radiology, the Intersocietal Accreditation Commission and the Joint Commission). Our facilities and affiliated practice groups and radiologists are also required to meet applicable Medicare and Medicaid provider requirements under federal and state laws, rules and regulations.

The radiologists and other healthcare professionals providing professional medical services at our centers are also subject to licensing and related requirements by the states in which they provide services. As a result, we require our employed radiologists and other healthcare professionals, and require the radiology groups with which we contract to require their radiologists and other healthcare professionals, to have and maintain appropriate licensure.

Fee Splitting; Corporate Practice of Medicine

In some of the states in which we operate, a lay person or any entity other than a professional corporation or other similar professional organization is not allowed to practice medicine, including by employing professional persons or by having any ownership interest or profit participation in or control over any medical professional practice. The laws of such states also prohibit a lay person or a non-professional entity from exercising control over the medical judgments or decisions of physicians and from engaging in certain financial arrangements, such as splitting professional fees with physicians. We structure our operations in a manner that we believe keeps us from engaging in the practice of medicine, exercising control over medical judgments or decisions, or violating prohibitions against fee-splitting.

Government Healthcare Programs

In order to participate in the Medicare program and in the various state Medicaid programs, we and our affiliated radiology practices must comply with stringent and often complex federal and state regulatory requirements. Moreover, states impose varying standards for their respective Medicaid programs. In addition, other government-funded healthcare programs (“GHC Programs”) are subject to statutory and regulatory changes, administrative rulings, interpretations and determinations, manual guidance, requirements for utilization review and new governmental funding restrictions, all of which may materially increase or decrease program payments, as well as affect the cost of providing services and the timing of payments to providers.

We derive a substantial portion of our revenue from direct billings to governmental healthcare programs, such as Medicare and Medicaid, and private health insurance companies and/or health plans, including but not limited to those participating in the Medicare Advantage program. During the nine months ended September 30, 2025, 23% of our consolidated revenue was derived from Medicare and 5% was derived from Medicaid.

As a result, any negative changes in governmental capitation or fee-for-service rates or methods of reimbursement (including required metrics imposed by GHC Programs) for the services we provide could have a significant adverse impact on our revenue and financial results. Because GHC Programs generally reimburse on a fee schedule basis rather than on a charge-related basis, we generally cannot increase our revenues from these programs by increasing our fees for the specified services. Moreover, if our costs increase, we may not be able to recover our increased costs from these programs. Our business could also be adversely affected by reductions in or limitations of funding of GHC Programs or restrictions on or elimination of coverage for certain individuals or treatments under these programs. More specifically, certain changes designed to contain healthcare costs have resulted in decreased reimbursement rates for diagnostic imaging services that impact our business.

Medicare and Medicaid Fraud and Abuse—Federal Anti-Kickback Statute

The federal law known as the Anti-Kickback Statute prohibits the knowing and willful offer, payment, solicitation or receipt of any form of remuneration in return for, or in an effort to induce, directly or indirectly, (i) the referral of a person, (ii) the furnishing or arranging for the furnishing of items or services or (iii) the purchase, lease or order (or arranging or recommending the purchasing, leasing or ordering) of any item or service, which is reimbursable, in whole or in part, under the Medicare, Medicaid or other U.S. governmental programs. Noncompliance with the federal Anti-Kickback Statute can result in exclusion from Medicare, Medicaid or other governmental programs and civil and criminal penalties. Anti-Kickback Statute violations can also form the predicate of a FCA action.

The Anti-Kickback Statute is broad, and it prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. Further, court decisions have held that the statute may be violated even if only one purpose of remuneration is to induce referrals. To create better clarity, the Office of the Inspector General of the U.S. Department of Health and Human Services (“OIG”) has issued regulations as “safe harbor” guidelines which if met in form and substance, will assure healthcare providers that they will not be prosecuted for violation of the Anti-Kickback Statute. The OIG issued a final rule on November 20, 2020, as part of the Regulatory Sprint to Coordinated Care initiative by the HHS that, among other things, established new “safe harbors” under the Anti-Kickback Statute for certain value-based compensation arrangements. Although full compliance with these provisions can mitigate risk against prosecution under the federal Anti-Kickback Statute, the failure of a transaction or arrangement to fit squarely within a specific safe harbor does not necessarily mean that the transaction or arrangement is illegal or that prosecution under the federal Anti-Kickback Statute will be pursued; rather, the arrangement will be evaluated on a case-by-case basis in light of the parties’ intent and the arrangement’s potential for abuse.

Even though we continuously strive to comply with the requirements of the Anti-Kickback Statute and/or its safe harbors and are careful to structure our arrangements to comport with reasonable interpretations of the Anti-Kickback Statute, liability under the Anti-Kickback Statute may still arise because of the intentions or actions of the parties with whom we do business. While we are not aware of any such intentions or actions, we have only limited knowledge regarding the intentions or actions underlying those arrangements. Conduct and business arrangements that do not fully satisfy one of these safe harbor provisions may result in increased scrutiny by government enforcement authorities such as the OIG.

Medicare and Medicaid Fraud and Abuse—Stark Law

The Stark Law prohibits a physician from referring Medicare patients to an entity providing designated health services in which the physician (or their immediate family member) has an ownership or investment interest or with which the physician (or their immediate family member) has entered into a financial arrangement. The Stark Law also prohibits the entity from billing for any such prohibited referral. The penalties for violating the Stark Law include a prohibition on payment by these governmental programs, refunds of amounts collected in violation of the prohibition, civil monetary penalties of as much as $15,000 for each violation referral and $100,000 for participation in a scheme to circumvent the Stark Law prohibitions, as well as potential exclusion from Medicare, Medicaid or other GHC Programs. Stark Law violations can also form the predicate of a FCA action.

Under the Stark Law, radiology and certain other imaging services and radiation therapy services and supplies are services included in the designated health services subject to the self-referral prohibition. Such services include the professional and technical components of any diagnostic test or procedure using X-rays, ultrasound or other imaging services, CT, MRI, radiation therapy and diagnostic mammography services (but not most screening mammography services). PET and nuclear medicine procedures are also included as designated health services under the Stark Law. The Stark Law, however, excludes from designated health services: (i) X-ray, fluoroscopy or ultrasound procedures that require the insertion of a needle, catheter, tube or probe through the skin or into a body orifice; (ii) radiology procedures that are integral to the performance of, and performed immediately prior, during, or immediately after (for the purposes of confirming placement of an item placed during the procedure) non-radiological medical procedures; and (iii) certain ancillary services for which payment is made to an ambulatory surgical center.

The Stark Law provides that a request by a radiologist for diagnostic radiology services or a request by a radiation oncologist for radiation therapy, if such services are furnished by or under the supervision of such radiologist or radiation oncologist pursuant to a consultation requested by another physician, does not constitute a referral by a referring physician. If such requirements are met, the Stark Law self-referral prohibition would not apply to such services. The effect of the Stark Law on the radiology practices, therefore, will depend on the precise scope of services furnished by each such practice’s radiologists and whether such services derive from consultations or are self-generated.

We believe that, other than self-referred patients, all of the services covered by the Stark Law provided by our radiologists and those employed by the radiology practices with which we contract derive from requests for consultation by non-affiliated physicians. Therefore, we believe that the Stark Law is not implicated by the financial relationships between our operations and such radiologists. In addition, we believe that we have structured our acquisitions of the assets of existing practices, and we intend to structure any future acquisitions, so as not to violate the Anti-Kickback Statute, the Stark Law or the regulations related to these laws. Specifically, we believe the consideration paid by us to physicians to acquire the tangible and intangible assets associated with their practices is consistent with fair market value in arms’ length transactions and is not intended to induce the referral of patients or other business generated by such physicians. Should any such practice be deemed to constitute an arrangement designed to induce the referral of Medicare or Medicaid patients, then our acquisitions could be viewed as possibly violating anti-kickback and anti-referral laws and regulations. A determination of liability under any such laws could have a material adverse effect on our business, financial condition, results of operations, liquidity and stock price.

Medicare and Medicaid Fraud and Abuse—Civil Monetary Penalties Law

The Civil Monetary Penalties Law authorizes the imposition of civil monetary penalties, assessments and exclusion against an individual or entity based on a variety of prohibited conduct, including but not limited to, presenting, or causing to be presented, claims for payment to Medicare, Medicaid or other third-party payers that the individual or entity knows or should know are for an item or service that was not provided as claimed or is false or fraudulent, or offering remuneration to a GHC Program beneficiary that the individual or entity knows or should know is likely to influence the beneficiary to order or receive health care items or services from a particular provider. Substantial civil monetary penalties may be imposed under the federal Civil Monetary Penalties Law and may vary depending on the underlying violation. In addition, an assessment of not more than three times the total amount claimed for each item or service may also apply and a violator may be subject to exclusion from federal and state health care programs. In addition, exclusion from GHC Programs may be imposed for violations. We could be exposed to a wide range of allegations to which the federal Civil Monetary Penalty Law would apply, which could have a material adverse impact on our business, financial condition, results of operations, liquidity and stock price.

Medicare and Medicaid Fraud and Abuse—General

The federal government has embarked on an initiative to audit all Medicare Administrative Contractors, which are the companies that adjudicate and pay Medicare claims. These audits are expected to intensify governmental scrutiny of individual providers and facilities. An unsatisfactory audit of any of our diagnostic imaging centers or contracted radiology practices could result in any or all of the following: significant repayment obligations, exclusion from Medicare, Medicaid or other governmental programs, and civil and criminal penalties.

Federal and state regulatory agencies and law enforcement authorities have increased enforcement activities with respect to Medicare and Medicaid fraud and abuse regulations and other reimbursement laws and rules, including laws and regulations that govern our activities and those of our contracted radiology practices. The federal government also has increased funding to fight healthcare fraud and is coordinating its enforcement efforts among various agencies, such as the DOJ, the OIG, CMS, state Medicaid fraud control units and various contractors. The government may investigate our or our contracted radiology practices’ activities, claims may be made against us or the radiology practices, and these increased enforcement activities may directly or indirectly have an adverse effect on our business, financial condition, results of operations, liquidity and stock price. These audits or investigations can affect any aspect of our business from claims submission to information sharing, such as Information Blocking rules.

Federal False Claims Act

The FCA provides, in part, that the federal government may bring a lawsuit against any person who it believes has knowingly presented, or caused to be presented, a false or fraudulent request for payment from the federal government, or who has made a false statement or used a false record to get a claim approved. The FCA further provides that a lawsuit thereunder may be initiated by a private individual, acting as a “whistleblower,” to bring actions on behalf of the federal government alleging violation of the FCA and to share in any monetary recovery.

Further, states are being encouraged to adopt, to the extent they have not already done so, false claims acts similar to the FCA, which establish liability for submission of fraudulent claims to the State Medicaid program and contain whistleblower provisions. Even in instances when a whistleblower action is dismissed with no judgment or settlement, we may incur substantial legal fees and other costs relating to an investigation, should we be subject to such an action.

Moreover, agencies have recently received the authority to pursue “Administrative False Claims Act” actions pursuant to the National Defense Authorization Act. Future actions under the FCA and analogs may result in significant fines and legal fees, which would adversely affect our financial performance and our ability to operate our business. We believe that we are in compliance with the rules and regulations that apply to the FCA as well as its state counterparts.

State Anti-kickback, Physician Self-referral, Civil Monetary Penalty and False Claims Acts

Many states have adopted laws similar to the fraud and abuse laws, physician self-referral prohibitions and false claims acts described above. Some of these state prohibitions apply to services and the referral of patients for healthcare services reimbursed by any payor, not only Medicare, Medicaid or other GHC Programs. Although we believe that we comply with both federal and state anti-kickback, self-referral and false claims laws, any finding of a violation of these laws could subject us to criminal and civil penalties or possible exclusion from federal or state healthcare programs. Such penalties would adversely affect our financial performance and our ability to operate our business.

Patient Protection and Affordable Care Act, Inflation Reduction Act and Other Healthcare Reform Legislation

The Patient Protection and Affordable Care Act (“PPACA”) specifically required the HHS, in computing physician practice expense relative value units, to increase the equipment utilization factor for advanced diagnostic imaging services (such as MRI and CT) from a presumed utilization rate of 50% to 75% over a three year period. The Health Care and Education Reconciliation Act of 2010 (H.R. 4872), or Reconciliation Act, fully implemented the higher utilization rate in the beginning of 2011, eliminating the phase-in approach provided in the PPACA. This utilization rate was further increased to 90% by the American Taxpayer Relief Act of 2012, effective as of January 1, 2014.

The aim of increased utilization of diagnostic imaging services is to spread the cost of the equipment and services over a greater number of scans, resulting in a lower cost per scan. These changes precipitated reductions in federal reimbursement for medical imaging, resulting in decreased revenues per scan for the scans we perform for Medicare beneficiaries. Other changes in reimbursement for services rendered by Medicare Advantage plans may also reduce the revenue we receive for services rendered to Medicare Advantage enrollees.

The PPACA also required individuals to pay additional taxes if he or she was uninsured during the year (the “Individual Mandate”). On December 22, 2017, the Tax Cuts and Jobs Act was enacted which, among numerous changes to the tax code, repealed the tax-based shared responsibility payment imposed by the PPACA on certain individuals who failed to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.”

On August 16, 2022, President Biden signed the Inflation Reduction Act of 2022 into law, which among other things, extends enhanced subsidies for individuals purchasing health insurance coverage in PPACA marketplaces through plan year 2025. It is possible that the PPACA will be subject to judicial or congressional challenges in the future. It is unclear how any such challenges and the healthcare reform measures of the Trump administration will impact the PPACA and our business. On July 4, 2025, the One Big Beautiful Bill Act was signed into law. The law makes significant changes to GHC Programs, such as (1) increasing physician reimbursement rates under the Medicare physician fee schedule, (2) reducing Medicaid hospital reimbursement through limiting or removing provider taxes and (3) implementing additional requirements for Medicaid enrollment and participation such as adding cost-sharing requirements and community engagement rules, among other reforms. Some commentators have projected a higher uninsured population and reduced reimbursement rates as a result of this law, which would stress healthcare institution finances and could have other impacts on the delivery of care under the U.S. healthcare system.

Other legislative changes have been proposed and adopted in the United States since the PPACA was enacted to reduce healthcare expenditures. On August 2, 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers of 2% per fiscal year. These reductions went into effect on April 1, 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2032 unless additional Congressional action is taken. Due to the Statutory Pay-As-You-Go Act of 2010, estimated budget deficit increases resulting from the American Rescue Plan Act of 2021 and subsequent legislation, Medicare payments to providers were scheduled to be reduced in 2025; however, the passage of the American Relief Act of 2025 has since effectively prevented these payment reductions from going into effect. Additionally, for instance, on January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers, including hospitals, imaging centers and cancer treatment centers and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. We cannot predict what healthcare reform initiatives may be adopted in the future. Further federal and state legislative and regulatory developments are likely, and we expect ongoing initiatives to reduce healthcare costs. Such reforms could affect reimbursement, coverage and utilization of diagnostic imaging services in ways that are currently unpredictable.

HIPAA

Congress enacted the Health Insurance Portability and Accountability Act of 1996, in part, to combat healthcare fraud and to protect the privacy and security of patients’ individually identifiable health information. HIPAA, among other things, amended existing criminal statutes for Medicare fraud and enacted new federal criminal statutes, which encompassed actions affecting non-government healthcare benefit programs. Under HIPAA, a healthcare benefit program includes any private plan or contract affecting interstate commerce under which any medical benefit, item or service is provided. A person or entity that knowingly and willfully executes, or attempts to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of whether the payor is public or private, and knowingly and willfully falsifies, conceals or covers up by any trick or device a material fact or makes any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters is subject to a fine or imprisonment, or potentially both. In addition, HIPAA authorizes the imposition of civil monetary penalties against entities that employ or enter into contracts with excluded Medicare or Medicaid program participants if such entities provide services to federal health program beneficiaries. A finding of liability under HIPAA could have a material adverse effect on our business, financial condition, results of operations, liquidity and stock price.

Further, HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”), and its implementing regulations, requires healthcare providers and their business associates to maintain the privacy and security of individually identifiable health information. HIPAA, among other requirements, mandated the adoption of uniform standards for the electronic exchange of information in common healthcare transactions, as well as standards relating to the privacy and security of individually identifiable health information, which in turn required the implementation of administrative, physical and technical safeguards to protect such information. HITECH, signed into law on February 17, 2009, dramatically expanded, among other things, (1) the scope of HIPAA to now apply directly to “business associates,” or independent contractors who receive or obtain PHI in connection with providing a service to a covered entity, (2) substantive security and privacy obligations, including new federal security breach notification requirements to affected individuals, HHS and prominent media outlets, of certain breaches of unsecured PHI, (3) restrictions on marketing communications and a prohibition on covered entities or business associates from receiving remuneration in exchange for PHI and (4) the civil and criminal penalties that may be imposed for HIPAA violations, increasing the annual cap in penalties from $25,000 to $1.5 million per year.

In addition, many states have enacted comparable privacy and security statutes or regulations that, in some cases, are more stringent or otherwise different than HIPAA requirements and many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

We believe that we are in compliance with the current HIPAA requirements and comparable state laws, but we anticipate that we may encounter certain costs associated with future compliance. Moreover, we cannot guarantee that enforcement agencies or courts will not make interpretations of HIPAA standards that are inconsistent with ours, or the interpretations of our employed radiologists or our contracted radiology practices or their affiliated radiologists. A finding of liability under the HIPAA standards may result in significant criminal and civil penalties. Noncompliance also may result in exclusion from participation in government programs, including Medicare and Medicaid. These actions could have a material adverse effect on our business, financial condition, results of operations, liquidity and stock price.

U.S. Food and Drug Administration or FDA

The FDA has issued the requisite pre-market authorization for the MRI, PET, ultrasound, X-ray and diagnostic radiology and CT systems we use. Our mammography systems are regulated by the FDA pursuant to the Mammography Quality Standards Act of 1992, as amended by the Mammography Quality Standards Reauthorization Acts of 1998 and 2004 (collectively, the “MQSA”), codified in Section 263b of Title 42 of the United States Internal Revenue Code of 1986, as amended (the “Code”), and implementing regulations promulgated by the FDA. All mammography centers in the United States (except facilities of the Department of Veteran Affairs) are required to meet the applicable MQSA requirements under such laws and regulations, including quality standards, being accredited by an approved accreditation body or state agency and certified by the FDA or an FDA-approved state certifying agency. Pursuant to the accreditation process, each facility providing mammography services must comply with certain standards related to, among other things, the facility’s equipment, personnel (interpreting radiologists, technologists and medical physicists), quality assurance programs and record retention. Mammography facilities are also subject to periodic review by accreditation bodies.

Compliance with these MQSA requirements and standards is required to obtain Medicare payment for services provided to beneficiaries and to avoid various sanctions, including monetary penalties, a suspension or revocation of certification, a suspension or revocation of accreditation or an injunction. Although the American College of Radiology is an approved accreditation body and currently accredits all of our centers which provide mammography services, and although we anticipate continuing to meet the requirements for accreditation, if we lose such accreditation, the FDA could suspend or revoke our certification and require us to send patient and provider notifications. Congress has extended Medicare benefits to include coverage of screening mammography but coverage is subject to the facility performing the mammography meeting prescribed quality standards described above. The Medicare requirements to meet the standards apply to diagnostic mammography and image quality examination as well as screening mammography.

User facilities, which the FDA defines to include hospitals, outpatient diagnostic facilities and outpatient treatment facilities, also have medical device reporting obligations. User facilities must establish and maintain adverse event records and report to the device manufacturer and the FDA within 10 working days of becoming aware of a device-related death when information reasonably suggest the device may have caused or contributed to the death. User facilities must also report to the manufacturer within 10 working days of becoming aware of a device-related serious injury when information reasonably suggest the device may have caused or contributed to the serious injury. User facilities are required to summit annual reports to the FDA.

Surprise Billing; No Surprises Act

Over the last several years, the practice of balance billing and “surprise billing” have gained significant attention from the media and lawmakers. Balance billing is the practice whereby physicians and other healthcare providers, who do not participate in certain managed-care plans, bill patients who have accessed their services at amounts above the amount the managed-care plan elects to pay for such services. Surprise billing refers to instances where patients present for medical care at in-network, participating hospitals but unknowingly receive care from out-of-network, non-participating hospital-based physicians, such as radiologists. Surprise billing can result in the patient experiencing claims-processing discrepancies and higher out-of-pocket costs, including their receipt of balance bills. In response, over 40 states have passed statutes, or are currently engaged in legislative or regulatory efforts, to prohibit or restrict the practice of balance billing and/or surprise billing.

At the federal level, the “No Surprises Act” was signed into law in December 2020. The No Surprises Act, which went into effect on January 1, 2022, addresses surprise medical billing and prohibits providers from charging patients out-of-network rates for emergency care and ancillary services, such as radiology or anesthesiology, delivered during scheduled procedures at in-network facilities. This law has been subject to multiple judicial challenges.

Artificial Intelligence

The federal government and multiple states have considered or enacted statutes, regulations or guidance related to AI. As AI continues to be increasingly deployed in healthcare, especially in the field of radiology, this is an area in which we expect to see further legislative and regulatory action. These developments could adversely affect our current services or future services depending on how authorities regulate and enforce these types of laws, and could impose significant associated compliance obligations.

Antitrust

The healthcare industry is subject to close antitrust scrutiny. In particular, healthcare companies that have private equity investors are under continued and increased scrutiny for their perceived role in rising healthcare costs and alleged increased control over healthcare entities. The FTC, the DOJ and state attorneys general all actively review and, in some cases, take enforcement action against business conduct and acquisitions in the healthcare industry. For example, the FTC, the DOJ and the HHS jointly launched a cross-government public inquiry into the role of private-equity and other corporations in the healthcare system. Private parties harmed by alleged anticompetitive conduct can also bring antitrust suits. Violations of antitrust laws may be punishable by substantial penalties, including significant monetary fines, civil penalties, criminal sanctions, consent decrees and injunctions prohibiting certain activities or requiring divestiture or discontinuance of business operations. States have also enacted specific healthcare transaction notification and approval laws. These healthcare transaction review laws can inhibit business expansion by requiring significant filings and review processes and, in some states, allowing state attorneys general to review or prevent transactions viewed as anti-competitive or against the public interest.

Insurance Laws and Regulation

States in which we operate have adopted certain laws and regulations affecting risk assumption in the healthcare industry, including those that subject certain risk-based managed care contracting arrangements to comply with applicable risk bearing organization insurance laws and regulations. These laws and regulations may require physicians and physician networks to meet minimum capital requirements and other safety, capital adequacy and actuarial soundness requirements. Implementing additional regulations or compliance requirements could result in substantial costs to our contracted radiology practices, limiting their ability to enter into capitated or other risk-sharing managed care arrangements and indirectly affecting our revenue from affected contracted practices.

Environmental Matters

The facilities we operate or manage generate hazardous and medical waste subject to federal and state requirements regarding handling and disposal. We believe that the facilities that we operate and manage are currently in compliance in all material respects with applicable federal, state and local statutes and ordinances regulating the handling and disposal of such materials. We do not believe that we will be required to expend any material additional amounts in order to remain in compliance with these laws and regulations or that compliance will materially affect our capital expenditures, earnings or competitive position.

Compliance Program

We maintain a compliance program as part of our commitment to fully comply with federal and state laws and regulations applicable to healthcare entities. Our compliance program includes, among other things, (i) a Chief Compliance Officer who is charged with implementing, administering and supervising our compliance program, as well as an audit committee responsible for the continuous development and improvement of our compliance program; (ii) standards of conduct for our employees and affiliates, including written compliance policies and procedures; (iii) compliance training designed to familiarize our employees with the regulatory requirements and specific elements of our compliance program; (iv) a process that specifies how employees, affiliates and others may report regulatory or ethical concerns to our anonymous hotline investigating misconduct by employees, and implementing disciplinary and remediation measures, as needed; and (vi) conducting periodic audits of various aspects of our operations and those of our contracted radiology practices to identify and mitigate risks and potential instances of noncompliance in a timely manner. We believe that our compliance program meets the relevant standards provided by the OIG.

Competition

We compete with both national and regional enterprises, some of which may now or in the future have greater financial and other resources available to them, greater access to radiologists, or greater access to potential patients. We also compete against local physician groups, as well as hospitals and hospital groups, that operate their own imaging equipment and/or directly employ radiologists. Many of these competitors provide healthcare services that are similar in scope to the services we provide. In certain regions, some of our competitors have already established a significant network of referring physicians and it may be more difficult for us to compete in such regions.

Competition in our business is generally based upon a number of factors, including reputation, experience and level of care, center location, cost of service, modalities offered and relationships with healthcare providers and referring physicians. Finally, customers can turn to geographically distant providers and teleradiology to meet their needs.

Patents, Trademarks and Other Intellectual Property

We have registered the trademarks for certain of our businesses and the trademarks for certain logos used in the marketing of our businesses. Generally, registered trademarks have perpetual life, provided that they are renewed on a timely basis and continue to be used properly as trademarks. Other than the intellectual property described above, we do not believe our business is dependent to a material degree on patents, copyrights, trademarks or trade secrets. Other than licenses to commercially available software, we do not believe that any of our licenses to third-party intellectual property are material to our business taken as a whole.

Employees

As of September 30, 2025, we employed 4,064 full-time, 271 part-time and 684 as needed (“PRN”) employees. These numbers include 325 full-time and 18 part-time radiologists and 1,159 full-time, 153 part-time and 395 PRN technologists. None of our employees are represented by a labor union or are party to a collective bargaining agreement, and we have had no labor-related work stoppages. We believe that we have good relationships with our employees.

Facilities

Our principal executive offices are located in Raleigh, North Carolina. We operate across the United States and currently have imaging centers in 13 states.

Legal Proceedings

We are subject to litigation arising in the ordinary course of our business, including litigation principally relating to professional liability. There can be no assurance that our insurance coverage and self-insured liabilities will be adequate to cover all liabilities occurring out of such claims. From time to time, we receive requests for information from government agencies in connection with their regulatory or investigational authority. Such requests can include subpoenas or demand letters for documents to assist the government in audits or investigations. We review such requests and notices and take appropriate action. We have been subject to certain requests for information and investigations and could be subject to such requests for information and investigations in the future. In the opinion of management, we are not engaged in any legal proceedings that we expect will have a material adverse effect on our business, financial condition, cash flows or results of our operations.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding our executive officers and directors as of the date of this prospectus.

NAME	AGE	POSITION(S)
Executive Officers
Caitlin Zulla	48	Chief Executive Officer
Tony Martin	55	Chief Financial Officer
Dr. Russell Stewart	48	Chief Medical Officer
Julie Szeker	55	Chief Legal Officer and Corporate Secretary

Board of Directors
Lee Cooper	63	Chair of the Board
Molly Joseph	51	Lead Independent Director
Brett Brodnax*	61	Director
Glenn Eisenberg	64	Director
Bridget Karlin*	69	Director
Dr. Matthew Lungren*	47	Director
Dr. Robert Mittl*	66	Director
Brian Regan	47	Director
Caitlin Zulla	48	Director

*	Indicates a director nominee appointed to the Board on December 10, 2025.

The following are brief biographies describing the backgrounds of our executive officers, directors and director nominees:

Caitlin Zulla

Caitlin Zulla is our Chief Executive Officer, a position she has held since January 2025, and a member of our board of directors. Prior to this role, Ms. Zulla served as the Chief Executive Officer of Optum Health East, a healthcare service provider, from 2023 to January 2025. Prior to that, from 2019 to 2023, she served as the Chief Executive Officer of SCA Health, an operator of outpatient surgery facilities, where she also previously held the roles of Chief Financial Officer and Chief Administrative Officer from 2018 to 2019 and Chief Administrative Officer in 2017. Ms. Zulla currently serves on the boards of directors of National Vision Holdings, Inc. (Nasdaq: EYE), a provider of eye care, for which she also serves on the compensation committee, and One World Surgery, a non-profit aimed at delivering primary and surgical care in developing countries. Ms. Zulla earned a Bachelor of Arts from Princeton University, a Master of Public Health and Health Management from Columbia University and a Master of Healthcare Delivery Science from Dartmouth College.

Tony Martin

Tony Martin is our Chief Financial Officer, a position he has held since January 2025. Prior to this role, Mr. Martin served as the Chief Financial Officer of US Acute Care Solutions, a physician-owned provider of integrated acute care medicine, from 2020 to 2023. Prior to that, Mr. Martin served as the Senior Vice President, Corporate Controller and Chief Accounting Officer of United Surgical Partners International, Inc., a company specializing in the operation of short-stay healthcare facilities in partnership with physicians and not-for-profit health systems, from 1998 to 2019. Mr. Martin earned a Bachelor of Business Administration, Accounting and a Master of Professional Accounting from the University of Texas at Austin and has been a licensed Certified Public Accountant since 1997.

Dr. Russell Stewart

Dr. Russell Stewart is our Chief Medical Officer, a position he has held since August 2025. Prior to this role, Dr. Stewart served as Chief Clinical Officer of Covera Health, Inc., a data analytics and AI-enabled company focused on radiology performance measurement and impact, in 2025. Prior to that role, Dr. Stewart served as Covera Health’s Senior Vice President, Clinical Product from 2021 to 2025. Before that, Dr. Stewart served as Vice President of Clinical Affairs at Nines, Inc., a radiology AI company, from 2018 to 2021. Since 2015, Dr. Stewart has also served as a Clinical Assistant Professor in the Department of Radiology at Stanford Health Care. Dr. Stewart serves as a member of the Board of Governors of the Stanford Medicine Alumni Association. Dr. Stewart earned his Doctor of Medicine from the University of Chicago Pritzker School of Medicine, a Master of Business Administration from the University of Chicago Booth School of Business and a Master of Science and a Bachelor of Science in Biological Sciences from Stanford University.

Julie Szeker

Julie Szeker is our Chief Legal Officer and Corporate Secretary, a position she has held since 2018. Prior to that role, Ms. Szeker served as the Chief Administrative Officer and General Counsel of Charlotte Radiology, now one of our business units, from 2013 to 2017. Prior to 2013, Ms. Szeker was in private practice with a focus on mergers and acquisitions and other corporate transactions and also in-house serving in various management roles with Atrium Health, now part of AdvocateHealth, a non-profit health system. She earned a Bachelor of Arts from the University of North Carolina at Chapel Hill and a Juris Doctor from the University of Michigan.

Lee Cooper

Lee Cooper is a member of our Board and has served as the Executive Chair of Holdings LLC’s board of managers since December 2023. Mr. Cooper has served as the Chief Executive Officer of AssistRx, LLC, a provider of specialty pharmaceutical solutions and patient-support services, since March 2025 and also served as the chairman of its board of directors from 2024 to March 2025. Prior to joining AssistRx, Mr. Cooper served as our Chief Executive Officer in 2024 and as an Operating Partner at WCAS in 2023. Earlier in his career, Mr. Cooper held other executive roles, including Executive Vice President – Pharmacy of Walgreens, a pharmacy store chain, from 2022 to 2023 and Chief Executive Officer of Shields Health Solutions, a specialty pharmacy integrator and care provider, from 2020 to 2022. Prior to that, Mr. Cooper held multiple leadership positions at General Electric, a multinational conglomerate, including serving as the President and Chief Executive Officer of GE Healthcare – U.S. and Canada from 2016 to 2019. Previously, Mr. Cooper served on the board of directors of Healthcare Trust of America, Inc. (formerly, NYSE: HTA), a real estate investment trust that acquires, owns and operates medical office buildings, from 2020 to 2022. Mr. Cooper earned a Bachelor of Arts from Ohio Wesleyan University. Mr. Cooper brings extensive operational, management and industry experience to our Board.

Molly Joseph

Molly Joseph is a member of our Board and has served on Holdings LLC’s board of managers since May 2022. She founded and has served as a Managing Partner of Cypress Pass Ventures, LLC, a healthcare-focused investment firm, since 2021. Prior to founding Cypress Pass Ventures, Ms. Joseph served in various roles at UnitedHealth Group Incorporated (NYSE: UNH), a healthcare company, from 2005 to 2021, including as President and then Chief Executive Officer of UnitedHealthcare Global from 2010 to 2020; and as Senior Vice President and then Executive Vice President of UnitedHealth Group from 2009 to 2021. Ms. Joseph currently serves on the boards of directors of West Pharmaceutical Services, Inc. (NYSE: WST), a manufacturer of containment and delivery systems for injectable drugs and healthcare products and AMSURG Corp., a manager of ambulatory surgery centers, and as Vice Chair of the Board of Trustees of Santa Clara University. She previously served on the board of directors and as the lead independent director of First Solar, Inc. (Nasdaq: FSLR), a solar technology and manufacturing company, from 2017 to May 2025 and Bend Health, Inc., a provider of pediatric digital mental healthcare services, where she also served as chair of the board of directors. Ms. Joseph earned a Bachelor of Science from Santa Clara University and a Juris Doctor from Georgetown University Law Center. Ms. Joseph brings to our Board a wealth of experience in operating, managing and growing healthcare companies.

Brett Brodnax

Brett Brodnax is a member of our Board and has served on Holdings LLC’s board of managers since September 2023. Since 2024, Mr. Brodnax has served as Executive Chairman of United Surgical Partners International, Inc., an ambulatory surgery platform, which he joined in 1999. Prior to his service as Executive Chairman, Mr. Brodnax held several senior leadership roles at United Surgical Partners, including as its Senior Vice President, as its Executive Vice President and as its Chief Development Officer between 2001 and 2018, and as its President and CEO from 2011 to 2024 and Chief Executive Officer from 2018 to 2024. Mr. Brodnax currently serves on the boards of directors of Emerus Holdings, Inc., a developer and operator of neighborhood hospitals, Vatica Health, Inc., a risk adjustment and quality of care solution, and OrthAlign Corporation, a provider of ASC technology for orthopedic surgery. Mr. Brodnax earned both a Bachelor of Science and a Master of Science of Industrial Engineering from Texas A&M University and a Master of Business Administration from the University of Texas at Dallas. Mr. Brodnax brings to our Board his expertise in outpatient healthcare strategy, development and operations.

Glenn A. Eisenberg

Glenn A. Eisenberg is a member of our Board and has served on Holdings LLC’s board of managers since March 2025. Since May 2025, Mr. Eisenberg has served as a Senior Advisor to Labcorp Holdings Inc. (NYSE: LH), a laboratory testing company. In 2024, Mr. Eisenberg served as an Executive Vice President of Labcorp, following his service as its Executive Vice President and Chief Financial Officer from 2014 to 2024. Before joining Labcorp, Mr. Eisenberg served as the Executive Vice President, Finance and Administration, and Chief Financial Officer of The Timken Company (NYSE: TKR), a global manufacturer of highly engineered bearings and alloy steels and related products and services, from 2002 to 2014. Mr. Eisenberg currently serves on the boards of directors of Solventum Corporation (NYSE: SOLV), AMSURG Corp., a manager of ambulatory surgery centers, and SYNLAB International GmbH, a laboratory diagnostics company. Previously, Mr. Eisenberg served on the boards of directors of U.S. Ecology, Inc. (formerly, Nasdaq: ECOL), an environmental services company, from 2019 to 2022, Perspecta Inc. (formerly, NYSE: PRSP), a provider of data solutions, from 2019 to 2021, Family Dollar Stores Inc. (formerly, NYSE: FDO), a nationwide retailer, from 2002 to 2015 and Alpha Natural Resources Inc. (formerly, NYSE: ANR), a producer of metallurgical coal, from 2005 to 2015. Mr. Eisenberg earned a Bachelor of Arts from Tulane University and a Master of Business Administration in Finance from Georgia State University. Mr. Eisenberg brings to our Board public financial and operational experience and extensive experience in public company board membership.

Bridget E. Karlin

Bridget E. Karlin is a member of our Board and has served on Holdings LLC’s board of managers since March 2025. Ms. Karlin founded BEK Strategies, Inc., a business and technology consulting firm, and has served as its Managing Director since 2022. Ms. Karlin was the Senior Vice President of Information Technology at Kaiser Permanente, an integrated managed healthcare consortium, from 2021 to 2024, and from 2017 to 2024, she served as Global Chief Technology Officer for the Global Technology Services division of International Business Machines Corporation (NYSE: IBM), a technology innovator in computing, artificial intelligence and enterprise services. Prior to that, from 2011 to 2017, she held executive leadership roles at Intel Corporation (Nasdaq: INTC), a global semiconductor manufacturer, including as General Manager of its Internet of Things division, General Manager of its Hybrid Cloud business and Vice President of its Data Center Software division. Ms. Karlin currently serves on the boards of directors of Dana Incorporated (NYSE: DAN), a global automotive manufacturer of conventional, hybrid and electric vehicles, and LyondellBasell Industries N.V. (NYSE: LYB), a multinational petrochemical company. She is a member of the Council on Foreign Relations where she advises on AI, cyber security and other advanced technologies. Ms. Karlin is a graduate of the University of California, Santa Barbara and the Harvard Business School Executive Leadership Program. Ms. Karlin brings to our Board experience in leveraging advanced technology and with innovating capabilities for healthcare delivery.

Dr. Matthew Lungren

Dr. Matthew Lungren is a member of our Board and has served as a GM AI Technical Advisor in the Office of the CTO for Microsoft Corporation (Nasdaq: MSFT), a technology company, since September 2025. He previously served as Chief Scientific Officer, Microsoft Health & Life Sciences and as a Visiting Scientist, Microsoft Research from 2021 to 2025. Prior to joining Microsoft, from 2014 to 2021, Dr. Lungren was a clinical interventional radiologist and research faculty member at Stanford University School of Medicine, where he co-founded and led the Stanford Center for Artificial Intelligence in Medicine & Imaging (AIMI), and has continued as Adjunct Professor at Stanford in the department of Biomedical Data Science since 2021. Dr. Lungren earned a Bachelor of Arts from Arizona State University, a Master of Public Health from the University of North Carolina at Chapel Hill and a Doctor of Medicine from the University of Michigan. He completed his Radiology residency and Interventional Radiology fellowship at Duke University. Dr. Lungren brings to our Board expertise in clinical radiology and machine learning in healthcare.

Dr. Bob Mittl

Dr. Robert Mittl is a member of our Board and has served on Holdings LLC’s board of managers since 2018. He is also the Chair of Lumexa Imaging’s National Physician Leadership Board, a role he assumed in 2021, and has served as the Chief Quality Officer of Lumexa Imaging since 2024. Dr. Mittl joined Charlotte Radiology, P.A., an imaging services provider that later became part of Lumexa Imaging, in 1993, where he chaired the Physician

Operations Committee for 13 years and served as Chairman and President of the group for 10 years. Dr. Mittl is also a practicing neuroradiologist. Dr. Mittl earned both his Bachelor of Science and Master of Science from Yale University and received his Doctor of Medicine from Washington University School of Medicine in St. Louis. Dr. Mittl brings to our Board expertise in clinical radiology.

Brian Regan

Brian Regan is a member of our Board and has served on Holdings LLC’s board of managers since January 2018. He has previously served as the Head of the Healthcare Group and currently serves as a General Partner at WCAS since 2016, where he is part of a team focused on building and expanding leading healthcare companies. Mr. Regan joined WCAS in 2002 and is a member of the firm’s Management Committee. He currently serves on the boards of directors of Liberty Dental, a nationwide dental plan, Abzena Ltd., a provider of biotherapeutic and antibody drug conjugates development services, Kiniciti Bio, Inc., a WCAS platform focused on CGT therapies, and The Health Management Academy, a membership-based community of healthcare professionals. He previously served on the boards of Aptuit LLC, a pharmaceutical services provider, Laurus Labs Ltd (NYSE: LAURUSLABS), a pharmaceutical and biotechnology company, U.S. Anesthesia Partners, a provider of anesthesiology services, Springstone Health Opco, LLC, a national behavioral health provider, and US Acute Care Solutions, LLC, a provider of acute care services. Mr. Regan earned a Bachelor of Arts from Yale University. Mr. Regan brings to our Board a wealth of experience in investing in and growing healthcare companies. Mr. Regan was appointed to serve as a director upon the completion of this offering pursuant to the Stockholders Agreement.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Corporate Governance

Classified Board of Directors

Upon the completion of this offering, our board of directors will consist of nine members and be divided into three classes of directors that will serve staggered three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Effective upon the closing of this offering, our directors will be divided among the three classes as follows:

∎	the Class I directors will be Brian Regan, Lee Cooper and Caitlin Zulla and their terms will expire at the first annual meeting of stockholders to be held after the completion of this offering;

∎

the Class II directors will be Dr. Robert Mittl, Bridget Karlin and Dr. Matthew Lungren and their terms will expire at the second annual meeting of stockholders to be held after the completion of this offering; and

∎

the Class III directors will be Brett Brodnax, Molly Joseph and Glenn Eisenberg and their terms will expire at the third annual meeting of stockholders to be held after the completion of this offering.

Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Our amended and restated certificate of incorporation and amended and restated bylaws to be in effect upon the completion of this offering will authorize only our board of directors to fill vacancies on our board of directors. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company. See the section titled “Description of Capital Stock—Anti-Takeover Provisions.”

Prior to the consummation of this offering, we intend to enter into the Stockholders Agreement with WCAS. The Stockholders Agreement will give WCAS the right to nominate a number of our directors commensurate with its beneficial ownership of our outstanding common stock after the consummation of this offering and shall specify how WCAS’ nomination rights shall decrease as its beneficial ownership of our common stock also decreases. See the section titled “Certain Relationships and Related Party Transactions—Stockholders Agreement.”

Director Independence

Our board of directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors determined that, with the exception of Caitlin Zulla, Lee Cooper and Dr. Robert Mittl, each member of our board of directors is an “independent director” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. In making these determinations, our board of directors reviewed and discussed information provided by the directors and by us with regard to each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our common stock by each non-employee director and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Board Committees

Our board of directors has established an audit committee, a compensation committee, a nominating and corporate governance committee, a technology committee and a patient safety and quality of care committee prior to the completion of this offering, each of which will operate pursuant to a charter adopted by our board of directors and which will be effective prior to the consummation of this offering. The composition and responsibilities of each of the committees of our board of directors are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time. Following the completion of this offering, copies of the charters for each committee will be available on our website. Reference to our website does not constitute incorporation by reference of the information contained at or accessible through our website into this prospectus or the registration statement of which it forms a part.

Audit Committee

Our audit committee consists of Glenn Eisenberg, Bridget Karlin and Molly Joseph, with Glenn Eisenberg serving as the chairperson. Our board of directors has determined that each member of our audit committee is independent within the meaning of Rule 10A-3 under the Exchange Act. Our board of directors has also determined that Glenn Eisenberg and Bridget Karlin are each an “audit committee financial expert” as defined by the applicable SEC rules and has the requisite accounting or related financial management expertise and financial sophistication under the applicable rules and regulations of Nasdaq.

Specific responsibilities of our audit committee will include:

∎	overseeing our corporate accounting and financial reporting processes and our internal controls over financial reporting;

∎	evaluating our independent public accounting firm’s qualifications, independence and performance;

∎	engaging and providing for the compensation of our independent public accounting firm;

∎	pre-approving audit and permitted non-audit and tax services to be provided to us by our independent public accounting firm;

∎	reviewing our financial statements;

∎	reviewing our critical accounting policies and internal controls over financial reporting;

∎

establishing procedures for complaints received by us regarding accounting, internal accounting controls or auditing matters, including for the confidential anonymous submission of concerns by our employees, and periodically reviewing such procedures, as well as all complaints received by us regarding accounting, internal controls or auditing matters, with management;

∎	discussing with management and the independent registered public accounting firm the results of the annual audit and the reviews of our quarterly financial statements;

∎	reviewing and approving any transaction between us and any related person (as defined by the Securities Act) in accordance with our related party transaction approval policy; and

∎	such other matters that are specifically designated to the audit committee by our board of directors from time to time.

Our audit committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable Nasdaq listing standards.

Compensation Committee

Our compensation committee consists of Brett Brodnax, Glenn Eisenberg and Brian Regan, with Brett Brodnax serving as the chairperson. Our board of directors has determined that Brett Brodnax, Glenn Eisenberg and Brian Regan are independent under Nasdaq listing standards, and that Brett Brodnax and Glenn Eisenberg are “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act.

Specific responsibilities of our compensation committee will include:

∎

reviewing and recommending policies relating to compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to compensation of the Chief Executive Officer and other senior officers;

∎	evaluating the performance of the Chief Executive Officer and other senior officers in light of those goals and objectives;

∎	setting compensation of the Chief Executive Officer and other senior officers based on such evaluations;

∎	approving the issuance of options and other awards under our equity-based incentive plans;

∎

reviewing and approving, for the Chief Executive Officer and other senior officers, employment agreements, severance agreements, consulting agreements and change in control or termination agreements; and

∎	such other matters that are specifically designated to the compensation committee by our board of directors from time to time.

Our compensation committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable Nasdaq listing standards.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Brett Brodnax, Molly Joseph and Brian Regan, with Molly Joseph serving as the chairperson. Our board of directors has determined that Brett Brodnax, Molly Joseph and Brian Regan are independent under the applicable Nasdaq listing standards.

Specific responsibilities of our nominating and corporate governance committee will include:

∎	identifying and evaluating candidates, including the nominees recommended by stockholders and management, to serve on our board of directors;

∎	considering and making recommendations to our board of directors regarding changes to the size and composition of our board of directors;

∎	considering and making recommendations to our board of directors regarding the composition and chairing of the committees of our board of directors;

∎	instituting plans or programs for the continuing education of our board of directors and orientation of new directors;

∎	establishing procedures to exercise oversight of, and oversee the performance evaluation process of, our board of directors and management;

∎	developing and making recommendations to our board of directors regarding corporate governance guidelines and matters; and

∎	overseeing annual evaluations of our board of directors’ performance, including committees of our board of directors.

Our nominating and corporate governance committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable Nasdaq listing standards.

Technology Committee

Our technology committee consists of Bridget Karlin, Dr. Matthew Lungren and Dr. Robert Mittl, with Bridget Karlin serving as the chairperson.

Specific responsibilities of our technology committee will include:

∎	reviewing our policies, procedures and strategy with respect to technology, security and related matters;

∎	reviewing our industry, peers and competition from a technology standpoint and evaluating new and emerging technological issues, trends, opportunities and threats;

∎	reviewing laws, regulations, industry standards and best practices relating to technology, security, data retention, privacy and data breaches;

∎	making recommendations with respect to technology management, acquisition, investment, administration, spending and contracts; and

∎

evaluating technological security, threats and risks affecting the Company and reviewing our policies with respect to risk assessment and risk management as they relate to technology, security and related matters.

Our technology committee will operate under a written charter, to be effective prior to the completion of this offering.

Patient Safety and Quality of Care Committee

Our patient safety and quality of care committee consists of Brett Brodnax, Dr. Matthew Lungren and Dr. Robert Mittl, with Dr. Matthew Lungren serving as the chairperson.

Specific responsibilities of our patient safety and quality of care committee will include:

∎	assessing our quality, safety, clinical risk and clinical services improvement strategies and operations;

∎	evaluating the policies and procedures developed by us to promote quality patient care and patient safety;

∎	considering and assessing our relationships with health system partners; and

∎	retaining or approving the recommendation for the retention of consultants or other advisors concerning quality of patient care and patient safety matters.

Our patient safety and quality of care committee will operate under a written charter, to be effective prior to the completion of this offering.

Code of Ethics and Business Conduct

We have adopted a code of conduct applicable to our principal executive, financial and accounting officers and all persons performing similar functions. Upon the effectiveness of the registration statement of which this prospectus forms a part, our code of conduct will be available on our principal corporate website at www.lumexaimaging.com. Information contained on our website or connected thereto does not constitute a part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been an officer or employee of us or any of our subsidiaries. In addition, none of our executive officers serves or has served as a member of our board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our compensation committee.

Limitations on Director and Officer Liability and Indemnification

Our amended and restated certificate of incorporation that will become effective in connection with this offering will require us to indemnify our directors and officers to the fullest extent permitted by the DGCL. Subject to certain limitations and limited exceptions, our amended and restated certificate of incorporation will also require us to advance expenses incurred by our directors for the defense of any action for which indemnification is required or permitted.

We have entered into indemnification agreements with each of our directors and our executive officers. These agreements will provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law.

We believe that these provisions in our amended and restated certificate of incorporation, amended and restated bylaws and indemnification agreements are necessary to attract and retain qualified persons such as directors, officers and key employees. We also maintain directors’ and officers’ liability insurance. The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated

bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breaches of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Role of the Board in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure. Our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our external audit function. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive or inappropriate risk-taking. Our technology committee evaluates risks related to the technology we deploy in our operations. Our patient safety and quality of care committee evaluates the safety and clinical risks of our strategies and operations.

EXECUTIVE AND DIRECTOR COMPENSATION

The following is a discussion and analysis of compensation arrangements of our named executive officers and Holdings LLC’s managers. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

Overview

Our current executive compensation program is intended to align executive compensation with our business objectives and to enable us to attract, retain and reward executive officers who contribute to our long-term success. The compensation paid or awarded to our executive officers is generally based on the assessment of each individual’s performance compared against the business objectives established for the fiscal year as well as our historical compensation practices. In the case of new hire executive officers, their compensation is primarily determined based on the negotiations of the parties as well as our historical compensation practices. For 2024, the material elements of our executive compensation program were base salary, annual cash bonuses and equity-based compensation in the form of incentive units in Holdings LLC having a distribution threshold and subject to vesting conditions described below (“Incentive Units”). In connection with this offering, our compensation committee engaged F.W. Cook as an independent compensation consultant to assist in the evaluation of our post-offering executive compensation program. We expect that our executive compensation program will evolve to reflect our status as a public company and market practices.

This section provides a discussion of the compensation paid or awarded to two of our former Chief Executive Officers and our two other most highly compensated executive officers as of December 31, 2024. We refer to these individuals as our “named executive officers.” For 2024, our named executive officers were:

∎	Lee Cooper, Executive Chairman and former Chief Executive Officer (through December 31, 2024)

∎	Gerry Lewis, former Chief Information Officer (through July 15, 2025)

∎	Julie Szeker, Chief Legal Officer and Corporate Secretary

∎	John Perkins, former Chief Executive Officer (through April 1, 2024)

During 2024 and the beginning of 2025, we experienced a number of changes at the senior leadership level. Mr. Lee Cooper transitioned from the role of Chief Executive Officer to Executive Chairman of Holdings LLC’s board of managers, effective January 1, 2025, and Ms. Caitlin Zulla was appointed to the role of Chief Executive Officer as of such date. In addition, on January 1, 2025, Mr. Tony Martin was appointed to the role of Chief Financial Officer. Because neither Ms. Zulla nor Mr. Martin were employed by the Company during 2024, they are generally excluded from the disclosure below.

2024 Compensation of Named Executive Officers

Base Salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of our executive compensation program. The relative levels of base salary for our named executive officers are designed to reflect their scope of responsibility and accountability to us. Please see the “Salary” column in the “2024 Summary Compensation Table” for the base salary amounts received by each named executive officer in 2024.

Annual Cash Bonuses

We have provided our senior leadership team with short-term incentive compensation in the form of annual cash bonuses, which for 2024 were delivered pursuant to the 2024 Holdings LLC Performance Bonus Plan (the “2024 Annual Bonus Plan”). Annual bonus compensation holds executives accountable, rewards the executives based on actual business results and helps create a “pay for performance” culture.

Each of our named executive officers has an established bonus target equal to a percentage of base salary as follows: 100% for Mr. Cooper; 50% for Mr. Lewis and Ms. Szeker; and 150% for Mr. Perkins. Under the 2024 Annual Bonus Plan, annual bonuses were paid in March 2025 based on the achievement of performance metrics established by Holdings LLC’s compensation committee in early 2024, with 75% of the bonus pool to be funded based on Adjusted EBITDA and 25% to be funded based on strategic goals in six key areas, with individual allocations from the bonus pool determined by Holdings LLC’s compensation committee based on individual performance. If Adjusted EBITDA was less than 93% of the target goal, Holdings LLC’s compensation committee retained discretion to fund the bonus pool, with payouts to be determined based on the achievement of the pre-established strategic goals. For 2024, while Adjusted EBITDA was less than 93% of the target goal, Holdings LLC’s compensation committee elected to fund the 2024 bonus pool at 60% of target based on our overall performance, with the bonus allocations made by Holdings LLC’s compensation committee based on its assessment of the achievement of the pre-established strategic goals. Please see the “Non-Equity Incentive Compensation” column in the 2024 Summary Compensation Table for the amount of annual bonuses paid to each named executive officer in 2024.

Equity Awards

Holdings LLC granted Incentive Units to each of our named executive officers under the 2018 Equity Incentive Plan of Holdings LLC (the “Incentive Plan”). Each Incentive Unit represents an equity interest in Holdings LLC and has what is called a “distribution threshold” set based on the value of Holdings LLC at the time the Incentive Unit was issued. The Incentive Units only share in equity appreciation above the applicable distribution threshold, with the Incentive Units sharing equally with the common units in Holdings LLC in distributions, if any, above the distribution threshold.

In accordance with the terms of the Incentive Plan, we have granted both time-based Incentive Units and performance-based Incentive Units to our named executive officers. In general, the Incentive Units become vested as follows:

∎

Time-based Incentive Units: Time-based Incentive Units vest in annual 20% increments on each of the first five anniversaries of the applicable grant date, subject to the recipient’s continued service through such date. Unvested time-based Incentive Units will become fully vested in connection with certain liquidity events as described in the Incentive Plan.

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Performance-based Incentive Units: Performance-based Incentive Units vest based on the price per unit realized in connection with certain liquidity events as described in the Incentive Plan, subject to the recipient’s continued service through the occurrence of the liquidity event. This offering will not constitute a liquidity event for purposes of the time-based Incentive Units and performance-based Incentive Units granted under the Incentive Plan.

Upon termination of a participant’s employment, all vested Incentive Units held as of the date of termination are subject to repurchase by Holdings LLC.

In 2024, we granted 12,000,000 Incentive Units to Mr. Cooper in connection with his appointment as Chief Executive Officer, all of which were time-vesting Incentive Units. These Incentive Units were forfeited on January 1, 2025 in connection with Mr. Cooper’s transition to serving as Executive Chairman of Holdings LLC’s board of managers. None of our other named executive officers received grants of Incentive Units in 2024.

In connection with this offering, Incentive Units held by our named executive officers with a distribution threshold less than $2.04 per unit will be converted into shares of our common stock based on the intrinsic value of the awards at the time of this offering, as determined by the board of managers of Holdings LLC, with any shares of common stock issued in replacement of unvested Incentive Units to be delivered as restricted stock awards, which remain subject to time-based and performance-based vesting conditions, as applicable. The time-based vesting schedule applicable to the replacement restricted stock awards will replicate the original time-based vesting schedule applicable to the time-based Incentive Units prior to the closing of this offering, while the performance-based vesting conditions will be tied to stock price triggers intended to replicate the performance-based vesting conditions applicable to the performance-based Incentive Units prior to the closing of this offering. Incentive Units held by our continuing named executive officers for which the distribution threshold is equal to or greater than $2.04 per unit will be replaced with replacement stock options under the 2025 Plan in a manner that is intended to preserve the intrinsic value of the Incentive Units, as determined by the board of managers of Holdings LLC, with the replacement stock option awards subject to time-based and performance-based vesting as applicable. The time-based vesting schedule applicable to the replacement stock option awards will replicate the original time-based vesting schedule applicable to the time-based Incentive Units prior to the closing of this offering, while the performance-based vesting conditions will be tied to stock price triggers intended to replicate the performance-based vesting conditions applicable to the performance-based Incentive Units prior to the closing of this offering. In the event that the initial public offering price is greater than the distribution threshold of $2.04 per unit, additional shares of our common stock or, with respect to unvested Incentive Units, restricted shares of our common stock will be issued in respect of such Incentive Units in a number based on the difference between the initial public offering price and the distribution threshold applicable to such Incentive Units. Upon completion of this offering, Holdings LLC will have no further right to issue Incentive Units to our officers and employees. Pursuant to a letter agreement between Holdings LLC and Mr. Perkins dated November 14, 2025, in connection with and subject to the completion of this offering, 291,600 unvested Incentive Units held by Mr. Perkins will be forfeited for no consideration, and his remaining 1,868,400 unvested Incentive Units will vest and, together with other vested Incentive Units held by Mr. Perkins, will be converted into shares of our common stock based on the intrinsic value of the awards at the time of this offering, as determined by the board of managers of Holdings LLC.

In connection with this offering, certain of our service providers, including Ms. Zulla, are expected to receive awards of restricted stock units under the 2025 Plan with respect to an aggregate of 716,209 shares of our common stock. Fifty percent of the restricted stock unit awards for our executive leadership team will vest in equal annual installments on each of the first three anniversaries of the grant date and the remaining 50% of the restricted stock units for our executive leadership team will vest based on achievement of specified stock price performance targets over a four-year performance period, in each case, subject to the recipient’s continued service through the applicable vesting date. For recipients that are not members of our executive leadership team, 100% of the restricted stock unit awards will vest in equal annual installments on each of the first three anniversaries of the grant date, in each case, subject to the recipient’s continued service through the applicable vesting date. The number of shares of our common stock subject to Ms. Zulla’s restricted stock unit awards, assuming the performance-based vesting conditions are achieved at the maximum achievement level, is 129,728 shares. In addition, certain of our employees, including Ms. Szeker, will receive restricted stock unit awards in settlement of transaction bonuses awarded to the executive in 2024, which is further described below. These restricted stock unit awards will vest on the 12-month anniversary of this offering, subject to the recipient’s continued service through such date. Transaction bonus restricted stock unit awards will be issued with respect to an aggregate of 422,941 shares of our common stock.

Please see the “Outstanding Equity Awards at 2024 Fiscal Year-End” table for information regarding Incentive Units held by our named executive officers as of December 31, 2024.

2024 Summary Compensation Table

The following table shows information regarding the compensation of our named executive officers for services performed in the year ended December 31, 2024.

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($) (1)	BONUS ($)	STOCK AWARDS ($) (2)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($) (3)	ALL OTHER COMPENSATION ($) (4)	TOTAL ($)
Lee Cooper, Executive Chairman and former Chief Executive Officer	2024	800,000	—	6,816,000	400,000	52	8,016,052

Gerry Lewis, Chief Information Officer	2024	500,000	—	—	125,000	15,405	640,405

Julie Szeker, Chief Legal Officer and Corporate Secretary	2024	450,000	—	—	157,000	15,405	622,405

John Perkins, former Chief Executive Officer	2024	203,030	—	—	—	2,181,033	2,384,063

(1)	Amounts reported in this column reflect the base salaries earned during the year.

(2)	Amount reported for Mr. Cooper includes the grant date fair value of Incentive Units granted to Mr. Cooper during 2024, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”). In addition, the amount reported for Mr. Cooper includes $1,056,000, representing the incremental fair value associated with the 2024 modification of Mr. Cooper’s outstanding Incentive Units in connection with his transition to the Executive Chairman role, effective January 1, 2025, and as further described below. See Note 14 to the consolidated financial statements for a discussion of the relevant assumptions used in calculating these amounts.

(3)	Amounts reported in this column for each named executive officer represent annual bonuses paid under the 2024 Annual Bonus Plan with respect to 2024 performance.

(4)	Amounts reported in this column for each named executive officer represent (i) employer contributions under Holdings LLC’s 401(k) Retirement Plan ($15,353 for Mr. Lewis and Ms. Szeker and $10,350 for Mr. Perkins), (ii) group term life insurance premiums ($52 for Mr. Cooper, Mr. Lewis and Ms. Szeker and $15 for Mr. Perkins), and (iii) for Mr. Perkins, severance ($2,000,000), consulting fees ($120,000), paid time off accrual ($33,341), and COBRA premiums ($17,327).

Outstanding Equity Awards at 2024 Fiscal Year-End

The following table presents information regarding the outstanding equity awards held by each of the named executive officers as of December 31, 2024.

			Stock Awards (1)
NAME	GRANT DATE	VESTING COMMENCEMENT DATE	NUMBER OF UNITS THAT HAVE NOT VESTED (#)		MARKET VALUE OF UNITS THAT HAVE NOT VESTED ($) (2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED UNITS THAT HAVE NOT VESTED (#)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED UNITS THAT HAVE NOT VESTED ($) (2)
Lee Cooper	11/27/2023	11/27/2023	5,600,000	(3)(4)	—	—		—
	4/8/2024	4/1/2024	12,000,000	(3)(4)	—	—		—

Gerry Lewis	5/16/2022	5/16/2022	750,000	(3)	—	1,250,000	(5)	—

Julie Szeker	2/1/2018	2/1/2018	—		—	375,000	(5)	478,333
	11/1/2019	11/1/2019	—		—	125,000	(5)	131,944
	2/25/2021	2/25/2021	—		—	125,000	(5)	1,944
	1/1/2022	1/1/2022	—		—	250,000	(5)	—
	2/28/2023	2/8/2023	160,000	(3)	—	200,000	(5)	—

John Perkins	2/20/2018	1/1/2018	—		—	810,000	(5)	1,033,200
	12/15/2018	12/15/2018	—		—	978,573	(5)	1,091,653
	6/1/2019	6/1/2019	—		—	86,965	(5)	97,014
	9/13/2019	9/13/2019	—		—	284,462	(5)	300,265

(1)	In connection with this offering, Incentive Units with a value in excess of the distribution threshold applicable to such units will be converted into shares of our common stock based on the intrinsic value of the awards at the time of this offering, as determined by the board of managers of Holdings LLC. Incentive Units held by our continuing named executive officers for which the participation threshold has not been achieved will be replaced with replacement stock options under the 2025 Plan in a manner that is intended to preserve the intrinsic value of the Incentive Units, as determined by the board of managers of Holdings LLC. Replacement stock options will contain the same remaining vesting terms (if any) as may be in effect with respect to the Incentive Units held by such named executive officer upon the completion of this offering. If the per unit participation threshold exceeds the estimate of the fair market value of the Incentive Unit, using the initial public offering price of $18.50 per share, then no market value is attributed to such Incentive Units.

(2)	The Incentive Units are not publicly traded and, therefore, there was no ascertainable public market value for the Incentive Units as of December 31, 2024. The value reported in this table is based on an estimate of fair market value, using the initial public offering price of $18.50 per share.

(3)	Represents Incentive Units subject to time-based vesting over five years, with 20% vesting on each of the first five anniversaries of the vesting commencement date.

(4)	On January 1, 2025, in connection with Mr. Cooper’s transition to serving as Executive Chairman of Holdings LLC’s board of managers, Mr. Cooper forfeited 3,200,000 of the unvested Incentive Units granted to him on November 27, 2023 and all 12,000,000 of the unvested Incentive Units granted to him on April 8, 2024.

(5)	Represents Incentive Units subject to performance-based vesting, which vest ratably based on the return on investment multiple realized by WCAS in connection with certain liquidity events as described in the Incentive Plan. This offering will not constitute a liquidity event for purposes of the time-based Incentive Units and performance-based Incentive Units granted under the Incentive Plan.

Additional Narrative Disclosure

Executive employment arrangements

On January 1, 2025, Mr. Cooper ceased serving as our Chief Executive Officer and transitioned to serving as Executive Chairman of Holdings LLC’s board of managers. In connection with his transition, on December 14, 2024, we entered into an Executive Chairman Agreement with Mr. Cooper, pursuant to which Mr. Cooper received the following in connection with his service as Executive Chairman: (i) base compensation at the rate of $150,000 per fiscal year; (ii) target annual bonus equal to 100% of Mr. Cooper’s base compensation, with the actual payout determined based upon achievement of annual performance targets as established by Holdings LLC’s board of managers; (iii) modification of certain outstanding Incentive Units to provide for continued vesting through November 27, 2028, subject to continued service as a member of Holdings LLC’s board of managers; and (iv) transaction bonuses of up to $5,000,000 in the aggregate payable upon the closing of one or more Sales (as defined in Mr. Cooper’s Executive Chairman Agreement) of Holdings LLC on or prior to June 30, 2027 and/or an initial public offering of Holdings LLC, which includes this offering, in each case, subject to continued service as Chairman of the board of managers of Holdings LLC. Mr. Cooper’s Executive Chairman Agreement includes 12-month restrictive covenants regarding non-competition and non-solicitation following its termination as well as confidentiality obligations.

On April 1, 2024, Mr. Perkins ceased serving as our Chief Executive Officer. In connection with his termination from the Company, on December 22, 2023, we entered into a letter agreement with Mr. Perkins pursuant to which Mr. Perkins became entitled to receive the following severance benefits: (i) a lump sum severance payment of $2,000,000; (ii) acceleration of all Incentive Units subject to time-based vesting and a portion of Incentive Units subject to performance-based vesting based on a hypothetical liquidity event as of the separation date; (iii) payment of Mr. Perkins’ 2023 bonus based on actual performance, provided, that, if the bonus amount is less than the target amount of $1,200,000, the Company will pay a transaction bonus equal to the difference between such bonus amount and target upon the closing of a Change of Control (as defined in the letter agreement); and (iv) continued participation in our group health plans for Mr. Perkins and his eligible dependents at our expense for up to 18 months following termination. This offering will not constitute a Change of Control under the terms of Mr. Perkins’ letter agreement. In addition, on April 1, 2024, we entered into a consulting services agreement with Mr. Perkins, under which Mr. Perkins continued to perform transitional consulting services until July 1, 2024. During this period, Mr. Perkins received a monthly consulting fee and his outstanding equity awards continued to vest in accordance with their terms based on his continued service.

We are party to an employment agreement with Ms. Szeker that provides for certain severance benefits upon a termination without cause or a resignation for good reason (each as defined in Ms. Szeker’s employment agreement), subject to Ms. Szeker’s execution and non-revocation of a general release of claims in favor of us. In either case, Ms. Szeker would receive (i) base salary continuation for 12 months following termination and (ii) continued participation in our group health plans for Ms. Szeker and her eligible dependents at our expense (less the amount of the regular employee contribution) for 12 months following termination.

In April 2024, Ms. Szeker entered into a transaction and retention bonus agreement with us pursuant to which Ms. Szeker is eligible to receive bonus payments in an aggregate amount of $3,000,000. Pursuant to this agreement, $1,500,000 was paid to Ms. Szeker in July 2025. The remaining bonus is payable upon a sale of Holdings LLC or our initial public offering by June 30, 2027. In 2025, the agreement was amended to provide that if no sale occurs by June 30, 2027, Ms. Szeker will receive the remaining $1,500,000, subject to her continued employment. In the event of an initial public offering, the remaining $1,500,000 of the transaction bonus will be delivered as restricted stock units which will vest on the one year anniversary of the consummation of the initial public offering, subject to Ms. Szeker’s continued employment through such date. In the event of a sale, the transaction bonus would be paid within 30 days of the sale event. Ms. Szeker will receive transaction bonus restricted stock units with respect to 81,081 shares of our common stock.

On July 15, 2025, Mr. Lewis ceased serving as our Chief Information Officer. During his employment with us, Mr. Lewis was not party to an employment agreement with the Company and was eligible to participate in the US Radiology Specialists, Inc. Executive Severance Plan (the “Severance Plan”), which provides for certain severance benefits upon a termination without cause or a resignation for good reason (each as defined in the Severance Plan), subject to execution and non-revocation of a general release of claims in favor of us. In connection with his termination, on May 1, 2025, we entered into a letter agreement with Mr. Lewis pursuant to which Mr. Lewis became entitled to receive the following severance benefits under the Severance Plan: (i) base salary continuation for 12 months following termination and (ii) payment of the full costs of COBRA coverage for Mr. Lewis and his eligible dependents for 12 months following termination. In April 2024, Mr. Lewis entered into a transaction and retention bonus agreement with us pursuant to which Mr. Lewis became entitled to receive bonus payments in an aggregate amount of $3,000,000. Pursuant to the bonus agreement, $1,500,000 was paid in July 2025. The remaining bonus is payable upon a sale of Holdings LLC or our initial public offering by June 30, 2027 and was forfeited upon Mr. Lewis’s termination of employment on July 15, 2025.

In connection with the commencement of her employment in 2025, we entered into an employment agreement with Ms. Zulla that provides for certain severance benefits upon a termination without cause or a resignation for good reason (each as defined in Ms. Zulla’s employment agreement), subject to Ms. Zulla’s execution and non-revocation of a general release of claims in favor of us. In either case, Ms. Zulla would receive (i) base salary continuation for 12 months following termination (or, if such termination occurs following an initial public offering of Holdings LLC or any successor to Holdings LLC or any subsidiary thereof, 24 months), (ii) continued participation in our group health plans for Ms. Zulla and her eligible dependents at our expense (less the amount of the regular employee contribution) for 12 months following termination and (iii) if such termination occurs within 24 months following a Change in Control (as defined in Ms. Zulla’s employment agreement), a pro-rata portion of her annual bonus for the year in which the termination occurs based on actual performance for the year. In addition, upon a termination for any reason, Ms. Zulla would receive any earned but unpaid annual bonus for the year preceding the year in which the termination occurs.

In connection with the commencement of his employment in 2025, we entered into an employment agreement with Mr. Martin that provides for certain severance benefits upon a termination without cause or a resignation for good reason (each as defined in Mr. Martin’s employment agreement), subject to Mr. Martin’s execution and non-revocation of a general release of claims in favor of us. In either case, Mr. Martin would receive (i) base salary continuation for 12 months following termination and (ii) continued participation in our group health plans for Mr. Martin and his eligible dependents at our expense (less the amount of the regular employee contribution) for 12 months following termination.

401(k) Plan

We maintain a qualified 401(k) savings plan which allows participants to defer from 0% to 100% of cash compensation up to the maximum amount allowed under Internal Revenue Service (“IRS”) guidelines. We make safe harbor matching contributions of up to 3% of each participant’s eligible compensation and may elect to make profit sharing contributions at our discretion. Participants are always vested in their contributions and safe harbor matching contributions. Profit sharing contributions vest over five years, with 20% becoming vested following each full year of service, provided that profit sharing contributions will be 100% vested upon a participant’s death or disability or upon reaching age 62 while employed.

2025 Equity and Incentive Plan

In connection with this offering, our board of directors and our current stockholder adopted the 2025 Plan.

The purposes of the 2025 Plan are to (i) align the interests of our stockholders and those eligible for awards under the 2025 Plan by increasing the proprietary interest of such recipients in our growth and success, (ii) advance the interests of the Company by attracting and retaining officers, other employees, non-employee directors and other service providers and (iii) motivate such persons to act in our long-term best interests and those of our stockholders.

The 2025 Plan provides for the grant of incentive stock options (within the meaning of the Code), nonqualified stock options, stock appreciation rights, restricted stock awards, restricted stock units, other stock awards, and performance awards. Officers, non-employee directors, employees and other service providers, and those expected to become officers, non-employee directors, employees and other service providers, are eligible to receive such awards, as our board of directors, or a sub-committee thereof, may determine from time to time. Participants will also include recipients of replacement awards that will be granted in substitution for legacy Incentive Units previously granted by Holdings LLC. The material terms of the 2025 Plan are as follows:

Shares Subject to the Plan. The number of shares reserved for issuance under the 2025 Plan is 6,100,839, plus an annual increase added on the first day of each fiscal year, beginning with the fiscal year ending December 31, 2026 and continuing until, and including, the fiscal year ending December 31, 2035. The annual increase will be equal to the lesser of (i) 5% of the number of shares issued on December 31 of the immediately preceding fiscal year and

(ii) an amount determined by our board of directors. The number of shares available for issuance under the 2025 Plan will not be reduced by shares issued either upon closing of this offering or in connection with the dissolution or liquidation of Holdings LLC as replacement awards under the 2025 Plan that will be granted in substitution for legacy Incentive Units previously granted by Holdings LLC and which will continue to remain outstanding following this offering until the dissolution or liquidation of Holdings LLC.

To the extent an equity award granted under the 2025 Plan (other than any substitute award, including any replacement awards granted in substitution for legacy Incentive Units previously granted by Holdings LLC) expires or otherwise terminates without having been exercised or paid in full, or is settled in cash, the shares subject to such award will become available for future grant under the 2025 Plan. In addition, to the extent shares subject to an award are withheld to satisfy a participant’s tax withholding obligation upon the exercise or settlement of such award (other than any substitute award, including any replacement awards granted in substitution for legacy Incentive Units previously granted by Holdings LLC) or to pay the exercise price of a stock option or stock appreciation right, such shares will become available for future grant under the 2025 Plan.

Non-Employee Director Compensation Limit. Beginning in fiscal year 2026, the aggregate value of cash compensation and the grant date fair value of shares of our common stock that may be awarded or granted during any fiscal year of the Company to any non-employee director, for his or her services as a non-employee director, may not exceed $750,000; provided, however, that this limit will not apply to distributions of previously deferred compensation under a deferred compensation plan maintained by the Company or compensation received by the director in his or her capacity as an executive officer or employee of the Company.

Plan Administration. The compensation committee of our board of directors will administer the 2025 Plan. Our board of directors has the authority to amend and modify the plan, subject to any stockholder approval required by law or stock exchange rules. Subject to the terms of the 2025 Plan, the compensation committee will have the authority to determine the eligibility for awards and the terms, conditions, and restrictions, including vesting terms, the number of shares subject to an award, and any performance goals applicable to grants made under the 2025 Plan. The compensation committee also will have the authority, subject to the terms of the 2025 Plan, to construe and interpret the 2025 Plan and awards, and amend outstanding awards at any time.

Stock Options and Stock Appreciation Rights. The compensation committee may grant incentive stock options, nonqualified stock options and stock appreciation rights under the 2025 Plan. The number of shares subject to an option or stock appreciation right and the purchase price per share purchasable upon exercise of the option and the base price per share of stock appreciation rights will be determined by the compensation committee, but must equal at least 100% of the fair market value of a share of our common stock on the date of grant unless the participant is not subject to Section 409A of the Code or the option is otherwise designed to be compliant with Section 409A of the Code. The term of an option or stock appreciation right may not exceed ten years; provided, however, that an incentive stock option held by an employee who owns more than 10% of all of our classes of capital stock, or of certain of our affiliates, may not have a term in excess of five years, and the exercise price will not be less than the price required by the Code in order to constitute an incentive stock option (currently, 110% of fair market value). Subject to the provisions of the 2025 Plan, the compensation committee will determine the remaining terms of the options and stock appreciation rights (e.g., vesting). Upon a participant’s termination of service, the participant may exercise his or her options or stock appreciation rights, to the extent vested (unless the compensation committee permits otherwise), as specified in the award agreement.

The 2025 Plan does not permit the compensation committee to, without the approval of stockholders, (i) reduce the exercise price of any previously granted stock option or stock appreciation right, (ii) cancel any previously granted stock option or stock appreciation right in exchange for another stock option or stock appreciation right with a lower exercise price or (iii) cancel any previously granted stock option or stock appreciation right in exchange for cash or another award if the exercise price of such stock option or stock appreciation right exceeds the fair market value of a share of our common stock on the date of such cancellation, in each case, other than in connection with a “change in control” (as defined in the 2025 Plan) or certain adjustments as described below.

Stock Awards. The compensation committee will decide at the time of grant whether an award will be in the form of a restricted stock award, restricted stock units or other stock award, as well as the form of the agreement evidencing the award. The compensation committee will determine the number of shares subject to the award, vesting and the nature of any performance measures. Unless otherwise specified in the award agreement, the recipient of restricted stock will have voting rights and be entitled to receive dividends with respect to his or her restricted stock. The recipient of restricted stock units will not have voting rights, but his or her award agreement may provide for the receipt of dividend equivalents. Any dividends or dividend equivalents paid with respect to restricted stock, other than a regular cash dividend, and regular cash dividends with respect to shares of our common stock that are subject to performance-based vesting conditions, in each case, will be subject to the same vesting conditions as the underlying awards. Any dividend equivalents with respect to restricted stock units and other stock awards that are subject to performance-based vesting conditions will be subject to the same restrictions as the underlying awards. The compensation committee may grant other stock awards that are based on or related to shares of our common stock, such as awards of shares granted as a bonus and not subject to any vesting conditions, deferred stock units, stock purchase rights and shares of our common stock issued in lieu of our obligations to pay cash under any compensatory plan or arrangement.

Performance Awards. The compensation committee will determine the value of any performance award, the vesting and nature of the performance measures, and whether the award is denominated or settled in cash or in shares of our common stock. The performance goals applicable to a particular award, and any associated rules or conditions, will be determined by the compensation committee at the time of grant.

Transferability of Awards. The 2025 Plan does not allow awards to be transferred other than by will or the laws of inheritance following the participant’s death, and stock options may be exercised during the contractual term only by the participant during the lifetime of the participant. However, an award agreement may permit a participant to assign an award to a family member by gift or pursuant to a domestic relations order, or to a trust, family limited partnership or similar entity established for one of the participant’s family members. A participant may also designate a beneficiary who will receive outstanding awards upon the participant’s death. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any award, such award and all rights thereunder will immediately become null and void.

Certain Adjustments. If any change is made in shares of our common stock subject to the 2025 Plan, or subject to any award agreement under the 2025 Plan, without the receipt of consideration by us, such as through a stock split, stock dividend, extraordinary distribution, recapitalization, combination of shares, exchange of shares or other similar transaction, appropriate adjustments will be made in the number, class and price of shares subject to each outstanding award and the numerical share limits contained in the plan.

Change in Control. Subject to the terms of the applicable award agreement, upon a “change in control” (as defined in the 2025 Plan), our board of directors (as constituted prior to such change in control) may, in its discretion, determine whether some or all outstanding options and stock appreciation rights will become exercisable in full or in part, whether the restriction period and performance period applicable to some or all outstanding restricted stock awards and restricted stock unit awards will lapse in full or in part and whether the performance measures applicable to some or all outstanding awards will be deemed to be satisfied. Our board of directors may further require that shares of stock of the corporation resulting from such a change in control, or a parent corporation thereof, be substituted for some or all of our common stock subject to an outstanding award and that any outstanding awards, in whole or in part, be surrendered to us by the holder and be immediately cancelled by us in exchange for a cash payment or other property, shares of capital stock of the corporation resulting from or succeeding us or a combination of cash or other property and such shares of stock.

Clawback. Awards granted under the 2025 Plan and any cash payment or shares delivered pursuant to an award are subject to forfeiture, recovery, or other action pursuant to the applicable award agreement or any clawback or recoupment policy that we may adopt, including any policy that we may be required to adopt under the Dodd-Frank Act and any implementing rules and regulations thereunder, or as otherwise required by law or applicable listing standards.

Plan Termination and Amendment. The 2025 Plan will be effective as of the date the Plan is approved by our stockholders. Our board of directors has the authority to amend, suspend, or terminate the 2025 Plan, subject to any requirement of stockholder approval required by law or stock exchange rules. The 2025 Plan will terminate as of the first annual meeting of our stockholders to occur on or after the tenth anniversary of its effective date, unless terminated earlier by our board of directors.

2025 Employee Stock Purchase Plan

In connection with this offering, our board of directors and our current stockholder adopted the ESPP.

The purpose of the ESPP is to provide eligible employees of us and designated subsidiaries with the opportunity to purchase shares of our common stock through payroll deductions, thereby enhancing employees’ sense of participation in our affairs.

The ESPP includes two components: (i) a component intended to qualify as an “employee stock purchase plan” under Section 423 of the Code, and (ii) a component that does not qualify as an “employee stock purchase plan” under Section 423 of the Code. The material terms of the ESPP are as follows:

Eligibility. Generally, all of our employees (including employees of our subsidiaries, other than those subsidiaries excluded from participation by our board of directors or its compensation committee) are eligible to participate in the ESPP.

Shares subject to the ESPP. 2,033,613 shares of our common stock, subject to capitalization adjustments, have been reserved for issuance under the ESPP. Subject to the capitalization adjustment provisions contained in the ESPP, the maximum number of shares of our common stock available under the ESPP will automatically increase on the first trading day in January of each calendar year, commencing in 2026 and continuing until (and including) 2035, by an amount equal to the lesser of (i) 1% of the shares of our common stock issued and outstanding on December 31 of the immediately preceding calendar year, (ii) 2,033,613 shares of our common stock and (iii) an amount determined by our board of directors.

ESPP Administration. The ESPP will be administered by the compensation committee of our board of directors or a designee of the compensation committee. Subject to the terms of the ESPP, the compensation committee or its designee will have the discretionary authority to do everything necessary and appropriate to administer the ESPP, including interpreting the provisions of the ESPP, determining the time and frequency of granting options, the duration of offering periods and purchase periods, the terms and conditions of the options and the number of shares subject to each option.

Offering Periods. The ESPP permits employees to purchase shares of our common stock through payroll deductions made during offering periods designed by the compensation committee, which may not exceed 27 months.

Payroll Deductions and Other Limits. Participants may authorize payroll deductions of a specific percentage of compensation up to a limit approved by the compensation committee with respect to an offering period. Participants may withdraw from the ESPP at any time prior to the purchase date, in which case payroll deductions credited to their accounts will be returned and no further deductions will be made during subsequent offering periods unless a new election form is properly filed.

No employee may participate in an offering period if the employee owns 5% or more of the total combined voting power or value of our common stock or the stock of any of our subsidiaries. No participant may purchase more than 5,000 shares of our common stock during any offering period. Except as otherwise determined by the compensation committee prior to the commencement of an offering period, no participant will be granted an option under the ESPP that permits the participant’s rights to purchase shares under all employee stock purchase plans of us or our subsidiaries to accrue at a rate that exceeds $25,000 in fair market value for each calendar year in which such option is outstanding at any time, determined in accordance with Section 423 of the Code.

Purchase Price. Under the terms of the ESPP, the purchase price per share with respect to an offering period will equal the lesser of (i) 85% of the closing price of a share of our common stock on the first business day of such offering period and (ii) 85% of the closing price of a share of our common stock on the last business day of such offering period, although the compensation committee has discretion to change the purchase price with respect to future offering periods, subject to the terms of the ESPP.

Corporate Transactions. In the event of a proposed sale of all or substantially all of our assets, or our merger with or into another corporation, each outstanding option under the ESPP will be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation, unless our board of directors determines, in the exercise of its sole discretion, in lieu of such assumption or substitution, to either terminate all outstanding options and return to each participant the payroll deductions credited to such participant’s purchase account or to provide for the offering period in progress to end on a date prior to the consummation of such sale or merger. In the event of our proposed dissolution or liquidation, the offering period then in progress would terminate immediately prior to the consummation of such proposed action, unless otherwise provided by our board of directors, and our board of directors may either provide for the purchase of shares as of the date on which such offering period terminates or return to each participant the payroll deductions credited to such participant’s purchase account.

ESPP Termination and Amendment. The ESPP will continue in effect until the earlier of (i) its termination by our board of directors or the compensation committee pursuant to the terms of the ESPP and (ii) the ten-year anniversary of the effective date of the ESPP, with no new offering periods commencing on or after such ten-year anniversary. Our board of directors has the authority to amend and modify the ESPP, subject to any stockholder approval required by law or stock exchange rules.

Manager Compensation

During 2024, each of Holdings LLC’s independent and non-affiliated non-employee managers (other than Ms. Joseph) received the following annual cash compensation:

AMOUNT
Annual Cash Compensation Elements
Board Retainer	$65,000
Audit and Compliance Committee Retainer (chair)	$15,000
Compensation Committee Retainer (chair)	$15,000
Technology Committee (chair)	$15,000

In 2024, Ms. Joseph received an annual cash retainer of $150,000 for her service as Chair of Holdings LLC’s board of managers. Ms. Joseph was also entitled to a transaction bonus of $500,000 payable upon the occurrence of certain liquidity events as described in the Incentive Plan during her tenure as Chair. Ms. Joseph ceased to be eligible to receive this transaction bonus upon the conclusion of her term as Chair on January 1, 2025.

Holdings LLC granted Incentive Units to each of its non-employee managers under the Incentive Plan at the time they joined Holdings LLC’s board of managers. In 2024, Holdings LLC granted 200,000 Incentive Units to Ms. Joseph in connection with her appointment as Chair of its board of managers, which vest in annual 20% increments on each of the first five anniversaries of the grant date, subject to her continued service as a member of Holdings LLC’s board of managers through such date, provided that any then-unvested Incentive Units will become fully vested in connection with certain liquidity events as described in the Incentive Plan. This offering will not constitute a liquidity event for purposes of the acceleration of the time-based vesting with respect to Ms. Joseph’s Incentive Units. None of Holdings LLC’s other non-employee managers received grants of Incentive Units in 2024.

Non-employee managers are reimbursed for travel and other expenses incurred in the performance of their duties.

A non-employee manager who is affiliated with one of Holdings LLC’s current equity holders receives no additional compensation (other than expense reimbursement) for his or her service as a manager.

2024 Manager Compensation Table

The following table sets forth information for the year ended December 31, 2024 regarding the compensation awarded to, earned by or paid to Holdings LLC’s non-employee and non-affiliated managers who served during such year:

NAME	FEES EARNED OR PAID IN CASH	STOCK AWARDS ($) (1)	TOTAL ($)
Sean Bryant, MD (2)	—	—	—
Jon Fromke, MD (3)	—	—	—
Robert Mittl, MD (3)	—	—	—
Rasu Shrestha (4)	—	—	—
Ann Pumpian	80,000	—	80,000
Brian Regan (2)	—	—	—
Christian Rice (5)	—	—	—
David Jeck, MD (3)	—	—	—
Garry Choy, MD	80,000	—	80,000
Molly Joseph	150,000	88,000	238,000
Brett Brodnax	80,000	—	80,000

(1)	Amount reported represents the grant date fair value of Incentive Units granted to Ms. Joseph during 2024, calculated in accordance with FASB ASC Topic 718. See Note 14 to the consolidated financial statements for a discussion of the relevant assumptions used in calculating this amount.

(2)	As appointees of WCAS, Messrs. Bryant and Regan received no additional compensation for their service as managers during 2024.

(3)	As appointees of physician partners who are current equity holders of Holdings LLC, Messrs. Fromke, Mittl, and Jeck received no additional compensation for their service as managers during 2024.

(4)	As an appointee of Atrium Health, Mr. Shrestha received no additional compensation for his service as a manager during 2024.

(5)	As an appointee of Touchstone, Mr. Rice received no additional compensation for his service as a manager during 2024.

Post-Offering Director Compensation

In connection with this offering, we engaged F.W. Cook as an independent compensation consultant to assist in the evaluation of our post-offering non-employee director compensation program. Based on such analysis, we expect to adopt the following director compensation program, to be effective upon the consummation of the offering:

POST-OFFERING ANNUAL CASH COMPENSATION ELEMENTS	AMOUNT
Board Retainer	$85,000
Audit Committee Chair Retainer	$25,000
Compensation Committee Chair Retainer	$20,000
Nominating and Corporate Governance Committee Chair Retainer	$15,000
Patient Safety and Quality of Care Committee Chair Retainer	$20,000
Technology Committee Chair Retainer	$20,000
Additional Retainer for Lead Independent Director	$30,000
Additional Retainer for Chair	$40,000

All retainers are paid quarterly in arrears and, if applicable, are prorated based upon board or chair service during the calendar year.

In order to further align our director compensation program with stockholder interests, directors will also receive as part of the annual compensation program an equity grant on the date of each annual meeting of our stockholders. The grant date fair value of the annual equity awards will be equal to approximately $175,000, with the equity award scheduled to vest on the earlier of the one-year anniversary of the grant date and the next annual meeting of our stockholders following the grant date.

In addition, in connection with this offering, two of our non-employee directors, Mr. Brodnax and Ms. Joseph, are expected to receive restricted stock unit awards under the 2025 Plan, each with a grant date fair value of $500,000, with the number of shares calculated based on the initial public offering price. The restricted stock unit award for Mr. Brodnax will vest in equal annual installments on each of the first three anniversaries of the grant date, subject to continued service through the applicable vesting date. The restricted stock unit award for Ms. Joseph will be 50% vested upon grant, with the remaining 50% vesting in equal annual installments on each of the first three anniversaries of the grant date, subject to continued service through the applicable vesting date.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of certain relationships and transactions that exist or have existed or that we have entered into with our directors, executive officers or stockholders who are known to us to beneficially own more than five percent of our voting securities and their affiliates and immediate family members.

The Transactions

In connection with the Transactions, we will engage in certain transactions with certain of our directors, executive officers and other persons and entities which are or will become holders of 5% or more of our voting securities upon the consummation of the Transactions. These transactions are described in the section titled “Organizational Structure.”

Registration Rights Agreement

The Registration Rights Agreement provides WCAS with certain demand registration rights, including shelf registration rights, in respect of any shares of our common stock held by them, and each holder of Registrable Stock (as defined therein and which will initially include each of our directors and executive officers who beneficially own shares of our common stock) with the right to participate in any such registrations by WCAS, in each case subject to certain conditions. In addition, in the event that we register additional shares of our common stock for sale to the public following the completion of this offering, we will be required to give notice to WCAS and each holder of Registrable Stock of our intention to effect such a registration, and, subject to certain limitations, include shares of our common stock held by them in such registration. All expenses of registration under the Registration Rights Agreement, including the legal fees of counsel chosen by stockholders participating in a registration, will be paid by us. The registration rights granted in the Registration Rights Agreement are subject to customary restrictions, including blackout periods, and, if a registration is underwritten, any limitations on the number of shares to be included in the underwritten offering as advised by the managing underwriter or underwriters. The Registration Rights Agreement also contains customary indemnification and contribution provisions. The Registration Rights Agreement is governed by New York law.

Stockholders Agreement

Prior to the consummation of this offering, we intend to enter into the Stockholders Agreement. Pursuant to the Stockholders Agreement, WCAS will have the right to nominate (1) three-ninths of our directors, for so long as its beneficial ownership of our common stock remains above 30% of the shares outstanding; (2) two-ninths of our directors, for so long as its beneficial ownership of our common stock remains above 20% of the shares outstanding; and (3) one-ninth of our directors, for so long as its beneficial ownership of our common stock remains above 10% of the shares outstanding. WCAS will have no director nomination rights pursuant to the Stockholders Agreement after its ownership of our common stock falls below 5% of the shares outstanding.

The Stockholders Agreement also provides that, for so long as (a) no designee of WCAS is then serving as a director, and (b) certain affiliates of WCAS beneficially own at least 5% of our outstanding shares of common stock, we must, upon reasonable request, provide access to certain of our books, records and management to WCAS. Pursuant to the Stockholders Agreement, we will also agree to indemnify WCAS with respect to certain losses related to WCAS’ ownership of our common stock or control of or ability to influence us and certain litigation to which WCAS may be exposed due to its relationship with us.

The Stockholders Agreement will terminate at such time as certain affiliates of WCAS cease to beneficially own at least 5% of our outstanding shares of common stock, unless terminated earlier by certain affiliates of WCAS.

Administrative Services Agreement

In connection with the Transactions described in the section titled “Organizational Structure,” we will enter into an Administrative Services Agreement with Holdings LLC upon the consummation of this offering (the “Administrative Services Agreement”).

Pursuant to the Administrative Services Agreement, we will provide Holdings LLC—which entity’s sole function following this offering will be to hold our common stock on behalf of Holdings LLC’s unitholders and which entity will have no operations of its own—with a suite of corporate, administrative, legal, financial and governance support services that are customary for holding companies of publicly traded issuers. These services include, among others:

∎	arranging personnel reasonably necessary to manage Holdings LLC’s administrative matters;

∎	preparing required federal, state, county and local notices and filings;

∎	maintaining filings, licenses, permits and other approvals required for Holdings LLC’s legal existence;

∎	assisting with distributions to Holdings LLC’s unitholders;

∎	responding to inquiries from Holdings LLC’s unitholders;

∎	assisting with the dissolution and winding up of Holdings LLC, if approved;

∎	managing audits;

∎	negotiating, purchasing and maintaining insurance policies, including D&O coverage, with Holdings LLC named as an insured;

∎	directing, at Holdings LLC’s request, the defense, prosecution and management of claims, actions or investigations involving Holdings LLC or its fiduciaries;

∎

providing accounting services, maintaining books and records, preparing quarterly and annual financial statements, coordinating tax returns and franchise tax filings and assisting with bank account management; and

∎	providing any additional administrative, support, legal management, insurance management, financial management and accounting management services reasonably requested by Holdings LLC.

We may delegate the performance of any portion of these services to our affiliates.

Under the Administrative Services Agreement, we provide the above services to Holdings LLC at no charge. Holdings LLC is not required to reimburse us for any costs, overhead, personnel time, expenses or third-party service provider fees incurred in connection with these services.

The Administrative Services Agreement will remain in effect until the earlier of (i) the mutual written agreement of Holdings LLC and the Company to terminate the agreement and (ii) the completion of the dissolution and winding up of Holdings LLC. The Administrative Services Agreement contains mutual indemnification obligations.

IT Consulting Services

During the nine months ended September 30, 2025, we paid a total of $0.4 million to WCAS Management LP, an entity affiliated with WCAS, for information technology consulting services.

Indemnification of Directors and Executive Officers

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our amended and restated bylaws will require us to indemnify our directors against certain liabilities, costs and expenses to the fullest extent not prohibited by DGCL. We have also purchased directors’ and officers’ liability insurance. Subject to limited exceptions, our amended and restated bylaws will also require us to advance expenses incurred by our directors and officers. For more information regarding these agreements, see the section titled “Management—Limitations on Director and Officer Liability and Indemnification.”

Policies and Procedures for Related Party Transactions

Our audit committee has the primary responsibility for the review and approval of any “related party transaction,” which is any transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which we are, were or will be a participant and the amount involved exceeds $120,000, and in which the related person has, had or will have a direct or indirect material interest. We intend to adopt a written related party transaction policy to be effective upon the completion of this offering. Under our related party transaction policy, our management will be required to submit any related person transaction not previously approved or ratified by our audit committee to our audit committee. In approving or rejecting the proposed transactions, our audit committee will take into account all of the relevant facts and circumstances available.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of November 24, 2025 and as adjusted to reflect the Distribution (as defined below) and/or the sale of our common stock offered by us in this offering for:

∎	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

∎	each of our directors and director nominees;

∎	each of our executive officers and named executive officers; and

∎	all of our executive officers, named executive officers, directors and director nominees as a group.

The number of shares beneficially owned by each stockholder as described in this prospectus is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of our common stock subject to options, or other rights held by such person that are currently exercisable or will become exercisable or vested within 60 days of November 24, 2025, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. More than one person may be deemed to be a beneficial owner of the same securities.

The percentage ownership of each individual or entity before this offering on a fully diluted basis, assuming Holdings LLC has dissolved and has distributed all of the shares of our common stock it owns to its existing equity holders on a pro rata basis (the “Distribution”), is computed on the basis of 71,096,526 shares of our common stock outstanding. The percentage ownership of each individual or entity after the Distribution and after this offering is computed on the basis of 96,096,526 shares of our common stock outstanding (or 99,846,526 shares of our common stock outstanding, assuming the underwriters exercise in full their option to purchase additional shares). The percentage ownership of each individual or entity after the Distribution and after this offering assumes that the Distribution occurs upon the completion of this offering. The effect of the Distribution is shown for illustrative purposes only and there can be no assurances that the Distribution will occur, and, if it does, at what time it may occur. Percentage of beneficial ownership after this offering does not give effect to any potential purchases in this offering by our principal stockholders, directors, director nominees, executive officers or named executive officers.

To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is c/o Lumexa Imaging Holdings, Inc., 4200 Six Forks Road, Suite 1000 Raleigh North Carolina 27609.

	AFTER GIVING EFFECT TO THE DISTRIBUTION AND BEFORE THIS OFFERING		AFTER GIVING EFFECT TO THE DISTRIBUTION AND THIS OFFERING (NO EXERCISE OF OPTION)		AFTER GIVING EFFECT TO THE DISTRIBUTION AND THIS OFFERING (WITH FULL EXERCISE OF OPTION)
Name of Beneficial Owner	NUMBER	%	NUMBER	%	NUMBER	%
Executive Officers, Named Executive Officers, Directors and Director Nominees:
Caitlin Zulla (1)	181,614	0.3%	181,614	0.2%	181,614	0.2%
Tony Martin (2)	77,777	0.1%	77,777	0.1%	77,777	0.1%
Dr. Russell Stewart (3)	—	—%	—	—%	—	—%
Julie Szeker (4)	170,307	0.2%	170,307	0.2%	170,307	0.2%
Lee Cooper (5)	222,222	0.3%	222,222	0.2%	222,222	0.2%
Gerry Lewis	—	—%	—	—%	—	—%
John Perkins (6)	1,149,160	1.6%	1,149,160	1.2%	1,149,160	1.2%
Molly Joseph (7)	17,777	0.0%	31,290	0.0%	31,290	0.0%
Brett Brodnax (8)	8,888	0.0%	8,888	0.0%	8,888	0.0%
Brian Regan	—	—%	—	—%	—	—%
Glenn Eisenberg (9)	—	—%	—	—%	—	—%
Bridget Karlin (10)	—	—%	—	—%	—	—%
Dr. Matthew Lungren (11)	—	—%	—	—%	—	—%
Dr. Robert Mittl (12)	155,635	0.2%	155,635	0.2%	155,635	0.2%
All executive officers, named executive officers, directors and director nominees as a group (14 persons)	1,983,380	2.8%	1,996,893	2.1%	1,996,893	2.0%
5% Stockholders:
WCAS (13)	28,041,577	39.4%	28,041,577	29.2%	28,041,577	28.1%
Charlotte Radiology Investors, LLC (14)	5,846,337	8.2%	5,846,337	6.1%	5,846,337	5.9%

*	Indicates beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)	The reported amount includes (i) 14,948 shares of our common stock to be received immediately prior to the closing of this offering in exchange for common units of Holdings LLC and (ii) 166,666 shares of our common stock underlying stock options that are currently exercisable or will become exercisable within 60 days of November 24, 2025. The reported amount excludes (i) 129,728 shares of our common stock underlying restricted stock unit awards expected to be granted to Ms. Zulla in connection with this offering that will not vest within 60 days of November 24, 2025 and (ii) 1,500,000 shares of our common stock underlying stock options that are not currently exercisable and will not become exercisable within 60 days of November 24, 2025.
(2)	The reported amount consists of 77,777 shares of our common stock underlying stock options that are currently exercisable or will become exercisable within 60 days of November 24, 2025. The reported amount excludes (i) 54,054 shares of our common stock underlying restricted stock unit awards expected to be granted to Mr. Martin in connection with this offering that do not vest within 60 days of November 24, 2025 and (ii) 699,999 shares of our common stock underlying stock options that are not currently exercisable and will not become exercisable within 60 days of November 24, 2025.
(3)	The reported amount excludes (i) 8,464 shares of our common stock underlying restricted stock unit awards expected to be granted to Dr. Stewart in connection with this offering that do not vest within 60 days of November 24, 2025 and (ii) 388,888 shares of our common stock underlying stock options that are not currently exercisable and will not become exercisable within 60 days of November 24, 2025.
(4)	The reported amount includes (i) 66,923 shares of our common stock to be received immediately prior to the closing of this offering in exchange for common and incentive units of Holdings LLC, (ii) 11,876 shares of restricted stock and (iii) 91,508 shares of our common stock underlying stock options that are currently exercisable or will become exercisable within 60 days of November 24, 2025. The reported amount excludes (i) 81,081 shares of our common stock underlying restricted stock unit awards expected to be granted to Ms. Szeker in connection with this offering that do not vest within 60 days of November 24, 2025 and (ii) 36,266 shares of our common stock underlying stock options that are not currently exercisable and will not become exercisable within 60 days of November 24, 2025.
(5)	The reported amount consists of 222,222 shares of our common stock underlying stock options that are currently exercisable or will become exercisable within 60 days of November 24, 2025. The reported amount excludes 200,000 shares of our common stock underlying stock options that are not currently exercisable and will not become exercisable within 60 days of November 24, 2025.
(6)	The reported amount consists of 1,149,160 shares of our common stock to be received immediately prior to the closing of this offering in exchange for common and incentive units of Holdings LLC.

(7)	The reported amount includes (i) 17,777 shares of our common stock underlying stock options that are currently exercisable or will become exercisable within 60 days of November 24, 2025 and (ii) after giving effect to this offering, 13,513 shares underlying restricted stock unit awards expected to be granted to Ms. Joseph in connection with this offering that immediately vest. The reported amount excludes (i) 13,514 shares of our common stock underlying restricted stock unit awards expected to be granted to Ms. Joseph in connection with this offering that do not vest within 60 days of November 24, 2025 and (ii) 26,667 shares of our common stock underlying stock options that are not currently exercisable and will not become exercisable within 60 days of November 24, 2025.
(8)	The reported amount consists of 8,888 shares of our common stock underlying stock options that are currently exercisable or will become exercisable within 60 days of November 24, 2025. The reported amount excludes (i) 27,027 shares of our common stock underlying restricted stock unit awards expected to be granted to Mr. Brodnax in connection with this offering that do not vest within 60 days of November 24, 2025 and (ii) 13,334 shares of our common stock underlying stock options that are not currently exercisable and will not become exercisable within 60 days of November 24, 2025.
(9)	The reported amount excludes 22,222 shares of our common stock underlying stock options that are not currently exercisable and will not become exercisable within 60 days of November 24, 2025.
(10)	The reported amount excludes 22,222 shares of our common stock underlying stock options that are not currently exercisable and will not become exercisable within 60 days of November 24, 2025.
(11)	The reported amount excludes 22,222 shares of our common stock underlying stock options that are not currently exercisable and will not become exercisable within 60 days of November 24, 2025.
(12)	The reported amount includes 155,635 shares of our common stock, including 64,379 shares of our common stock that represent Dr. Mittl’s indirect pro-rata interest in the shares of our common stock held by Holdings LLC, which will be received in connection with the Distribution in exchange for common units of Holdings LLC, and 91,256 shares of our common stock that represent Dr. Mittl’s indirect pro-rata interest in the shares of our common stock held by Charlotte Radiology Investors LLC which will be received by Charlotte Radiology Investors, LLC in connection with the Distribution in exchange for common units of Holdings LLC. The reported amount excludes 20,684 Distributed Shares that Dr. Mittl would be entitled to receive with respect to his Rollover Incentive Units that will remain outstanding after this offering. Dr. Mittl disclaims beneficial ownership of the shares of common stock held by Charlotte Radiology Investors LLC.
(13)	The reported amount includes 28,041,577 shares of our common stock that represent WCAS’ indirect pro-rata interest in the shares of our common stock held by Holdings LLC which will be received by certain affiliates of WCAS in connection with the Distribution in exchange for common units of Holdings LLC. This amount includes: (i) 3,219,023 shares of our common stock that represent Welsh, Carson, Anderson & Stowe XII Cayman, L.P.’s pro-rata interest; (ii) 516,607 shares of our common stock that represent Welsh, Carson, Anderson & Stowe XII Delaware II, L.P.’s pro-rata interest; (iii) 3,110,167 shares of our common stock that represent Welsh, Carson, Anderson & Stowe XII Delaware, L.P.’s pro-rata interest; (iv) 17,646,994 shares of our common stock that represent Welsh, Carson, Anderson & Stowe XII L.P.’s pro-rata interest; (v) 232,267 shares of our common stock that represent WCAS XII Co-Investors LLC’s pro-rata interest; (vi) 3,267,506 shares of our common stock that represent WCAS-Co-Invest Holdco, L.P.’s pro-rata interest; and (vii) 49,013 shares of our common stock that represent WCAS Management Corporation’s pro-rata interest. The general partner of (i) Welsh, Carson, Anderson & Stowe XII Cayman, L.P. is WCAS XII Associates Cayman, L.P.; (ii) Welsh, Carson, Anderson & Stowe XII Delaware II, L.P is WCAS XII Associates LLC; (iii) Welsh, Carson, Anderson & Stowe XII Delaware, L.P. is WCAS XII Associates Cayman, L.P.; (iv) Welsh, Carson, Anderson & Stowe XII L.P. is WCAS XII Associates LLC; and (v) WCAS-Co-Invest Holdco, L.P. is WCAS Co-Invest Associates LLC. The managing members of WCAS XII Co-Investors LLC are Thomas A. Scully, Sean Traynor, Anthony de Nicola, D. Scott Mackesy, Brian Regan, Michael Donovan, Eric Lee, Christopher Hooper, Christopher Solomon, Edward Sobol, Gregory Lau, Frances Higgins, Nicholas O’Leary and Ryan Harper. D. Scott Mackesy, Brian Regan, and Michael Donovan comprise the board of directors of WCAS Management Corporation (the “WCAS Board”). Each member of the WCAS Board disclaims beneficial ownership of the shares of common stock reported as beneficially owned by WCAS Management Corporation. The controlling stockholder of WCAS Management Corporation is Jonathan Rather. The business address of each of the foregoing is c/o Welsh, Carson, Anderson and Stowe, 599 Lexington Avenue, Suite 1800, New York, New York 10022.
(14)	The reported includes 5,846,337 shares of our common stock that represent Charlotte Radiology Investors, LLC’s indirect pro-rata interest in the shares of our common stock held by Holdings LLC which will be received by Charlotte Radiology Investors, LLC in connection with the Distribution in exchange for common units of Holdings LLC. The board of managers of Charlotte Radiology Investors, LLC is comprised of the following 8 members: Dr. Mark Fromke, Dr. Charles McLaughlin, Dr. Daniel Seeberg, Dr. Gary DeFilipp, Dr. Laura Danile, Dr. Michael Meuse, Dr. Jon Fromke and Dr. Shannon Hill (the “Charlotte Board”). Each of the foregoing members of the Charlotte Board disclaims beneficial ownership of the shares of common stock reported as beneficially owned by Charlotte Radiology Investors, LLC. The business address of each of the foregoing is 700 East Morehead Street, Suite 300, Charlotte, NC 28202.

DESCRIPTION OF CAPITAL STOCK

This section contains a description of our capital stock and the material provisions of our amended and restated certificate of incorporation and our amended and restated bylaws that will be in effect upon the completion of this offering and is qualified by reference to the forms of our amended and restated certificate of incorporation and our amended and restated bylaws filed as exhibits to the registration statement relating to this prospectus, and by the applicable provisions of Delaware law.

General

Upon the completion of this offering, our amended and restated certificate of incorporation will authorize 1,000,000,000 shares of our common stock, $0.001 par value per share, and 1,000,000 shares of undesignated preferred stock, $0.001 par value per share, the rights, preferences and privileges of which may be designated from time to time by our board of directors.

The number of shares of our common stock to be outstanding after this offering excludes 6,100,839 shares of our common stock that will be available for future issuance under the 2025 Plan and 2,033,613 shares of our common stock that will be available for future issuance under the ESPP. There are currently no outstanding shares of our preferred stock.

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and only then at the times and in the amounts that our board of directors may determine. See the section titled “Dividend Policy” for more information.

Voting Rights

The holders of our common stock are entitled to one vote per share. Stockholders do not have the ability to cumulate votes for the election of directors. Our amended and restated certificate of incorporation and our amended and restated bylaws that will be in effect upon completion of this offering will provide for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Upon consummation of this offering, our board of directors will consist of nine directors.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

Pursuant to our amended and restated certificate of incorporation that will become effective immediately prior to the completion of this offering, our board of directors will be authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

Registration Rights

WCAS and each holder of Registrable Stock (as defined therein and which will initially include each of our directors and executive officers who beneficially own shares of our common stock) will have specified rights to require us to register certain shares of our common stock under the Securities Act. See the section titled “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

Anti-Takeover Provisions

The provisions of the DGCL, our amended and restated certificate of incorporation and our amended and restated bylaws to be in effect following this offering could have the effect of delaying, deferring or discouraging another person from acquiring control of our company. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of our company to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Section 203 of the DGCL

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the date that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

∎	before the stockholder became interested, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

∎

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding shares owned by persons who are directors and also officers and employee stock plans in some instances, but not the outstanding voting stock owned by the interested stockholder; or

∎

at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

∎	any merger or consolidation involving the corporation and an interested stockholder;

∎	any sale, transfer, lease, pledge or other disposition involving an interested stockholder of 10% or more of the assets of the corporation;

∎	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to an interested stockholder;

∎

subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by an interested stockholder; and

∎	the receipt by an interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Section 203 defines an interested stockholder as (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation that was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the preceding 3-year period, and the affiliates and associates of such person.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions

Our amended and restated certificate of incorporation and our amended and restated bylaws will include a number of provisions that may have the effect of deterring hostile takeovers, or delaying or preventing changes in control of our management team or changes in our board of directors or our governance or policy, including the following:

Board Vacancies

Our amended and restated certificate of incorporation and amended and restated bylaws will authorize generally only our board of directors to fill vacant directorships resulting from any cause or created by the expansion of our board of directors. In addition, the number of directors constituting our board of directors must remain between 5 and 15 and, within that range, may be set only by resolution adopted by a majority vote of our entire board of directors. These provisions prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

Classified Board

Our amended and restated certificate of incorporation and amended and restated bylaws will provide that our board of directors is classified into three classes of directors. The existence of a classified board of directors could delay a successful tender offeror from obtaining majority control of our board of directors, and the prospect of that delay might deter a potential offeror. See the section titled “Management—Corporate Governance—Classified Board of Directors” for additional information.

Directors Removed Only for Cause

Our amended and restated certificate of incorporation will provide that stockholders may remove directors only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.

Supermajority Requirements for Amendments of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Our amended and restated certificate of incorporation will further provide that the affirmative vote of holders of at least two-thirds of the voting power of all then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class will be required to amend certain provisions of our amended and restated certificate of incorporation, including provisions relating to the classified board, the size of the board of directors, removal of directors, amendments of our amended and restated bylaws, special meetings, actions by written consent and exclusive forum. The affirmative vote of holders of at least two-thirds of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, although our amended and restated bylaws may be amended by a simple majority vote of our board of directors.

Special Meetings of Stockholders

Our certificate of incorporation provides that special meetings of the stockholders may be called only by the chair of the board of directors or a majority of the directors then in office. The business transacted at any special meeting will be limited to the proposal or proposals included in the notice of the meeting.

Stockholder Action by Written Consent

Subject to the rights of the holders of one or more series of our preferred stock then outstanding, any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of our stockholders.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our amended and restated bylaws will provide advance notice procedures for stockholders (other than WCAS and its affiliates for so long as they have nomination rights) seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. To be timely, a stockholder’s notice generally must be delivered to us not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting of stockholders. Our amended and restated bylaws also will specify certain requirements regarding the form and content of a stockholder’s notice. With respect to nominations of persons for election to our board of directors, the notice shall provide information about the nominee, including, among other things, name, age, address, principal occupation, ownership of our capital stock and whether they meet applicable independence requirements. With respect to the proposal of other business to be considered by our stockholders at an annual meeting, the notice shall provide a brief description of the business desired to be brought before the meeting, the text of the proposal or business, the reasons for conducting such business at the meeting and any material interest in such business by such stockholder and any beneficial owners and associated persons on whose behalf the notice is made (the “proposing persons”). In addition, a stockholder’s notice must set forth certain information related to the proposing persons, including, among other things:

∎	the name and address of the proposing persons;

∎	information as to the ownership by the proposing persons of our capital stock and any derivative interest or short interest in any of our securities held by the proposing persons;

∎	information as to any material relationships and interest between the proposing persons and us, any of our affiliates and any of our principal competitors;

∎	a representation that the stockholder intends to appear in person or by proxy at the meeting to propose such nomination or business; and

∎

a representation as to whether the proposing persons intend, or are part of a group which intends to (A) solicit proxies in support of the election of any proposed nominee in accordance with Rule 14a-19 under the Exchange Act or (B) engage in a solicitation (within the meaning of Exchange Act Rule 14a-1(l)) with respect to the nomination of any proposed nominee or proposed business to be considered at the meeting, as applicable, and if so, the name of each participant (as defined in Instruction 3 to Item 4 of Schedule 14A under the Exchange Act) in such solicitation.

These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation and our amended and restated bylaws will not provide for cumulative voting.

Issuance of Undesignated Preferred Stock

After the filing of our amended and restated certificate of incorporation, our board of directors will have the authority, without further action by the stockholders, to issue up to 1,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Exclusive Forum

Our amended and restated certificate of incorporation will provide that, unless a majority of our board of directors consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have subject matter jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action or proceeding asserting a claim arising from a breach of a fiduciary duty owed by any of our current or former directors, stockholders or officers or other employees to us or to our stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action or proceeding asserting a claim against us or any of our current or former directors, stockholders or officers or other employees arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws, (iv) any action or proceeding related to or involving us or any of our current or former directors, stockholders or officers or other employees that is governed by the internal affairs doctrine of the State of Delaware, (v) any action or proceeding asserting an “internal corporate claim,” as defined in Section 115 of the DGCL or (vi) any action or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware. These exclusive forum provisions do not apply to claims under the Securities Act or the Exchange Act. Our amended and restated certificate of incorporation will also provide that, unless a majority of our board of directors consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the federal district courts of the United States shall be the sole and exclusive forum for the resolution of any action or proceeding asserting a cause or causes of action arising under the Securities Act or the Exchange Act. Any person or entity purchasing or otherwise acquiring or holding any interest in our securities shall be deemed to have notice of and consented to this provision, including the personal jurisdiction of the courts specified in this provision in connection with any action or proceeding brought in any such court to enforce such provisions here. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors, stockholders or officers or other employees.

Corporate Opportunity

Under Delaware law, officers and directors generally have an obligation to present to the corporation they serve business opportunities which the corporation is financially able to undertake and which fall within the corporation’s business line and are of practical advantage to the corporation, or in which the corporation has an actual or expectant interest. A corollary of this general rule is that when a business opportunity comes to an officer or director that is not one in which the corporation has an actual or expectant interest, the officer is generally not obligated to present it to the corporation. Certain of our officers and directors may serve as officers, directors or fiduciaries of other entities and, therefore, may have legal obligations relating to presenting available business opportunities to us and to other entities. Potential conflicts of interest may arise when our officers and directors learn of business opportunities (e.g., the opportunity to acquire an asset or portfolio of assets, to make a specific investment, to effect a sale transaction, etc.) that would be of material advantage to us and to one or more other entities of which they serve as officers, directors or other fiduciaries.

Section 122(17) of the DGCL permits a corporation to renounce, in advance, in its certificate of incorporation or by action of its board of directors, any interest or expectancy of a corporation in certain classes or categories of business opportunities. Where business opportunities are so renounced, certain of our officers and directors will not be obligated to present any such business opportunities to us. Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, no officer or director of ours who is also an officer, director, employee or managing director of WCAS or its affiliates will be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to WCAS or its affiliates instead of us, or does not communicate information regarding a corporate opportunity to us that such individual has directed to WCAS or its affiliates. As of the date of this prospectus, this provision of our amended and restated certificate of incorporation relates only to our directors and officers who are also officers, directors, employees or managing directors of WCAS or its affiliates.

Transfer Agent and Registrar

Upon the completion of this offering, the transfer agent and registrar for our common stock will be Computershare Trust Company, N.A. The transfer agent’s address is 150 Royall Street, Canton, Massachusetts 02021, and its telephone number is 800-736-3001.

Exchange Listing

We have been approved to list our common stock on Nasdaq under the symbol “LMRI.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock, and we cannot predict the effect, if any, that market sales of our common stock or the availability of our common stock for sale will have on the market price of our common stock prevailing from time to time. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares of our common stock will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Following the completion of this offering, based on the number shares of our common stock outstanding as of November 24, 2025 and the issuance of 25,000,000 shares in this offering, as set forth on the cover page of this prospectus, we will have a total of 94,565,652 shares of our common stock outstanding (or 98,315,652 shares of our common stock if the underwriters exercise in full their option to purchase additional shares).

Of those outstanding shares, 25,000,000 shares of our common stock sold in this offering will be freely tradeable, except that any shares purchased in this offering by our affiliates, as that term is defined in Rule 144 under the Securities Act, would only be able to be sold in compliance with the Rule 144 limitations described below.

The remaining outstanding shares of our common stock will be, and shares subject to outstanding options will be upon issuance, deemed “restricted securities” as defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which rules are summarized below. All of our executive officers and directors and the holders of substantially all of the shares of our common stock outstanding after this offering (other than those to be sold in this offering) are subject to lock-up agreements under which they have agreed or will agree, subject to specific exceptions, not to sell any of our equity securities for 180 days following the date of this prospectus. As a result of these agreements and subject to the provisions of Rule 144 or Rule 701, shares of our common stock will be available for sale in the public market as follows:

∎	beginning on the date of this prospectus, all 25,000,000 shares of our common stock sold in this offering will be immediately available for sale in the public market; and

∎

beginning 181 days after the date of this prospectus (subject to the terms of the lock-up and market standoff agreements described below), 69,565,652 additional shares will become eligible for sale in the public market, substantially all of which will be held by affiliates and subject to the volume and other restrictions of Rule 144, as described below, until the time of the Distribution.

Lock-Up Agreements

We, our directors and executive officers and the holders of substantially all of the shares of our common stock outstanding after this offering (other than those to be sold in this offering) have agreed or will agree prior to the effective date of the registration statement of which this prospectus is a part, subject to certain exceptions, not to offer, pledge, sell, contract to sell, transfer, lend or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for shares of our common stock, for 180 days after the date of this prospectus without first obtaining the written consent of Barclays Capital Inc., J.P. Morgan Securities LLC and Jefferies LLC, on behalf of the underwriters.

Upon the expiration of the lock-up period, substantially all of the shares subject to such lock-up restrictions will become eligible for sale, subject to the limitations discussed above. For a further description of these lock-up agreements, please see the section titled “Underwriting.”

Rule 144

Non-Affiliate Resales of Restricted Securities

In general, Rule 144 provides that, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares of our common stock proposed to be sold for at least six months is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.

Affiliate Resales of Restricted Securities

In general, Rule 144 provides that our affiliates or persons selling shares of our common stock on behalf of our affiliates are entitled to sell upon expiration of the market standoff agreements and lock-up agreements described above, within any three-month period, a number of shares of our common stock that does not exceed the greater of:

∎

1% of the number of shares of our common stock then outstanding, which will equal 945,657 shares immediately after the completion of this offering (or 983,157 shares, if the underwriters exercise in full their option to purchase additional shares); or

∎	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales of our common stock made in reliance upon Rule 144 by our affiliates or persons selling our common stock on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a stockholder who purchased our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701.

Registration Rights

See the section titled “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

Registration Statement

We intend to file a registration statement on Form S-8 under the Securities Act promptly after the effectiveness of this offering to register shares of our common stock subject to options outstanding, as well as reserved for future issuance, under our equity compensation plans. The registration statement on Form S-8 is expected to become effective immediately upon filing, and shares of our common stock covered by the registration statement will then become eligible for sale in the public market, subject to the Rule 144 limitations applicable to affiliates, vesting restrictions and any applicable market standoff agreements and lock-up agreements.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a general discussion of certain material U.S. federal income tax consequences relating to ownership and disposition of our common stock by a non-U.S. holder. For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

∎	an individual who is a citizen or resident of the United States;

∎

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision of the United States;

∎	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

∎

a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (as defined in the Code) have authority to control all substantial decisions of the trust or if the trust has a valid election in effect to be treated as a United States person under applicable U.S. Treasury Regulations.

This discussion is based on current provisions of the Code, existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all as in effect as of the date of this prospectus and all of which are subject to change or to differing interpretation, possibly with retroactive effect. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. Any change or differing interpretation could alter the tax consequences to non-U.S. holders described in this prospectus. In addition, the IRS could challenge one or more of the tax consequences described in this prospectus.

We assume in this discussion that each non-U.S. holder holds shares of our common stock as a capital asset (generally, property held for investment) within the meaning of Section 1221 of the Code. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances nor does it address any aspects of U.S. state or local or non-U.S. taxes, the alternative minimum tax, the Medicare contribution tax on net investment income, the rules regarding qualified small business stock within the meaning of Section 1202 of the Code or U.S. federal taxes other than income (e.g., estate). This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as:

∎	banks;

∎	insurance companies;

∎	tax-exempt or governmental organizations;

∎	regulated investment companies;

∎	real estate investment trusts;

∎	financial institutions;

∎	brokers or dealers in securities;

∎	pension plans;

∎	tax-qualified retirement plans;

∎	controlled foreign corporations;

∎	passive foreign investment companies;

∎	corporations that accumulate earnings to avoid U.S. federal income tax;

∎	owners that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment;

∎	persons who own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

∎	certain U.S. expatriates;

∎	persons who have elected to mark securities to market;

∎	persons deemed to sell our common stock under the constructive sale provisions of the Code;

∎	persons that elect to apply Section 1400Z-2 of the Code to gains recognized with respect to shares of our common stock;

∎	persons who hold or receive our common stock pursuant to the exercise of any option or acquire our common stock as compensation for services; or

∎

persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an “applicable financial statement” as defined in Section 451(b) of the Code.

In addition, this discussion does not address the tax treatment of partnerships (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) or other entities that are transparent for U.S. federal income tax purposes or persons who hold our common stock through partnerships or other entities that are transparent for U.S. federal income tax purposes. In the case of a holder that is classified as a partnership for U.S. federal income tax purposes, the tax treatment of a person treated as a partner in such partnership for U.S. federal income tax purposes generally will depend on the status of the partner, the activities of the partner and the partnership and certain determinations made at the partner level. A person treated as a partner in a partnership that holds our common stock or who holds our common stock through another transparent entity should consult his, her or its own tax advisor regarding the tax consequences of the ownership and disposition of our common stock through a partnership or other transparent entity, as applicable.

Prospective investors should consult their own tax advisors regarding the U.S. federal, state or local and non-U.S. income and other tax considerations of acquiring, holding and disposing of our common stock.

Distributions on our Common Stock

We do not currently expect to pay any dividends. See the section titled “Dividend Policy.” However, in the event that we do pay distributions of cash or property on our common stock, those distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s tax basis in our common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below under the heading “Gain on Sale, Exchange or Other Taxable Disposition of Common Stock.”

Subject to the discussion of effectively connected income below and the discussions below under the headings “Information Reporting and Backup Withholding” and “Foreign Account Tax Compliance Act”, dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence. If we or the applicable withholding agent are unable to determine, at a time reasonably close to the date of payment of a distribution on our common stock, what portion, if any, of the distribution will constitute a dividend, then we or the applicable withholding agent may withhold U.S. federal income tax on the basis of assuming that the full amount of the distribution will be a dividend. If we or another withholding agent apply over-withholding or if a non-U.S. holder does not timely provide us with the required certification, the non-U.S. holder may be entitled to a refund or credit of any excess tax withheld by timely filing an appropriate claim with the IRS.

A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence with respect to U.S. withholding taxes generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or applicable successor form) to the applicable withholding agent and satisfy applicable certification and other requirements. A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States, and, if an applicable income tax treaty so requires, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. To obtain this exemption, a non-U.S. holder must generally provide us or the applicable withholding agent with a properly executed original and unexpired IRS Form W-8ECI properly certifying such exemption. However, such U.S. effectively connected income is generally taxed at the same graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

Any documentation provided to an applicable withholding agent may need to be updated in certain circumstances. The certification requirements described above also may require a non-U.S. holder to provide its U.S. taxpayer identification number.

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock

Subject to the discussions below under the headings “Information Reporting and Backup Withholding” and “Foreign Account Tax Compliance Act,” a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on gain recognized on a sale, exchange or other taxable disposition of our common stock unless:

∎

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States; in these cases, the non-U.S. holder will generally be taxed on a net income basis at the regular graduated rates and in the manner applicable to United States persons, and, if the non-U.S. holder is a foreign corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty, may also apply;

∎

the non-U.S. holder is a nonresident alien individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the amount by which the non-U.S. holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the disposition (without taking into account any capital loss carryovers); or

∎

we are or were a “United States real property holding corporation” during the five-year period preceding such sale of other taxable disposition (or the non-U.S. holder’s holding period, if shorter), unless our common stock is regularly traded on an established securities market and the non-U.S. holder held no more than five percent of our outstanding common stock, directly or indirectly, actually or constructively, during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. In such case, such non-U.S. holder generally will be taxed on its net gain derived from the disposition at the graduated U.S. federal income tax rates applicable to United States persons (as defined in the Code). Generally, a corporation is a “United States real property holding corporation” if the fair market value of its “United States real property interests,” as defined in the Code and applicable U.S. Treasury Regulations, equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance in this regard, we believe that we have not been and are not currently, and we do not anticipate becoming, a “United States real property holding corporation” for U.S. federal income tax purposes. No assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above.

Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

We (or the applicable paying agent) must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on our common stock paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a United States person (as defined in the Code) to avoid backup withholding at the applicable rate with respect to dividends on our common stock. Generally, a holder will comply with such procedures if it provides a properly executed Form W-8BEN, W-8BEN-E, or W-8ECI (or other applicable or successor form) or otherwise meets documentary evidence requirements for establishing that it is a non-U.S. holder, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. holder, regardless of whether any tax was actually withheld.

Information reporting and backup withholding generally will apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a foreign broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement. Any documentation provided to an applicable withholding agent may need to be updated in certain circumstances.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Foreign Account Tax Compliance Act

Provisions of the Code commonly referred to as the Foreign Account Tax Compliance Act and associated guidance (“FATCA”) generally impose a 30% withholding tax on any “withholdable payment” (as defined below) to a “foreign financial institution” (as defined in the Code), unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with substantial U.S. owners) or another applicable exception applies or such institution is compliant with applicable foreign law enacted in connection with an applicable intergovernmental agreement between the United States and a foreign jurisdiction. FATCA will also generally impose a 30% withholding tax on any “withholdable payment” (as defined below) to a foreign entity that is not a financial institution, unless such entity provides the applicable withholding agent with a certification identifying the substantial U.S. owners of the entity (which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity), if any, or another applicable exception applies or such entity is compliant with applicable foreign law enacted in connection with an applicable intergovernmental agreement between the United States and a foreign jurisdiction. Under applicable U.S. Treasury regulations, “withholdable payments” currently include payments of dividends on our common stock. Currently proposed U.S. Treasury Regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization) provide that FATCA withholding does not apply to gross proceeds from the disposition of property of a type that can produce U.S. source dividends or interest; however, prior versions of the rules would have made such gross proceeds subject to FATCA withholding. Taxpayers (including withholding agents) can currently rely on the proposed Treasury Regulations. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes.

The preceding discussion of material U.S. federal income tax considerations is for general information only. It is not tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed changes in applicable laws.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement among us and Barclays Capital Inc., J.P. Morgan Securities LLC and Jefferies LLC, as the representatives of the underwriters named below and the joint book-running managers of this offering, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective number of shares of our common stock shown opposite its name below:

UNDERWRITER	NUMBER OF SHARES
Barclays Capital Inc.	6,236,980
J.P. Morgan Securities LLC	6,236,980
Jefferies LLC	5,507,813
Deutsche Bank Securities Inc.	2,005,208
Wells Fargo Securities, LLC	1,260,416
Leerink Partners LLC	802,083
William Blair & Company, L.L.C.	802,083
Capital One Securities, Inc.	601,563
Fifth Third Securities, Inc.	601,563
Raymond James & Associates, Inc.	601,563
PNC Capital Markets LLC	171,875
Academy Securities, Inc.	57,291
Loop Capital Markets LLC	57,291
R. Seelaus & Co., LLC	57,291

Total	25,000,000

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares of our common stock to be sold in this offering, if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares of our common stock subject to their acceptance of the shares of our common stock from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. In addition, the underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

Commission and Expenses

The underwriters have advised us that they propose to offer the shares of our common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $0.666 per share of our common stock. After this offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. Sales of any shares made outside of the United States may be made by affiliates of the underwriters.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	PER SHARE		TOTAL
	WITHOUT OPTION TO PURCHASE ADDITIONAL SHARES	WITH OPTION TO PURCHASE ADDITIONAL SHARES	WITHOUT OPTION TO PURCHASE ADDITIONAL SHARES	WITH OPTION TO PURCHASE ADDITIONAL SHARES
Public offering price	$18.50	$18.50	$462,500,000	$531,875,000
Underwriting discounts and commissions paid by us	$1.11	$1.11	$27,750,000	$31,912,500
Proceeds to us, before expenses	$17.39	$17.39	$434,750,000	$499,962,500

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $7.8 million. We have agreed to reimburse the underwriters for certain expenses in connection with this offering in the amount not exceeding $40,000. The underwriters have agreed to reimburse certain of our expenses incurred in connection with this offering.

Determination of Offering Price

Prior to this offering, there has not been a public market for our common stock. Consequently, the initial public offering price for our common stock has been determined by negotiations between us and the representatives. Among the factors considered in these negotiations were prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believed to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the initial public offering price will correspond to the price at which our common stock will trade in the public market subsequent to this offering or that an active trading market for our common stock will develop and continue after this offering.

Listing

We have been approved to list our common stock on Nasdaq under the trading symbol “LMRI”.

Stamp Taxes

If you purchase shares of our common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Option to Purchase Additional Shares

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 3,750,000 shares from us at the initial public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions, solely to cover over-allotments, if any. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares proportionate to that underwriter’s initial purchase commitment as indicated in the table above. This option may be exercised only if the underwriters sell more shares than the total number set forth on the cover page of this prospectus.

No Sales of Similar Securities

We have agreed that we will not, subject to certain exceptions, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with, the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exercisable or exchangeable for any shares of our common stock, or (ii) enter into any swap, hedging or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of our common stock or any such other securities, or publicly disclose the intention to undertake any of the foregoing (regardless of whether any of these transactions are to be settled by the delivery of shares of our common stock or such other securities, in cash or otherwise), in each case without the prior written consent of Barclays Capital Inc., J.P. Morgan Securities LLC and Jefferies LLC for a period of 180 days after the date of this prospectus, other than the shares of our common stock to be sold in this offering.

The restrictions on our actions, as described above, do not apply to certain transactions, including (i) the issuance of shares of our common stock or securities convertible into or exercisable for shares of our common stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options (including net exercise) or the settlement of restricted stock units (including net settlement), in each case outstanding on the date of the underwriting agreement and described in this prospectus; (ii) grants of stock options, stock awards, restricted stock, restricted stock units or other equity awards and the issuance of shares of our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock (whether upon the exercise of stock options or otherwise) to our current or former employees, officers, directors, advisors, consultants or affiliated physician groups pursuant to the terms of an equity compensation plan in effect as of the closing of this offering and described in this prospectus; (iii) the issuance of up to 7.5% of the outstanding shares of our common stock, or securities convertible into, exercisable for or which are otherwise exchangeable for, our common stock, immediately following the closing date of this offering, in acquisitions or other similar strategic transactions, provided that such recipients enter into a lock-up agreement with the underwriters; (iv) the filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to any plan in effect on the date of the closing of this offering and described in this prospectus or any assumed benefit plan pursuant to an acquisition or similar strategic transaction; (v) the issuance of shares of our common stock, or securities convertible into or exercisable or exchangeable for any shares of our common stock, pursuant to the Transactions, provided that such recipients enter into a lock-up agreement with the underwriters; or (vi) facilitating the establishment of a trading plan on behalf of a stockholder, officer or director of Lumexa Imaging pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of our common stock, provided that (i) such plan does not provide for the transfer of our common stock during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by us regarding the establishment of such plan, such announcement or filing must include a statement to the effect that no transfer of shares of our common stock may be made under such plan during the restricted period.

Our directors and executive officers, and substantially all of our securityholders (such persons, the “lock-up parties”) have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each lock-up party, with limited exceptions, for a period of 180 days after the date of this prospectus (such period, the “restricted period”), may not (and may not cause any of their direct or indirect affiliates to), without the prior written consent of Barclays Capital Inc., J.P. Morgan Securities LLC and Jefferies LLC, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including without limitation, our common stock or such other securities which may be deemed to be beneficially owned by such lock-up parties in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) (collectively with the common stock, the “lock-up securities”), (ii) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the lock-up securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of the lock-up securities, in cash or otherwise, (iii) make any demand for or exercise any right with respect to the registration of any of the lock-up securities, or (iv) publicly disclose the intention to do any of the foregoing. Such persons or entities have further acknowledged that these undertakings preclude them from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition or transfer (whether by the lock-up party or any other person) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any lock-up securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of lock-up securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph and contained in the lock-up agreements between the underwriters and the lock-up parties do not apply, subject in certain cases to various conditions, to certain transactions, including (a) transfers or dispositions of lock-up securities: (i) as bona fide gifts, or for bona fide estate planning purposes, (ii) by will or intestacy, (iii) (A) to any immediate family member of the lock-up party or to any trust for the direct or indirect benefit of the lock-up party or the immediate family of the lock-up party or (B) if the lock-up party is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust, (iv) to a corporation, partnership, limited liability company, trust or other entity of which the lock-up party and/or its immediate family members are, directly or indirectly, the legal and beneficial owner of all of the outstanding equity securities or similar interests, (v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv), (vi) in the case of a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate of the lock-up party, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the lock-up party or its affiliates or (B) as part of a distribution or other transfer to partners, members, stockholders or other holders of equity interests in the lock-up party, (vii) by operation of law, (viii) to us, our subsidiaries or Holdings LLC upon death, disability or termination of employment or service of the lock-up party, or (ix) as part of a sale of lock-up securities acquired in open market transactions after the completion of this offering, (x) to us, our subsidiaries or Holdings LLC in connection with the vesting, settlement or exercise of restricted stock units, restricted stock, options, warrants or other rights to purchase shares of our common stock (including “net” or “cashless” exercise), including for the payment of certain exercise price and tax and remittance payments, (xi) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction approved by our Board and made to all stockholders involving a change in control, provided that if such transaction is not completed, all such lock-up securities would remain subject to the restrictions in the immediately preceding paragraph; (b) the exercise of outstanding options, settlement of RSUs or other equity awards, or the exercise of warrants granted pursuant to plans or other compensation arrangements described in this prospectus, provided that any lock-up securities received upon such exercise, vesting or settlement would be subject to restrictions similar to those in the immediately preceding paragraph; (c) the conversion of outstanding preferred stock, warrants to acquire preferred stock, or convertible securities into shares of our common stock or warrants to acquire shares of our common stock, provided that any common stock or warrant received upon such conversion would be subject to restrictions similar to those in the immediately preceding paragraph; or (d) the establishment by lock-up parties of trading plans under Rule 10b5-1 under the Exchange Act, provided that (1) such trading plan does not provide for the transfer of lock-up securities during the restricted period and (2) no public filing, report or announcement shall be voluntarily made in connection therewith and, if any public filing, report or announcement is legally required in connection with such transfer or distribution, such announcement or filing must include a statement to the effect that no transfer of lock-up securities may be made under such plan during the restricted period.

Barclays Capital Inc., J.P. Morgan Securities LLC and Jefferies LLC may, in their sole discretion and at any time or from time to time before the termination of the 180-day period release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our stockholders who will execute a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period.

Stabilization

The underwriters have advised us that they currently intend to make a market in our common stock as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for our common stock, that you will be able to sell any of our common stock held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters have advised us that they, pursuant to Regulation M under the Exchange Act, and certain persons participating in this offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of our common stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of our common stock in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

“Naked” short sales are sales in excess of the option to purchase additional shares of our common stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of shares of our common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of our common stock. A syndicate covering transaction is the bid for or the purchase of shares of our common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. Similar to other purchase transactions, the underwriters’ purchases to cover syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with this offering if shares of our common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time. The underwriters may carry out these transactions on Nasdaq, in the over the counter market or otherwise.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares of our common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments issued by us and our affiliates.

Affiliates of each of Barclays Capital Inc., Capital One Securities, Inc. and Fifth Third Securities, Inc. are lenders under the Existing Term Loan, under which certain borrowings are expected to be repaid with a portion of the aggregate net proceeds from this offering. No underwriter or its affiliate is expected to receive 5% or more of the net proceeds from this offering. An affiliate of Barclays Capital Inc. is expected to be a lender under the Refinancing Term Loan. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and publish or express independent research views in respect of our securities or instruments and may at any time hold, or recommend to clients that they acquire, long and short positions in our securities and instruments.

Selling Restrictions

Canada

(A) Resale Restrictions

The distribution of the shares in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of these securities are made. Any resale of the shares in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.

(B) Representations of Canadian Purchasers

By purchasing the shares in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

∎

the purchaser is entitled under applicable provincial securities laws to purchase the shares without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106 – Prospectus Exemptions,

∎	the purchaser is a “permitted client” as defined in National Instrument 31-103—Registration Requirements, Exemptions and Ongoing Registrant Obligations,

∎	where required by law, the purchaser is purchasing as principal and not as agent, and

∎	the purchaser has reviewed the text above under Resale Restrictions.

(C) Conflicts of Interest

Canadian purchasers are hereby notified that certain of the underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105 – Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

(D) Statutory Rights of Action

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the prospectus (including any amendment thereto) such as this document contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

(E) Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

(F) Taxation and Eligibility for Investment

Canadian purchasers of the shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in shares in their particular circumstances and about the eligibility of shares for investment by the purchaser under relevant Canadian legislation.

(G) Language of Documents

The purchaser confirms its express wish and that it has requested that this document, all documents evidencing or relating to the sale of the securities described herein and all other related documents be drawn up exclusively in the English language. L’acquéreur confirme sa volonté expresse et qu’il a demandé que le présent document, tous les documents attestant de la vente des titres décrits dans le présent document ou s’y rapportant ainsi que tous les autres documents s’y rattachant soient rédigés exclusivement en langue anglaise.

Australia

This prospectus is not a disclosure document for the purposes of Australia’s Corporations Act 2001 (Cth) of Australia, or Corporations Act, has not been lodged with the Australian Securities & Investments Commission and is only directed to the categories of exempt persons set out below. Accordingly, if you receive this prospectus in Australia:

A. You confirm and warrant that you are either:

a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the Company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

a person associated with the Company under Section 708(12) of the Corporations Act; or

a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this prospectus is void and incapable of acceptance.

B. You warrant and agree that you will not offer any of the securities issued to you pursuant to this prospectus for resale in Australia within 12 months of those securities being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which have been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that the shares may be offered to the public in that Relevant State at any time:

(a)	to any legal entity which is a “qualified investor” as defined under Article 2 of the Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of representatives for any such offer; or

(c)

in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of the shares shall require us or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression “offer to the public” in relation to the shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Hong Kong

No securities have been offered or sold, and no securities may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (“CO”) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO. No document, invitation or advertisement relating to the securities has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

This prospectus has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this prospectus and the relevant offering documents and that he is not acquiring and has not been offered any securities in circumstances that contravene any such restrictions.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, and any offer of the shares is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

Japan

The offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the underwriters will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, the Company or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

United Kingdom

No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority, except that the shares may be offered to the public in the United Kingdom at any time:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation (as defined below);

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Section 86 of the FSMA,

provided that no such offer of the shares shall require the Company or any manager to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Italy

No prospectus has been or will be submitted for approval to any Italian regulatory authority or any competent securities regulator in the European Union or the European Economic Area in connection with the offering of the shares as contemplated by this prospectus. This offering is being made in Italy by reliance on the self-executing “small offering exemption” to the prospectus and disclosure requirements of the EU Prospectus Regulation 2017/1129. As such, this prospectus and any other material relating to the offering of the shares are confidential and only for the intended recipient.

Monaco

The shares may not be offered or sold, directly or indirectly, to the public in Monaco other than by a Monaco Bank or a duly authorized Monegasque intermediary acting as a professional institutional investor which has such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of an investment in the Fund. Consequently, this prospectus may only be communicated to (i) banks and (ii) portfolio management companies duly licensed by the “Commission de Contrôle des Activités Financières” by virtue of Law n° 1.338, of September 7, 2007, and authorized under Law n° 1.144 of July 26, 1991. Such regulated intermediaries may in turn communicate this document to potential investors.

Dubai International Financial Centre (“DIFC”)

This document relates to an Exempt Offer in accordance with the Markets Law, DIFC Law No. 1 of 2012, as amended. This document is intended for distribution only to persons of a type specified in the Markets Law, DIFC Law No. 1 of 2012, as amended. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority (DFSA) has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document, you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

United Arab Emirates

The shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, Financial Services Regulatory Authority or the Dubai Financial Services Authority.

Saudi Arabia

This document may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Rules on the Offer of Securities and Continuing Obligations Regulations as issued by the board of the Saudi Arabian Capital Market Authority (“SACMA”) pursuant to resolution number 3-123-2017 dated 27 December 2017, as amended. The CMA does not make any representation as to the accuracy or completeness of this document and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorized financial adviser.

Qatar

The shares described in this prospectus have not been, and will not be, offered, sold or delivered, at any time, directly or indirectly in the State of Qatar in a manner that would constitute a public offering. This prospectus has not been, and will not be, registered with or approved by the Qatar Financial Markets Authority or Qatar Central Bank and may not be publicly distributed. This prospectus is intended for the original recipient only and must not be provided to any other person. It is not for general circulation in the State of Qatar and may not be reproduced or used for any other purpose.

New Zealand

This document has not been registered, filed with or approved by any New Zealand regulatory authority under the Financial Markets Conduct Act 2013 (the “FMA Act”). The shares may only be offered or sold in New Zealand (or allotted with a view to being offered for sale in New Zealand) to a person who:

∎	is an investment business within the meaning of clause 37 of Schedule 1 of the FMC Act;

∎	meets the investment activity criteria specified in clause 38 of Schedule 1 of the FMC Act;

∎	is large within the meaning of clause 39 of Schedule 1 of the FMC Act;

∎	is a government agency within the meaning of clause 40 of Schedule 1 of the FMC Act; or

∎	is an eligible investor within the meaning of clause 41 of Schedule 1 of the FMC Act.

China

This prospectus will not be circulated or distributed in the People’s Republic of China (“PRC”) and the shares will not be offered or sold, and will not be offered or sold to any person for re-offering or resale directly or indirectly to any residents of the PRC (for such purposes, not including the Hong Kong and Macau Special Administrative Regions or Taiwan) except pursuant to any applicable laws and regulations of the PRC. Neither this prospectus nor any advertisement or other offering material may be distributed or published in the PRC, except under circumstances that will result in compliance with applicable laws and regulations.

Korea

The shares have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”) and the shares have been and will be offered in Korea as a private placement under the FSCMA. None of the shares may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder, (“FETL”). Furthermore, the purchaser of the shares shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the shares. By the purchase of the shares, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the shares pursuant to the applicable laws and regulations of Korea.

Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the shares has been or will be registered with the Securities Commission of Malaysia (“Commission”) for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services Licence; (iii) a person who acquires the shares, as principal, if the offer is on terms that the shares may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the shares is made by a holder of a Capital Markets Services Licence who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

Taiwan

The shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the shares in Taiwan.

Bermuda

Shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

British Virgin Islands

The shares are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on behalf of us. The shares may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands) (“BVI Companies”) but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.

Bahamas

Shares may not be offered or sold in The Bahamas via a public offer. Shares may not be offered or sold or otherwise disposed of in any way to any person(s) deemed “resident” for exchange control purposes by the Central Bank of The Bahamas.

Cayman Islands

No invitation, whether directly or indirectly, may be made to the public in the Cayman Islands to subscribe for our securities.

Chile

THESE SHARES ARE PRIVATELY OFFERED IN CHILE PURSUANT TO THE PROVISIONS OF LAW 18,045, THE SECURITIES MARKET LAW OF CHILE, AND NORMA DE CARÁCTER GENERAL NO. 336 (“RULE 336”), DATED JUNE 27, 2012, ISSUED BY THE SUPERINTENDENCIA DE VALORES Y SEGUROS DE CHILE (“SVS”), THE SECURITIES REGULATOR OF CHILE, TO RESIDENT QUALIFIED INVESTORS THAT ARE LISTED IN RULE 336 AND FURTHER DEFINED IN RULE 216 OF JUNE 12, 2008 ISSUED BY THE SVS.

PURSUANT TO RULE 336 THE FOLLOWING INFORMATION IS PROVIDED IN CHILE TO PROSPECTIVE RESIDENT INVESTORS IN THE OFFERED SECURITIES:

1.	THE INITIATION OF THE OFFER IN CHILE IS DECEMBER 10, 2025.

2.	THE OFFER IS SUBJECT TO NCG 336 OF JUNE 27, 2012 ISSUED BY THE SUPERINTENDENCIA DE VALORES Y SEGUROS DE CHILE (SUPERINTENDENCY OF SECURITIES AND INSURANCE OF CHILE).

3.	THE OFFER REFERS TO SECURITIES THAT ARE NOT REGISTERED IN THE REGISTRO DE VALORES (SECURITIES REGISTRY) OR THE REGISTRO DE VALORES EXTRANJEROS (FOREIGN SECURITIES REGISTRY) OF THE SVS AND THEREFORE:

a.	THE SECURITIES ARE NOT SUBJECT TO THE OVERSIGHT OF THE SVS; AND

b.	THERE ISSUER THEREOF IS NOT SUBJECT TO REPORTING OBLIGATION WITH RESPECT TO ITSELF OR THE OFFERED SECURITIES.

4.	THE SECURITIES MAY NOT BE PUBLICLY OFFERED IN CHILE UNLESS AND UNTIL THEY ARE REGISTERED IN THE SECURITIES REGISTRY OF THE SVS.

INFORMACIÓN A LOS INVERSIONISTAS RESIDENTES EN CHILE

LOS VALORES OBJETO DE ESTA OFERTA SE OFRECEN PRIVADAMENTE EN CHILE DE CONFORMIDAD CON LAS DISPOSICIONES DE LA LEY N° 18.045 DE MERCADO DE VALORES, Y LA NORMA DE CARÁCTER GENERAL N° 336 DE 27 DE JUNIO DE 2012 (“NCG 336”) EMITIDA POR LA SUPERINTENDENCIA DE VALORES Y SEGUROS DE CHILE, A LOS “INVERSIONISTAS CALIFICADOS” QUE ENUMERA LA NCG 336 Y QUE SE DEFINEN EN LA NORMA DE CARÁCTER GENERAL N° 216 DE 12 DE JUNIO DE 2008 EMITIDA POR LA MISMA SUPERINTENDENCIA.

EN CUMPLIMIENTO DE LA NCG 336, LA SIGUIENTE INFORMACIÓN SE PROPORCIONA A LOS POTENCIALES INVERSIONISTAS RESIDENTES EN CHILE:

1.	LA OFERTA DE ESTOS VALORES EN CHILE COMIENZA EL DÍA 10 DE 12 DE 2025.

2.	LA OFERTA SE ENCUENTRA ACOGIDA A LA NCG 336 DE FECHA ECHA 27 DE JUNIO DE 2012 EMITIDA POR LA SUPERINTENDENCIA DE VALORES Y SEGUROS.

3.	LA OFERTA VERSA SOBRE VALORES QUE NO SE ENCUENTRAN INSCRITOS EN EL REGISTRO DE VALORES NI EN EL REGISTRO DE VALORES EXTRANJEROS QUE LLEVA LA SUPERINTENDENCIA DE VALORES Y SEGUROS, POR LO QUE:

a.	LOS VALORES NO ESTÁN SUJETOS A LA FISCALIZACIÓN DE ESA SUPERINTENDENCIA; Y

b.	EL EMISOR DE LOS VALORES NO ESTÁ SUJETO A LA OBLIGACIÓN DE ENTREGAR INFORMACIÓN PÚBLICA SOBRE LOS VALORES OFRECIDOS NI SU EMISOR.

4.	LOS VALORES PRIVADAMENTE OFRECIDOS NO PODRÁN SER OBJETO DE OFERTA PÚBLICA EN CHILE MIENTRAS NO SEAN INSCRITOS EN EL REGISTRO DE VALORES CORRESPONDIENTE.

South Africa

Due to restrictions under the securities laws of South Africa, no “offer to the public” (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted) (the “South African Companies Act”)) is being made in connection with the issue of the shares in South Africa. Accordingly, this document does not, nor is it intended to, constitute a “registered prospectus” (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. The shares are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions stipulated in section 96 (1) applies:

Section 96 (1)(a): the offer, transfer, sale, renunciation or delivery is to:

(i)	persons whose ordinary business, or part of whose ordinary business, is to deal in securities, as principal or agent;

(ii)	the South African Public Investment Corporation;

(iii)	persons or entities regulated by the Reserve Bank of South Africa;

(iv)	authorized financial service providers under South African law;

(v)	financial institutions recognized as such under South African law;

(vi)

a wholly owned subsidiary of any person or entity contemplated in (iii), (iv) or (v), acting as agent in the capacity of an authorized portfolio manager for a pension fund, or as manager for a collective investment scheme (in each case duly registered as such under South African law); or

any combination of the persons in (i) to (vi); or

Section 96 (1)(b): the total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than ZAR1,000,000 or such higher amount as may be promulgated by notice in the Government Gazette of South Africa pursuant to section 96(2)(a) of the South African Companies Act.

Information made available in this prospectus should not be considered as “advice” as defined in the South African Financial Advisory and Intermediary Services Act, 2002.

LEGAL MATTERS

Certain legal matters with respect to this offering will be passed upon for us by Sidley Austin LLP, New York, New York. Ropes & Gray LLP, Boston, Massachusetts, is acting as counsel to the underwriters in this offering.

EXPERTS

The financial statements of Lumexa Imaging Equity Holdco, LLC as of December 31, 2024 and 2023 and for the years then ended included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of BTDI JV, LLP as of December 31, 2024 and 2023 and for the years then ended included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to our common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. Upon completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. We also maintain a website at www.lumexaimaging.com. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

INDEX TO FINANCIAL STATEMENTS

Lumexa Imaging Equity Holdco, LLC

December 31, 2024 and 2023

Lumexa Imaging Equity Holdco, LLC

September 30, 2025 and 2024

BTDI JV, LLP and Subsidiaries

(A Partnership)

December 31, 2024 and 2023

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Managers and Members of Lumexa Imaging Equity Holdco, LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Lumexa Imaging Equity Holdco, LLC (formerly US Radiology Specialists Holdings, LLC) and its subsidiaries (the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of operations, changes in equity and cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

June 11, 2025, except for the revision described in Note 12 and the change in composition of reportable segments described in Note 20 to the consolidated financial statements, as to which the date is November 17, 2025

We have served as the Company’s auditor since 2018.

LUMEXA IMAGING EQUITY HOLDCO, LLC

Consolidated Balance Sheets

December 31, 2024 and 2023

(in thousands, except for common units)

	2024	2023
ASSETS
Cash and cash equivalents	$26,131	$20,186
Accounts receivable	107,046	109,400
Accounts receivable, related party	23,308	14,724
Other receivables	5,644	6,131
Prepaid expenses	10,391	9,444
Imaging centers held for sale	—	6,882

Total current assets	172,520	166,767

Property and equipment, net of accumulated depreciation	121,133	112,271
Operating lease right-of-use assets	80,792	83,534
Investments in unconsolidated affiliates	415,819	422,461
Intangible assets, net of accumulated amortization	47,788	58,373
Goodwill	807,554	807,554
Other assets	24,958	20,567

TOTAL ASSETS (1)	$1,670,564	$1,671,527

LIABILITIES AND EQUITY
Accounts payable	$29,889	$24,413
Accrued expenses and other current liabilities	108,454	96,376
Current portion of long-term debt	16,001	13,799
Current portion of finance lease liabilities	5,509	8,940
Current portion of operating lease liabilities	13,807	14,444
Liabilities related to imaging centers held for sale	—	3,143

Total current liabilities	173,660	161,115
Long-term debt, less current maturities	1,185,080	1,182,427
Long-term finance lease liabilities, less current maturities	16,120	12,890
Long-term operating lease liabilities, less current maturities	72,746	72,228
Deferred income taxes	32,696	22,942
Other liabilities	28,608	21,499

Total liabilities (1)	1,508,910	1,473,101

COMMITMENTS AND CONTINGENCIES (Note 15)
EQUITY:
Common units, 625,714,477 and 625,411,786 equity units authorized, issued and outstanding at December 31, 2024 and 2023, respectively	745,610	688,283
Accumulated deficit	(583,956)	(489,857)

Total equity	161,654	198,426

TOTAL LIABILITIES AND EQUITY	$1,670,564	$1,671,527

(1)	The Company’s consolidated balance sheets include assets of consolidated variable interest entities, or VIEs, that can only be used to settle obligations and liabilities of the VIE for which creditors do not have recourse to the primary beneficiary (Lumexa Imaging Equity Holdco, LLC). As of December 31, 2024 and 2023, total assets of consolidated VIEs consisted of accounts receivable of $47,175 and $51,718, respectively; accounts receivable, related party of $5,078 and $4,863, respectively; prepaid expenses of $1,103 and $1,260, respectively; other receivables of $4,621 and $3,647, respectively; property and equipment, net of accumulated depreciation of $10,600 and $11,814, respectively; operating lease right-of-use assets of $8,021 and $9,700, respectively; goodwill of $101,802 and $101,802, respectively; investments in unconsolidated affiliates of $53,350 and $48,229, respectively; and other assets of $17,872 and $12,760, respectively. As of December 31, 2024 and 2023, total liabilities of consolidated VIEs consisted of accounts payable of $369 and $320, respectively; accrued expenses and other current liabilities of $20,895 and $20,340, respectively; current portion of operating leases of $2,917 and $2,665, respectively; other liabilities of $23,162 and $17,316, respectively; and long-term operating lease liabilities, less current maturities of $5,598 and $7,642, respectively. See Note 17 for further discussion.

The accompanying notes are an integral part of these consolidated financial statements.

LUMEXA IMAGING EQUITY HOLDCO, LLC

Consolidated Statements of Operations

Years Ended December 31, 2024 and 2023

(in thousands, except for unit and per unit data)

	2024	2023
REVENUES:
Net patient service revenue	$715,560	$747,738
Net patient service revenue, related party	31,290	19,653
Management fee and other revenue	14,951	4,526
Management fee and other revenue, related party	187,068	164,008

Total revenues	948,869	935,925
OPERATING EXPENSES:
Cost of operations, excluding depreciation and amortization	852,606	836,958
General and administrative expenses	70,361	55,165
Depreciation and amortization	42,164	56,630
Goodwill impairment charge	—	18,969
Loss on disposal of property and equipment	—	1,285

Total operating expenses	965,131	969,007

Equity in earnings of unconsolidated affiliates	71,505	55,527

INCOME FROM OPERATIONS	55,243	22,445

OTHER INCOME AND EXPENSES:
Interest expense	136,027	141,694
Loss on extinguishment of debt	703	—
Gain on imaging center sold, related party	(2,294)	—

Total other expenses	134,436	141,694

LOSS BEFORE INCOME TAXES	(79,193)	(119,249)
Income tax provision	14,906	2,978

NET LOSS AND COMPREHENSIVE LOSS	$(94,099)	$(122,227)

NET LOSS PER UNIT:
Weighted average units outstanding—Basic and diluted	625,224,610	624,712,116
Basic and diluted loss per unit	$(0.15)	$(0.20)

The accompanying notes are an integral part of these consolidated financial statements.

LUMEXA IMAGING EQUITY HOLDCO, LLC

Consolidated Statements of Changes in Equity

December 31, 2024 and 2023

(in thousands, except common units)

	COMMON UNITS		ACCUMULATED DEFICIT	TOTAL MEMBERS’ EQUITY
	UNITS	AMOUNT
Balance at December 31, 2022	624,400,544	$630,850	$(367,630)	$263,220
Capital contributions	1,011,242	2,255	—	2,255
Repurchase of incentive units	—	(118)	—	(118)
Unit-based compensation	—	55,296	—	55,296
Net loss	—	—	(122,227)	(122,227)

Balance at December 31, 2023	625,411,786	688,283	(489,857)	198,426
Capital contributions	302,691	673	—	673
Unit-based compensation	—	56,654	—	56,654
Net loss	—	—	(94,099)	(94,099)

Balance at December 31, 2024	625,714,477	$745,610	$(583,956)	$161,654

The accompanying notes are an integral part of these consolidated financial statements.

LUMEXA IMAGING EQUITY HOLDCO, LLC

Consolidated Statements of Cash Flows

December 31, 2024 and 2023

(in thousands)

	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(94,099)	$(122,227)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	42,164	56,630
Amortization of operating lease right-of-use assets	14,961	15,436
Amortization of debt issuance costs	6,185	6,312
Loss on extinguishment of debt	703	—
Equity in earnings of unconsolidated affiliates	(71,505)	(55,527)
Distributions from investments in unconsolidated affiliates	79,531	59,881
Loss on disposal of property and equipment	—	1,285
Gain on imaging center sold, related party	(2,294)	—
Non-cash change in fair value of interest rate caps	1,274	4,984
Deferred income taxes	9,753	611
Unit-based compensation	56,654	55,296
Goodwill impairment charge	—	18,969
Changes in operating assets and liabilities:
Accounts receivable	2,354	(14,848)
Accounts receivable, related party	(8,584)	2,266
Other receivables	907	(2,715)
Prepaid expenses	(911)	917
Other assets	(5,952)	(11,441)
Accounts payable	2,948	4,759
Accrued expenses and other current liabilities	12,078	22,881
Other liabilities	7,109	8,471
Operating lease liabilities	(12,549)	(14,426)

Net cash provided by operating activities	40,727	37,514

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of property and equipment	361	—
Purchases of property and equipment	(27,773)	(24,007)
Cash paid for acquisition	—	(3,200)
Proceeds from sale of businesses	3,744	—
Proceeds from sale of business, related party	1,385	—
Contributions to investments in unconsolidated affiliates	—	(2,450)

Net cash used in investing activities	(22,283)	(29,657)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of debt issuance costs	(506)	—
Proceeds from long-term debt	10,608	8,934
Payments of long-term debt	(11,845)	(15,111)
Proceeds from revolving line of credit	30,000	15,000
Repayments of revolving line of credit	(30,000)	(15,000)
Payments of finance lease liabilities	(11,429)	(4,729)
Capital contributions	673	2,255
Payments for repurchase of incentive units	—	(118)

Net cash used in financing activities	(12,499)	(8,769)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	5,945	(912)
CASH AND CASH EQUIVALENTS, beginning of year	20,186	21,098

CASH AND CASH EQUIVALENTS, end of year	$26,131	$20,186

The accompanying notes are an integral part of these consolidated financial statements.

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

1. Organization and Nature of Business

Lumexa Imaging Equity Holdco, LLC (formerly US Radiology Specialists Holdings, LLC), together with its subsidiaries, (“Lumexa Imaging,” or “the Company”) is a network of diagnostic outpatient imaging centers in the United States, many of which are operated directly or indirectly through investments in unconsolidated affiliates with hospital partners. The investments in unconsolidated affiliates are accounted for using the equity method of accounting. The Company also has relationships with physician-owned radiology practices, which provide professional services to the Company and third-party hospitals. The Company has operations in 13 states.

The Company operates its business through two wholly owned subsidiaries: Lumexa Imaging, Inc. (formerly US Radiology Specialists, Inc., “LII”) and Lumexa Imaging Outpatient, Inc. (formerly US Outpatient Imaging Specialists, Inc., “LIOI”). The consolidated financial statements include the accounts of Lumexa Imaging, its wholly owned subsidiaries and entities in which the Company has a controlling financial interest, also known as a variable interest entity (“VIE”). Generally accepted accounting principles in the United States of America (“GAAP”) require variable interest entities to be consolidated if an entity’s interest in the VIE is a controlling financial interest. See further discussion of VIEs in Note 2 “Summary of Significant Accounting Policies.”

2. Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Financial Statement Presentation

The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries and controlled affiliates that are considered to be VIEs for which the Company is the primary beneficiary. See “Variable Interest Entities” below for further discussion of the Company’s VIEs. Investments in companies in which the Company has the ability to exercise significant influence, but not control, are accounted for under the equity method.

All significant intercompany accounts and transactions with consolidated entities have been eliminated in consolidation. The Company does not have any components of other comprehensive income within its consolidated financial statements, and, therefore, does not separately present a statement of comprehensive income in its consolidated financial statements. The accompanying consolidated financial statements have been prepared in conformity with GAAP.

The Company presents equity in earnings from investments in unconsolidated affiliates as a component of operating income since the activities of the investees are closely aligned with the operations of the Company.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The most significant assumptions and estimates underlying these consolidated financial statements and accompanying notes involve calculation of the Company’s provision for price concessions reducing revenue, allowances on accounts receivable, the fair value of assets and liabilities acquired in business combinations, the fair value of common units issued in business combinations, useful lives of property and equipment, long-lived asset and goodwill impairment analyses, valuation allowance on deferred tax assets, and the fair value of equity incentive units. These estimates involve judgments with respect to numerous factors that are difficult to predict and are beyond management’s control. Although the Company believes its assumptions are reasonable, actual results could differ from those estimates.

Variable Interest Entities

GAAP requires an entity to consolidate a VIE if the entity is determined to be the primary beneficiary of the VIE. Under the VIE model, the primary beneficiary is the party that meets both the following criteria: it has (i) the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and (ii) the

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2024 and 2023

obligation to absorb the losses, or the right to receive benefits, from the VIE that could potentially be significant to the VIE. The Company determines whether the Company is the primary beneficiary of a VIE through a qualitative analysis. As the primary beneficiary, the VIE’s assets, liabilities and results of operations are included in the Company’s consolidated financial statements (see Note 17 “Variable Interest Entities”). The creditors of the VIEs do not have recourse to the Company’s general credit, however, the Company may need to provide financial support to cover any operating expenses in excess of operating revenues in the VIEs. The Company performs ongoing reassessments of whether changes in the facts and circumstances regarding the Company’s involvement with a VIE will cause the consolidation conclusion to change. Changes in consolidation status are applied prospectively, if any.

The consolidated financial statements include VIEs in which the Company is the primary beneficiary. Those VIEs include Charlotte Radiology, P.A. (“CRAD”), Connexia, LLC (“Connexia”), South Jersey Radiology Associates, P.A. (“South Jersey”), Radiology Associates of Burlington County, P.A. (“RABC”), Larchmont Imaging Associates, L.L.C. (“LIA”), Upstate Carolina Radiology, P.A. (“UCR”), and Windsong Radiology Group, P.C. (“Windsong”) (collectively, the “VIE Physician Practices”). Additionally, one of the Company’s wholly owned subsidiaries, American Health Imaging, Inc. (“AHI”), provides management and administrative services to five unaffiliated physician-owned imaging centers which use the AHI name (“Franchise Centers”). The Franchise Centers are also considered VIEs that the Company consolidates. Transactions with VIEs are eliminated in consolidation.

Revenues

Net Patient Service Revenue

The Company’s revenues are generated by providing diagnostic imaging services (i.e. scans) and physician interpretation services (i.e. reads) to patients within outpatient imaging centers. The Company also earns professional services revenue where revenue is earned by providing physician interpretation services to patients at hospitals or other sites of care. The contractual relationships with patients (i.e., the customers), in most cases, also involve a third-party payor. Third-party payors include entities such as Medicare, Medicaid, managed care health plans and commercial insurance companies. The fees for the services provided are dependent upon the terms provided by Medicare and Medicaid, or negotiated with managed care health plans and commercial insurance companies.

The payment arrangements with third-party payors for the services the Company provides to the related patients typically specify payments at amounts less than our standard charges and generally provide for payments based upon predetermined rates per diagnostic imaging service and physician interpretation service. The payment terms indicate that payment is due upon receipt and there is no significant financing component associated with the services provided. Management continually reviews the contractual estimation process to consider and incorporate updates to laws and regulations and the frequent changes in managed care contractual terms resulting from contract renegotiations and renewals. As such, revenue is recognized based on the Company’s estimate of the implicit price concessions (i.e. expected cash collections from patients and third-party payors) for each service offering rendered. The Company determines its estimate of implicit price concessions based on historical collection experience with classes of patients using a portfolio approach as a practical expedient. Performance obligations for net patient services revenue are recognized at the read date. This point in time is considered to be representative of the timing in which the respective performance obligations are satisfied. The Company has no obligation to provide further patient service and because the Company primarily performs outpatient procedures, performance obligations are generally satisfied same day and revenue is recognized on the date of service.

The Company evaluates amounts collected in relation to billed charges and records estimated price concessions to account for the anticipated differences between billed amounts and amounts ultimately collected. Estimates of price concessions are reported in the period during which the services are provided even though the actual amounts may become known at a later date.

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2024 and 2023

Accordingly, net patient service revenue is presented net of an estimated provision for price concessions. The Company estimates the allowance for price concessions based upon historical collections experience in relation to the amounts billed, changes in contractual rates, past adjustments, current contract and reimbursement terms, changes in payor mix, an aging of accounts receivable, and other relevant information.

The following table disaggregates net patient service revenue by major third-party payor source for the years ended December 31, 2024 and 2023:

	2024	2023
Commercial insurance	57%	58%
Government—Medicare	24	23
Government—Medicaid	4	4
Attorney liens	4	4
Self-pay	4	4
Other third-party payors	7	7

	100%	100%

Management Fee and Other Revenue, Related Party

The Company has contracts with certain unconsolidated affiliates and other related parties to provide management and administrative services on a monthly basis. These management and administrative services include, but are not limited to, contract negotiation, claims processing, utilization review, operations management, information technology, human resources, risk management, legal, compliance, budgeting and finance, accounting, staffing, and marketing services.

Additionally, the Company provides management and administrative services to its consolidated VIEs including CRAD, South Jersey, RABC, LIA, UCR, Windsong and Connexia directly or through various wholly owned management service organization (“MSO”) subsidiaries. The MSOs provide management and administrative services including, but not limited to, contract negotiation, claims processing, utilization review, operations management, information technology, human resources, risk management, legal, compliance, budgeting and finance, accounting, and marketing services. These services are provided through administrative services agreements (“ASAs”), which have term lengths that are between 20 and 30 years long.

Pursuant to the ASAs, the Company receives fees from the VIEs, unconsolidated affiliates, and other related parties for the services performed. The Company has exclusive responsibility for the provision of all nonmedical services required for the day-to-day operation and management of the physician practices and outpatient imaging centers, which are subject to these ASAs. These fees charged to consolidated physician practices and outpatient imaging centers are eliminated in consolidation.

AHI provides management and administrative services to the Franchise Centers pursuant to the associated franchise agreements. The franchise agreements have a term length of 20 years. The services include, but are not limited to, contract negotiation, claims processing, utilization review, operations management, information technology, human resources, risk management, legal, compliance, budgeting and finance, accounting, and marketing services. The Company, via AHI, receives royalty, billing, and management fees from the Franchise Centers for the use of the AHI name and the services performed. The Company has exclusive responsibility for the provision of all nonmedical services required for the day-to-day operation and management of the Franchise Centers. The fees received from the Franchise Centers are eliminated in consolidation.

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2024 and 2023

These management agreements also provide for the recovery of clinical and management support costs that these entities incur based on their utilization of the Company’s clinical staff in their operations and actual costs incurred by the Company in delivering the management services (collectively referred to as “pass-through costs”).

The Company charges for the management and administrative services rendered based on a defined formula outlined in the contracts based on the net revenues of the related party. The amount recognized for the recovery of pass-through costs is based on the actual costs of leased employees providing the services. Both the charges for management and administrative services and the amounts recognized for the recovery of pass-through costs are considered variable consideration. There is no fixed consideration with respect to these arrangements. This revenue is reported within management fee and other revenue, related party.

The Company recognizes management fee revenue on a monthly basis as the performance obligations are satisfied over time (i.e., monthly revenues are recorded for the month to which the services relate), and any unpaid amounts are reflected in accounts receivable, related party in the consolidated balance sheets. The performance obligation with respect to management fee revenue is treated as a series of distinct services provided over the related contracts’ terms, because each month of services performed is substantially the same and has the same pattern of transfer to the customer. The remaining variable consideration at the end of each reporting period is allocated entirely to that single performance obligation. See Note 19 “Related Party Transactions” for further information regarding the Company’s related party transactions.

Management Fee and Other Revenue

Management fee and other revenue primarily consists of management and administrative services performed for third-party hospitals. This revenue is recognized as the performance obligations are satisfied over time and any unpaid amounts are reflected in accounts receivable in the consolidated balance sheets.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. The Company maintains its cash on hand in bank deposit accounts which, at times, may exceed federally insured limits.

Accounts Receivable

Accounts receivable represent charges to patients, third-party insurance payors, government-sponsored payors, and other payors for which payment has not been received. The Company continuously monitors collections from payors based upon specific payor collection issues that we have identified and historical experience. While changes in estimated reimbursement from third-party payors remain a possibility, the Company expects that any such changes would be minimal and, therefore, would not have a material effect on its financial condition or results of operations.

The Company’s collection policies and procedures are based on the type of payor, size of claim, and estimated collection percentage for each modality. The Company analyzes accounts receivable at each of its operating companies to ensure the proper collection and aged category. Collection efforts include direct contact with third-party payors or patients, written correspondence, and the use of legal or collection agency assistance, as required.

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2024 and 2023

The Company’s payor classes and their respective percentages of accounts receivable at December 31, 2024 and 2023, were as follows:

	2024	2023
Commercial insurance	43%	47%
Attorney liens	36	30
Government—Medicare	11	12
Government—Medicaid	3	3
Self-pay	1	1
Other third-party payors	6	7

	100%	100%

Attorney liens represent patient accounts receivable related to ongoing litigation between third parties, in which the Company has been contracted to provide imaging services. The Company is not directly involved in the ongoing litigation. Payment is not made until litigation is completed, which can exceed 36 months. Other third-party payors include government plans (excluding Medicare and Medicaid), workers’ compensation, and contract plans.

Accounts Receivable, Related Party

Accounts receivable, related party represent fees from management service arrangements for which payment has not been received. The Company monitors collections from related parties and considers whether there is a need to establish an allowance for credit losses based upon collection issues that we identify and historical experience.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. When assets are retired or disposed of, the cost and accumulated depreciation are eliminated from the accounts and any gain or loss is reflected in the consolidated statements of operations.

Additions and improvements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred. Depreciation of property and equipment is provided by use of the straight-line method over the following estimated useful lives of the assets:

Leasehold improvements	Lesser of lease term or their estimated useful lives, which range from 3-15 years
Computers and software	3-5 years
Medical office equipment	5-8 years
Furniture and fixtures	3-8 years

Concentration of Credit Risk and Significant Customers

No single customer exceeded 10% of net patient service revenue during the years ended December 31, 2024 and 2023.

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents, and accounts receivable. The Company maintains its cash balances principally in major financial institutions. The cash is subject to credit risk to the extent that the balances exceed the Federal Deposit Insurance Corporation (“FDIC”) insured limit of $250,000.

Management regularly considers its ability to collect outstanding receivable balances. The Company receives payments for services rendered from federal and state agencies (under the Medicare and Medicaid programs), managed care health plans, commercial insurance companies, employers, attorneys, and patients.

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2024 and 2023

The Company recognizes that revenues and receivables from commercial payors and government agencies are significant to its operations but does not believe there are significant credit risks associated with these counterparties.

The Company owns 49% of an investment in an unconsolidated affiliate, BTDI JV, LLP (“BTDI”), which makes up 73% and 69% of management fees and other revenue, related party, during the years ended December 31, 2024 and 2023, respectively and 70% and 52% of accounts receivable, related party, during the years ended December 31, 2024 and 2023, respectively. Refer to Note 19 “Related Party Transactions” for further discussion on the related party relationships.

Common Units

The Company issues common units of Lumexa Imaging in exchange for cash. Additionally, affiliates of the Company (the “Holding Companies”), whose only assets are the Lumexa Imaging common units, have issued their own equity in conjunction with the acquisition of certain physician practices. Shares of the Holding Companies generally vest on a cliff basis after five years of service or upon a sale of the Company.

Unless subject to documented exceptions for retirees, equity that is issued to owners who do not perform the requisite five years of service is forfeited, and if owned indirectly via a Holding Company, the forfeited interest is reallocated to the remaining owners of the Holding Company. Given that the Holding Companies’ primary purpose is to own common equity of the Company, the Company concluded that the Holding Company shares are substantially similar to its common equity. As a result, the Holding Company shares are accounted for in accordance with ASC 718, Compensation—Stock Compensation.

The Company generally recognizes the unit-based compensation expense over the requisite five-year service period using the straight-line method, and accounts for forfeitures as they occur.

Net Loss Per Unit Attributable to Common Unit Holders

The Company follows the two-class method when computing net loss per common unit when units are issued that meet the definition of participating securities. The two-class method determines net income (loss) per common unit for each class of common unit and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common unit holders for the period to be allocated between common units and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The Company’s incentive units are considered participating securities because they contractually entitle the holders of such units to participate in dividends, however, they do not contractually require such holders to participate in the Company’s losses.

Basic net loss per unit is computed by dividing the net loss by the weighted-average number of units of common units outstanding during the period, less units subject to repurchase. The diluted net loss per unit is computed by giving effect to all potentially dilutive securities outstanding for the period. For periods in which the Company reports net losses, diluted net loss per common unit attributable to common unit holders is the same as basic net loss per common unit attributable to common unit holders, because potentially dilutive common units are not assumed to have been issued if their effect is antidilutive.

Incentive Unit Plan

The Company grants incentive units to key employees, directors and physicians achieving partner status under its 2018 Equity Incentive Plan. The Company recognizes compensation expense for all unit-based awards based on estimated fair value on the grant date. The Company recognizes unit-based compensation expense over the requisite service period using the straight-line method for awards with time-based vesting criteria, and accounts for forfeitures as they occur. Upon a qualifying liquidity event of the Company, which is defined as the date when all or substantially all of the Company’s securities have been sold, all time-based incentive units outstanding will vest.

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2024 and 2023

Certain incentive unit awards have performance-based vesting criteria based on the achievement of a qualifying liquidity event. Awards with performance criteria will vest, and the related compensation expense will be recognized, when the probability of a qualifying liquidity event is probable. The fair value of awards is computed using the Monte Carlo simulation which is affected by the Company’s unit price and related volatility, expected dividend yield, term of the award, exercise price and risk-free interest rate. The Company recognizes forfeitures as they occur. See Note 14 “Unit-Based Compensation” for further discussion on the unit-based compensation.

Goodwill

Goodwill represents the excess of the fair value of the consideration conveyed in the acquisition over the fair value of net assets acquired. The Company uses estimates and judgments to measure the fair value of identifiable assets acquired and liabilities assumed.

Goodwill and indefinite-lived intangible assets are assessed for impairment annually on October 1, or when specific circumstances may be present, between annual tests.

In performing these assessments, the Company may first assess goodwill for impairment qualitatively as determined appropriate at the reporting unit level. If goodwill is more likely than not impaired, the Company is required to perform a quantitative assessment. When performing quantitative goodwill impairment assessments, the Company estimates fair value using either appraisals developed with the assistance of an independent third-party valuation firm, which consider both discounted cash flow estimates for the reporting units and observed market multiples for similar businesses, or recent good-faith offer prices received for the reporting units that would be acceptable to the Company. An impairment charge is recognized when and to the extent a reporting unit’s carrying amount is determined to exceed its fair value.

As of October 1, 2024, the Company performed its annual assessment of goodwill and determined that goodwill was not impaired. As of October 1, 2023, the Company determined that goodwill for the UCR reporting unit was impaired and accordingly wrote off $19.0 million of goodwill.

Intangible Assets

Intangible assets with finite lives, such as facility contracts, management services agreements and trade names, along with intangible assets with indefinite lives, such as certificates of need are recognized apart from goodwill at the time of acquisition based on the contractual-legal and severability criteria established in the accounting guidance for business combinations. Intangible assets with finite lives are amortized over periods ranging from three to ten years utilizing the straight-line method, which represents the estimated useful life.

Indefinite-lived intangible assets, consisting of certificates of need, are subject to annual impairment tests, and impairment reviews are performed whenever circumstances indicate a possible impairment may exist. In evaluating indefinite-lived intangible assets for impairment, the Company first assesses qualitative factors to determine whether it is more likely than not the fair value of an indefinite-lived intangible asset is less than its carrying amount. If the Company concludes it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying amount, the Company conducts a quantitative impairment test, which consists of a comparison of the fair value to its carrying amount. The Company estimates fair value using appraisals developed with the assistance of an independent third-party valuation firm, which consider discounted cash flow estimates. If the carrying amount exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. If finite-lived assets are impaired, the impairment recognized is measured as the excess of the carrying value over the fair value. As of October 1, 2024 and 2023, the Company performed its annual assessment of indefinite-lived intangible assets and determined that these assets were not impaired.

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2024 and 2023

Long-lived Assets

The Company is required to evaluate long-lived assets, whenever events or changes in circumstances indicate that the carrying value of the assets may not be fully recoverable. The recoverability of such assets is measured by a comparison of the carrying value of the assets to the future undiscounted cash flows generated by the assets. If long-lived assets are impaired, the impairment recognized is measured as the excess of the carrying value over the fair value. The Company does not believe there are any indicators that would require an adjustment to such assets or their estimated periods of recovery at December 31, 2024 and 2023.

Medical Malpractice Accrual Liability

In the ordinary course of business, professional liability claims have been asserted against the Company by various claimants. These claims are in various stages of processing or, in certain instances, are in litigation. In addition, there are known incidents, and there also may be unknown incidents, which may result in the assertion of additional claims. The Company has accrued its best estimate of both asserted and unasserted claims based on actuarially determined amounts. These estimates are subject to the effects of trends in loss severity and frequency, and ultimate settlement of professional liability claims may vary significantly from estimated amounts. The associated liabilities are recorded on a gross basis within accrued expenses for those that are estimated to be settled in the near term and within other liabilities for those expected to be settled over a longer duration. Management believes that its accrual for claims incurred but not reported obligations is adequate as of December 31, 2024 and 2023.

Medical Malpractice Insurance Recoverable

The Company maintains professional liability insurance policies with third-party insurers on a claims-made basis. The Company maintains coverage for medical providers, as well as entity-level coverage equal to the individual limits. The Company’s internal policies and culture of open reporting by medical providers is an integral component of its risk management protocol, which aids the Company in minimizing claims and potential losses. Management regularly reviews its claims and loss history and secures coverage commensurate with that history and anticipated future economic and legal factors. Management estimates and has recorded amounts receivable from its insurers and the anticipated insurance recovery is presented as other receivables in the consolidated balance sheets for those expected to be received in the near term or other assets for those expected to be received over a longer duration.

Debt Issuance Costs

The Company defers certain expenses incurred to obtain debt financing and amortizes these costs over the scheduled maturity of the respective debt agreements using the effective interest method. The Company presents debt issuance costs related to long-term debt, other than revolving credit arrangements, as a direct deduction from the carrying value of long-term debt. Amortization of debt issuance costs are recognized as interest expense in the Company’s consolidated statements of operations.

Derivative Financial Instruments

Derivative financial instruments are initially recorded at fair value on the date on which a derivative contract is entered into and are subsequently remeasured to fair value at period end. Any gains or losses arising from changes in fair value on derivative contracts not designated for hedge accounting are recorded in interest expense in the Company’s consolidated statement of operations.

Fair Value Measurements

The Company measures certain assets and liabilities at fair value, which is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The criticality of a particular fair value estimate to the Company’s consolidated financial statements depends upon the nature and size of the item being measured, the extent of uncertainties involved, and the nature and magnitude or potential effect of assumptions and judgments required. Certain fair value estimates can involve significant uncertainties and require significant judgment on various matters, some of which could be subject to reasonable disagreement.

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2024 and 2023

Inputs used to measure fair value are categorized into the following hierarchy:

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2

Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity, but which are significant to the fair value of the assets or liabilities as determined by market participants.

The Company holds various financial instruments that are not required to be recorded at fair value. For cash, accounts receivable, accounts payable, and short-term debt the carrying amounts approximate fair value due to the short maturity of these instruments. See Note 10 “Long-Term Debt” for further information on assets and liabilities measured at fair value.

Investments in Unconsolidated Affiliates

Investments in unconsolidated affiliates in which the Company has the ability to exert significant influence but less than a controlling interest are accounted for using the equity method of accounting. Investments in unconsolidated affiliates are initially recorded at cost, unless there is a deconsolidation where the investments are a result of the Company no longer having control of a previously controlled entity but still retaining a non-controlling interest. Under the equity method of accounting, the Company’s proportionate share of an investee’s net assets is reflected on the Company’s consolidated balance sheets and proportionate share of earnings and losses are reflected on the Company’s consolidated statements of operations. The Company assesses the carrying value of its investments in unconsolidated affiliates annually or more frequently if events arise that may indicate that the value of the investment is not recoverable. The Company examines potential impairments by considering factors such as current economic and market conditions and the operating performance of the investees. Should such examination indicate that an impairment is more than short-term in nature, a charge to earnings and the carrying value of the investment would be recorded. As of December 31, 2024 and 2023, the Company performed its annual assessment of investments in unconsolidated affiliates and determined that these investments were not impaired.

The Company’s investments in unconsolidated affiliates distribute cash and allocate income to the Company in accordance with the terms of their respective agreements. The Company has made an accounting policy election to classify distributions received from such unconsolidated affiliates using the “nature of distribution” approach which classifies distributions received from unconsolidated affiliates as either cash inflows from operating activities or cash inflows from investing activities in the statement of cash flows based on the nature of the activities of the unconsolidated affiliate that generated the distribution.

Income Taxes

The Company is organized as a partnership for federal income tax purposes and thus pays no federal income tax at the Company level. Since the Company wholly owns two separate tax consolidated groups (LII and LIOI), it reports its provision for income taxes as computed based upon the reported amount of income before income taxes for each of the taxable corporations. As the two corporate tax groups are not consolidated under one tax filing, the tax accounts included in the consolidated financial statements are a combination of those two corporate tax groups, the sum of which may not equal the same amount as if those entities were to file a consolidated return.

The Company uses the asset and liability method to account for income taxes. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2024 and 2023

A valuation allowance will be established for deferred tax assets when the recoverability is deemed to be uncertain. The carrying value of the net deferred tax assets is based upon estimates and assumptions related to our ability to generate sufficient future taxable income in certain tax jurisdictions. If these estimates and related assumptions change in the future, the Company will be required to adjust our deferred tax valuation allowances.

The Company recognizes a tax position in its financial statements when that tax position is more likely than not to be sustained upon examination by the relevant taxing authority. Recognized tax positions are measured at the largest amount that is greater than 50 percent likely of being realized upon ultimate settlement with the relevant tax authority. The Company recognizes interest and penalties related to uncertain tax positions in its income tax provision.

Leases

The Company determines if an arrangement is a lease at inception by assessing whether an identified asset exists and if the Company has the right to control the use of the identified asset. The Company categorizes leases with contractual terms longer than 12 months as either operating or finance leases. Finance leases are generally those leases that allow the Company to substantially utilize or pay for the entire asset over its estimated life. All other leases are categorized as operating leases. For short-term leases with a term of less than 12 months, the Company does not recognize lease right-of-use assets or lease liabilities and instead recognizes short-term lease costs as rent expense directly as incurred.

Financing and operating lease liabilities are measured at the net present value of lease payments over the lease term as of the commencement date. Since most of the Company’s leases do not provide an implicit rate of return, the Company uses its incremental borrowing rate based on information available at the lease commencement date or remeasurement date in determining the present value of lease payments. In calculating the incremental borrowing rate, consideration is given to the Company’s credit risk, the term of the lease, the total lease payments, and adjustments for the impacts of collateral, as necessary.

The Company has elected the practical expedient to not separate lease components from non-lease components for its financing and operating leases. Variable components of lease payments fluctuating with a future index or rate are estimated at lease commencement based on the index or rate at lease commencement. If the payments change as the result of a change in an index or rate subsequent to lease commencement, the difference is recognized in the consolidated statements of operations in the period in which the change occurs. Variable payments for maintenance, such as common area maintenance costs and taxes, are not included in determining lease payments and are expensed as incurred.

Most leases include one or more options to extend the lease. However, for purposes of calculating the lease liabilities, options have only been included if it was reasonably certain the Company would exercise the option on the lease commencement date. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Right-to-use assets under operating leases are recorded on the consolidated balance sheets as operating lease right-of-use assets and liabilities for operating lease obligations are recorded as operating lease liabilities. Both amortization of operating lease right-of-use assets and interest accretion on operating lease liabilities are recorded to rent expense over the lease term. Finance leases are reported on the Company’s consolidated balance sheets with the right-of-use assets included in property and equipment, net, and the liabilities included in current portion of finance lease liabilities and long-term finance lease liabilities, net. Finance lease assets are amortized to depreciation expense on a straight-line basis over the shorter of their estimated useful lives or the expected lease term. Accretion of interest on finance lease liabilities is included in interest expense within the Company’s consolidated statements of operations.

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2024 and 2023

The Company evaluates its lease right-of-use assets for impairment in a similar manner to long-lived assets, as described above in Long-lived Assets. The Company’s facility leases require it to maintain insurance policies which would cover major damage to the facilities. The Company maintains business interruption insurance to cover loss of business due to a facility becoming nonoperational under certain circumstances. The Company’s equipment leases are covered by warranty and service contracts which cover repairs and provide regular maintenance to keep the equipment in functioning order.

Business Combinations

The Company records acquisitions resulting in the consolidation of a business using the acquisition method of accounting, and the results of operations are included in the consolidated statement of operations from the respective dates of acquisition. The purchase price of the transaction is allocated to the assets acquired and liabilities assumed based upon their respective fair values at the date of acquisition and can be subject to change up to 12 months subsequent to the acquisition date due to measurement period adjustments, such as settling amounts related to purchased working capital and final determination of fair value estimates.

Segment Reporting

The Company prepares its segment reporting in accordance with ASC 280, Segment Reporting, which establishes standards for entities reporting information about the operating segments and geographic areas in which they operate. The Company’s products and operations are managed and reported in two operating segments: Outpatient Imaging Centers (“Outpatient”) and Professional Services (“Professional”). The Company’s Chief Executive Officer, who is its Chief Operating Decision Maker (“CODM”), reviews the segments’ performance for the purpose of making operating decisions, assessing financial performance, and deciding how to allocate resources.

As of December 31, 2024 and 2023, all of the Company’s long-lived assets were located in the United States, and for the years ended December 31, 2024 and 2023, all revenue was earned in the United States.

Recent Accounting Pronouncements

In November 2023, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segments Disclosures, which expands reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. The guidance also requires disclosure of the CODM and detail of how the CODM uses financial reporting to assess their segment’s performance. The amendments in this ASU became effective for annual periods beginning after December 15, 2023 and interim periods beginning after December 15, 2024. The Company adopted the amendments in this ASU during the year ended December 31, 2024 on a retrospective basis. See Note 20 for further discussion of the Company’s reportable segments.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which expands income tax disclosure requirements to include additional information related to the rate reconciliation of effective tax to statutory rates, as well as additional disaggregation of taxes paid in both U.S. and foreign jurisdictions. The amendments in the ASU also remove disclosures related to certain unrecognized tax benefits and deferred taxes. ASU No. 2023-09 is effective for fiscal years beginning after December 15, 2024. The Company is currently evaluating the impact the adoption of this guidance will have on its consolidated financial statement disclosures.

In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires the disclosure of information about certain costs and expenses that are included in relevant expense captions on the face of the income statement. The amendments require disclosure of specific expense categories in the notes to the financial statements for both interim and annual reporting periods. The amendment also requires disaggregated information about certain prescribed expense categories underlying any relevant income statement expense caption. ASU No. 2024-03 is effective for annual periods beginning after December 15, 2026 and interim

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2024 and 2023

periods beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the impact the adoption of this guidance will have on its consolidated financial statement disclosures.

3. Net Loss Per Unit

The following table sets forth the computation of basic and diluted net loss per unit for the periods indicated (in thousands, except for unit and per unit data):

	2024	2023
Numerator:
Net loss	$(94,099)	$(122,227)
Denominator:
Weighted-average common units outstanding, basic and diluted	625,224,610	624,712,116
Net loss per unit attributable to common unit holders:
Basic and diluted	$(0.15)	$(0.20)

The following outstanding units of potentially dilutive securities were excluded from the computation of diluted net loss per unit because including them would have had an anti-dilutive effect:

	2024	2023
Incentive units (Note 14)	110,669,416	110,220,192

4. Acquisitions and Dispositions

In January 2023, the Company completed an acquisition of an imaging center in Georgia, for total purchase consideration of $3.2 million to expand its imaging center footprint. The Company allocated the purchase price of the acquired business to the assets acquired and liabilities assumed based on their fair values. The Company recorded the excess of the purchase consideration over net assets acquired as goodwill. $2.8 million was allocated to goodwill, $0.3 million was allocated to indefinite lived intangible assets, and $0.1 million was allocated to other assets. The goodwill is deductible for tax purposes. The Company has not disclosed post-acquisition or pro forma revenue and earnings attributable to this acquisition as it did not have a material effect on the Company’s consolidated financial statements.

Imaging Centers Held for Sale

In November 2023, the Company entered into a letter of intent to sell six imaging centers in Houston, Texas and designated the assets as held for sale. Upon classification as held for sale, the carrying value of the assets held for sale approximated fair value and as such, there was no corresponding loss recorded. The fair value of the assets held for sale was $4.0 million at December 31, 2023. The Imaging centers held for sale were comprised of $4.0 million and $2.9 million of property and equipment and operating lease right-of-use assets, respectively, as of December 31, 2023. The liabilities related to imaging centers held for sale were comprised of $3.1 million of operating lease liabilities as of December 31, 2023. In May 2024, the Company sold the assets for $4.2 million.

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2024 and 2023

5. Supplemental Cash Flow Information

(in thousands)	2024	2023
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$128,567	$130,009

Cash paid for income taxes, net	$604	$4,749

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Equipment acquired under finance leases	$11,228	$6,223

Purchase of property and equipment in accounts payable and accrued expenses	$2,528	$2,000

Non-cash contributions to investments in unconsolidated affiliates	$1,385	$—

6. Other Receivables

Other receivables consisted of the following (in thousands):

	2024	2023
Insurance receivable—medical malpractice	$4,984	$4,080
Other	660	2,051

Total	$5,644	$6,131

7. Property and Equipment, Net

Property and equipment, net, consisted of the following (in thousands):

	2024	2023
Leasehold improvements	$60,745	$55,403
Medical equipment	134,741	116,744
Furniture and fixtures	4,198	6,139
IT equipment and software	26,182	19,474
Buildings	1,445	851
Projects in progress	6,891	6,779
Less accumulated depreciation	(113,069)	(93,119)

Property and equipment, net	$121,133	$112,271

Depreciation expense for the years ended December 31, 2024 and 2023, was $31.6 million and $29.3 million, respectively.

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2024 and 2023

8. Goodwill and Intangible Assets

Goodwill is recorded as a result of business combinations. Changes in the carrying amount of goodwill by reportable segment for the years ended December 31, 2024 and 2023, were as follows (in thousands):

	OUTPATIENT	PROFESSIONAL	TOTAL NET CARRYING VALUE
Balance as of December 31, 2022
Goodwill	$666,900	$189,222	$856,122
Accumulated impairment losses	(32,400)	—	(32,400)

	634,500	189,222	823,722
Goodwill acquired through acquisition	2,801	—	2,801
Impairment losses	—	(18,969)	(18,969)

Balance as of December 31, 2023
Goodwill	669,701	189,222	858,923
Accumulated impairment losses	(32,400)	(18,969)	(51,369)

	637,301	170,253	807,554
Sale of Houston centers	(32,400)	—	(32,400)
UCR dissolution	—	(18,969)	(18,969)
Balance as of December 31, 2024
Goodwill	637,301	170,253	807,554
Accumulated impairment losses	—	—	—

	$637,301	$170,253	$807,554

During the year ended December 31, 2024, the Company sold six imaging centers in Houston, Texas. (See Note 4 “Acquisitions and Dispositions”). The goodwill related to these imaging centers was fully impaired prior to December 31, 2022. Upon the sale in 2024, the goodwill and offsetting accumulated goodwill impairment for the Houston imaging centers were written off.

In 2023, the Company wound down the UCR physician practice. As a result, the Company determined that the full UCR goodwill amount of $19.0 million was impaired and should be written down as of December 31, 2023. The impairment charge was determined based on the present value of future cash flows, which were nominal given the decision to wind down the business.

There was no accumulated impairment as of December 31, 2024 as reporting units with previous impairments had been disposed of or dissolved.

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2024 and 2023

Intangible assets consisted of the following as of December 31, 2024 and 2023 (in thousands):

	2024
	ESTIMATED USEFUL LIFE (IN YEARS)	GROSS CARRYING VALUE	ACCUMULATED AMORTIZATION	NET CARRYING VALUE
Finite-lived intangible assets:
Facility contracts	8	$58,400	$(42,117)	$16,283
Trade names	5	41,030	(35,500)	5,530
Management services agreements	5	34,800	(34,800)	—

Total finite-lived intangible assets		134,230	(112,417)	21,813
Indefinite-lived intangible assets certificate of need	Indefinite	25,975	—	25,975

Total indefinite-lived intangible assets		25,975	—	25,975

Total intangible assets		$160,205	$(112,417)	$47,788

	2023
	ESTIMATED USEFUL LIFE (IN YEARS)	GROSS CARRYING VALUE	ACCUMULATED AMORTIZATION	NET CARRYING VALUE
Finite-lived intangible assets:
Facility contracts	8	$79,400	$(58,633)	$20,767
Trade names	5	42,830	(31,199)	11,631
Management services agreements	5	34,800	(34,800)	—

Total finite-lived intangible assets		157,030	(124,632)	32,398
Indefinite-lived intangible assets certificate of need	Indefinite	25,975	—	25,975

Total indefinite-lived intangible assets		25,975	—	25,975

Total intangible assets		$183,005	$(124,632)	$58,373

Amortization expense for intangible assets was $10.6 million and $27.4 million for the years ended December 31, 2024 and 2023, respectively. Expected future amortization expense for intangible assets as of December 31, 2024, is as follows (in thousands):

Years Ending December 31,
2025	$6,453
2026	4,360
2027	2,200
2028	2,200
2029	2,200
Thereafter	4,400

Total	$21,813

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2024 and 2023

9. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following (in thousands):

	2024	2023
Accrued compensation and benefits	$56,763	$51,772
Contract labor	6,320	5,223
Medical claims payable	2,084	2,317
Profit sharing plan	14,567	14,817
Medical malpractice accrual	5,033	4,080
Taxes payable	4,036	434
Accrued litigation settlement	—	7,100
Accrued professional fees	2,400	664
Severance accrual	1,769	2,016
Other accrued expenses	15,482	7,953

Total	$108,454	$96,376

10. Long-Term Debt

The following is a summary of the Company’s long-term debt as of December 31, 2024 and 2023 (in thousands):

	2024	2023
Senior secured term loan	$1,200,215	$1,209,393
Promissory notes	16,372	8,431

Total debt obligations	1,216,587	1,217,824
Less debt issuance costs and discount	(15,506)	(21,598)

Long-term debt, net of debt issuance costs	1,201,081	1,196,226
Less current maturities of long-term debt	(16,001)	(13,799)

Long-term debt, less current maturities	$1,185,080	$1,182,427

Scheduled maturities of long-term debt as of December 31, 2024, were as follows (in thousands):

Years Ending December 31,
2025	$16,001
2026	16,087
2027	1,180,207
2028	3,297
2029	920
Thereafter	75

Total	$1,216,587

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2024 and 2023

Senior Secured Credit Facility

On December 15, 2020, the Company entered into a senior secured credit agreement (the “Credit Agreement”) consisting of a secured term loan facility of $790 million and a secured revolving line of credit of $165 million. The term loan is scheduled to mature on December 15, 2027, and the revolving line of credit is scheduled to mature on September 15, 2027. On December 31, 2021, the Company entered into Incremental Amendment No. 1 (the “First Amendment”) to its Credit Agreement. The First Amendment consisted of an additional $450 million incremental term loan. All other terms of the credit agreement remained unchanged. On March 21, 2023, the Company entered into Amendment No. 2 (the “Second Amendment”) to its Credit Agreement. The Second Amendment transitioned the term loan benchmark interest rate from Eurodollar to Secured Overnight Financing Rate (SOFR) interest pricing. The term loan provides for quarterly payments of principal in the amount of $3.1 million. On July 16, 2024, the Company entered into Amendment No. 3 (the “Third Amendment”) to its Credit Agreement. The Third Amendment reduced the term loan interest rate to SOFR, plus 4.75% per annum (where the applicable SOFR rate has a 0.5% floor). On November 22, 2024, the Company entered into Amendment No. 4 (the “Fourth Amendment”) to its Credit Agreement. The Fourth Amendment extended the maturity to the revolving credit facility to September 15, 2027. As of December 31, 2024 and 2023, the interest rate on the Company’s term loan was 9.35% and 10.75%, respectively. The revolving credit facility bears interest at the Prime Rate, plus 3.00% or SOFR, plus 4.00%. As of December 31, 2024 and 2023, the interest rate on the revolving credit facility was 10.50% and 11.50%, respectively. Additionally, a commitment fee accrues per annum on the unused revolver commitments. The fee varies based on the Company’s leverage ratio. As of December 31, 2024 and 2023, the unused commitment fee was 0.50%. The fair value of the Company’s Senior Secured Term Loan, which is classified within Long Term Debt on the consolidated balance sheets, was $1.2 billion as of both December 31, 2024 and 2023.

Covenants

The Credit Agreement contains various restrictive covenants, including financial covenants that limit the Company’s ability and the ability of its subsidiaries to incur additional debt, pay dividends and other distributions, and engage in certain other transactions as specified therein. Failure to comply with these covenants could constitute an event of default notwithstanding the Company’s ability to meet its debt service obligations. The Company’s financial covenant is only triggered if outstanding revolving credit exposure exceeds 35% of the aggregate principal amount of the revolving line of credit on the last day of the reporting period (quarterly). If the covenant is triggered, the Company’s consolidated net leverage ratio on the last day of the test period shall not exceed 8.75 to 1. At December 31, 2024, the Company’s outstanding revolving credit exposure did not exceed 35% of the aggregate principal amount of the revolving line of credit and, therefore, did not trigger the covenant. The Credit Agreement includes various customary remedies for the lenders following an event of default. The Company was in compliance with all applicable covenants in the Credit Agreement as of December 31, 2024 and 2023.

The Company’s borrowings under the Credit Agreement are guaranteed by LII and LIOI and each wholly owned subsidiary, subject to certain exceptions. Substantially all of the assets of the Company are pledged as collateral in connection with the Credit Agreement.

Interest Rate Cap Agreements

During 2023, the Company entered into two forward interest rate cap agreements with a total notional amount of $1.2 billion. The interest rate cap agreements have the economic effect of capping the Company’s exposure to SOFR variable interest rate changes on the Company’s floating rate term loan. Under these agreements, the SOFR variable interest rate is capped at 5.125%. The interest rate cap agreements matured on March 31, 2025. The interest rate cap agreements are not designated as cash flow hedges and, as a result, changes in the fair value of the interest rate caps are reported in interest expense within the Company’s consolidated statements of operations. The effect of the interest rate cap agreements was $1.3 million and $5.0 million for the years ended December 31, 2024 and 2023, respectively, and is presented within interest expense.

The fair value of the Company’s interest rate cap agreements, which are classified within other assets on the consolidated balance sheets, was $0.1 million and $1.3 million as of December 31, 2024 and 2023, respectively.

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2024 and 2023

Interest rate cap agreements are recorded at fair value estimated from valuation models utilizing the income approach and commonly accepted valuation techniques that use inputs from closing prices for similar assets and liabilities in active markets, as well as other relevant observable market inputs at quoted intervals, such as current interest rates, forward yield curves, implied volatility, and credit default swap pricing. The interest rate cap agreements are considered a Level 2 in the fair value hierarchy as their values are based on observable inputs. The Company does not believe the ultimate amount that could be realized upon settlement of these interest rate cap agreements would be materially different from the fair value estimates currently reported.

Promissory Notes

The Company has financed the acquisition of certain medical equipment and leasehold improvements under promissory notes. The promissory notes bear interest at rates ranging from 8.75% to 12.35% per annum and mature at various times through November 2029. The promissory notes are collateralized by property and equipment of the Company and given the nature of the promissory notes, it was determined that the fair value approximates carrying value.

11. Leases

Operating Leases

The Company primarily leases medical office space, medical equipment, and corporate office space under noncancellable operating leases which range in initial term from 5 to 11 years and expire at various dates through 2035. Rent expense is recorded in cost of operations and general and administrative expenses in the consolidated statements of operations.

The table below presents the operating lease-related right-of-use assets and related liabilities recorded on the Company’s consolidated balance sheets and the weighted-average remaining lease term and discount rate as of December 31, 2024 and 2023 (in thousands):

	2024	2023
Assets:
Operating lease right-of-use assets	$80,792	$83,534
Liabilities:
Current portion of operating lease liabilities	13,807	14,444
Long-term operating lease liabilities	72,746	72,228
Other Information:
Weighted-average remaining lease term in years	6.00	6.31
Weighted-average discount rate	7.68%	7.58%

The table below presents certain information related to the lease costs for operating leases during the years ended December 31, 2024 and 2023 (in thousands):

	2024	2023
Operating lease costs	$21,565	$22,466
Variable lease costs	3,112	3,288
Short-term equipment lease costs	1,078	1,795

Total operating lease costs	$25,755	$27,549

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2024 and 2023

The table below presents supplemental cash flow information related to operating leases during the years ended December 31, 2024 and 2023 (in thousands):

	2024	2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows for operating leases	$20,374	$21,352
Right-of-use assets obtained in exchange for new or modified operating lease liabilities	14,376	15,173

The table below reconciles the undiscounted cash flows for each of the first five years, and total of the remaining years, to the operating leases recorded on the consolidated balance sheets as of December 31, 2024 (in thousands):

2025	$17,911
2026	19,855
2027	17,573
2028	14,987
2029	13,948
Thereafter	27,227

Total minimum lease payments	111,501
Less amount of payments representing interest	(24,948)

Present value of future minimum lease payments	86,553
Less current obligations	(13,807)

Long-term portion of operating leases	$72,746

Finance Leases

The Company has financed certain medical equipment under finance leases or other financing arrangements. Obligations under these arrangements are at interest rates ranging from 3.0% to 10.8% due through 2030 and are collateralized by medical equipment. The weighted-average remaining lease term for finance leases is 3.9 years and 3.0 years and the weighted-average discount rate is 8.2% and 6.2% as of December 31, 2024 and 2023, respectively.

Assets under finance leases, included in property and equipment, net, are as follows as of December 31, 2024 and 2023 (in thousands):

	2024	2023
Medical office equipment under finance leases	$30,736	$24,534
Accumulated depreciation	(8,227)	(5,990)

	$22,509	$18,544

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2024 and 2023

The table below presents supplemental cash flow information related to finance leases during the years ended December 31, 2024 and 2023 (in thousands):

	2024	2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflows from finance leases	$1,515	$1,299
Financing cash flows from financing leases	11,429	4,729
Right-of-use assets obtained in exchange for new or modified finance lease liabilities	$11,224	$6,223

The table below presents certain information related to the lease costs for finance leases during the years ended December 31, 2024 and 2023 (in thousands):

	2024	2023
Depreciation on assets under finance leases	$4,160	$3,498
Interest on finance leases	1,515	1,299

Total finance lease costs	$5,675	$4,797

Future minimum lease payments under finance leases for the years subsequent to December 31, 2024, are as follows (in thousands):

2025	$7,160
2026	6,994
2027	5,451
2028	3,263
2029	2,484
Thereafter	333

Total minimum lease payments	25,685
Less amount of payments representing interest	(4,056)

Present value of future minimum lease payments	21,629
Less current obligations	(5,509)

Long-term portion of finance leases	$16,120

12. Income Taxes

The Company files income tax returns in federal and various state and local jurisdictions in which the Company operates.

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2024 and 2023

Income tax expense consists of the following for the years ended December 31, 2024 and 2023 (in thousands):

	2024	2023
Current income tax
Federal	$3,232	$1,364
State and local	1,921	1,003

	5,153	2,367

Deferred income tax
Federal	8,088	1,143
State and local	1,665	(532)

	9,753	611

Total income tax expense	$14,906	$2,978

A reconciliation of the provision for income taxes as reported in the consolidated statements of operations and the amount of income tax expense computed by multiplying consolidated income (loss) in each year by the U.S. federal statutory rate of 21% is as follows (in thousands):

	2024	2023
Federal tax	$(16,631)	$(25,042)
State tax, net of federal benefit	132	(2,761)
Unit-based compensation	11,897	11,612
Changes in valuation allowance	19,921	18,663
Return to provision	(601)	333
Other	188	173

Total income tax expense	$14,906	$2,978

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities of the Company as of December 31, 2024 and 2023, were as follows (in thousands):

	2024	2023
Deferred tax assets
Accruals and reserves	$7,265	$5,604
Interest limitation carryforward	75,177	49,104
Operating lease liabilities	21,595	22,409
Net operating loss carryforward	1,596	8,106
Valuation allowance	(63,882)	(43,961)

Total deferred tax assets	41,751	41,262

Deferred tax liabilities
Property and equipment	(12,619)	(12,836)
Intangible assets	(12,572)	(3,874)
Investment in unconsolidated affiliate basis difference	(29,085)	(25,878)
Operating lease right-of-use assets	(20,158)	(21,573)
Unit-based compensation	(13)	(43)

Total deferred tax liabilities	(74,447)	(64,204)

Net deferred tax liability	$(32,696)	$(22,942)

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2024 and 2023

The Company has revised its disclosure of the composition of deferred tax assets and liabilities to include operating lease liabilities and operating lease right-of-use assets as of December 31, 2024 and 2023 along with an offsetting increase to the valuation allowance of $1.4 million and $0.8 million as of December 31, 2024 and 2023, respectively. Corresponding updates were also made to the valuation allowance rollforward and rate reconciliation disclosures. The Company evaluated these errors, individually and in the aggregate, and determined that the errors were not material to its consolidated financial statements taken as a whole. There was no impact to the consolidated balance sheets, consolidated statements of operations or consolidated statements of cash flows.

The Company has no federal net operating losses as of December 31, 2024 and $26.0 million as of December 31, 2023. These net operating loss carryforwards have indefinite carryforward use, subject to annual limitation. On December 22, 2017, the U.S. government enacted comprehensive tax legislation known as the Tax Cuts and Jobs Act (TCJA). The TCJA limits a taxpayer’s ability to utilize its net operating loss (“NOL”) deduction for losses arising in tax years beginning after 2017 to 80% of taxable income. The Company has state net operating losses of $40.4 million and $67.2 million as of December 31, 2024 and 2023, respectively. These net operating losses have carryforward periods ranging from 15 years to indefinite carryforward use. The state net operating losses begin to expire in 2034.

At December 31, 2024 and 2023, the Company had no uncertain tax positions requiring accrual.

Management assesses the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing deferred tax assets.

A significant piece of objective negative evidence evaluated was the cumulative loss incurred over the three-year period ended December 31, 2024. On the basis of this evaluation, as of December 31, 2024 and 2023, a valuation allowance of $63.9 million and $44.0 million, respectively, has been recorded to recognize only the portion of the deferred tax asset that is more likely than not to be realized.

The changes in the valuation allowance are as follows:

	2024	2023
Balance at the beginning of the year	$(43,961)	$(25,298)
Amounts charged to income tax expense	(19,921)	(18,663)

Balance at end of year	$(63,882)	$(43,961)

The Company has concluded on all U.S. federal income tax matters for years through 2020, but there has been no conclusion on state and local income tax matters for years since the Company’s inception.

13. Equity

The Company has 625,714,477 and 625,411,786 common units authorized, issued and outstanding at December 31, 2024 and 2023, respectively.

As of December 31, 2023 and 2024, 286,820 common units were held in escrow for future indemnities in connection with historical acquisitions. These common units are reflected as outstanding in the statement of changes in equity.

The Company has issued common units to investors, including employees, in exchange for cash. The employee’s ability to purchase common units at fair value does not qualify as an employee stock purchase plan. Equity was also issued by affiliates of the Company in conjunction with the Company’s historical acquisitions of the variable interest entities.

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2024 and 2023

The common units have the following terms and conditions:

Automatic Conversion Feature

In the event of a conversion to a C Corporation in a public offering, the outstanding common units shall be converted into or exchanged for shares of the C Corporation’s common stock based on the fair value of the common units and the offering price of the C Corporation’s common stock. Each common unit shall be converted into common stock with share restrictions and vesting to reflect the same vesting schedule as the converted common unit.

Voting Rights

Each common unit is identical to all other common units in all respects and shall entitle the holder thereof to the rights, interests, preferences and privileges of a holder of a common unit.

Liquidation

In the event of liquidation of the Company, after the debts and obligations are paid, discharged, or provided for, holders of incentive units receive distributions up to the distribution threshold established at the time of the issuance as reduced by any applicable distributions (unless these units are not yet vested based on the applicable terms). The remaining distribution will be provided to holders of common units on a pro rata basis.

14. Unit-Based Compensation

Common Units

The Company has authorized and issued to the Holding Companies 169.3 million common units, for the purpose of granting equity with vesting conditions to the Company’s employees. Contemporaneously with these grants, the Holding Companies issued their own equity, representing 169.3 million Lumexa Imaging common units. Of these common units, 6.3 million common units with a grant date fair value of $10.2 million vested during 2024, and 63.8 million common units, with a grant date fair value of $66.9 million, vested during 2023. Common unit award transactions for the year ended December 31, 2024 were as follows:

	NUMBER OF UNITS	WEIGHTED- AVERAGE GRANT DATE FAIR VALUE
Nonvested as of December 31, 2023	101,294,330	$2.04
Granted	5,788,365	2.23
Vested	(6,348,573)	1.61
Forfeited or cancelled	(5,788,365)	2.10

Nonvested as of December 31, 2024	94,945,757	2.08

The Company modified certain Common unit-based compensation awards associated with the wind-down of a physician practice during the year ended December 31, 2023. The Company accelerated the vesting of a portion of the awards held by seven employees of this physician practice upon their termination. As a result, total compensation expense of $6.7 million was recognized for these awards, and the remaining unrecognized expense was recognized on the modification date.

The Company recognizes compensation expense for common units subject to vesting over the required vesting period of five years. The Company recognized $49.3 million and $50.6 million of unit-based compensation expense related to common units subject to vesting for the years ended December 31, 2024 and 2023, respectively. The fair value of common units subject to vesting is equal to the stated value of common units at the time of issuance.

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2024 and 2023

As of December 31, 2024, there was $53.7 million of unrecognized compensation expense related to common units recognizable over a remaining weighted-average period of 1.9 years.

Incentive Units

On January 1, 2018, the Company’s board of directors approved the 2018 Equity Incentive Plan, which provides for the issuance of incentive unit awards. Upon a qualifying disposition event of the Company, incentive units entitle holders to receive a portion of the accumulated profits interest in the Company (above a stated distribution threshold).

The distribution threshold represents the amount of cumulative investment in the Company at the grant date and distributions from a qualifying disposition event that are in excess of the distribution threshold are applied towards the settlement of vested incentive units. Incentive units do not entitle any holders to the contributed capital interest in the Company.

There were 75,504,935 and 69,088,211 time-based incentive units authorized and outstanding as of December 31, 2024 and 2023, respectively. The Company recognizes compensation expense for time-based awards ratably over the corresponding vesting period which is five years. In the case of a change in control, outstanding time-based incentive units will automatically vest.

In addition, there were 35,164,481 and 41,131,981 incentive units with service, performance, and market conditions authorized and outstanding as of December 31, 2024 and 2023, respectively. The vesting conditions represent a qualifying disposition event that results in common unit holders receiving a minimum return on their initial investment in the Company (i.e., a minimum unit price). The compensation expense related to these incentive units is recognized when it is deemed probable that the performance criteria will be achieved. At December 31, 2024 and 2023, achievement of the performance-based criteria was not determined to be probable. As such, no compensation expense has been recorded from the grant date for these incentive units through December 31, 2024 and 2023.

The Company recognizes forfeitures of incentive units based on the actual number of forfeitures. The Company recognized $7.4 million and $4.7 million of unit-based compensation expense related to incentive units for the years ended December 31, 2024 and 2023, respectively. As of December 31, 2024, there was $15.3 million of unrecognized compensation expense related to incentive units with service conditions recognizable over a remaining weighted-average period of 3.3 years, and $12.7 million of unrecognized compensation expense related to the incentive units with an improbable performance condition.

The Company uses the Monte Carlo simulation model to estimate the fair value of each incentive unit award on the date of grant. The following assumptions were used in estimating these values and determining the related stock-based compensation expense attributable to the current period:

Expected term of the awards: The expected term of awards granted represents the period of time that they are expected to remain outstanding from the date of grant. The Company determines the expected term of its equity awards based on its historical experience with similar awards, considering the Company’s historical exercise, using the expiration periods and post-vesting termination patterns.

Expected volatility: Expected volatility represents the volatility anticipated over the expected term of the award. The Company determines the expected volatility basis the benchmark historical range of stock prices of comparable companies.

Expected dividend yield: The Company has paid dividends on its common units in the past and does not currently expect to pay dividends during the term of stock awards granted.

Risk-free interest rate: The Company bases the expected risk-free interest rate on the implied yield currently available on stripped interest coupons of U.S. Treasury issues with a remaining term equivalent to the expected term of the award.

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2024 and 2023

The weighted-average grant-date fair values for both time-based and performance-based incentive unit awards were $0.44 and $0.48 per unit, for the years ended December 31, 2024 and 2023, respectively, which were calculated using the following weighted-average assumptions:

	2024	2023
Expected volatility	45.00%	50.00%
Expected term	2.5 years	2.5 years
Weighted-average risk-free interest rate	4.70%	4.60%
Expected dividend yield	0.00%	0.00%

Incentive unit award transactions for the year ended December 31, 2024 were as follows:

	NUMBER OF UNITS	WEIGHTED- AVERAGE GRANT DATE FAIR VALUE
Nonvested as of December 31, 2023	83,743,799	$0.48
Granted	13,275,000	0.44
Vested	(16,298,944)	0.31
Forfeited	(12,825,776)	0.70

Nonvested as of December 31, 2024	67,894,079	0.46

15. Commitments and Contingencies

Bonus and Retention Agreements

During 2024, the Company entered bonus and retention agreements with certain employees. One half of an employee’s bonus amount is time-based as of June 30, 2025, with an employee’s continued service to the Company. The other half of the bonus is performance-based vesting and is dependent upon the occurrence of a 40% or more sale of the Company to the extent it occurs before June 30, 2025, as well as certain other vesting provisions associated with a sale of the Company. If a sale closes after June 30, 2025 but before June 30, 2027 and the employee is still employed through the date of the sale, the employee is entitled to receive one-half of the bonus amount. The Company has recognized compensation expense for the time-based portion of the bonus during 2024 totaling $11.2 million. Such amount is recorded within accrued expenses and other current liabilities as of December 31, 2024, and will be paid during July 2025 subsequent to vesting on June 30, 2025. The compensation expense related to the performance-based portion of the bonus is recognized at the point it is deemed probable that the performance criteria will be achieved. As of December 31, 2024, achievement of the performance-based criteria was not determined to be probable. As such, no compensation expense has been recorded from the performance-based portion of the bonus through December 31, 2024.

Regulatory Oversight

The Company expects that audits, inquiries, and investigations from government authorities and agencies will occur in the ordinary course of business.

Such audits, inquiries, and investigations and their ultimate resolutions, individually or in the aggregate, could have a material adverse effect on the Company’s business, financial conditions, results of the operations, and cash flows. The Company has not recorded a reserve for these matters as of December 31, 2024 and 2023, as the variables affecting any potential eventual liability depends on the current unknown facts and circumstances that arise out of,

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2024 and 2023

and are specific to, any particular future audit, inquiry, and investigation and cannot be reasonably estimated at this time. Management believes that the resolution of all current regulatory matters will not result in a material impact to the Company’s financial condition, results of operation, or cash flows.

Legal Proceedings

The Company is subject to various legal proceedings claims, medical malpractice claims and regulatory tax inquiries and investigations that arise in the ordinary course of its business. With respect to these matters, the Company evaluates the developments on a regular basis and accrues a liability when we believe a loss is probable and the amount can be reasonably estimated. Based on current information, the Company does not believe that reasonably possible or probable losses associated with pending legal proceedings would, either individually or in the aggregate, have a material adverse effect on business and consolidated financial statements. However, the outcome of these matters is inherently uncertain.

16. Defined Contribution Plan

The Company sponsors a profit-sharing plan whereby certain employees who have completed at least one month of service, including at least one hour of service during that period of time, are eligible to participate. Company contributions are in accordance with the plan document. The plan includes a 401(k) feature whereby employees may contribute varying percentages, or flat dollar amounts of their annual compensation, up to the maximum allowable amounts by the Internal Revenue Service on a tax-deferred basis. Total expense for the plan was $22.9 million and $22.0 million for the years ended December 31, 2024 and 2023, respectively.

17. Variable Interest Entities

The Company’s VIEs consist of both VIE Physician Practices and Franchise Centers.

VIE Physician Practices

The VIE Physician Practices are wholly owned, from an equity ownership perspective and for certain regulatory reasons, by certain physicians (the “Physician Owners”) who are employed by the Company or a VIE Physician Practice. The VIE Physician Practices were established to operate as medical radiology practices and provide their patients with professional interpretation services. At various points between 2018 and 2023, via the establishment or acquisition of the MSOs and execution of the ASAs and other contractual agreements, the Company acquired a controlling financial interest in the VIE Physician Practices (described below in detail). Through the ASAs, the MSOs have exclusive responsibility for the provision of non-medical services required for the day-to-day operation and management of each of the VIE Physician Practices, including establishing annual capital and operating budgets, and making recommendations to the VIE Physician Practices in establishing the guidelines for the employment and compensation for the physicians and other employees of the VIE Physician Practices. Via other contractual agreements, the Company has the right to designate an appropriate licensed person(s) to purchase the equity interest of the VIE Physician Practices for nominal amount in the event of a transfer event at the Company’s discretion.

In assessing whether the Company should consolidate the VIE Physician Practices, the Company evaluated whether it has a variable interest in the VIE Physician Practices, whether the VIE Physician Practices are VIEs, and whether the Company has a controlling financial interest in the VIE Physician Practices. The Company concluded that it has variable interests in the VIE Physician Practices on the basis that the Company has the right to receive income as an ongoing management fee under the ASAs, which effectively absorbs all of the residual interests of the VIE Physician Practices. The Company also has the implicit obligation to absorb losses of the VIE Physician Practices and to additionally provide, in certain circumstances, cash advances to the VIE Physician Practices if the VIE Physician Practices have insufficient funds. The Company did not provide any such cash advances to the VIE Physician Practices during the years ended December 31, 2024 and December 31, 2023. The Company determined the VIE Physician Practices are VIEs due to insufficient equity at risk and/or the holders of the equity at risk in the VIE

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2024 and 2023

Physician Practices (i.e., the Physician Owners) lacking the power, through voting rights or similar rights, to direct the activities that most significantly impact the VIE Physician Practices’ economic performance.

The contractual arrangements described above allow the Company to direct the activities that most significantly impact the economic performance of the VIE Physician Practices. Accordingly, the Company is the primary beneficiary of the VIE Physician Practices and consolidates the VIE Physician Practices under the VIE model.

The tables below illustrate the assets and liabilities of the VIE Physician Practices (in thousands):

	AS OF DECEMBER 31
	2024	2023
	VIE PHYSICIAN PRACTICES	VIE PHYSICIAN PRACTICES
Assets
Current assets	$53,112	$56,264
Non-current assets	190,406	182,636

Total assets of consolidated VIEs	243,518	238,900

Liabilities
Current liabilities	20,558	19,592
Non-current liabilities	28,253	24,110

Total liabilities of consolidated VIEs	48,811	43,702

Total net assets of consolidated VIEs	$194,707	$195,198

Franchise Centers

The Franchise Centers operate as franchisees of AHI and are wholly owned, from an equity ownership perspective and for certain regulatory reasons, by certain radiologists (the “Franchisees”) who have contracts with and provide clinical services to the patients of the Franchise Centers. The Franchise Centers were established to operate as medical radiology practices and imaging centers offering patients MRI, CT, and ultrasound imaging services. Through the franchise agreements and management service agreements (“MSAs”), AHI has exclusive responsibility for the provision of non-medical services required for the day-to-day operation and management of each of the Franchise Centers, including establishing annual capital and operating budgets and makes recommendations to the Franchise Centers in establishing the guidelines for the physicians and other employees of the Franchise Centers. The franchise agreements also restrict the Franchisees’ ability to transfer the ownership interest without AHI’s approval.

In assessing whether AHI should consolidate the Franchise Centers, the Company evaluated whether AHI holds a variable interest in the Franchise Centers, if the Franchise Centers are VIEs, and whether AHI has a controlling financial interest in the Franchise Centers. The Company concluded that AHI has the right to receive income as an ongoing management fee under the MSAs, which effectively absorbs all of the residual interest of the Franchise Centers. AHI also has the implicit obligation to absorb losses of the Franchise Centers and to additionally provide, in certain circumstances, cash advances to the Franchise Centers, if the Franchise Centers have insufficient funds. AHI did not provide any such cash advances to the Franchise Centers during the years ended December 31, 2024 and December 31, 2023. The Company determined that the Franchise Centers are considered VIEs because their equity at risk is insufficient to finance their activities without additional support.

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2024 and 2023

The contractual arrangements above allow AHI to direct the activities that most significantly impact the Franchise Centers’ economic performance. Thus, AHI is the primary beneficiary and consolidates the Franchise Centers.

Total assets and liabilities included in the Company’s consolidated balance sheets associated with the Franchise Centers were $5.9 million and $6.7 million and $4.1 million and $4.6 million, respectively, at December 31, 2024 and 2023.

As a direct result of the nominal initial equity contributions by the Physician Owners and the Franchisees and the provisions of the contractual arrangements described above, the interests held by the noncontrolling interest holders of the Company’s VIEs (inclusive of the VIE Physician Practices and the Franchise Centers) lack economic substance and do not provide them with any right to participate in residual profits or losses generated by the Company’s VIEs. These rights are instead implicit in the corporate governance laws governing the relevant VIE’s constitutive documents by virtue of the fact that such noncontrolling interest holders are the sole owners of the equity of the relevant VIE. However, after paying relevant expenses, including clinical staff salaries as well as administrative service fees to the Company, the VIEs do not have residual profits remaining. Additionally, because the Company absorbs all expected losses of its VIEs through its deferral of administrative service fees and the Company expects that its VIEs will continue to have a shortfall on their payment of such administrative service fees, noncontrolling interest holders in the VIEs are not expected to be allocated any residual profits, losses, dividends or liquidation proceeds. Therefore, the noncontrolling interests in the VIEs have no material value and the income and expenses recognized by the VIEs are attributable in totality to the Company.

The Company has not identified any VIEs during the years ended December 31, 2024 and 2023, for which the Company determined that it is not the primary beneficiary and thus did not consolidate. No VIEs were deconsolidated during the years ended December 31, 2024 and 2023.

18. Investments in Unconsolidated Affiliates

BTDI

Touchstone Imaging of Mesquite, LLC (“TMI”), a wholly owned subsidiary of LIOI, and Baylor University Medical Center (BUMC) own a 49% and 51% interest, respectively, in BTDI. The Company accounts for TMI’s noncontrolling interest in the investment in the unconsolidated affiliate under the equity method of accounting.

On May 25, 2021, LIOI made an investment in an unconsolidated affiliate along with BUMC called Gateway Diagnostic JV, LLC (“Gateway”) for the purpose of owning, operating, and managing independent diagnostic testing facilities to provide imaging services to patients in Texas. Prior to the reorganization (described in the succeeding sentence), Gateway was a common controlled affiliate of BTDI and was owned 49% by the Company and 51% by BUMC. During 2023, through a series of transactions, Gateway was reorganized and became a wholly owned subsidiary of BTDI. The reorganization was treated as a common control transaction.

All Others

The Company’s other investments in unconsolidated affiliates include Carolinas Imaging Services, LLC (“CIS”), Virtua Adult Imaging JV (“Virtua JV”), SCLTDI JV, LLC (“SCLTDI”), IH-USRS Imaging, LLC (“IH-USRS”), RLC, LLC, (“RLC”), and Tucson Medical Imaging Partners, LLC (“TMIP”). The Company has ownership interests in these entities ranging from 30% to 50%. The Company accounts for these investments in unconsolidated affiliates under the equity method of accounting.

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2024 and 2023

The following is a summary of balance sheets as of December 31, 2024 and 2023, and statements of income for the investments in unconsolidated affiliates on an aggregated basis for the years ended December 31, 2024 and 2023 (in thousands):

	AS OF AND FOR YEARS ENDED DECEMBER 31,
	2024			2023
	BTDI	ALL OTHERS	TOTAL	BTDI	ALL OTHERS	TOTAL
Assets:
Total assets	$437,692	$134,281	$571,973	$437,943	$124,430	$562,373
Liabilities and equity:
Liabilities	151,294	38,988	190,282	130,217	37,093	167,310
Equity	286,398	95,293	381,691	307,726	87,337	395,063

Total liabilities and equity	437,692	134,281	571,973	437,943	124,430	562,373

Company’s investment	337,249	78,570	415,819	348,695	73,766	422,461

Income statement:
Revenues	382,321	151,268	533,589	345,791	125,730	471,521
Expenses	262,358	117,591	379,949	243,572	108,052	351,624

Net income	119,963	33,677	153,640	102,219	17,678	119,897

Company’s share of net income	57,661	15,844	73,505	48,981	8,546	57,527
Amortization of basis difference	(2,000)	—	(2,000)	(2,000)	—	(2,000)

Equity in earnings of unconsolidated affiliates	$55,661	$15,844	$71,505	$46,981	$8,546	$55,527

19. Related Party Transactions

Net Patient Service Revenue, Related Party

The Company provides diagnostic imaging services and radiology services to its unconsolidated affiliates, which include CIS, BTDI, SCLTDI and IH-USRS based on service agreements. The Company recorded patient revenue of $31.3 million and $19.7 million related to these services during the years ended December 31, 2024 and 2023, respectively, which is included in Net patient service revenue, related party on the consolidated statements of operations. The Company has a receivable from these investments in unconsolidated affiliates in the amount of $2.4 million and $3.3 million as of December 31, 2024 and 2023, respectively, which is included in Accounts receivable, related party on the consolidated balance sheets.

Management fee revenue and other, Related Party

The Company provides management and administrative services based on management service agreements including staff and administrative support to their investments in unconsolidated affiliates. A large portion of this revenue relates to BTDI, where the Company recorded revenue of $136.3 million and $113.4 million related to these services during the years ended December 31, 2024 and 2023, respectively, which is included in Management fee and other revenue, related party on the consolidated statements of operations. The Company has a receivable from BTDI in the amount of $14.7 million and $5.4 million as of December 31, 2024 and 2023, respectively, which is included in Accounts receivable, related party on the consolidated balance sheets.

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2024 and 2023

For all other investments in unconsolidated affiliates, the Company recorded management fees of $47.9 million and $48.4 million, which is included in Management fee and other revenue, related party on the consolidated statements of operations. The Company has a receivable from these investments in unconsolidated affiliates in the amount of $5.6 million and $5.5 million as of December 31, 2024 and 2023, respectively, which is included in Accounts receivable, related party on the consolidated balance sheets.

The Company also provides management services and administrative services based on management service agreements to Atrium Health and its subsidiaries, which is an investor in Lumexa Imaging and has the right to appoint one LII board seat, thus resulting in related party relationship. Atrium Health also is an investor, along with LII in CIS. The revenue for such services earned from Atrium Health was $2.9 million and $2.2 million for the years ended December 31, 2024, and 2023, respectively and is included in Management fee and other revenue, related party on the consolidated statements of operations. Atrium owed the Company $0.6 million and $0.5 million as of December 31, 2024 and 2023, respectively, for such services, which are included in Accounts receivable, related party on the consolidated balance sheets.

Unsecured Debt

The Company’s borrowings under the Credit Agreement are guaranteed by LII and LIOI and each wholly owned subsidiary, subject to certain exceptions. In addition, the Credit Agreement allows the Company to guarantee, post collateral (e.g., security deposits) or issue letters of credit to creditors of the VIEs. Refer to Note 10 “Long-Term Debt” for further information.

20. Segment Reporting

In January 2025, the Company experienced a strategic shift in connection with changes to its executive leadership, including the hiring of a new Chief Executive Officer. As a result, at the beginning of 2025, the Company began providing its operating results to the Chief Executive Officer (the Company’s CODM) on the basis of a single segment. As the CODM progressed in her role, however, she started reviewing disaggregated financial information based upon two segments (the “June Segment Update”). In response, the Company revised its view of reportable segments based on the CODM’s methods for managing the organization and allocating resources. The June Segment Update has been retroactively presented in the Company’s consolidated financial statements for the years ended December 31, 2024 and 2023.

The Company’s CODM, who is the CEO, reviews revenues and Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA) of each segment for the purpose of making operating decisions, assessing financial performance, and deciding how to allocate resources (including employees, property, and financial or capital resources) for each segment predominantly in the annual budget and forecasting process. The CODM considers budget-to-actual variances monthly when making decisions about allocating resources to the segments.

Adjusted EBITDA is defined by the Company as net loss determined in accordance with GAAP, before interest expense, provision for income taxes, depreciation and amortization, unit-based compensation expense and the impact, which may be recurring in nature, of transaction costs, one-time litigation and settlement expenses associated with claims made against the Company, costs associated with strategic initiatives and implementation, goodwill impairment charges, severance and executive recruiting costs, gains or losses on dispositions and other similar or infrequent items (although the Company may not have had such charges in the periods presented). Adjusted EBITDA includes adjustments to reflect the Company’s share of Adjusted EBITDA from unconsolidated affiliates.

The Company’s reportable segments are strategic business units that offer different services or structures for delivering outpatient imaging services. They are managed separately because each business requires a different operational strategy for managing performance and allocating resources. The Outpatient segment consists of imaging

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2024 and 2023

centers that are owned or operated by the Company (either wholly owned or via unconsolidated affiliate), where the Company performs the imaging scan and provides the radiologist’s interpretation service (i.e., read). Revenues are also earned through the provision of management services to operate the centers for certain of the Company’s unconsolidated affiliate partners. The Professional segment consists of professional interpretation services, where the imaging scan itself is performed at the hospital or point of care and not by the Company or its unconsolidated affiliates. The Company eliminates any intersegment transactions in consolidation. Corporate overhead expenses are allocated to each segment on the basis of net patient service revenue for each segment.

The Company does not report balance sheet information by segment since it is not reviewed by its CODM. The CODM uses consolidated expense information to manage operations, and the CODM is not regularly provided disaggregated expenses by segment.

The following table presents revenues and Adjusted EBITDA for each reportable segment for the years ended December 31, 2024 and 2023 (in thousands):

	YEAR ENDED DECEMBER 31, 2024
	OUTPATIENT	PROFESSIONAL	INTERSEGMENT ELIMINATIONS	TOTAL OF REPORTABLE SEGMENTS
Revenue
Net patient service revenue	$521,286	$232,551	$(6,987)	$746,850
Management fee and other revenue	186,169	15,850	—	202,019

Total revenues	707,455	248,401	(6,987)	948,869
Other segment items (1)	534,913	220,104	(6,987)	748,030

Adjusted EBITDA	$172,542	$28,297	$—	200,839

Less:
Depreciation and amortization				(42,164)
Income tax provision				(14,906)
Amortization of basis difference				(2,000)
Interest expense				(136,027)
Loss on extinguishment of debt				(703)
Unit-based compensation				(56,654)
Gain on imaging center sold, related party				2,294
Severance and executive recruiting (2)				(3,436)
Strategic initiatives and implementation (3)				(5,362)
Transaction costs (4)				(18,167)
Litigation and settlements (5)				(588)
Other (6)				(1,904)
Adjustments for equity in earnings of unconsolidated affiliates (7)				(15,321)

Net loss				$(94,099)

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2024 and 2023

	YEAR ENDED DECEMBER 31, 2023
	OUTPATIENT	PROFESSIONAL	INTERSEGMENT ELIMINATIONS	TOTAL OF REPORTABLE SEGMENTS
Revenue
Net patient service revenue	$535,012	$237,816	$(5,437)	$767,391
Management fee and other revenue	162,070	6,464	—	168,534

Total revenues	697,082	244,280	(5,437)	935,925
Other segment items (1)	539,464	204,726	(5,437)	738,753

Adjusted EBITDA	$157,618	$39,554	$—	197,172

Less:
Depreciation and amortization				(56,630)
Goodwill impairment				(18,969)
Income tax provision				(2,978)
Amortization of basis difference				(2,000)
Interest expense				(141,694)
Unit-based compensation				(55,296)
Loss on disposal of property and equipment				(1,285)
Severance and executive recruiting (2)				(2,931)
Strategic initiatives and implementation (3)				(14,187)
Transaction costs (4)				(4,013)
Litigation and settlements (5)				(3,835)
Other (6)				(1,582)
Adjustments for equity in earnings of unconsolidated affiliates (7)				(13,999)

Net loss				$(122,227)

(1)	Other segment items for both segments include certain operating expenses that are not regularly provided to the CODM on a segment basis and that are identifiable with that segment, including general and administrative expenses.
(2)	Includes severance and recruiting expenses for executive leadership departures as part of strategic organizational changes.
(3)	Includes third-party consulting, implementation and integration expenses incurred as part of the Company’s strategic transformation and optimization initiatives, specifically related to the deployment of a new technology system and labor model, as well as the development, customization and integration of a new enterprise resource planning system.
(4)	Includes costs of buy-side and sell-side due diligence activities to evaluate and execute potential mergers and acquisitions, integrate acquired businesses, one-time employee retention bonuses related to potential mergers and acquisitions and third-party non-recurring IPO costs.
(5)	Consists of litigation and settlement costs for matters not related to core operations.
(6)	Consists of other costs related to debt financing, certain de novo start-up costs related to outpatient imaging centers and certain exit costs related to closed outpatient imaging centers.
(7)	Adjusts for the Company’s proportional share of depreciation and amortization, interest expense and losses/gains on asset disposals related to unconsolidated affiliates, which are included in equity in earnings from unconsolidated affiliates on the accompanying consolidated statements of operations.

The Company has revised its intersegment eliminations to exclude $10.4 million and $1.0 million of net patient service revenue and management fee and other revenue, respectively, and to decrease net patient service revenue and management fee and other revenue for the Professional segment by $10.4 million and $1.0 million, respectively, for the year ended December 31, 2024. The Company has revised its intersegment eliminations to exclude $11.9 million and $1.2 million of net patient service revenue and management fee and other revenue, respectively, and to decrease net patient service revenue and management fee and other revenue for the Professional

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2024 and 2023

segment by $11.9 million and $1.2 million, respectively, for the year ended December 31, 2023. Such revision was made as these transactions eliminate within the Professional segment. The Company has evaluated these errors, individually and in the aggregate, and determined that the errors were not material to its consolidated financial statements taken as a whole. There was no impact to the consolidated balance sheets, consolidated statements of operations or consolidated statements of cash flows.

21. Subsequent Events

The Company has evaluated subsequent events through June 11, 2025, the date the consolidated financial statements were available to be issued, and concluded that there were no subsequent events that were required to be disclosed.

Events Subsequent to Original Issuance of Consolidated Financial Statements

(Unaudited)

In connection with the reissuance of the consolidated financial statements, the Company has evaluated subsequent events through November 17, 2025, the date the consolidated financial statements were available to be reissued, and concluded that there were no subsequent events that were required to be disclosed, except as noted below.

On July 4, 2025, President Trump signed the One Big Beautiful Bill Act (the “OBBBA”) into law. The OBBBA includes numerous changes to existing tax law, including provisions on bonus depreciation and limitations on interest deductions based on a tax EBITDA framework, which are both favorable. These provisions are generally effective beginning in 2025, and the Company currently anticipates they will partially defer any income tax payments in future years. The Company’s management continues to review the OBBBA tax provisions to assess impacts to the Company’s consolidated financial statements.

On July 8, 2025, US Radiology Specialists Holdings, LLC changed its name to Lumexa Imaging Equity Holdco, LLC.

The consolidated financial statements reflect the historical financial statements and footnotes of US Radiology Specialists Holdings, LLC, with subsequent updates to refer to the entity’s new name.

LUMEXA IMAGING EQUITY HOLDCO, LLC

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except for common units)

	SEPTEMBER 30, 2025	DECEMBER 31, 2024
ASSETS
Cash and cash equivalents	$191	$26,131
Accounts receivable	114,252	107,046
Accounts receivable, related party	21,258	23,308
Other receivables	13,138	5,644
Prepaid expenses	17,078	10,391

Total current assets	165,917	172,520

Property and equipment, net of accumulated depreciation	132,865	121,133
Operating lease right-of-use assets	74,117	80,792
Investments in unconsolidated affiliates	424,553	415,819
Intangible assets, net of accumulated amortization	42,866	47,788
Goodwill	807,554	807,554
Other assets	41,988	24,958

TOTAL ASSETS (1)	$1,689,860	$1,670,564

LIABILITIES AND EQUITY
Accounts payable	$35,189	$29,889
Accrued expenses and other current liabilities	101,085	108,454
Current portion of long-term debt	21,445	16,001
Accounts receivable pledging arrangement	726	—
Current portion of finance lease liabilities	8,440	5,509
Current portion of operating lease liabilities	13,107	13,807

Total current liabilities	179,992	173,660
Long-term debt, less current maturities	1,179,596	1,185,080
Long-term finance lease liabilities, less current maturities	22,327	16,120
Long-term operating lease liabilities, less current maturities	68,331	72,746
Deferred income taxes	36,198	32,696
Other liabilities	36,309	28,608

Total liabilities (1)	1,522,753	1,508,910

COMMITMENTS AND CONTINGENCIES (Note 7)
EQUITY:
Common units, 626,088,919 and 625,714,477 equity units authorized, issued and outstanding at September 30, 2025 and December 31, 2024, respectively	769,477	745,610
Accumulated deficit	(602,370)	(583,956)

Total equity	167,107	161,654

TOTAL LIABILITIES AND EQUITY	$1,689,860	$1,670,564

(1)	The Company’s unaudited condensed consolidated balance sheets include assets of consolidated variable interest entities, or VIEs, that can only be used to settle obligations and liabilities of the VIE for which creditors do not have recourse to the primary beneficiary (Lumexa Imaging Equity Holdco, LLC). As of September 30, 2025 and December 31, 2024, total assets of consolidated VIEs consisted of accounts receivable of $50,668 and $47,175 respectively; accounts receivable, related party of $6,954 and $5,078, respectively; prepaid expenses of $1,685 and $1,103, respectively; other receivables of $5,786 and $4,621, respectively; property and equipment, net of accumulated depreciation of $15,685 and $10,600, respectively; operating lease right-of-use assets of $8,629 and $8,021, respectively; goodwill of $101,802 and $101,802, respectively; investments in unconsolidated affiliates of $55,372 and $53,350, respectively; and other assets of $20,491 and $17,872, respectively. As of September 30, 2025 and December 31, 2024, total liabilities of consolidated VIEs consisted of accounts payable of $375 and $369, respectively; accrued expenses and other current liabilities of $17,090 and $20,895, respectively; current portion of operating lease liabilities of $2,054 and $2,917, respectively; other liabilities of $26,466 and $23,162, respectively; and long-term operating lease liabilities, less current maturities of $7,037 and $5,598, respectively. See Note 9 for further discussion.

The accompanying notes are an integral part of these condensed consolidated financial statements.

LUMEXA IMAGING EQUITY HOLDCO, LLC

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except for unit and per unit data)

	NINE MONTHS ENDED SEPTEMBER 30,

	2025	2024
REVENUES:
Net patient service revenue	$565,738	$533,860
Net patient service revenue, related party	26,440	23,161
Management fee and other revenue	15,253	11,372
Management fee and other revenue, related party	147,916	132,448

Total revenues	755,347	700,841
OPERATING EXPENSES:
Cost of operations, excluding depreciation and amortization	639,898	626,150
General and administrative expenses	53,262	50,241
Depreciation and amortization	27,984	32,348
Loss on disposal of property and equipment	477	—

Total operating expenses	721,621	708,739

Equity in earnings of unconsolidated affiliates	49,835	47,890

INCOME FROM OPERATIONS	83,561	39,992

OTHER INCOME AND EXPENSES:
Interest expense	90,523	104,640
Loss on extinguishment of debt	—	703
Gain on imaging center sold, related party	—	(2,184)

Total other expenses	90,523	103,159

LOSS BEFORE INCOME TAXES	(6,962)	(63,167)
Income tax provision	11,452	5,874

NET LOSS AND COMPREHENSIVE LOSS	$(18,414)	$(69,041)

NET LOSS PER UNIT:
Weighted average units outstanding—Basic and diluted	625,744,837	625,156,603
Basic and diluted loss per unit	$(0.03)	$(0.11)

The accompanying notes are an integral part of these condensed consolidated financial statements.

LUMEXA IMAGING EQUITY HOLDCO, LLC

Condensed Consolidated Statements of Changes in Equity (Unaudited)

(in thousands, except common units)

	COMMON UNITS		ACCUMULATED DEFICIT	TOTAL MEMBERS’ EQUITY
	UNITS	AMOUNT
Balance at December 31, 2024	625,714,477	$745,610	$(583,956)	$161,654
Capital contributions	374,442	835	—	835
Unit-based compensation	—	23,032	—	23,032
Net loss	—	—	(18,414)	(18,414)

Balance at September 30, 2025	626,088,919	$769,477	$(602,370)	$167,107

Balance at December 31, 2023	625,411,786	$688,283	$(489,857)	$198,426
Capital contributions	188,341	420	—	420
Unit-based compensation	—	42,616	—	42,616
Net loss	—	—	(69,041)	(69,041)

Balance at September 30, 2024	625,600,127	$731,319	$(558,898)	$172,421

The accompanying notes are an integral part of these condensed consolidated financial statements.

LUMEXA IMAGING EQUITY HOLDCO, LLC

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	NINE MONTHS ENDED SEPTEMBER 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(18,414)	$(69,041)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	27,984	32,348
Amortization of operating lease right-of-use assets	11,162	11,237
Amortization of debt issuance costs	4,337	4,717
Loss on extinguishment of debt	—	703
Equity in earnings of unconsolidated affiliates	(49,835)	(47,890)
Distributions from investments in unconsolidated affiliates	41,223	58,791
Loss on disposal of property and equipment	477	—
Gain on imaging center sold, related party	—	(2,184)
Non-cash change in fair value of interest rate caps	—	1,274
Deferred income taxes	3,502	3,529
Unit-based compensation	23,032	42,616
Changes in operating assets and liabilities:
Accounts receivable	(7,206)	1,471
Accounts receivable, related party	2,189	(1,335)
Other receivables	(7,494)	690
Prepaid expenses	(6,687)	(5,098)
Other assets	(16,515)	(2,998)
Accounts payable	5,007	6,988
Accrued expenses and other current liabilities	(10,889)	(14,473)
Other liabilities	7,700	4,228
Operating lease liabilities	(9,602)	(10,156)

Net cash (used in) provided by operating activities	(29)	15,417

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of property and equipment	794	73
Purchases of property and equipment	(19,228)	(21,903)
Proceeds from sale of business	—	3,744
Proceeds from sale of business, related party	—	1,385
Contributions to investments in unconsolidated affiliates	(123)	—

Net cash used in investing activities	(18,557)	(16,701)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of debt issuance costs	—	(11)
Proceeds from long-term debt	2,818	10,329
Payments of long-term debt	(11,807)	(8,014)
Proceeds from revolving line of credit	5,000	30,000
Repayments of revolving line of credit	—	(30,000)
Proceeds from accounts receivable pledging arrangement	726	—
Payments of finance lease liabilities	(4,926)	(10,297)
Capital contributions	835	420

Net cash used in financing activities	(7,354)	(7,573)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(25,940)	(8,857)
CASH AND CASH EQUIVALENTS, beginning of period	26,131	20,186

CASH AND CASH EQUIVALENTS, end of period	$191	$11,329

Supplemental disclosure of cash flow information:
Cash paid for interest	$86,186	$98,649
Right-of-use assets obtained in exchange for new or modified operating lease liabilities	$4,719	$11,682
Equipment acquired under finance leases	$14,064	$3,941
Purchases of property and equipment in accounts payable and accrued expenses	$2,913	$145
Non-cash contributions to investments in unconsolidated affiliates	$—	$1,385

The accompanying notes are an integral part of these condensed consolidated financial statements.

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

September 30, 2025 and 2024

1. Organization and Nature of Business

Lumexa Imaging Equity Holdco, LLC (formerly US Radiology Specialists Holdings, LLC), together with its subsidiaries, (“Lumexa Imaging,” or “the Company”) is a network of diagnostic outpatient imaging centers in the United States, many of which are operated directly or indirectly through investments in unconsolidated affiliates with hospital partners. The investments in unconsolidated affiliates are accounted for using the equity method of accounting. The Company also has relationships with physician-owned radiology practices, which provide professional services to the Company and third-party hospitals. The Company has operations in 13 states.

The Company operates its business through two wholly owned subsidiaries: Lumexa Imaging, Inc. (formerly US Radiology Specialists, Inc., “LII”) and Lumexa Imaging Outpatient, Inc. (formerly US Outpatient Imaging Specialists, Inc., “LIOI”). The unaudited condensed consolidated financial statements include the accounts of Lumexa Imaging, its wholly owned subsidiaries and entities in which the Company has a controlling financial interest, also known as a variable interest entity (“VIE”). Generally accepted accounting principles in the United States of America (“GAAP”) require variable interest entities to be consolidated if an entity’s interest in the VIE is a controlling financial interest. See further discussion of VIEs in Note 2 “Summary of Significant Accounting Policies.”

2. Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Financial Statement Presentation

The condensed consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries and controlled affiliates that are considered to be VIEs for which the Company is the primary beneficiary. Investments in companies in which the Company has the ability to exercise significant influence, but not control, are accounted for under the equity method.

All intercompany accounts and transactions with consolidated entities, including VIEs, have been eliminated in consolidation. The Company does not have any components of other comprehensive income within its condensed consolidated financial statements, and, therefore, does not separately present a statement of comprehensive operations in its consolidated financial statements.

The Company presents equity in earnings from investments in unconsolidated affiliates as a component of operating income as the activities of the investees are closely aligned with the operations of the Company.

The Company has prepared the accompanying unaudited condensed consolidated financial statements in accordance with GAAP for interim financial information, and the rules and regulations of the Securities and Exchange Commission (“SEC”) applicable to interim financial reporting. Accordingly, these condensed consolidated financial statements do not include all of the information and footnotes required for complete annual financial statements and should be read in conjunction with the audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2024.

In the opinion of the Company, the accompanying unaudited condensed financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of its financial position as of September 30, 2025, and its results of operations and cash flows for the nine months ended September 30, 2025 and 2024. The condensed balance sheet at December 31, 2024, was derived from audited annual consolidated financial statements but does not contain all of the footnote disclosures from the annual consolidated financial statements.

The Company’s significant accounting policies are disclosed in the audited consolidated financial statements as of and for the year ended December 31, 2024. There have been no material changes in the Company’s significant accounting policies during the nine months ended September 30, 2025.

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

September 30, 2025 and 2024

Use of Estimates

The preparation of the unaudited condensed consolidated financial statements in conformity with GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the unaudited condensed financial statements and the reported amounts of revenue and expenses during the reporting period. The most significant assumptions and estimates underlying these unaudited condensed consolidated financial statements and accompanying notes involve calculation of the Company’s provision for price concessions reducing revenue, allowances on accounts receivable, the fair value of assets and liabilities acquired in business combinations, the fair value of common units issued in business combinations, useful lives of property and equipment, long-lived asset and goodwill impairment analyses, valuation allowance on deferred tax assets, and the fair value of equity incentive units. These estimates involve judgments with respect to numerous factors that are difficult to predict and are beyond management’s control. Although the Company believes its assumptions are reasonable, actual results could differ from those estimates.

Variable Interest Entities

GAAP requires an entity to consolidate a VIE if the entity is determined to be the primary beneficiary of the VIE. Under the VIE model, the primary beneficiary is the party that meets both the following criteria: it has (i) the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and (ii) the obligation to absorb the losses, or the right to receive benefits, from the VIE that could potentially be significant to the VIE. The Company determines whether the Company is the primary beneficiary of a VIE through a qualitative analysis. As the primary beneficiary, the VIE’s assets, liabilities and results of operations are included in the Company’s condensed consolidated financial statements (see Note 9 “Variable Interest Entities”). The creditors of the VIEs do not have recourse to the Company’s general credit, however, the Company may need to provide financial support to cover any operating expenses in excess of operating revenues in the VIEs. The Company performs ongoing reassessments of whether changes in the facts and circumstances regarding the Company’s involvement with a VIE will cause the consolidation conclusion to change. Changes in consolidation status are applied prospectively, if any.

The condensed consolidated financial statements include VIEs in which the Company is the primary beneficiary. Those VIEs include Charlotte Radiology, P.A. (“CRAD”), Connexia, LLC (“Connexia”), South Jersey Radiology Associates, P.A. (“South Jersey”), Radiology Associates of Burlington County, P.A. (“RABC”), Larchmont Imaging Associates, L.L.C. (“LIA”), Upstate Carolina Radiology, P.A. (“UCR”), and Windsong Radiology Group, P.C. (“Windsong”) (collectively, the “VIE Physician Practices”). Additionally, one of the Company’s wholly owned subsidiaries, American Health Imaging, Inc. (“AHI”), provides management and administrative services to five unaffiliated physician-owned imaging centers which use the AHI name (“Franchise Centers”). The Franchise Centers are also considered VIEs that the Company consolidates. Transactions with VIEs are eliminated in consolidation.

Revenues

Net Patient Service Revenue

The Company’s revenues are generated by providing diagnostic imaging services (i.e. scans) and physician interpretation services (i.e. reads) to patients within outpatient imaging centers. The Company also earns professional services revenue where revenue is earned by providing physician interpretation services to patients at hospitals or other sites of care. The contractual relationships with patients (i.e., the customers), in most cases, also involve a third-party payor. Third-party payors include entities such as Medicare, Medicaid, managed care health plans and commercial insurance companies. The fees for the services provided are dependent upon the terms provided by Medicare and Medicaid, or negotiated with managed care health plans and commercial insurance companies.

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

September 30, 2025 and 2024

The following table disaggregates net patient service revenue by major third-party payor source for the nine months ended September 30, 2025 and 2024:

	NINE MONTHS ENDED SEPTEMBER 30,
	2025	2024
Commercial insurance	58%	57%
Government—Medicare	23%	24%
Government—Medicaid	5%	4%
Attorney liens	4%	4%
Self-pay	3%	4%
Other third-party payors	7%	7%

	100%	100%

Accounts Receivable

Accounts receivable represent charges to patients, third-party insurance payors, government-sponsored payors, and other payors for which payment has not been received. The Company continuously monitors collections from payors based upon specific payor collection issues that it has identified and historical experience. While changes in estimated reimbursement from third-party payors remain a possibility, the Company expects that any such changes would be minimal and, therefore, would not have a material effect on its financial condition or results of operations.

The Company’s collection policies and procedures are based on the type of payor, size of claim, and estimated collection percentage for each modality. The Company analyzes accounts receivable at each of its operating companies to ensure the proper collection and aged category. Collection efforts include direct contact with third- party payors or patients, written correspondence, and the use of legal or collection agency assistance, as required.

The Company’s payor classes and their respective percentages of accounts receivable as of September 30, 2025 and December 31, 2024 were as follows:

	SEPTEMBER 30, 2025	DECEMBER 31, 2024
Commercial insurance	43%	43%
Attorney liens	35	36
Government—Medicare	11	11
Government—Medicaid	3	3
Self-pay	1	1
Other third-party payors	7	6

	100%	100%

Attorney liens represent patient accounts receivable related to ongoing litigation between third parties, in which the Company has been contracted to provide imaging services. The Company is not directly involved in the ongoing litigation. Payment is not made until litigation is completed, which can exceed 36 months. Other third-party payors include government plans (excluding Medicare and Medicaid), workers’ compensation, and contract plans.

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

September 30, 2025 and 2024

Concentration of Credit Risk and Significant Customers

No single customer exceeded 10% of net patient service revenue during the nine months ended September 30, 2025 and 2024.

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents, and accounts receivable. The Company maintains its cash balances principally in major financial institutions. The cash is subject to credit risk to the extent that the balances exceed the Federal Deposit Insurance Corporation (“FDIC”) insured limit of $250,000.

Management regularly considers its ability to collect outstanding receivable balances. The Company receives payments for services rendered from federal and state agencies (under the Medicare and Medicaid programs), managed care health plans, commercial insurance companies, employers, attorneys, and patients.

The Company recognizes that revenues and receivables from commercial payors and government agencies are significant to its operations but does not believe there are significant credit risks associated with these counterparties.

The Company owns 49% of an investment in an unconsolidated affiliate, BTDI JV, LLP (“BTDI”), which makes up 71% and 72% of management fees and other revenue, related party, during the nine months ended September 30, 2025 and 2024, respectively, and 52% and 70% of accounts receivable, related party, as of September 30, 2025 and December 31, 2024, respectively. Refer to Note 11 “Related Party Transactions” for further discussion on the related party relationships.

Goodwill and Intangible Assets

Goodwill represents the excess of the fair value of the consideration conveyed in the acquisition over the fair value of net assets acquired. The Company uses estimates and judgments to measure the fair value of identifiable assets acquired and liabilities assumed.

Intangible assets with finite lives, such as facility contracts, management services agreements and trade names, along with intangible assets with indefinite lives, such as certificates of need are recognized apart from goodwill at the time of acquisition based on the contractual-legal and severability criteria established in the accounting guidance for business combinations. Intangible assets with finite lives are amortized over periods ranging from three to ten years utilizing the straight-line method, which represents the estimated useful life.

Goodwill and indefinite-lived intangible assets are assessed for impairment annually on October 1, or when specific circumstances may be present, between annual tests. We tested goodwill and indefinite-lived intangible assets for impairment on October 1, 2024 noting no impairment during the nine months ended September 30, 2024, and we have not identified any interim indicators of impairment through September 30, 2025.

Medical Malpractice Accrual Liability

In the ordinary course of business, professional liability claims have been asserted against the Company by various claimants. These claims are in various stages of processing or, in certain instances, are in litigation. In addition, there are known incidents, and there also may be unknown incidents, which may result in the assertion of additional claims. The Company has accrued its best estimate of both asserted and unasserted claims based on actuarially determined amounts. These estimates are subject to the effects of trends in loss severity and frequency, and ultimate settlement of professional liability claims may vary significantly from estimated amounts. The associated liabilities are recorded on a gross basis within accrued expenses for those that are estimated to be settled in the near term and within other liabilities for those expected to be settled over a longer duration. Management believes that its accrual for claims incurred but not reported obligations is adequate as of September 30, 2025 and December 31, 2024.

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

September 30, 2025 and 2024

Deferred Transaction Costs

Deferred transaction costs consist of direct incremental legal, accounting, and consulting fees relating to the Company’s initial public offering (the “IPO”). The deferred transaction costs will be offset against the IPO proceeds upon the completion of the offering. As of September 30, 2025, there were $5.4 million of deferred transaction costs capitalized in other assets in the condensed consolidated balance sheets. There were no deferred offering costs recorded as of December 31, 2024.

Secured Borrowings

For the purposes of securing short-term financing, the Company (“the transferor”) treats accounts receivable pledging arrangements with third-party financing entities (“transferees” or “secured parties”) in accordance with Accounting Standards Codification (“ASC”) Topic 860, Transfers and Servicing. A transfer of noncash financial assets that does not meet the conditions for sale accounting is a secured borrowing. As the Company retains all rights to collections on the pledged receivables, the Company will account for its accounts receivable pledging arrangements as secured borrowings, and the Company will recognize the transferred noncash financial assets as a unit of account separate from the liabilities recognized for the secured borrowing (i.e., presented as a current liability within the condensed consolidated balance sheet). The Company has elected the fair value option to account for these secured borrowings. For further information on the Company’s election of the fair value option refer to the Fair Value Measurements significant accounting policy below and Note 4 “Long-Term Debt” for the financial assets and liabilities that are recorded at fair value on a recurring basis within the consolidated balance sheets.

Fair Value Measurements

The Company measures certain assets and liabilities at fair value, which is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The criticality of a particular fair value estimate to the Company’s consolidated financial statements depends upon the nature and size of the item being measured, the extent of uncertainties involved, and the nature and magnitude or potential effect of assumptions and judgments required. Certain fair value estimates can involve significant uncertainties and require significant judgment on various matters, some of which could be subject to reasonable disagreement.

Inputs used to measure fair value are categorized into the following hierarchy:

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2

Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity, but which are significant to the fair value of the assets or liabilities as determined by market participants.

The Company holds various financial instruments that are not required to be recorded at fair value. For cash, accounts receivable, accounts payable, and short-term debt the carrying amounts approximate fair value due to the short maturity of these instruments. See Note 4 “Long-Term Debt” for further information on assets and liabilities measured at fair value.

Income Taxes

The Company is organized as a partnership for federal income tax purposes and thus pays no federal income tax at the Company level. Since the Company wholly owns two separate tax consolidated groups (LII and LIOI), it reports its provision for income taxes as computed based upon the reported amount of income before income taxes for each of the taxable corporations. As the two corporate tax groups are not consolidated under one tax filing, the tax accounts included in the unaudited condensed consolidated financial statements are a combination of those two corporate tax groups, the sum of which may not equal the same amount as if those entities were to file a consolidated return.

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

September 30, 2025 and 2024

The Company calculates income taxes at each interim reporting period based on the estimated annual effective tax rate for the full year, adjusted for any discrete events which are recorded in the period they occur. Cumulative adjustments to the income tax provision are recorded in the interim reporting period in which a change in the estimated annual effective tax rate is determined.

Segment Reporting

The Company prepares its segment reporting in accordance with Accounting Standards Codification (“ASC”) Topic 280, Segment Reporting, which establishes standards for entities reporting information about the operating segments and geographic areas in which they operate. The Company’s products and operations are managed and reported in two operating segments: Outpatient Imaging Centers (“Outpatient”) and Professional Services (“Professional”). The Company’s Chief Executive Officer, who is its Chief Operating Decision Maker (“CODM”), reviews the segments’ performance for the purpose of making operating decisions, assessing financial performance, and deciding how to allocate resources.

As of September 30, 2025 and December 31, 2024, all of the Company’s long-lived assets were located in the United States, and for the nine months ended September 30, 2025 and 2024, all revenue was earned in the United States.

Recent Accounting Pronouncements

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which expands income tax disclosure requirements to include additional information related to the rate reconciliation of effective tax to statutory rates, as well as additional disaggregation of taxes paid in both U.S. and foreign jurisdictions. The amendments in the ASU also remove disclosures related to certain unrecognized tax benefits and deferred taxes. ASU No. 2023-09 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2024, and is applicable to the Company in fiscal 2025. We will adopt this ASU prospectively for the year ending December 31, 2025. The adoption of this guidance will not affect the Company’s consolidated results of operations, financial position, or cash flows. The Company is currently evaluating the standard to determine its impact on the Company’s disclosures.

In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income— Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires the disclosure of information about certain costs and expenses that are included in relevant expense captions on the face of the income statement. The amendments require disclosure of specific expense categories in the notes to the financial statements for both interim and annual reporting periods. The amendment also requires disaggregated information about certain prescribed expense categories underlying any relevant income statement expense caption. ASU No. 2024-03 is effective for annual periods beginning after December 15, 2026 and interim periods beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the impact the adoption of this guidance will have on its consolidated financial statement disclosures.

In September 2025, the FASB issued ASU No. 2025-06, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Accounting for and Disclosure of Internally Developed Software, which provides updated guidance on the recognition, measurement, and disclosure of costs incurred in connection with internally developed software. The new standard is intended to align accounting practices for software that is developed in-house with recent advancements in technology and current industry practices. ASU 2025-06 is effective for annual reporting periods beginning after December 15, 2025, and interim periods within those annual periods. Early adoption is permitted. The Company is currently evaluating the impact of ASU 2025-06 on its consolidated financial statements and related disclosures.

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

September 30, 2025 and 2024

3. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following (in thousands):

	SEPTEMBER 30, 2025	DECEMBER 31, 2024
Accrued compensation and benefits	$38,245	$56,763
Contract labor	5,677	6,320
Medical claims payable	2,881	2,084
Profit sharing plan	11,778	14,567
Medical malpractice accrual	6,694	5,033
Taxes payable	10,942	4,036
Accrued professional fees	2,226	2,400
Severance accrual	656	1,769
Other accrued expenses	21,986	15,482

Total	$101,085	$108,454

4. Long-Term Debt

The following is a summary of the Company’s debt as of September 30, 2025 and December 31, 2024 (in thousands):

	SEPTEMBER 30, 2025	DECEMBER 31, 2024
Senior secured term loan	$1,191,191	$1,200,215
Promissory notes	16,407	16,372
Revolving credit facility	5,000	—
Accounts receivable pledging arrangement	726	—

Total debt obligations	1,213,324	1,216,587
Less debt issuance costs and discount	(11,557)	(15,506)

Debt, net of debt issuance costs	1,201,767	1,201,081
Less accounts receivable pledging arrangement	(726)	—
Less current maturities of long-term debt	(21,445)	(16,001)

Long-term debt, less current maturities	$1,179,596	$1,185,080

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

September 30, 2025 and 2024

Scheduled maturities of long-term debt as of September 30, 2025, excluding the Accounts Receivable Pledging Arrangement and outstanding borrowings under the Company’s revolving line of credit, were as follows (in thousands):

2025 (remaining 3 months)	$4,066
2026	16,562
2027	1,181,038
2028	3,888
2029	1,564
Thereafter	480

Total	$1,207,598

Senior Secured Credit Facility

On December 15, 2020, the Company entered into a senior secured credit agreement (the “Credit Agreement”) consisting of a secured term loan facility of $790 million and a secured revolving line of credit of $165 million. The term loan is scheduled to mature on December 15, 2027, and the revolving line of credit is scheduled to mature on September 15, 2027. On December 31, 2021, the Company entered into Incremental Amendment No. 1 (the “First Amendment”) to its Credit Agreement. The First Amendment consisted of an additional $450 million incremental term loan. All other terms of the credit agreement remained unchanged. On March 21, 2023, the Company entered into Amendment No. 2 (the “Second Amendment”) to its Credit Agreement. The Second Amendment transitioned the term loan benchmark interest rate from Eurodollar to Secured Overnight Financing Rate (SOFR) interest pricing. The term loan provides for quarterly payments of principal in the amount of $3.1 million. On July 16, 2024, the Company entered into Amendment No. 3 (the “Third Amendment”) to its Credit Agreement. The Third Amendment reduced the term loan interest rate to SOFR, plus 4.75% per annum (where the applicable SOFR rate has a 0.5% floor). On November 22, 2024, the Company entered into Amendment No. 4 (the “Fourth Amendment”) to its Credit Agreement. The Fourth Amendment extended the maturity to the revolving credit facility to September 15, 2027. As of September 30, 2025 and December 31, 2024, the interest rate on the Company’s term loan was 9.05% and 9.35%, respectively.

The revolving credit facility bears interest at the Prime Rate, plus 3.00% or SOFR, plus 4.00%. As of September 30, 2025 and December 31, 2024, the interest rate on the revolving credit facility was 10.25% and 10.50%, respectively. Additionally, a commitment fee accrues per annum on the unused revolver commitments. The fee varies based on the Company’s leverage ratio. As of September 30, 2025 and December 31, 2024, the unused commitment fee was 0.50%. Any borrowings under the revolving line of credit that we intend to repay within twelve months are classified as current within the condensed consolidated balance sheet. As of September 30, 2025, there was $5.0 million in outstanding borrowings under the Company’s revolving line of credit, whereby the entirety of the commitment outstanding is intended to be repaid within twelve months. No amounts were outstanding on the Company’s revolving line of credit as of December 31, 2024.

The fair value of the Company’s Senior Secured Term Loan, which is classified within Long Term Debt on the consolidated balance sheets, was $1.2 billion as of both September 30, 2025 and December 31, 2024.

Covenants

The Credit Agreement contains various restrictive covenants, including financial covenants that limit the Company’s ability and the ability of its subsidiaries to incur additional debt, pay dividends and other distributions, and engage in certain other transactions as specified therein. Failure to comply with these covenants could constitute an event of default notwithstanding the Company’s ability to meet its debt service obligations. The Company’s financial covenant is only triggered if outstanding revolving credit exposure exceeds 35% of the aggregate principal amount of the revolving line of credit on the last day of the reporting period (quarterly). If the covenant is triggered, the Company’s consolidated net leverage ratio on the last day of the test period shall not exceed 8.75 to 1. At September 30, 2025, the Company’s outstanding revolving credit exposure did not exceed 35% of the aggregate

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

September 30, 2025 and 2024

principal amount of the revolving line of credit and, therefore, did not trigger the covenant. The Credit Agreement includes various customary remedies for the lenders following an event of default. The Company was in compliance with all applicable covenants in the Credit Agreement as of September 30, 2025 and December 31, 2024.

The Company’s borrowings under the Credit Agreement are guaranteed by LII and LIOI and each wholly owned subsidiary, subject to certain exceptions. Substantially all of the assets of the Company are pledged as collateral in connection with the Credit Agreement.

Promissory Notes

The Company has financed the acquisition of certain medical equipment and leasehold improvements under promissory notes. The promissory notes bear interest at rates ranging from 8.75% to 12.35% per annum and mature at various times through October 2030. The promissory notes are collateralized by property and equipment of the Company and given the nature of the promissory notes, it was determined that the fair value approximates carrying value.

Accounts Receivable Pledging Arrangement

In August 2025, the Company entered into an accounts receivable pledging arrangement (the “AR Pledging Arrangement”) with a third-party financing company (the “Financer”) involving an initial amount of $1.5 million of its accounts receivable. The final payment of the pledged accounts receivable will be settled through the judicial system (i.e., litigation between third parties), rather than by the associated patient or insurance company (the “Legal AR”). Under the AR Pledging Arrangement, the Company pledges certain of its Legal AR to the Financer in exchange for an advance cash payment in an amount equal to a predefined percentage multiplied by the amount due under such Legal AR. The AR Pledging Arrangement does not qualify for sale accounting, and the amounts received are reported as collateralized borrowings. Accordingly, the related assets remain on the Company’s condensed consolidated balance sheet and continue to be accounted for as if the transfer had not occurred. Through September 30, 2025, $0.7 million has been borrowed by the Company from the Financer under the AR Pledging Arrangement and the amount is reported as a current liability within the condensed consolidated balance sheet.

The Financer also acts as a servicer of the Legal AR over its remaining life and, upon settlement and collection on the Legal AR, the Company owes the Financer a servicing fee that is equal to a predefined percentage multiplied by the amount of cash collected. Until settlement and collection, the Legal AR under this arrangement is recognized by the Company and used to secure the borrowing from Financer. The Company has elected to account for the secured borrowing by utilizing the fair value option. There have been no material changes in the fair value of the secured borrowing as of September 30, 2025. Therefore, no mark to market adjustment has been recognized for the three-month period ended September, 30, 2025.

5. Income Taxes

For the nine months ended September 30, 2025 and 2024, income tax expense was $11.5 million and $5.9 million, respectively. The Company’s effective tax rate for the nine months ended September 30, 2025 was (164.5)%, compared to (9.3)% for the same period in 2024. The difference in the effective tax rate is primarily due to changes in the pretax income or loss among different tax-paying components in the consolidated financial statements and the related impact to state taxes and the valuation allowance.

There have been no material changes to the Company’s deferred tax assets, deferred tax liabilities, or valuation allowance since December 31, 2024. The Company continues to maintain a valuation allowance against certain deferred tax assets, as discussed in the Company’s audited consolidated financial statements for the year ended December 31, 2024.

As of September 30, 2025 and December 31, 2024, the Company had no uncertain tax positions requiring accrual. The Company has concluded on all U.S. federal income tax matters for years through 2020, but there has been no conclusion on state and local income tax matters for years since the Company’s inception.

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

September 30, 2025 and 2024

On July 4, 2025, the “One Big Beautiful Bill” (H.R. 1) was enacted into law. This legislation included broad changes to individuals, businesses, and international income tax provisions. Key components most applicable to the Company include the restoration of favorable tax treatment for depreciation and interest expense. The Company evaluated the legislation and it did not result in a material impact to its income tax expense or deferred income tax positions as of and for the period ended September 30, 2025. However, it has allowed the Company to realize a tax benefit for more current year interest expense in the period ended September 30, 2025.

6. Unit-Based Compensation

Common Units

The Company has authorized and issued to the Holding Companies 169.3 million common units, for the purpose of granting equity with vesting conditions to the Company’s employees. Contemporaneously with these grants, the Holding Companies issued their own equity, representing 169.3 million Lumexa Imaging common units. Of these common units, 44.4 million common units with a grant date fair value of $61.3 million vested during the nine months ended September 30, 2025, and 6.3 million common units, with a grant date fair value of $10.2 million, vested during the nine months ended September 30, 2024. Common unit award transactions for the nine months ended September 30, 2025 were as follows:

	NUMBER OF UNITS	WEIGHTED- AVERAGE GRANT DATE FAIR VALUE
Nonvested as of December 31, 2024	94,945,757	$2.08
Granted	782,877	2.23
Vested	(44,432,266)	1.38
Forfeited or cancelled	(782,877)	2.90

Nonvested as of September 30, 2025	50,513,491	$2.69

The Company recognized $21.3 million and $36.9 million of unit-based compensation expense related to common units subject to vesting for the nine months ended September 30, 2025 and 2024, respectively.

As of September 30, 2025, there was $31.9 million of unrecognized compensation expense related to common units recognizable over a remaining weighted-average period of 1.2 years.

Incentive Units

There were 70,872,434 and 75,504,935 time-based incentive units authorized and outstanding as of September 30, 2025 and December 31, 2024, respectively.

In addition, there were 41,681,731 and 35,164,481 incentive units with service, performance, and market conditions authorized and outstanding as of September 30, 2025 and December 31, 2024, respectively. The compensation expense related to these incentive units is recognized when it is deemed probable that the performance criteria will be achieved. At September 30, 2025 and December 31, 2024, the achievement of the performance-based criteria was not determined to be probable. As such, no compensation expense has been recorded from the grant date for these incentive units through September 30, 2025 and December 31, 2024.

The Company recognizes forfeitures of incentive units based on the actual number of forfeitures. The Company recognized $1.8 million and $5.7 million of unit-based compensation expense related to incentive units for the nine months ended September 30, 2025 and 2024, respectively. As of September 30, 2025, there was $12.1 million of

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

September 30, 2025 and 2024

unrecognized compensation expense related to incentive units with service conditions recognizable over a remaining weighted-average period of 3.9 years, and $14.7 million of unrecognized compensation expense related to the incentive units with an improbable performance condition.

The weighted-average grant-date fair values for both time-based and performance-based incentive unit awards was $0.44 per unit for both the nine months ended September 30, 2025 and 2024.

Incentive unit award transactions for the nine months ended September 30, 2025 were as follows:

	NUMBER OF UNITS	WEIGHTED- AVERAGE GRANT DATE FAIR VALUE
Nonvested as of December 31, 2024	67,894,079	$0.46
Granted	36,515,000	0.44
Vested	(5,727,249)	0.42
Forfeited	(31,062,751)	0.51

Nonvested as of September 30, 2025	67,619,079	$0.43

7. Commitments and Contingencies

Bonus and Retention Agreements

During 2024, the Company entered into bonus and retention agreements with certain employees (“bonus agreements”). One half of an employee’s bonus amount was service-based and vested as of June 30, 2025. The other half of the bonus amount was performance-based and vested upon the occurrence of a sale of the Company (the “Sale”). In June 2025, the portion of the bonus agreement that aligned to a potential future Sale was amended. The Sale portion of the bonus will now vest with an employee’s continued service to the Company through June 30, 2027 even if no Sale occurs. Consistent with the original bonus agreements, vesting accelerates if a Sale occurs prior to June 30, 2027, and the employee is still employed through the close date of the Sale. The bonus will be paid in cash if vesting occurs due to a Sale or the employee’s continued service through June 30, 2027. The performance-based vesting provisions were also amended to add another vesting provision if the Company completes an initial public offering (“IPO”) prior to June 30, 2027. If the employee remains employed through the closing date of the IPO, the bonus will be awarded in an equivalent value of restricted stock units (“RSUs”) of the public entity. Such RSUs would vest a year following the IPO date but are forfeited if the employee does not remain employed through this period.

The Company recognized compensation expense over the required service periods under the agreement terms totaling $5.7 million and $7.2 million for the nine months ended September 30, 2025 and 2024, respectively. The amounts related to the bonus agreements included in accrued expenses and other current liabilities as of September 30, 2025 and December 31, 2024 are $0.6 million and $11.2 million, respectively. Additionally, $0.8 million is recorded within long-term other liabilities as of September 30, 2025. The Company paid $15.0 million to employees related to the original service-based part of the bonus agreement in July 2025 subsequent to its vesting on June 30, 2025.

Regulatory Oversight

The Company expects that audits, inquiries, and investigations from government authorities and agencies will occur in the ordinary course of business.

Such audits, inquiries, and investigations and their ultimate resolutions, individually or in the aggregate, could have a material adverse effect on the Company’s business, financial conditions, results of the operations, and cash flows.

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

September 30, 2025 and 2024

The Company has not recorded a reserve for these matters as of September 30, 2025 and December 31, 2024, as the variables affecting any potential eventual liability depends on the current unknown facts and circumstances that arise out of, and are specific to, any particular future audit, inquiry, and investigation and cannot be reasonably estimated at this time. Management believes that the resolution of all current regulatory matters will not result in a material impact to the Company’s financial condition, results of operation, or cash flows.

Legal Proceedings

The Company is subject to various legal proceedings claims, medical malpractice claims and regulatory tax inquiries and investigations that arise in the ordinary course of its business. With respect to these matters, the Company evaluates the developments on a regular basis and accrues a liability when we believe a loss is probable and the amount can be reasonably estimated. Based on current information, the Company does not believe that reasonably possible or probable losses associated with pending legal proceedings would, either individually or in the aggregate, have a material adverse effect on business and unaudited condensed consolidated financial statements. However, the outcome of these matters is inherently uncertain.

8. Defined Contribution Plan

The Company sponsors a profit-sharing plan whereby certain employees who have completed at least one month of service, including at least one hour of service during that period of time, are eligible to participate. Company contributions are in accordance with the plan document. The plan includes a 401(k) feature whereby employees may contribute varying percentages, or flat dollar amounts of their annual compensation, up to the maximum allowable amounts by the Internal Revenue Service on a tax-deferred basis. Total expense for the plan was $18.3 million and $18.0 million for the nine months ended September 30, 2025 and 2024, respectively.

9. Variable Interest Entities

The Company’s VIEs consist of both VIE Physician Practices and Franchise Centers.

VIE Physician Practices

The VIE Physician Practices are wholly owned, from an equity ownership perspective and for certain regulatory reasons, by certain physicians (the “Physician Owners”) who are employed by the Company or a VIE Physician Practice. The VIE Physician Practices were established to operate as medical radiology practices and provide their patients with professional interpretation services. At various points between 2018 and 2023, via the establishment or acquisition of management service organizations (“MSOs”) and execution of administrative service agreements (“ASAs”) and other contractual agreements, the Company acquired a controlling financial interest in the VIE Physician Practices (described below in detail). Through the ASAs, the MSOs have exclusive responsibility for the provision of non-medical services required for the day-to-day operation and management of each of the VIE Physician Practices, including establishing annual capital and operating budgets, and making recommendations to the VIE Physician Practices in establishing the guidelines for the employment and compensation for the physicians and other employees of the VIE Physician Practices. Via other contractual agreements, the Company has the right to designate an appropriate licensed person(s) to purchase the equity interest of the VIE Physician Practices for nominal amount in the event of a transfer event at the Company’s discretion.

In assessing whether the Company should consolidate the VIE Physician Practices, the Company evaluated whether it has a variable interest in the VIE Physician Practices, whether the VIE Physician Practices are VIEs, and whether the Company has a controlling financial interest in the VIE Physician Practices. The Company concluded that it has variable interests in the VIE Physician Practices on the basis that the Company has the right to receive income as an ongoing management fee under the ASAs, which effectively absorbs all of the residual interests of the VIE Physician Practices. The Company also has the implicit obligation to absorb losses of the VIE Physician Practices and to additionally provide, in certain circumstances, cash advances to the VIE Physician Practices if the VIE Physician Practices have insufficient funds. The Company did not provide any such cash advances to the VIE Physician

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

September 30, 2025 and 2024

Practices during the nine months ended September 30, 2025 and 2024. The Company determined the VIE Physician Practices are VIEs due to insufficient equity at risk and/or the holders of the equity at risk in the VIE Physician Practices (i.e., the Physician Owners) lacking the power, through voting rights or similar rights, to direct the activities that most significantly impact the VIE Physician Practices’ economic performance.

The contractual arrangements described above allow the Company to direct the activities that most significantly impact the economic performance of the VIE Physician Practices. Accordingly, the Company is the primary beneficiary of the VIE Physician Practices and consolidates the VIE Physician Practices under the VIE model.

The tables below illustrate the assets and liabilities of the VIE Physician Practices (in thousands):

	AS OF SEPTEMBER 30, 2025	AS OF DECEMBER 31, 2024
	VIE PHYSICIAN PRACTICES	VIE PHYSICIAN PRACTICES
Assets
Current assets	$60,097	$53,112
Non-current assets	199,744	190,406

Total assets of consolidated VIEs	259,841	243,518

Liabilities
Current liabilities	16,534	20,558
Non-current liabilities	31,518	28,253

Total liabilities of consolidated VIEs	48,052	48,811

Total net assets of consolidated VIEs	$211,789	$194,707

Franchise Centers

The Franchise Centers operate as franchisees of American Health Imaging, Inc. (“AHI”) and are wholly owned, from an equity ownership perspective and for certain regulatory reasons, by certain radiologists (the “Franchisees”) who have contracts with and provide clinical services to the patients of the Franchise Centers. The Franchise Centers were established to operate as medical radiology practices and imaging centers offering patients MRI, CT, and ultrasound imaging services. Through the franchise agreements and management service agreements (“MSAs”), AHI has exclusive responsibility for the provision of non-medical services required for the day-to-day operation and management of each of the Franchise Centers, including establishing annual capital and operating budgets and makes recommendations to the Franchise Centers in establishing the guidelines for the physicians and other employees of the Franchise Centers. The franchise agreements also restrict the Franchisees’ ability to transfer the ownership interest without AHI’s approval.

In assessing whether AHI should consolidate the Franchise Centers, the Company evaluated whether AHI holds a variable interest in the Franchise Centers, if the Franchise Centers are VIEs, and whether AHI has a controlling financial interest in the Franchise Centers. The Company concluded that AHI has the right to receive income as an ongoing management fee under the MSAs, which effectively absorbs all of the residual interest of the Franchise Centers. AHI also has the implicit obligation to absorb losses of the Franchise Centers and to additionally provide, in certain circumstances, cash advances to the Franchise Centers, if the Franchise Centers have insufficient funds. AHI did not provide any such cash advances to the Franchise Centers during the nine months ended September 30, 2025 and 2024. The Company determined that the Franchise Centers are considered VIEs because their equity at risk is insufficient to finance their activities without additional support.

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

September 30, 2025 and 2024

The contractual arrangements above allow AHI to direct the activities that most significantly impact the Franchise Centers’ economic performance. Thus, AHI is the primary beneficiary and consolidates the Franchise Centers.

Total assets and liabilities included in the Company’s unaudited condensed consolidated balance sheets associated with the Franchise Centers were $7.1 million and $5.9 million and $5.0 million and $4.1 million, respectively, at September 30, 2025 and December 31, 2024.

As a direct result of the nominal initial equity contributions by the Physician Owners and the Franchisees and the provisions of the contractual arrangements described above, the interests held by the noncontrolling interest holders of the Company’s VIEs (inclusive of the VIE Physician Practices and the Franchise Centers) lack economic substance and do not provide them with any right to participate in residual profits or losses generated by the Company’s VIEs. These rights are instead implicit in the corporate governance laws governing the relevant VIE’s constitutive documents by virtue of the fact that such noncontrolling interest holders are the sole owners of the equity of the relevant VIE. However, after paying relevant expenses, including clinical staff salaries as well as administrative service fees to the Company, the VIEs do not have residual profits remaining. Additionally, because the Company absorbs all expected losses of its VIEs through its deferral of administrative service fees and the Company expects that its VIEs will continue to have a shortfall on their payment of such administrative service fees, noncontrolling interest holders in the VIEs are not expected to be allocated any residual profits, losses, dividends or liquidation proceeds. Therefore, the noncontrolling interests in the VIEs have no material value and the income and expenses recognized by the VIEs are attributable in totality to the Company.

The Company has not identified any VIEs during the nine months ended September 30, 2025 and 2024, for which the Company determined that it is not the primary beneficiary and thus did not consolidate. No VIEs were deconsolidated during the nine months ended September 30, 2025 and 2024.

10. Investments in Unconsolidated Affiliates

BTDI

Touchstone Imaging of Mesquite, LLC (“TMI”), a wholly owned subsidiary of LIOI, and Baylor University Medical Center (BUMC) own a 49% and 51% interest, respectively, in BTDI JV, LLP (“BTDI”). The Company accounts for TMI’s non-controlling interest in the investment in unconsolidated affiliate under the equity method of accounting.

All Others

The Company’s other investments in unconsolidated affiliates include Carolinas Imaging Services, LLC (“CIS”), Virtua Adult Imaging Services at Vorhees, LLC (“Virtua JV”), SCLTDI JV, LLC (“SCLTDI”), IH-USRS Imaging, LLC (“IH-USRS”), RLC, LLC, (“RLC”), and Tucson Medical Imaging Partners, LLC (“TMIP”). In September 2025, the Company entered into a new investment in unconsolidated affiliate, UPMCTDI JV, LLC (“UPMCTDI”), for which the activity through September 30, 2025 has not been material. The Company has ownership interests in these entities ranging from 30% to 50%. The Company accounts for these investments in unconsolidated affiliates under the equity method of accounting.

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

September 30, 2025 and 2024

The following is a summary of statements of income for the investments in unconsolidated affiliates on an aggregated basis for the nine months ended September 30, 2025 and 2024 (in thousands):

	NINE MONTHS ENDED SEPTEMBER 30,
	2025			2024
	BTDI	ALL OTHERS	TOTAL	BTDI	ALL OTHERS	TOTAL
Income statement:
Revenues	$303,015	$117,788	$420,803	$279,422	$109,459	$388,881
Expenses	217,157	96,252	313,409	198,373	86,775	285,148

Net income	$85,858	$21,536	$107,394	$81,049	$22,684	$103,733

Company’s share of net income	$41,011	$10,324	$51,335	$38,679	$10,711	$49,390
Amortization of basis difference	(1,500)	—	(1,500)	(1,500)	—	(1,500)

Equity in earnings of unconsolidated affiliates	$39,511	$10,324	$49,835	$37,179	$10,711	$47,890

11. Related Party Transactions

Net patient service revenue, related party

The Company provides diagnostic imaging and radiology services to its unconsolidated affiliates, which include CIS, BTDI, SCLTDI and IH-USRS based on service agreements. The Company recorded patient revenue of $26.4 million and $23.2 million related to these services during the nine months ended September 30, 2025 and 2024, respectively, which is included in Net patient service revenue, related party in the unaudited condensed consolidated statements of operations. The Company has a receivable from these investments in unconsolidated affiliates in the amount of $3.1 million and $2.4 million as of September 30, 2025 and December 31, 2024, respectively, which is included in Accounts receivable, related party in the unaudited condensed consolidated balance sheets.

Management fee revenue and other, related party

Pursuant to existing management service agreements with BTDI, the Company provides management and administrative services based on management service agreements including staff and administrative support to their investments in unconsolidated affiliates. A large portion of this revenue relates to BTDI, where the Company recorded revenue of $105.1 million and $94.8 million during the nine months ended September 30, 2025 and 2024, respectively, which is included in Management fee and other revenue, related party in the unaudited condensed consolidated statements of operations. The Company has a receivable from BTDI in the amount of $9.0 million and $14.7 million as of September 30, 2025 and December 31, 2024, respectively, which is included in Accounts receivable, related party in the unaudited condensed consolidated balance sheets.

For all other investments in unconsolidated affiliates, the Company recorded management fees of $41.1 million and $35.8 million, during the nine months ended September 30, 2025, and 2024, respectively, which is included in Management fee and other revenue, related party in the unaudited condensed consolidated statements of operations. The Company has a receivable from these investments in unconsolidated affiliates in the amount of $8.1 million and $5.6 million as of September 30, 2025 and December 31, 2024, respectively, which is included in Accounts receivable, related party in the unaudited condensed consolidated balance sheets.

The Company also provides management services and administrative services based on management service agreements to Atrium Health and its subsidiaries. The revenue for such services earned from Atrium Health was

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

September 30, 2025 and 2024

$1.7 million during both the nine months ended September 30, 2025 and 2024, and is included in Management fee and other revenue, related party in the unaudited condensed consolidated statements of operations due to Atrium’s ability to serve on the board of the Company. Atrium owed the Company $1.0 million and $0.6 million as of September 30, 2025 and December 31, 2024, respectively, for such services, which are included in Accounts receivable, related party in the unaudited condensed consolidated balance sheets.

Unsecured Debt

The Company’s borrowings under the Credit Agreement are guaranteed by LII and LIOI and each wholly owned subsidiary, subject to certain exceptions. In addition, the Credit Agreement allows the Company to guarantee, post collateral (e.g., security deposits) or issue letters of credit to creditors of the VIEs. Refer to Note 4 “Long-Term Debt” for further information.

12. Net Loss Per Unit

The following table sets forth the computation of basic and diluted net loss per unit for the periods indicated (in thousands, except for unit and per unit data):

	NINE MONTHS ENDED SEPTEMBER 30,
	2025	2024
Numerator:
Net loss	$(18,414)	$(69,041)
Denominator:
Weighted-average common units outstanding, basic and diluted	625,744,837	625,156,603
Net loss per unit attributable to common unit holders:

Basic and diluted	$(0.03)	$(0.11)

The following outstanding units of potentially dilutive securities were excluded from the computation of diluted net loss per unit because including them would have had an anti-dilutive effect:

	NINE MONTHS ENDED SEPTEMBER 30,
	2025	2024
Incentive units (Note 6)	112,554,165	112,591,916

13. Segment Reporting

In January 2025, the Company experienced a strategic shift in connection with changes to its executive leadership, including the hiring of a new Chief Executive Officer. As a result, at the beginning of 2025, the Company began providing its operating results to the Chief Executive Officer (the Company’s CODM) on the basis of a single segment. As the CODM progressed in her role, however, she started reviewing disaggregated financial information based upon two segments (the “June Segment Update”). In response, the Company revised its view of reportable segments based on the CODM’s methods for managing the organization and allocating resources. The June Segment Update has been retroactively presented in the Company’s consolidated financial statements for the nine months ended September 30, 2024.

The Company’s CODM, who is the CEO, reviews revenues and Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA) of each segment for the purpose of making operating decisions, assessing

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

September 30, 2025 and 2024

financial performance, and deciding how to allocate resources (including employees, property, and financial or capital resources) for each segment predominantly in the annual budget and forecasting process. The CODM considers budget-to-actual variances monthly when making decisions about allocating resources to the segments.

Adjusted EBITDA is defined by the Company as net loss determined in accordance with GAAP, before interest expense, provision for income taxes, depreciation and amortization, unit-based compensation expense and the impact, which may be recurring in nature, of transaction costs, one-time litigation and settlement expenses associated with claims made against the Company, costs associated with strategic initiatives and implementation, goodwill impairment charges, severance and executive recruiting costs, gains or losses on dispositions and other similar or infrequent items (although the Company may not have had such charges in the periods presented). Adjusted EBITDA includes adjustments to reflect the Company’s share of Adjusted EBITDA from unconsolidated affiliates.

The Company’s reportable segments are strategic business units that offer different services or structures for delivering outpatient imaging services. They are managed separately because each business requires a different operational strategy for managing performance and allocating resources. The Outpatient segment consists of imaging centers that are owned or operated by the Company (either wholly owned or via unconsolidated affiliate), where the Company performs the imaging scan and provides the radiologist’s interpretation service (i.e., read). Revenues are also earned through the provision of management services to operate the centers for certain of the Company’s unconsolidated affiliate partners. The Professional segment consists of professional interpretation services, where the imaging scan itself is performed at the hospital or point of care and not by the Company or its unconsolidated affiliates. The Company eliminates any intersegment transactions in consolidation.

Historically, corporate overhead expenses were allocated to each segment on the basis of net patient service revenue for each segment. During the third quarter of 2025, the Company changed its approach to allocating certain segment expenses. Physician compensation expense is now allocated based on the effort associated with services performed for each segment. Corporate overhead expenses are allocated to each segment based on estimated relative usage of these overhead costs. The impact of these revised allocation approaches was not material to the previously reported segment results for the years ended December 31, 2024 and 2023.

The Company does not report balance sheet information by segment since it is not reviewed by its CODM. The CODM uses consolidated expense information to manage operations, and the CODM is not regularly provided disaggregated expenses by segment.

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

September 30, 2025 and 2024

The following tables present revenues and Adjusted EBITDA for each reportable segment for the nine months ended September 30, 2025 and 2024 (in thousands):

	NINE MONTHS ENDED SEPTEMBER 30, 2025
	OUTPATIENT	PROFESSIONAL	INTERSEGMENT ELIMINATIONS	TOTAL OF REPORTABLE SEGMENTS
Revenue
Net patient service revenue	$413,481	$185,042	$(6,345)	$592,178
Management fee and other revenue	147,887	15,282	—	163,169

Total revenues	561,368	200,324	(6,345)	755,347
Other segment items (1)	423,132	172,156	(6,345)	588,943

Adjusted EBITDA	$138,236	$28,168	$—	$166,404

Less:
Depreciation and amortization				(27,984)
Income tax provision				(11,452)
Amortization of basis difference				(1,500)
Interest expense				(90,523)
Unit-based compensation				(23,032)
Loss on disposal of property and equipment				(477)
Severance and executive recruiting (2)				(2,538)
Strategic initiatives and implementation (3)				(3,084)
Transaction costs (4)				(10,363)
Litigation and settlements (5)				142
Other (6)				(886)
Adjustments for equity in earnings of unconsolidated affiliates (7)				(13,121)

Net loss				$(18,414)

LUMEXA IMAGING EQUITY HOLDCO, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

September 30, 2025 and 2024

	NINE MONTHS ENDED SEPTEMBER 30, 2024
	OUTPATIENT	PROFESSIONAL	INTERSEGMENT ELIMINATIONS	TOTAL OF REPORTABLE SEGMENTS
Revenue
Net patient service revenue	$390,137	$172,150	$(5,266)	$557,021
Management fee and other revenue	132,016	11,804	—	143,820

Total revenues	522,153	183,954	(5,266)	700,841
Other segment items (1)	402,820	156,192	(5,266)	553,746

Adjusted EBITDA	$119,333	$27,762	$—	$147,095

Less:
Depreciation and amortization				(32,348)
Income tax provision				(5,874)
Amortization of basis difference				(1,500)
Interest expense				(104,640)
Loss on extinguishment of debt				(703)
Unit-based compensation				(42,616)
Gain on imaging center sold, related party				2,184
Severance and executive recruiting (2)				(404)
Strategic initiatives and implementation (3)				(3,416)
Transaction costs (4)				(13,982)
Litigation and settlements (5)				(187)
Other (6)				(1,435)
Adjustments for equity in earnings of unconsolidated affiliates (7)				(11,215)

Net loss				$(69,041)

(1)	Other segment items for both segments include certain operating expenses that are not regularly provided to the CODM on a segment basis and that are identifiable or allocated to that segment, including general and administrative expenses.
(2)	Includes severance and recruiting expenses for executive leadership departures as part of strategic organizational changes.
(3)	Includes third-party consulting, implementation and integration expenses incurred as part of the Company’s strategic transformation and optimization initiatives, specifically related to the deployment of a new technology system and labor model, as well as the development, customization and integration of a new enterprise resource planning system.
(4)	Includes costs of buy-side and sell-side due diligence activities to evaluate and execute potential mergers and acquisitions, integrate acquired businesses, one-time employee retention bonuses related to potential mergers and acquisitions and third-party non-recurring IPO costs.
(5)	Consists of litigation and settlement costs for matters not related to core operations.
(6)	Consists of other costs related to debt financing, certain de novo start-up costs related to outpatient imaging centers and certain exit costs related to closed outpatient imaging centers.
(7)	Adjusts for the Company’s proportional share of depreciation and amortization, interest expense and losses/gains on asset disposals related to unconsolidated affiliates, which are included in equity in earnings from unconsolidated affiliates on the accompanying consolidated statements of operations.

14. Subsequent Events

The Company has evaluated subsequent events through November 17, 2025, the date the unaudited condensed consolidated financial statements were available to be issued, and concluded that there were no subsequent events that were required to be disclosed.

REPORT OF INDEPENDENT AUDITORS

To the Board of Trustees of

Baylor Scott & White Health

Opinion

We have audited the accompanying consolidated financial statements of BTDI JV, LLP and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2024 and 2023, and the related consolidated statements of income, of partners’ capital and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the consolidated financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with US GAAS, we:

∎	Exercise professional judgment and maintain professional skepticism throughout the audit.

∎

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

∎

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

∎

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

∎

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

May 9, 2025

BTDI JV, LLP AND SUBSIDIARIES

(A Partnership)

Consolidated Balance Sheets

December 31, 2024 and 2023

(in thousands)

	2024	2023
Assets
Current assets
Cash	$14,200	$18,437
Accounts receivable, net [1]	31,674	35,172
Prepaid expenses	1,675	990
Deposits	454	440
Other current assets	223	450
Inventory	282	224

Total current assets	48,508	55,713

Property and equipment, net	76,674	71,130
Operating lease right-of-use assets, net [2]	33,279	30,648
Goodwill	277,500	277,500
Other identifiable intangible assets, net	1,731	2,952

Total assets	$437,692	$437,943

Liabilities and Partners’ Capital
Current liabilities
Accounts payable	$11,495	$6,151
Related party payables	42,396	40,848
Current portion of long-term debt	8,402	6,209
Current portion of finance lease obligations	1,884	1,309
Current portion of operating lease liabilities [3]	5,694	6,382
Accrued expenses and other current liabilities	16,891	16,574

Total current liabilities	86,762	77,473

Long-term liabilities
Long-term debt, net	26,279	18,939
Long-term portion of finance lease obligations, net	9,161	7,870
Long-term portion of operating lease liabilities, net [4]	29,092	25,935

Total long-term liabilities	64,532	52,744

Commitments and contingencies (Note 15)
Partnership units	$96,931	$96,931
Retained earnings	186,921	206,421

Total BTDI JV, LLP partners’ capital	283,852	303,352

Non-controlling interests	2,546	4,374
Total partners’ capital	286,398	307,726

Total liabilities and partners’ capital	$437,692	$437,943

1.	Accounts receivable, net includes related party amounts of $1,614 and $1,399 for 2024 and 2023, respectively.
2.	Operating lease right-of-use assets, net includes related party amounts of $1,112 and $2,177 for 2024 and 2023, respectively.
3.	Current portion of operating lease liabilities includes related party amounts of $675 and $1,053 for 2024 and 2023, respectively.
4.	Long-term portion of operating lease liabilities, net includes related party amounts of $609 and $1,386 for 2024 and 2023, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

BTDI JV, LLP AND SUBSIDIARIES

(A Partnership)

Consolidated Statements of Income

Years Ended December 31, 2024 and 2023

(in thousands)

	2024	2023
Revenue
Net patient service revenue [1]	$382,321	$345,791

Total revenue	382,321	345,791

Expenses
Salaries, wages, and benefits, related party	89,875	81,046
Radiology fees [2]	53,023	46,019
Depreciation and amortization	22,070	20,116
Management fees, related party	32,033	28,469
General, administrative, and other [3]	42,699	44,802
Equipment repairs, maintenance, and rent [4]	18,361	19,291

Total operating expenses	258,061	239,743

Operating income	124,260	106,048
Losses on disposal of equipment	(302)	(740)
Interest expense	(2,406)	(1,410)

Income before income tax	121,552	103,898
Income tax	(1,588)	(1,679)

Net income	119,964	102,219
Net income attributable to non-controlling interests	2,289	2,270

Net income attributable to BTDI JV	$117,675	$99,949

1.	Net patient service revenue includes related party amounts of $16,971 and $13,331 for 2024 and 2023, respectively.
2.	Radiology fees includes related party amounts of $15,229 and $6,003 for 2024 and 2023, respectively.
3.	General, administrative, and other includes related party amounts of $14,666 and $17,386 for 2024 and 2023, respectively.
4.	Equipment repairs, maintenance, and rent includes related party amounts of $1,131 and $1,185 for 2024 and 2023, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

BTDI JV, LLP AND SUBSIDIARIES

(A Partnership)

Consolidated Statements of Partners’ Capital

Years Ended December 31, 2024 and 2023

(in thousands, except partnership units)

	PARTNERSHIP UNITS
	UNITS	AMOUNT	RETAINED EARNINGS	PARTNERS’ CAPITAL	NON- CONTROLLING INTERESTS	TOTAL
Balances at December 31, 2022	1,000	$96,931	$212,423	$309,354	$3,101	$312,455
Distributions				(105,951)	(1,908)	(107,859)
Contributions				—	911	911
Net income				99,949	2,270	102,219

Balances at December 31, 2023	1,000	96,931	206,421	303,352	4,374	307,726
Distributions				(137,175)	(4,117)	(141,292)
Net income				117,675	2,289	119,964

Balances at December 31, 2024	1,000	$96,931	$186,921	$283,852	$2,546	$286,398

The accompanying notes are an integral part of these consolidated financial statements.

BTDI JV, LLP AND SUBSIDIARIES

(A Partnership)

Consolidated Statements of Cash Flows

Years Ended December 31, 2024 and 2023

(in thousands)

	2024	2023
Cash flows from operating activities
Net income	$119,964	$102,219
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,070	20,116
Losses on disposal of equipment	302	740
Gain on related party payable settlement	(14,100)	—
Changes in assets and liabilities:
Accounts receivable	3,498	(4,561)
Inventory	(58)	8
Deposits	(14)	(168)
Prepaid expenses and other assets	(456)	(662)
Accounts payable and accrued expenses	5,783	15,187
Related party payables	15,648	(1,476)
Operating lease assets and liabilities	(286)	135

Net cash provided by operating activities	152,351	131,538

Cash flows from investing activities
Purchases of property and equipment	(23,441)	(23,428)
Proceeds from sale of property and equipment	—	510

Net cash used in investing activities	(23,441)	(22,918)

Cash flows from financing activities
Principal payments under long-term debt agreements	(7,236)	(7,042)
Proceeds from debt issuance	16,768	11,444
Principal payments under finance lease obligations	(1,387)	(1,120)
Contributions	—	911
Distributions	(141,292)	(107,859)

Net cash used in financing activities	(133,147)	(103,666)

Net (decrease) increase in cash	(4,237)	4,954
Cash
Beginning of year	$18,437	$13,483

End of year	$14,200	$18,437

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$2,406	$1,410

The accompanying notes are an integral part of these consolidated financial statements.

BTDI JV, LLP AND SUBSIDIARIES

(A Partnership)

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

1. Organization

BTDI JV, LLP (“BTDI JV”, the “Company”, or the “Partnership”) was formed on July 2, 2013 between Baylor University Medical Center (“BUMC”), a Texas non-profit corporation, and Touchstone Imaging of Mesquite, LLC, (“Touchstone”), with a 51% and 49% ownership interest, respectively. Touchstone is an affiliate of Lumexa Imaging Equity Holdco, LLC (formerly US Radiology Specialists Holdings, LLC) (“Lumexa Imaging”). BUMC is an affiliate of Baylor Health Care System, an affiliate of Baylor Scott & White Health, formerly known as Baylor Scott & White Holdings (“BSW Health”). BSW Health and its controlled affiliates are collectively referred to as “BSWH”. The purpose of the Company is to provide high quality and cost-effective medical imaging and diagnostic services to patients in Texas, as part of an integrated health care delivery system.

Under the terms of the partnership agreement, BUMC contributed net assets with a fair value of approximately $75,030,000, resulting in a 51% ownership in BTDI JV. Touchstone contributed net assets with a fair value of approximately $70,958,000 and an approximately $1,127,000 rebalancing payment to BUMC, resulting in a 49% ownership. In the consolidated statements of partners’ capital, Touchstone’s assets were valued at approximately $70,958,000, while BUMC’s assets were recorded at their carryover accounting basis of approximately $25,973,000 because the transaction constituted a common control business combination.

Effective June 20, 2016, BTDI JV and Blue Star Imaging, L.P. (“Blue Star”) formed Blue Stone JV, LLP (“Blue Stone”) which consists of three imaging centers and formed Blue Stone Frisco, LLP (“Frisco”) which consists of one imaging center. BTDI JV is the majority partner with a 70% ownership in Blue Stone and a 51% ownership in Frisco.

Gateway Diagnostic JV, LLC (“Gateway JV”) was formed on May 25, 2021 between BUMC and Lumexa Imaging Outpatient, Inc. (formerly US Outpatient Imaging Specialists, Inc.) (“LIOI”), with a 51% and 49% ownership interest, respectively. LIOI is a wholly-owned affiliate of Lumexa Imaging.

Effective November 3, 2023, Gateway JV was reorganized and became a wholly-owned subsidiary of BTDI JV. The Gateway JV reorganization represented a merger of entities under common control in accordance with accounting principles generally accepted in the United States (“GAAP”). Accordingly, the accompanying consolidated financial statements including the notes thereto, are presented as if the Gateway JV reorganization had occurred at the earliest period presented.

BTDI JV operates 54 imaging centers, including Frisco, Blue Stone, and Gateway, as of December 31, 2024.

2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of the Company, Blue Stone, Frisco, and Gateway. All significant intercompany accounts and transactions have been eliminated in consolidation. The Company does not have any components of other comprehensive income within its consolidated financial statements, and, therefore, does not separately present a statement of comprehensive income in its consolidated financial statements. The accompanying consolidated financial statements have been prepared in conformity with GAAP.

Going Concern

Under the going concern assumption, an entity is ordinarily viewed as continuing in business for the foreseeable future. Accordingly, assets and liabilities are recorded on the basis that the entity will be able to realize its assets and discharge its liabilities in the normal course of business.

BTDI JV, LLP AND SUBSIDIARIES

(A Partnership)

Notes to Consolidated Financial Statements—continued

December 31, 2024 and 2023

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Non-controlling Interests

Non-controlling interests are that part of the net results of operations and of net assets of Blue Stone and Frisco attributable to the interests which are not owned directly or indirectly by the Company.

Cash

Cash includes deposits with financial institutions which, at times, may be in excess of federally insured limits.

Patient Accounts Receivable

Net patient accounts receivable represents charges to patients, third-party payors, and other payors, for which payment has not been received at the balance sheet date, reduced by contractual adjustments provided by the Company’s reimbursement contracts and estimation for uncollectible accounts. The Company estimates explicit price concessions for contractual adjustments related to net patient accounts receivable for claims that have not yet been adjudicated. The Company estimates implicit price concessions for amounts not expected to be collected based on historical experience and directly reduces net patient revenue recognized. The Company does not charge interest on outstanding net patient accounts receivable balances.

The net patient accounts receivable payor mix as of December 31, 2024 and 2023 is as follows:

	2024	2023
Commercial/managed care	53%	52%
Attorney liens	33	33
Medicare	9	11
Patients	1	1
Medicaid	1	1
Other third-party payors	3	2

	100%	100%

Receivables from commercial and other nongovernmental payors represent the highest concentration of the Company’s patient accounts receivable. Management does not believe there are any unusual collectability risks associated with these programs. Commercial and managed care receivables consist of receivables from various payors involved in diverse activities, subject to differing economic conditions, and do not represent any concentrated collectability risks to the Company. Attorney liens represent patient accounts receivable related to ongoing litigation between third parties (not involving the Company) in which the Company has been contracted to provide imaging services. Payment is not made until litigation is completed, which can exceed 18 months.

Inventory

Inventories, which consist primarily of medical supplies, are stated at the lower of cost and net realizable value, with cost determined by the first-in, first-out (FIFO) method.

BTDI JV, LLP AND SUBSIDIARIES

(A Partnership)

Notes to Consolidated Financial Statements—continued

December 31, 2024 and 2023

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the lesser of estimated useful lives of the assets or the life of the related finance lease where applicable. When property and equipment are retired or otherwise disposed of, the appropriate accounts are relieved of cost and accumulated depreciation, and any resulting gain or loss is recognized. Expenditures for normal repairs and maintenance are charged to expense as incurred. Leasehold improvements are amortized using the straight-line method over the shorter of the related lease terms or the useful lives. Expenditures which increase capacities or extend the useful lives of assets are capitalized.

The assets’ estimated useful lives used in computing depreciation are as follows:

USEFUL LIFE OF ASSETS
Buildings and leasehold improvements	5 -15 years
Medical equipment	3 - 10 years
Office equipment	3 - 7 years

Long-Lived Assets

In accordance with Accounting Standards Codification (“ASC”) Topic 360, “Property, Plant, and Equipment”, long-lived assets, such as property and equipment and definite-lived intangible assets, are reviewed for impairment if events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Some of the events or changes in circumstances that would trigger an impairment review include, but are not limited to, significant negative industry or economic trends or knowledge of transactions involving the sale of similar property at amounts below the Company’s carrying value. Assets are grouped for recognition, and measurement of impairment, at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets. At the occurrence of a triggering event, an evaluation is performed to assess the recoverability of the carrying amount of long-lived assets, and impairment charges are recorded as identified. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to the estimated undiscounted future cash flows expected to be generated by the asset group. If the carrying amount of an asset group exceeds its undiscounted estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset group exceeds the fair value. No impairment charges were recorded for the years ended December 31, 2024 and 2023.

Goodwill

Goodwill represents the residual between consideration transferred in a business combination and the net of the acquisition-date amounts of identifiable assets acquired and liabilities assumed measured at fair value. The Company uses estimates and judgments to measure the fair value of identifiable assets acquired and liabilities assumed.

Goodwill is tested for impairment on an annual basis and, when specific circumstances may be present, between annual tests. The Company tests for impairment by making a qualitative assessment of whether it is more likely than not that a reporting unit’s fair value is less than its carrying amount. If the Company concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company compares the fair value of the reporting unit to its carrying amount. Any excess of the reporting unit goodwill carrying amount over the respective fair value of goodwill would be recognized as an impairment loss.

As of December 31, 2024 and 2023, the Company performed its qualitative annual assessment of goodwill and determined that goodwill was not impaired.

BTDI JV, LLP AND SUBSIDIARIES

(A Partnership)

Notes to Consolidated Financial Statements—continued

December 31, 2024 and 2023

Intangible Assets

Intangible assets with determinable lives are identified as part of acquisitions completed by the Company. These assets are amortized on a straight-line basis over the estimated period of economic benefit, currently estimated to be five years. Amortizable lives are adjusted whenever there is a change in the estimated period of economic benefit.

Patient Service Revenue

Most of the Company’s revenues are generated by providing diagnostic imaging services to patients. Revenue is recognized when the performance obligations to provide diagnostic imaging services are satisfied. The majority of patient service revenue is derived from third-party insurance payors and government sponsored healthcare programs. Lesser amounts are recovered from patients. Amounts received for services are generally less than billed charges.

The Company evaluates amounts collected in relation to billed charges and records revenue in an amount based on the consideration to which the entity estimates it is entitled to in exchange for its services including estimates for contractual adjustments and uncollectible amounts. Accordingly, net patient service revenue is presented net of estimates for contractual adjustments, other adjustments, and uncollectible amounts, and is recorded in the period during which the services are provided even though the actual amounts may become known at a later date.

The Company estimates contractual adjustments and uncollectible amounts considering changes in contractual rates, past adjustments, historical collection experience in relation to amounts billed, current contract and reimbursement terms, changes in payor mix, aging of accounts receivable, and other relevant information. Contractual adjustments result from the difference between the billed charges for services performed and the contractual reimbursements by government-sponsored healthcare programs and third-party insurance payors for such services. Estimated adjustments for uncollectible amounts result from the difference between net amounts owed by patients and the estimated amounts to be collected directly from such patients.

The following table disaggregates net patient service revenue by major source for the years ended December 31, 2024 and 2023:

	2024	2023
Commercial/managed care	80%	78%
Medicare	12	12
Patients	4	4
Attorney liens	1	2
Medicaid	1	2
Other third-party payors	2	2

	100%	100%

Industry

The Company derives a significant portion of its revenue from third-party payor programs. The receipt of future revenues by the Company is subject to, among other factors, federal and state policies affecting the health care industry, economic conditions that may include an inability to control expenses in a period of inflation, increased competition, market pressures on reimbursement rates, regulatory changes in Medicare/Medicaid reimbursement rates, and other conditions that are difficult to predict. Further, as a healthcare provider, the Company must maintain appropriate licensure, certification, and accreditation and must comply with regulatory billing and coding requirements.

BTDI JV, LLP AND SUBSIDIARIES

(A Partnership)

Notes to Consolidated Financial Statements—continued

December 31, 2024 and 2023

Income Taxes

The Company is treated as a partnership for state and federal tax purposes. For U.S. federal tax purposes, no income tax provision or benefit is recorded in the accompanying consolidated statements of income, as the income flows directly to the partners. However, for Texas purposes, partnerships are subject to the Texas franchise tax. Consequently, the Company records an income tax provision for taxes due to the state of Texas as income tax expense in the accompanying consolidated statements of income. The Company is included in a combined Texas franchise tax return along with other controlled affiliates of BSWH.

The Company follows the provisions of ASC 740, “Income Taxes.” The Company has no gross unrecognized tax benefits in 2024 or 2023. The Company files a partnership income tax return in the U.S. federal jurisdiction and a franchise tax return in the state of Texas. The Company does not expect or anticipate a significant change in unrecognized tax benefits over the next twelve months. The Company recognizes accrued interest and penalties as a component of income tax expense.

Leases

The Company determines if an arrangement is a lease at inception by assessing whether an identified asset exists and if the Company has the right to control the use of the identified asset. For leases with terms greater than 12 months, the Company records the related asset and obligation at the present value of the lease payment using a discount rate that reflects the Company’s estimated incremental borrowing rate. The estimated incremental borrowing rate is derived from information available at the lease commencement date. The Company’s leases of medical office space contain non-lease components which are accounted for separately. Certain lease agreements for real estate include additional charges for actual common area maintenance and other operating expenses. These variable lease payments are recognized in other operating expenses but are not included in the right-of-use asset or lease liability balances.

Most leases include one or more options to extend the lease, however, for purposes of calculating the lease liabilities, lease terms are deemed not to include options to extend or terminate the lease until it is reasonably certain that the Company will exercise that option. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. Lease expense for operating lease payments is recognized on a straight-line basis over the lease term and is recorded within equipment repairs, maintenance, and rent expense in the accompanying consolidated statements of income.

Finance leases are reported on the Company’s consolidated balance sheets with the right-of-use assets included in property and equipment, net, and the liabilities included in the current and long-term portions of finance lease obligations.

Right-of-use assets are tested for impairment if circumstances suggest that the carrying amount may not be recoverable. No events have occurred such as fire, flood, or other acts which have impaired the integrity of the Company’s right-of-use assets as of December 31, 2024 or December 31, 2023.

Advertising

The Company expenses advertising costs as incurred. Advertising costs amounted to approximately $3,710,000 and $3,373,000 for the years ended December 31, 2024 and 2023, respectively, and are included in general, administrative, and other expenses, as well as salaries, wages, and benefits, in the accompanying consolidated statements of income.

BTDI JV, LLP AND SUBSIDIARIES

(A Partnership)

Notes to Consolidated Financial Statements—continued

December 31, 2024 and 2023

3. Recent Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, “Financial Instruments—Credit Losses (Topic 326),” which introduced a new model for recognizing credit losses on financial instruments based on an estimate of the current expected credit losses. The new Current Expected Credit Losses (“CECL”) model generally calls for the immediate recognition of all expected credit losses and applies to financial instruments and other assets. For the Company, CECL is primarily applicable to accounts receivable. This ASU was effective for the Company on January 1, 2023. The adoption of this ASU did not have a material impact on the Company’s consolidated balance sheets or statements of income.

In March 2020, the FASB issued ASU 2020-04, “Reference Rate Reform (Topic 848).” This ASU applies only to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. The provisions originally were set to expire on December 31, 2022. The date of LIBOR cessation was finalized as of June 30, 2023, which is beyond the current sunset date of Topic 848 and hence the need to extend the time allotted for accounting relief. ASU 2022-06 deferred the sunset date of the provision to December 31, 2024. The adoption of this ASU did not have a material impact on the Company’s consolidated balance sheets or statements of income.

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” which expands income tax disclosure requirements to include additional information related to the rate reconciliation of effective tax to statutory rates, as well as additional disaggregation of taxes paid in both U.S. and foreign jurisdictions. The amendments in the ASU also remove disclosures related to certain unrecognized tax benefits and deferred taxes. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. The Company is currently evaluating the impact the adoption of this guidance will have on its consolidated financial statement disclosures.

In November 2024, the FASB issued ASU 2024-03, “Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses,” requiring additional disclosure of the nature of expenses included in the income statement in response to longstanding requests from investors for more information about an entity’s expenses. The new standard requires disclosures about specific types of expenses included in the expense captions presented on the face of the income statement as well as disclosures about selling expenses. ASU 2024-03 is effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods within annual reporting periods beginning after December 15, 2027. The Company is currently evaluating the impact the adoption of this guidance will have on its consolidated financial statement disclosures.

4. Goodwill

Goodwill is recorded as a result of business combinations. Changes in the carrying amount of goodwill for the years ended December 31, 2024 and 2023 were as follows (in thousands):

Balance as of December 31, 2022	$277,500
2023 activity	—

Balance as of December 31, 2023	277,500
2024 activity	—

Balance as of December 31, 2024	$277,500

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BTDI JV, LLP AND SUBSIDIARIES

(A Partnership)

Notes to Consolidated Financial Statements—continued

December 31, 2024 and 2023

5. Property and Equipment

Property and equipment consists of the following at December 31, 2024 and 2023 (in thousands):

	2024	2023
Buildings and improvements	$61,891	$55,179
Medical equipment	137,778	118,228
Office equipment	7,557	7,481
Construction-in-progress	1,272	2,916

Property and equipment	208,498	183,804
Accumulated depreciation	(131,824)	(112,674)

Property and equipment, net	$76,674	$71,130

Depreciation expense was approximately $20,849,000 and $18,894,000 for the years ended December 31, 2024 and 2023, respectively.

Assets under finance leases, included in property and equipment, are as follows as of December 31, 2024 and 2023 (in thousands):

	2024	2023
Real estate and equipment	$14,775	$12,105
Accumulated depreciation	(4,924)	(2,926)

Finance lease assets, net	$9,851	$9,179

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BTDI JV, LLP AND SUBSIDIARIES

(A Partnership)

Notes to Consolidated Financial Statements—continued

December 31, 2024 and 2023

6. Other Identifiable Intangible Assets

Trade names acquired by Gateway JV at inception are amortized over a five-year period. Intangible assets consist of the following at December 31, 2024 and 2023 (in thousands):

	2024
	GROSS CARRYING VALUE	ACCUMULATED AMORTIZATION	NET CARRYING VALUE
Trade names	$6,109	$(4,378)	$1,731

Total	$6,109	$(4,378)	$1,731

	2023
	GROSS CARRYING VALUE	ACCUMULATED AMORTIZATION	NET CARRYING VALUE
Trade names	$6,109	$(3,157)	$2,952

Total	$6,109	$(3,157)	$2,952

Amortization expense was approximately $1,221,000 and $1,222,000 for the years ended December 31, 2024 and 2023, respectively.

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BTDI JV, LLP AND SUBSIDIARIES

(A Partnership)

Notes to Consolidated Financial Statements—continued

December 31, 2024 and 2023

7. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consists of the following at December 31, 2024 and 2023 (in thousands):

	2024	2023
Contract labor	$5,930	$4,277
Accrued compensation and benefits	5,033	3,990
Franchises taxes payable	2,452	2,510
Other accrued expenses	2,615	3,351
Accrued operating expenses	861	2,446

Accrued expenses and other current liabilities	$16,891	$16,574

8. Long-Term Debt

The Company’s long-term debt obligations, excluding finance leases, are reported in the accompanying consolidated balance sheets at carrying value. The long-term debt obligations consist of 53 separate notes that are generally collateralized by property and equipment of the Company and are due at various times starting in June 2026 through January 2031. These notes require monthly principal and interest payments. The Company was in compliance with all financial covenants with respect to long-term debt at December 31, 2024 and 2023.

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BTDI JV, LLP AND SUBSIDIARIES

(A Partnership)

Notes to Consolidated Financial Statements—continued

December 31, 2024 and 2023

Long-term debt consists of the following at December 31, 2024 and 2023 (in thousands):

	2024	2023
53 notes collateralized by property and equipment with maturities through 2031 and have interest rates ranging from 2.8% to 8.2% with a 6.2% weighted average rate	$34,681	$25,148

Total long-term debt	34,681	25,148
Less: Current portion	(8,402)	(6,209)

Long-term debt, net	$26,279	$18,939

Future maturities of long-term debt as of December 31, 2024 are as follows (in thousands):

2025	$8,402
2026	8,812
2027	6,302
2028	5,376
2029	4,307
Thereafter	1,482

$34,681

Interest expense was approximately $1,797,000 and $803,000 for the years ended December 31, 2024 and 2023, respectively.

9. Finance Lease Obligations

The Company has financed certain medical equipment and real estate under finance leases. Obligations under these arrangements are at interest rates ranging from 5.1% to 14.8%, due through 2033. As of December 31, 2024 and 2023, the weighted average remaining lease term for finance leases is 5.8 years and 6.4 years, respectively, and the weighted average discount rate is 6.2% and 6.7%, respectively.

Finance lease obligations as of December 31, 2024 and 2023 are as follows (in thousands):

	2024	2023
Minimum lease payments payable	$13,239	$11,317
Less: Portion representing interest	(2,194)	(2,138)

Finance lease obligations	11,045	9,179
Less: Current portion of finance lease obligations	(1,884)	(1,309)

Long-term portion of finance lease obligations, net	$9,161	$7,870

BTDI JV, LLP AND SUBSIDIARIES

(A Partnership)

Notes to Consolidated Financial Statements—continued

December 31, 2024 and 2023

The table below reconciles the undiscounted cash flows for each of the first five years, and total of the remaining years, to the finance lease liabilities recorded on the consolidated balance sheet as of December 31, 2024 (in thousands):

2025	$2,544
2026	2,495
2027	2,218
2028	2,226
2029	1,771
Thereafter	1,985

Total minimum lease payments	13,239
Less: Amount of payments representing interest	(2,194)

Present value of future minimum lease payments	11,045
Less: Current portion of finance lease obligations	(1,884)

Long-term portion of finance lease obligations	$9,161

The table below presents supplemental cash flow information related to finance leases during the years ended December 31, 2024 and 2023 (in thousands):

	2024	2023
Operating cash flows for finance leases	$609	$607
Financing cash flows from finance leases	1,387	1,120
Lease liabilities arising from obtaining right-of-assets, finance leases	3,253	1,556

10. Operating Leases

The Company primarily leases medical office space under noncancellable operating leases which expire at various dates through 2035. Most leases include one or more options to extend the lease, however, for purposes of calculating the lease liabilities, options have only been included if it was reasonably certain the Company would exercise the option on the lease commencement date. The table below presents the operating lease related right-of-use assets and related liabilities recorded on the Company’s consolidated balance sheets and the weighted average remaining lease term and discount rate at December 31, 2024 and 2023 (in thousands):

	2024	2023
Assets:
Operating lease right-of-use assets	$33,279	$30,648
Liabilities:
Current portion of operating lease liabilities	5,694	6,382
Long-term portion of operating lease liabilities, net	29,092	25,935
Other Information:
Weighted-average remaining lease term	5.4 years	5.2 years
Weighted-average discount rate	6.0%	5.0%

BTDI JV, LLP AND SUBSIDIARIES

(A Partnership)

Notes to Consolidated Financial Statements—continued

December 31, 2024 and 2023

The table below presents certain information related to the lease costs for operating leases during the years ended December 31, 2024 and 2023 (in thousands):

	2024	2023
Operating lease costs	$8,583	$8,197
Variable lease costs	2,644	2,340
Other equipment rent	907	1,151

Total operating lease costs	$12,134	$11,688

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BTDI JV, LLP AND SUBSIDIARIES

(A Partnership)

Notes to Consolidated Financial Statements—continued

December 31, 2024 and 2023

The table below presents supplemental cash flow information related to operating leases during the years ended December 31, 2024 and 2023 (in thousands):

	2024	2023
Operating cash flows for operating leases	$8,637	$7,276
Right-of-use assets obtained in exchange for lease obligations	9,489	8,052

The table below reconciles the undiscounted cash flows for each of the first five years, and total of the remaining years, to the operating lease liabilities recorded on the consolidated balance sheet as of December 31, 2024 (in thousands):

2025	$7,481
2026	7,335
2027	6,841
2028	6,382
2029	4,942
Thereafter	8,702

Total minimum lease payments	41,683
Less: Amount of payments representing interest	(6,897)

Present value of future minimum lease payments	34,786
Less: Current obligations	(5,694)

Long-term portion of operating leases	$29,092

11. Employee Benefit Plans

Employees who meet certain requirements, as to age and length of service, become eligible to participate in an incentive-based retirement 401(k) plan, provided by Touchstone, which covers all employees who have completed 90 days of service. The Company matches 100% of the first 3% of employee contributions to the 401(k) plan. The Company also contributes a percentage of profits to the plan based on the plan document. The Company’s 401(k) contributions totaled approximately $1,183,000 and $1,075,000 for the years ended December 31, 2024 and 2023, respectively, and are included in salaries, wages, and benefits expense in the accompanying consolidated statements of income.

12. Related-Party Transactions

Touchstone provides certain management, consulting, and financial services charged to the Partnership pursuant to a formula, as defined in a management services agreement. The amounts charged as the management fees, related party expense for these services were approximately $32,033,000 and $28,469,000 for the years ended December 31, 2024 and 2023, respectively.

Under the management services agreement, expenses are reimbursed to Touchstone on an actual cost basis. The amounts for the actual costs of these services for salaries, wages, and benefits, related party expense were approximately $89,875,000 and $81,046,000 for the years ended December 31, 2024 and 2023, respectively. The amounts for the actual costs of these services included within radiology fees expense were approximately $15,229,000 and $6,003,000 for the years ended December 31, 2024 and 2023, respectively. The amounts for

BTDI JV, LLP AND SUBSIDIARIES

(A Partnership)

Notes to Consolidated Financial Statements—continued

December 31, 2024 and 2023

the actual costs of these services included within general, administrative, and other expense were approximately $14,666,000 and $17,386,000 for the years ended December 31, 2024 and 2023, respectively. The amounts for the actual costs of these services included within equipment repairs, maintenance, and rent were approximately $1,131,000 and $1,185,000 for the years ended December 31, 2024 and 2023, respectively.

The Company leases certain facilities under operating lease agreements with BSWH and Touchstone. The operating lease right-of-use assets and related liabilities are approximately $1,112,000 and $1,284,000, respectively, as of December 31, 2024. The operating lease right-of-use asset and related liabilities are approximately $2,177,000 and $2,439,000, respectively, as of December 31, 2023. These amounts are included in operating lease right-of-use assets and related liabilities on the consolidated balance sheets. The rent expense associated with these agreements is not material.

The Partnership entered into management service agreements with Blue Star requiring the Partnership to make payments as determined by a formula as defined in the agreement for certain day-to-day management services. The management expense associated with this agreement is not material.

Amounts due to Touchstone as of December 31, 2024 and 2023, were approximately $14,776,000 and $5,528,000, respectively. Amounts due to BSWH, as of December 31, 2024 and 2023, were approximately $25,277,000 and $31,300,000, respectively. Amounts due to Blue Star, as of December 31, 2024 and 2023 were approximately $1,157,000 and $725,000, respectively. Amounts due to Lumexa Imaging as of December 31, 2024 and 2023, were approximately $1,186,000 and $3,295,000, respectively. Payables to Touchstone, BSWH, Blue Star, and Lumexa Imaging are included as components of related party payables in the accompanying consolidated balance sheets.

The Company performed services for patients covered under certain health insurance plans that are affiliates of BSWH amounting to approximately $16,971,000 and $13,331,000 in 2024 and 2023, respectively, of which approximately $1,614,000 and $1,399,000 is unpaid as of December 31, 2024 and 2023, respectively, and is included within accounts receivable on the consolidated balance sheets.

In December 2024, the Company’s partners agreed to settle an outstanding related party payable for approximately $17,100,000 which gave rise to a gain of approximately $14,100,000, which is classified within general, administrative, and other expenses in the accompanying consolidated statements of income, in order to offset the expense to which the gain relates.

13. Maintenance Contracts

The Company has entered into two long-term maintenance service agreements on medical equipment. These contracts require monthly payments that range from approximately $185,000 to $209,000 and cover routine maintenance and repair of equipment. Expenditures for normal repairs and maintenance are charged to expense as incurred. The agreements expire in 2027. Maintenance expense under long-term service agreements for the years ended December 31, 2024 and 2023 was approximately $5,181,000 and $5,968,000, respectively, and is included in equipment repairs, maintenance, and rent expense in the accompanying consolidated statements of income.

BTDI JV, LLP AND SUBSIDIARIES

(A Partnership)

Notes to Consolidated Financial Statements—continued

December 31, 2024 and 2023

Minimum commitments for noncancelable maintenance contracts are as follows (in thousands):

MAINTENANCE CONTRACTS
2025	$4,728
2026	4,728
2027	1,182

$10,638

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BTDI JV, LLP AND SUBSIDIARIES

(A Partnership)

Notes to Consolidated Financial Statements—continued

December 31, 2024 and 2023

14. Professional Liability Insurance

The Company is insured against professional liability claims on a claims-made basis with continuous prior acts coverage effective as of July 1, 2013. This policy provides coverage for all medical malpractice and general liability claims reported to the insurance carrier during the policy term, which is currently in effect through September 1, 2025 and renews annually. The policy provides coverage of $1,000,000 per incident and $3,000,000 in the aggregate with a $25,000 deductible per incident applicable only to indemnity payments. The limits apply separately to each location and separately to Professional Liability and General Liability. In addition, there is an Umbrella Liability policy with limits of $10,000,000 for each incident and $10,000,000 annual aggregate applicable to all locations combined. No accrual for incurred but not reported losses was recorded at December 31, 2024 and 2023 as, in management’s opinion, such liabilities, if any, will not have a material effect on the Company’s financial statements.

15. Commitments and Contingencies

The healthcare industry is subject to numerous federal and state laws and regulations. These laws and regulations include, but are not necessarily limited to, matters such as licensure, accreditation, government healthcare program participation requirements, reimbursement for patient services, physician ownership and self-referral, and Medicare and Medicaid fraud and abuse. Violations of these laws and regulations could result in expulsion from government healthcare programs together with the imposition of significant fines and penalties, as well as significant repayments for patient services previously billed. Management believes that the Company is in compliance with all applicable laws and regulations. There are no recorded contingencies at December 31, 2024 and 2023.

The Company is subject to various matters including legal proceedings, claims, and audits and investigations that arise in the ordinary course of its business. With respect to these matters, the Company evaluates the developments on a regular basis and accrues a liability when they believe a loss is probable and the amount can be reasonably estimated. Based on current information, the Company does not believe that reasonably possible or probable losses associated with pending matters would either individually or in the aggregate, have a material adverse effect on business and consolidated financial statements. However, the outcome of these matters is inherently uncertain.

16. Charity Care

The Company provides care to patients who lack financial resources and are deemed medically or financially indigent as defined by the Company’s financial assistance policy. Because the Company does not pursue collection of amounts determined to qualify as charity care, these amounts have been removed from net patient service revenue in the accompanying consolidated statements of income. The estimated direct and indirect cost of providing these services, calculated using the ratio of patient care cost to charges, was approximately $6,102,000 and $5,624,000 in 2024 and 2023, respectively. In addition, the Company provides services through government-sponsored indigent health care programs (such as Medicaid) to other indigent patients.

17. Subsequent Events

Management has performed an analysis of the activities and transactions subsequent to December 31, 2024 to determine the need for any adjustments to and/or disclosures within the financial statements for the year ended December 31, 2024. Management has performed their analysis through May 9, 2025, the date at which the financial statements were available to be issued. No subsequent events have occurred that would require recognition or disclosure.

Events Subsequent to Original Issuance of Financial Statements (unaudited)

In connection with the reissuance of the financial statements, management has evaluated subsequent events through November 17, 2025, the date the financial statements were available to be reissued. No subsequent events have occurred that would require recognition or disclosure.

The consolidated financial statements reflect the historical financial statements and footnotes of BTDI JV, LLP and its subsidiaries. On July 8, 2025, US Radiology Specialists Holdings, LLC changed its name to Lumexa Imaging Equity Holdco, LLC. Updates have been made to reflect the entity’s new name.

25,000,000 Shares

Lumexa Imaging Holdings, Inc.

Common Stock

PROSPECTUS

Barclays*	J.P. Morgan*	Jefferies

Deutsche Bank Securities	Wells Fargo Securities	Leerink Partners	William Blair

Capital One Securities	Fifth Third Securities	Raymond James	PNC Capital Markets LLC

Academy Securities	Loop Capital Markets	R. Seelaus & Co., LLC

* Joint lead bookrunners in alphabetical order

December 10, 2025